      As filed with the Securities and Exchange Commission on July 22, 1998.
                                                   Registration No. 333-52529
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                               MMH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


Delaware                             6719                    39-1716155
(State or other          (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of           Classification Code Number)    Identification Number)
incorporation or
organization)

                       4915 South Howell Avenue, 2nd Floor
                           Milwaukee, Wisconsin 53207
                                 (414) 486-6100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                MICHAEL S. ERWIN
                                   President
                               MMH HOLDINGS, INC.
                       4915 South Howell Avenue, 2nd Floor
                           Milwaukee, Wisconsin 53207
                                 (414) 486-6100
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                              ---------------------
                                   Copies to:
                           Russell W. Parks, Jr., Esq.
                             William A. Bianco, Esq.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1333 New Hampshire Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20036
                              ---------------------
 Approximate date of commencement of proposed sale of securities to the public:
   As soon as practicable after this Registration Statement becomes effective.
                              ---------------------
      If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
                              ---------------------



      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 22, 1998


                                Offer to Exchange
                                 all outstanding
                12% Series A Senior Exchangeable Preferred Stock
           ($57,710,000 aggregate liquidation preference outstanding)
                                       for
                12% Series A Senior Exchangeable Preferred Stock
           which has been registered under the Securities Act of 1933 of

                               MMH Holdings, Inc.

                              ---------------------

                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 p.m., NEW YORK CITY TIME,
                      ON          , 1998, unless extended

      MMH Holdings, Inc., a Delaware corporation ("Holdings" or the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 liquidation preference of its 12% Series A Senior Exchangeable Preferred Stock, par value $.01 per share (the "New Series A Senior Preferred Stock"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for each $1,000 liquidation preference of its outstanding 12% Series A Senior Exchangeable Preferred Stock, par value $.01 per share (the "Old Series A Senior Preferred Stock"), of which $57,710,000 aggregate liquidation preference is outstanding. The New Series A Senior Preferred Stock and the Old Series A Senior Preferred Stock are together referred to herein as the "Series A Senior Preferred Stock."

      Holdings will accept for exchange any and all shares of Old Series A Senior Preferred Stock that are validly tendered on or prior to 5:00 p.m. New
York City time, on the date the Exchange Offer expires, which will be       ,
1998, unless the Exchange Offer is extended (the "Expiration Date"). The exchange of shares of Old Series A Senior Preferred Stock for shares of New Series A Senior Preferred Stock will be made (i) with respect to all shares of Old Series A Senior Preferred Stock validly tendered and not withdrawn on or
prior to 5:00 p.m. New York City time, on       (the "Early Exchange Date"),
within two business days following the Early Exchange Date, and (ii) with respect to all shares of Old Series A Senior Preferred Stock validly tendered and not withdrawn after the Early Exchange Date and on or prior to the Expiration Date, within two business days following the Expiration Date. Tenders of shares of Old Series A Senior Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum number of shares of Old Series A Senior Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by Holdings. See "The Exchange Offer." Holdings has agreed to pay the expenses of the Exchange Offer.

      For a discussion of certain risks associated with an investment in the New Series A Senior Preferred Stock, see "Risk Factors," beginning on page 15 of this Prospectus.

                                                        (Continued on next page)

                              ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is ___________

      The shares of New Series A Senior Preferred Stock will be obligations of Holdings governed by the Restated Certificate (as defined herein). The form and terms of the shares of New Series A Senior Preferred Stock are identical in all material respects to the form and terms of the shares of Old Series A Senior Preferred Stock except (i) that the shares of New Series A Senior Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Series A Senior Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Series A Senior Preferred Stock under a registration rights agreement (the "Exchange Offer Registration Rights Agreement") between Holdings and CIBC Oppenheimer Corp., the initial purchaser of the shares of Old Series A Senior Preferred Stock (the "Initial Purchaser") and (iii) for certain contingent dividend rate provisions. See "The Exchange Offer."


      Dividends on the New Series A Senior Preferred Stock will accrue from March 30, 1998, the date of issuance of the Old Series A Senior Preferred Stock, and will be payable semi-annually on each April 1 and October 1, commencing October 1, 1998, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at Holdings' option, on any dividend payment date occurring on or prior to April 1, 2003, either in cash or by the issuance of additional shares of New Series A Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends (and, at Holdings' option, payment of cash in lieu of fractional shares). The liquidation preference of the New Series A Senior Preferred Stock will be $1,000 per share. Holders of shares of Old Series A Senior Preferred Stock whose shares of Old Series A Senior Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any dividend payment in respect of Old Series A Senior Preferred Stock accrued from March 30, 1998 to the date of issuance of the New Series A Senior Preferred Stock.



      The New Series A Senior Preferred Stock will be redeemable, at the option of Holdings, in whole or in part, at any time on or after April 1, 2003, at the redemption prices set forth herein, plus accumulated and unpaid dividends to the date of redemption. Holdings will be required, subject to certain limitations, to redeem all of the New Series A Senior Preferred Stock outstanding on April 1, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), Holdings will, subject to certain conditions, be required to offer to purchase all of the outstanding shares of New Series A Senior Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase. There can be no assurance, however, that in the event of a Change of Control, Holdings will have or be able to acquire sufficient funds to purchase the New Series A Senior Preferred Stock. Holdings may redeem all, but not less than all, of the outstanding shares of New Series A Senior Preferred Stock at any time prior to April 1, 2001 at a redemption price equal to 112% of the aggregate liquidation price thereof, plus accumulated and unpaid dividends thereon to the redemption date, with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein); provided that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.



      Subject to certain conditions, the New Series A Senior Preferred Stock will be exchangeable, in whole but not in part, at the option of Holdings, on any dividend payment date, for Holdings' 12% Exchange Debentures due 2009 (the "Exchange Debentures"). Interest on the Exchange Debentures will be payable at a rate of 12% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash or, at the option of Holdings, on or prior to April 1, 2003, in additional Exchange Debentures, in arrears on each April 1 and October 1, commencing on the first such date after the exchange of the New Series A Senior Preferred Stock for Exchange Debentures. The Exchange Debentures mature on April 1, 2009. The Exchange Debentures will be redeemable, at the option of Holdings, in whole or in part, on or after April 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon a Change of Control, Holdings will be required to make an offer to purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. Holdings may redeem all, but not less than all, of the Exchange Debentures at any time prior to April 1, 2001, at a redemption price equal to 112% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the Net Proceeds of one or more Public Equity Offerings; provided that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. In addition, Holdings will be obligated in certain instances to make an offer to purchase the Exchange

Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest with the net cash proceeds of certain asset sales.



      The New Series A Senior Preferred Stock will rank junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of Holdings and senior to all other capital stock of Holdings. The Exchange Debentures will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of Holdings and will rank pari passu with or senior to all future Indebtedness (as defined herein) of Holdings that expressly provides that it ranks pari passu with or junior to the Exchange Debentures, as the case may be. As of April 30, 1998, Holdings had $33.7 million liquidation preference (and approximately $0.3 million of accrued dividends) of junior preferred stock outstanding and had no Indebtedness outstanding. In addition, as of April 30, 1998, Holdings' subsidiaries had an aggregate of $261.1 million of Indebtedness outstanding (including $200.0 million principal amount of the Senior Notes (as defined herein) issued by Morris Material Handling, Inc. ("MMH" or the "Company"), a wholly-owned subsidiary of Holdings, and $58.3 million of borrowings under the New Credit Facility (as defined herein)), in respect of which the New Series A Senior Preferred Stock and the Exchange Debentures will be effectively subordinated. Borrowings under the New Credit Facility are guaranteed by Holdings and are secured by substantially all of the assets of the Company and its subsidiaries located in the United States and the United Kingdom, certain of the assets of the Company's subsidiaries located in Canada and a pledge of substantially all of the capital stock of the Company and its subsidiaries.



      Shares of Old Series A Senior Preferred Stock initially sold to qualified institutional buyers were initially represented by a global certificate in fully registered form, without coupons, deposited with a custodian for the Depository Trust Company ("DTC") and registered in the name of DTC or a nominee of DTC. Beneficial interests in the global certificate representing the Old Series A Senior Preferred Stock were shown on, and transfers thereof were effected only through, records maintained by DTC and its participants. Except as described herein, shares of New Series A Senior Preferred Stock exchanged for shares of Old Series A Senior Preferred Stock represented by the global certificate will be represented by one or more global certificates of New Series A Senior Preferred Stock in fully registered form, without coupons, registered in the name of the nominee of DTC. New Series A Senior Preferred Stock in global form will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such New Series A Senior Preferred Stock will therefore settle in immediately available funds. See "Book-Entry, Deliver and Form." New Series A Senior Preferred Stock issued to non-qualified institutional buyers in exchange for Old Series A Senior Preferred Stock held by such investors will be issued only in certificated, fully registered, definitive form.

      Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to unrelated third parties, Holdings believes that shares of New Series A Senior Preferred Stock issued Exchange Offer in exchange for shares of Old Series
A Senior Preferred Stock may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such shares of Old Series A Senior Preferred Stock directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of Holdings within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring shares of New Series A Senior Preferred Stock in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of the New Series A Senior Preferred Stock. Eligible holders wishing to accept the Exchange Offer must represent to Holdings that such conditions have been met. Each broker-dealer that receives shares of New Series A Senior Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Series A Senior Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New Series A Senior Preferred Stock received in exchange for shares of Old Series A Senior Preferred Stock only where such shares of Old Series A Senior Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. Holdings has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period from the date of this Prospectus until 180 days after the consummation of the Exchange Offer, or such shorter period as will terminate when all shares of Old Series A Senior Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of New Series A Senior Preferred Stock and resold by such broker-dealers. See "The Exchange Offer" and "Plan of Distribution."

      Holdings will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

      THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL HOLDINGS ACCEPT
SURRENDERS

FOR EXCHANGE FROM, HOLDERS OF SHARES OF OLD SERIES A SENIOR PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

      Prior to the Exchange Offer, there has previously been only a limited secondary market and no public market for the Old Series A Senior Preferred Stock. If a market for the New Series A Senior Preferred Stock should develop, the shares of New Series A Senior Preferred Stock could trade at a discount from their liquidation preference. Holdings does not intend to list the shares of New Series A Senior Preferred Stock on a national securities exchange or to apply for quotation of the shares of New Series A Senior Preferred Stock through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Series A Senior Preferred Stock will develop.

      This Prospectus includes "forward-looking statements," including statements containing the words "believes," "anticipates," "expects" and words of similar import. All statements other than statements of historical fact included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein, regarding Holdings, the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although Holdings believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus and/or under "Risk Factors." Holdings does not intend to update these forward-looking statements.

                              AVAILABLE INFORMATION

      Holdings has filed with the Commission a Registration Statement (which term shall include any amendment, exhibit, schedule and supplement thereto) on Form S-4 under the Securities Act for the registration of the shares of New Series A Senior Preferred Stock and Exchange Debentures offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to Holdings and such securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein include fair summaries of the terms material to investors. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by Holdings with the Commission may be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and other information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The Web site can be accessed at http://www.sec.gov.

      Holdings has agreed that if it is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act at any time while the New Series A Senior Preferred Stock or Exchange Debentures constitute "restricted securities" within the meaning of the Securities Act, it will furnish to holders and beneficial owners of such securities and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of such securities.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information...................................................     v
Prospectus Summary......................................................     1
Risk Factors............................................................    15
The Exchange Offer......................................................    23
The Transactions........................................................    31
Dividend Policy.........................................................    33
Use of Proceeds.........................................................    34
Capitalization..........................................................    35
Unaudited Pro Forma Combined Financial Information......................    36
Selected Historical and Pro Forma Combined Financial Data...............    41
Management's Discussion and Analysis of Financial Condition and
 Results of Operations..................................................    44
Business................................................................    52
Management..............................................................    63
Security Ownership of Certain Beneficial Owners and Management..........    71
Certain Relationships and Related Transactions..........................    72
Description of New Credit Facility......................................    76
Description of the Surety Arrangement...................................    77
The Senior Note Offering................................................    78
Description of New Series A Senior Preferred Stock and Exchange
 Debentures.............................................................    80
Preferred Stock Exchange Offer; Registration Rights.....................   122
Description of the Other Capital Stock..................................   124
Book-Entry, Delivery and Form...........................................   129
U.S. Federal Income Tax Consequences....................................   132
Plan of Distribution....................................................   141
Experts.................................................................   142
Legal Matters...........................................................   142
Index to Financial Statements...........................................   F-1



    Until ___________ 1998, all dealers effecting transactions in the New Series A Senior Preferred Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and combined financial statements, including notes thereto, appearing elsewhere in this Prospectus. The "Transactions," which closed on March 30, 1998, consist of the Recapitalization, the Financings and the October 1997 Drop Down (each as defined herein). Holdings is a holding company, with no material operating assets, that conducts its business operations through its direct wholly-owned subsidiary Morris Material Handling, Inc. ("MMH"). For purposes of this Prospectus, unless the context requires otherwise, references to the "Company" are to MMH, its subsidiaries and their predecessors. For periods prior to March 30, 1998, references to the Company are to the "through-the-air" material handling equipment business (the "MHE Business") of Harnischfeger Corporation ("HarnCo") and those subsidiaries and affiliates of HarnCo that were engaged therein. For purposes of this Prospectus, it is assumed that Holdings has historically owned the capital stock of MMH, that all of the assets of the MHE Business were owned by subsidiaries thereof and that, immediately prior to the consummation of the Recapitalization, the historical combined financial statements of Holdings were identical to those of the Company which are presented herein. The Company's fiscal year ends October 31. Consequently, any reference to any particular fiscal year means the fiscal year ended October 31 of such year.

                                   The Company

      The Company is a leading international provider of "through-the-air" material handling products and services used in most manufacturing industries. The Company's original equipment operations design and manufacture a comprehensive line of industrial cranes, hoists and other component products, sold principally under the P&H and Morris brand names. Through its aftermarket operations, the Company provides a variety of related products and services, including replacement parts, repair and maintenance services and product modernizations. In recent years, the Company has shifted its orientation from an original equipment-focused United States manufacturer to an international full service provider with a significant emphasis on the high margin aftermarket business.



      During the past three years, the Company has grown significantly, both internally and through acquisitions. From fiscal 1994 through fiscal 1997, the Company's net sales grew from $109.4 million to $353.4 million and EBITDA (as defined herein) increased from $15.1 million to $45.9 million, although net sales and EBITDA decreased 11.2% and 20.0%, respectively, for the six months ended April 30, 1998 as compared to the six months ended April 30, 1997. Management believes that the Company's growth from 1994 to 1997 is largely attributable to (i) strengthening and broadening its product line,
(ii) building a network of Company-owned distribution and service centers ("DSCs") which provides a local presence for product support and a platform for growth and (iii) expanding into attractive domestic and international markets through internal growth and a disciplined acquisition strategy.



      The Company's core business was founded in 1884 and material handling machinery and related equipment have been sold under the well-recognized P&H and Morris brand names since the 1890s. The Company has developed a large global installed base of equipment, having sold an aggregate of over half a million cranes and hoists according to management estimates. Management believes that the Company is one of the leading suppliers of industrial overhead cranes in North America, the United Kingdom and South Africa. Management also believes that the Company is one of the largest global providers of aftermarket products and services to the industrial crane industry. Sales outside of North America accounted for 39% of fiscal 1997 net sales, with Western Europe representing 22% and the Pacific Rim representing 8% of net sales.

      Industrial cranes and hoists are critical to the operations of most businesses that require the movement of large or heavy objects. The steel, aluminum, paper and forest products, aerospace, foundry, and automotive industries, among others, rely on cranes and hoists as one of the most flexible and efficient methods of transporting materials within a plant while maximizing the use of available space. Industrial cranes, which typically last 20 to 50 years, require significant aftermarket support in the form of replacement parts, machine modernizations and upgrades, repairs, and inspection and maintenance services.

      The current management team has implemented a strategy to capitalize on the Company's significant global installed base of equipment to generate high margin aftermarket opportunities. The Company has built its aftermarket operations in order to become a full service provider and capture additional revenue. In addition, management believes that the diversified earnings created by this strategy help to lessen the effect of economic cycles on the Company. In fiscal 1997, aftermarket sales accounted for approximately 40% of net sales and 65% of gross profit on a consolidated basis, while in North America, where the Company has pursued its full service strategy for a longer period of time, the aftermarket business accounted for 51% of net sales and 72% of gross profit.

                                The Transactions



      Historically, the Company operated as one of several operating units of Harnischfeger Industries, Inc., the direct parent of HarnCo. On January 28, 1998, HarnCo and certain of HarnCo's affiliates (together with HarnCo, the "HarnCo Parties") reached an agreement (the "Recapitalization Agreement") with MHE Investments, Inc. ("MHE Investments"), a newly formed affiliate of Chartwell Investments Inc., for the sale of an approximately 80 percent common ownership interest in the MHE business.

      Pursuant to the Recapitalization Agreement, the HarnCo Parties effected a number of transactions that resulted in Holdings, a pre-existing company within the MHE Business, owning, directly or indirectly, all of the equity interests of the entities engaged in the MHE Business that were previously owned by the HarnCo Parties. Holdings in turn formed MMH as a wholly owned subsidiary to directly or indirectly hold the various operating entities of the MHE Business. Holdings was recapitalized (the "Recapitalization") in order to effect the redemption of certain shares of capital stock of Holdings held by HarnCo.

      On March 30, 1998, in conjunction with the consummation of the Recapitalization (the "Recapitalization Closing"), Holdings sold 57,710 Units (the "Series A Units"), each consisting of one share of Old Series A Senior Preferred Stock and 0.012476 shares of non-voting common stock (the "Unit Common Stock"), to certain institutional investors (the "Offering"). In addition, MHE Investments and HarnCo invested new and continuing equity capital of $66.0 million in Holdings (together with the proceeds of the sale of Series A Units (the "Equity Investment").

      The proceeds of the Equity Investment, together with approximately $55.0 million of aggregate borrowings under a senior secured credit facility (the "New Credit Facility"), which the Company entered into at the Recapitalization Closing and approximately $200.0 million in aggregate proceeds from the Senior Note Offering (as defined herein, and together with the Equity Investment and the New Credit Facility, the "Financings"), were used (i) to finance the Recapitalization, (ii) to make loans to senior management to acquire indirect equity interests in Holdings, (iii) for general corporate purposes and (iv) to pay approximately $24.0 million of fees and expenses. See "Use of Proceeds."

      At the Recapitalization Closing, (i) MHE Investments paid HarnCo $54.0 million in cash for approximately 72.6% of the common stock of Holdings (the "Common Stock") (after giving effect to the Transactions) and approximately $28.9 million liquidation preference of the 12 1/2% Series C Junior Voting Exchangeable Preferred Stock of Holdings (the "Series C Junior Voting Preferred Stock"), (ii) Holdings redeemed certain shares of Common Stock and Series C Junior Voting Preferred Stock held by HarnCo for $282.0 million in cash (subject to potential post-Recapitalization Closing adjustments as to which an additional $5.0 million was provided to HarnCo at the Recapitalization Closing) and approximately $4.8 million liquidation preference of the 12 1/4% Series B Junior Exchangeable Preferred Stock of Holdings (the "Series B Junior Preferred Stock"), and (iii) and HarnCo retained approximately 20.8% of the Common Stock (after giving effect to the Transactions). The Series A Units constitute the remaining equity interests of Holdings and consist of non-voting stock representing approximately 6.6% of the Common Stock (after giving effect to the Transactions) and approximately $57.7 million liquidation preference of the Old Series A Senior Preferred Stock. See "The Transactions" and "Capitalization."



      In connection with the Recapitalization, the Company entered into a Trademark License Agreement with an affiliate of HarnCo, pursuant to which the Company has the right to use the P&H trademark with respect to all MHE Business products on a worldwide exclusive basis from the date of the Recapitalization Closing until 15 years after the earlier to occur of a sale of Holdings to a third party or a public offering of the common stock of Holdings, the Company or their parents or successors (and for an additional seven years thereafter for aftermarket products and services). The royalty fee for use of the trademark is 0.75% of the aggregate net sales of the MHE Business for the ten year period commencing March 30, 1999. There will be no royalty fee for the remainder of the term. The Company also entered into a number of agreements pursuant to which HarnCo will continue to provide, on an interim basis, certain supplies, products and services to the Company and its subsidiaries located in the United States on substantially similar terms and conditions to those historically provided. See "Certain Relationships and Related Transactions."

                              ---------------------

      Holdings' principal executive offices are located at 4915 South Howell Avenue, 2nd Floor, Milwaukee, Wisconsin 53207, telephone number (414) 486-6100.

                     Summary of Terms of the Exchange Offer

      The Exchange Offer relates to the exchange of up to $57,710,000 aggregate liquidation preference of Old Series A Senior Preferred Stock for up to an equal aggregate liquidation preference of New Series A Senior Preferred Stock. The shares of New Series A Senior Preferred Stock will be obligations of Holdings governed by the Restated Certificate. The form and terms of the shares of New Series A Senior Preferred Stock are identical in all material respects to the form and terms of the shares of Old Series A Senior Preferred Stock except (i) that the shares of New Series A Senior Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Series A Senior Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Series A Senior Preferred Stock under the Exchange Offer Registration Rights Agreement and (iii) for certain contingent interest rate provisions. The shares of Old Series A Senior Preferred Stock and the shares of New Series A Senior Preferred Stock are together referred to herein as the "Series A Senior Preferred Stock." See "Description of New Series A Senior Preferred Stock and Exchange Debentures."

The Exchange Offer ..............  $1,000 liquidation preference of New Series A
                                   Senior Preferred Stock will be issued in exchange for each $1,000 liquidation preference of Old Series A Senior Preferred Stock validly tendered pursuant to the Exchange Offer. As of the date hereof, $57,710,000 in aggregate liquidation preference of Old Series A Senior Preferred Stock is outstanding. The exchange of New Series A Senior Preferred Stock for Old Series A Senior Preferred Stock will be made
                                   (i) with respect to all Old Series A Senior
                                   Preferred Stock validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and (ii) with respect to all Old Series A Senior Preferred Stock validly tendered and not withdrawn on or prior to the Expiration Date, within two business days following the Expiration Date. The Old Series A Senior Preferred Stock was originally issued in a private placement. As a condition to the purchase of the Old Series A Senior Preferred Stock, the Initial Purchaser required that Holdings make a registered offer to exchange the Old Series A Senior Preferred Stock for other securities substantially similar to the Old Series A Senior Preferred Stock. The Exchange Offer is being made to satisfy this contractual obligation of Holdings.

Resale ..........................  Based on an interpretation by the staff of the Commission set forth in no-action
                                   letters issued to unrelated third parties, Holdings believes that shares of New Series A Senior Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Series A Senior Preferred Stock may be offered for resale and resold or otherwise transferred by holders thereof (other than any Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such shares of New Series A Senior Preferred Stock are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of such shares of New Series A Senior Preferred Stock. See "K-III Communications Corporation," SEC No Action Letter (available May 14, 1993); "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives shares of New Series A Senior Preferred Stock for its own account in exchange for shares of Old Series A Senior Preferred Stock, where such shares of Old Series A Senior Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Series A Senior Preferred Stock. See "Plan of Distribution."

                                   If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each holder of shares of Old Series A Senior Preferred Stock who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above. See "The Exchange Offer--Terms of the Exchange Offer."

Early Exchange Date .............  All shares of Old Series A Senior Preferred
                                   Stock validly tendered and not withdrawn on or prior to 5:00 p.m. New York City time, on
                                                  , 1998 (the "Early Exchange
                                   Date") will be exchanged for shares of New
                                   Series A Senior Preferred Stock within two business days following the Early Exchange Date.

Expiration Date .................  5:00 p.m., New York City time, on           ,
                                   1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange
                                   Offer--Terms of the Exchange
                                   Offer--Expiration Date; Extensions;
                                   Amendments."

Accrued Dividends on the New
Series A Senior Preferred Stock
and the Old Series A Senior
Preferred Stock .................  The shares of New Series A Senior Preferred
                                   Stock will accrue dividends from March 30, 1998, the date of issuance of the Old Series A Senior Preferred Stock. Holders of shares of Old Series A Senior Preferred Stock whose shares of Old Series A Senior Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such shares of Old Series A Senior Preferred Stock accrued from March 30, 1998 until the date of the issuance of the shares of New Series A Senior Preferred Stock. See "The Exchange Offer--Accrual of Dividends on the New Series A Senior Preferred Stock."

Conditions to the Exchange
Offer ...........................  Holdings will not be obligated to consummate the Exchange Offer if the shares of New
                                   Series A Senior Preferred Stock to be
                                   received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. This condition may be waived by Holdings. See "The Exchange Offer--Conditions."

                                   No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than the registration provisions of the Securities Act and any applicable registration or qualification provisions of state securities laws.

Procedure for Tendering
Shares of Old Series A Senior
Preferred Stock .................  Each holder of shares of Old Series A Senior
                                   Preferred Stock wishing to accept the
                                   Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the shares of Old Series A Senior Preferred Stock (unless such tender is being effected pursuant to the procedures for book-entry transfer described below) to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and therein. See "The Exchange Offer--Procedure for Tendering."

Special Procedures for
Beneficial Holders ..............  Any beneficial holder whose shares of Old
                                   Series A Senior Preferred Stock are
                                   registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his shares of Old Series A Senior Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Series A Senior Preferred Stock in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--Procedure for Tendering."

Guaranteed Delivery Procedures ..  Holders of shares of Old Series A Senior
                                   Preferred Stock who wish to tender their shares of Old Series A Senior Preferred Stock and whose shares of Old Series A Senior Preferred Stock are not immediately available or who cannot deliver their shares of Old Series A Senior Preferred Stock (or who cannot complete the procedures for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, as the case may be, may tender their shares of Old Series A Senior Preferred Stock according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights ...............  Tenders of shares of Old Series A Senior
                                   Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Series
A Senior Preferred Stock and
Delivery of New Series A
Senior Preferred Stock ..........  Subject to certain conditions (as summarized above in "Conditions to the Exchange
                                   Offer" and described more fully in "The
                                   Exchange Offer-- Conditions"), Holdings
                                   will accept for exchange any and all
                                   shares of Old Series A Senior Preferred
                                   Stock which are validly tendered in the
                                   Exchange Offer prior to 5:00 p.m., New
                                   York City time, on each of the Early
                                   Exchange Date and the Expiration Date. The shares of New Series A Senior Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following each of the

                                   Early Exchange Date and the Expiration
                                   Date. See "The Exchange Offer--Terms of
                                   the Exchange Offer."

Tax Considerations ..............  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See
                                   "U.S. Federal Income Tax Consequences."

Exchange Agent ..................  United States Trust Company of New York, the
                                   Transfer Agent for the Series A Senior
                                   Preferred Stock, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is: United States Trust Company of New York, 114 West 47th Street, New York, New York 10036, Attention: Corporate Trust Administration. For information with respect to the Exchange Offer, call 1-800-548-6565.

Use of Proceeds .................  Holdings will not receive any proceeds from the exchange of the New Series A Senior
                                   Preferred Stock for the Old Series A Senior
                                   Preferred Stock pursuant to the Exchange
                                   Offer. The net proceeds from the sale of the Old Series A Senior Preferred Stock and the remaining portion of the Equity Investment, together with the proceeds of the Senior Note Offering and borrowings under the New Credit Facility, were used by Holdings and the Company (i) to finance the Recapitalization,
                                   (ii) to make loans to management to acquire indirect equity interests in Holdings, (iii) for general corporate purposes and (iv) to pay fees and expenses associated with the Transactions. See "Use of Proceeds."

             Summary Description of the Securities to be Registered

The Series A Senior Preferred Stock

Issuer ..........................  MMH Holdings, Inc.

Securities Offered ..............  57,710 shares of 12% Series A Senior
                                   Exchangeable Preferred Stock, par value $.01 per share.

Issue Price .....................  $1,000 per share, plus accumulated and unpaid dividends.

Liquidation Preference ..........  $1,000 per share.

Dividends .......................  The New Series A Senior Preferred Stock will accumulate dividends from March 30, 1998, the date of issuance of the Old Series A Senior Preferred Stock (the "Issue Date"), at an annual rate of 12% of the liquidation preference per share, payable semi-annually in arrears. Dividends may be paid, at Holdings' option, on any dividend date occurring on or prior to April 1, 2003, either in cash or additional shares of New Series A Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividend (and, at Holdings' option, payment of cash in lieu of fractional shares); thereafter, dividends are payable only in cash. It is contemplated that Holdings' sole source of funds to pay dividends will be cash generated by the Company. The New Credit Facility and the Note Indenture (as defined herein) will limit the ability of the Company to advance funds to Holdings for the purpose of paying dividends and the ability of Holdings to pay dividends. No dividends may be paid in cash on any preferred stock ranking junior to the New Series A Senior Preferred Stock, unless cash dividends on the New Series A Senior referred Stock required to be paid have been so paid. In addition, no dividends may be paid in cash on any preferred stock ranking junior to the New Series A Senior Preferred Stock during any period when cash dividends (whether or not required to be so paid) are not paid on the New Series A Senior Preferred Stock.

Dividend Payment Dates ..........  April 1 and October 1, commencing October 1,
                                   1998.

Optional Redemption .............  The New Series A Senior Preferred Stock will be redeemable at the option of Holdings, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth herein, plus accumulated and unpaid dividends thereon to the redemption date. In addition, Holdings may redeem all, but not less than all, of the New Series A Senior Preferred Stock at any time and from time to time prior to April 1, 2001, at a redemption price equal to 112.0% of the aggregate liquidation preference thereof, plus accumulated and unpaid dividends thereon to the redemption date, with the Net Proceeds of one or more Public Equity Offerings; provided that such redemption occurs within 90 days following the closing of any such Public Equity Offering.

Mandatory Redemption ............  Holdings is required, subject to certain conditions, to redeem all of the New Series A Senior Preferred Stock outstanding on April 1, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

Voting ..........................  The New Series A Senior Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein, including (i) amending certain rights of the holders of New Series A Senior Preferred Stock and (ii) the issuance of any class or series of capital stock that ranks on a parity with or senior to the New Series A Senior Preferred Stock. Upon the occurrence of a Voting Rights Triggering Event (as defined herein), the holders of a majority of the aggregate outstanding shares of Series A Senior Preferred Stock and Series B Junior Preferred Stock (to the extent there exists a Voting Rights Triggering Event with respect thereto), voting as a single class, will be entitled to elect the lesser of two directors and that number of directors constituting 25% of the members of the board of directors of Holdings until such time, in the case of a dividend default, as all accumulated and unpaid dividends on the Series A Senior Preferred Stock have been fully paid in cash, and in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the then outstanding shares of Series A Senior Preferred Stock and Series B Junior Preferred Stock. A Voting Rights Triggering Event shall mean: (i) a failure to pay cash dividends for two or more semi-annual dividend periods after April 1, 2003; (ii) a failure to redeem the outstanding shares of Series A Senior Preferred Stock on or before April 1, 2009; (iii) a failure to make or consummate a Change of Control Offer (as defined herein); or (iv) a breach or violation of any of the covenants contained in the Restated Certificate which breach or violation continues after the expiration of applicable grace periods.

Exchange Provisions .............  The New Series A Senior Preferred Stock will be exchangeable for Exchange Debentures, at Holdings' option, subject to certain conditions, in whole but not in part, on any scheduled dividend payment date. The New Credit Facility will restrict the ability of Holdings to incur Indebtedness, including the Exchange Debentures.

Ranking .........................  The New Series A Senior Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up and dissolution of Holdings, rank senior to all other classes or series of capital stock of Holdings.
                                   As of April 30, 1998, Holdings had $33.7 liquidation preference of junior preferred stock outstanding and had no Indebtedness outstanding. In addition, as of April 30, 1998, the Company had $261.1 million of Indebtedness outstanding, in respect of which the Series A Senior Preferred Stock were effectively subordinated.



Change of Control ...............  Upon a Change of Control, Holdings will, subject to certain conditions, be required to make an offer to purchase all outstanding shares of New Series A Senior Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends thereon to the purchase date. There can be no assurance that Holdings will have sufficient funds to purchase all of the New Series A Senior Preferred Stock in the event of a Change of Control or that Holdings would be able to obtain financing for such purpose on favorable terms, if at all. If Holdings fails to make or consummate a Change of Control Offer, the dividend rate on the New Series A Senior Preferred Stock will increase by 400 basis points until such time as the Holdings makes or consummates a Change of Control Offer.

Certain Restrictive Provisions ..  The Restated Certificate contains restrictive provisions that, among other things, restrict the ability of Holdings and its Restricted Subsidiaries (as defined herein) to: (i) incur additional indebtedness; (ii) pay dividends and make certain other restricted payments; (iii) enter into transactions with affiliates; (iv) issue preferred stock of subsidiaries; or (v) merge or consolidate, or otherwise engage, in a transaction involving all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole. These restrictive provisions are subject to a number of important exceptions.

The Exchange Debentures

Issue ...........................  12% Exchange Debentures due 2009, issuable, at Holdings' option, in exchange for the New
                                   Series A Senior Preferred Stock in an
                                   aggregate principal amount equal to the
                                   liquidation preference of the New Series A
                                   Senior Preferred Stock so exchanged, plus accumulated and unpaid dividends to the date fixed for the exchange thereof (the "Exchange Date"), plus any additional Exchange Debentures issued from time to time in lieu of cash interest.

Maturity ........................  April 1, 2009.

Interest Rate and Payment Dates .  The Exchange Debentures will bear interest at a rate of 12% per annum. Interest will accrue from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, at the option of Holdings, on or prior to April 1, 2003, in additional Exchange Debentures) in arrears on each April 1 and October 1, commencing with the first such date after the Exchange Date.

Optional Redemption .............  The Exchange Debentures will be redeemable at the option of Holdings, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the redemption date. In addition, Holdings may redeem all, but not less than all, of the Exchange Debentures at any time and from time to time prior to April 1, 2001, at a redemption price equal to 112% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the redemption date with the Net Proceeds of one or more Public Equity Offerings; provided that such redemption occurs within 90 days following the closing of any such Public Equity Offering.



Ranking .........................  The Exchange Debentures will be subordinated in right of payment to all existing and
                                   future Senior Indebtedness of Holdings and will rank pari passu with or senior to all future Indebtedness of Holdings that expressly provides that it ranks pari passu with or junior to the Exchange Debentures, as the case may be. As of April 30, 1998, Holdings had no Indebtedness outstanding but its subsidiaries had an aggregate of $261.1 million of Indebtedness outstanding
                                   (including the Company's $200.0 million
                                   principal amount Senior Notes and $58.3
                                   million of borrowings under the New Credit
                                   Facility) in respect of which the Exchange
                                   Debentures will be effectively subordinated.
                                   Borrowings under the New Credit Facility are guaranteed by Holdings and are secured by substantially all of the assets of the Company and its subsidiaries located in the United States and the United Kingdom, certain of the assets of the Company's subsidiaries located in Canada and a pledge of substantially all of the capital stock of the Company and its subsidiaries. In addition, obligations incurred under the Surety Arrangement are secured by certain assets of the Company. See "Risk Factors--Substantial Leverage," "--Ranking of New Series A Senior Preferred Stock; Subordination of Exchange Debentures; Pledge of Assets," "--Restrictive Covenants in the New Credit Facility and Note Indenture."



Change of Control ...............  Upon a Change of Control, Holdings will, subject to certain conditions, be required to make an offer to purchase all outstanding Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. There can be no assurance that Holdings will have sufficient funds to purchase all of the Exchange Debentures in the event of a Change of Control or that Holdings would be able to obtain financing for such purpose on favorable terms, if at all.

Certain Covenants ...............  The Exchange Indenture (as defined herein)
                                   will contain covenants that, among other things, restrict the ability of Holdings and its Restricted Subsidiaries to: (i) incur additional indebtedness, including senior subordinated indebtedness; (ii) pay dividends and make certain other restricted payments;
                                   (iii) enter into transactions with
                                   affiliates; (iv) transfer or sell assets; (v) issue stock (including preferred stock) of subsidiaries; (vi) create dividend or other payment restrictions affecting Restricted Subsidiaries; and (vii) merge or consolidate, or otherwise engage, in a transaction involving all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole. These covenants are subject to a number of important exceptions.

Asset Sales Proceeds ............  Holdings will be obligated in certain instances to make offers to purchase the Exchange Debentures at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the net cash proceeds of certain asset sales. There can be no assurance, however, that in the event of a Change of Control or mandatory redemption, Holdings will have or be able to acquire sufficient funds to purchase the Exchange Debentures.

      For more complete information regarding the New Series A Senior Preferred Stock and Exchange Debentures, including the definitions of certain capitalized terms used above, see "Description of New Series A Senior Preferred Stock and Exchange Debentures."

                                  Risk Factors

      Prospective purchasers of the Series A Units should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in evaluating an investment in the Series A Units.

            Summary Historical and Pro Forma Combined Financial Data



      The summary historical combined financial data as of and for the years ended October 31, 1997, 1996 and 1995 have been derived from the audited combined financial statements of the Company. The summary historical combined financial data as of and for the six months ended April 30, 1998 and 1997 have been derived from the unaudited financial statements of the Company. The summary historical combined financial data as of and for the years ended October 31, 1994 and 1993 have been derived from unaudited internal records of the Company. The Company's operations for 1994 and 1993 were integrated with other Harnischfeger Industries, Inc. ("HII") operations and, therefore, the financial data for these periods represent management's best estimate of their operating performance. The Transactions are accounted for as a recapitalization for financial reporting purposes. Accordingly the historical basis of Holdings' assets and liabilities was not impacted by the Transactions. The unaudited financial data presented herein, in the opinion of management, includes all necessary adjustments required for the fair presentation of such data.

      The summary pro forma combined financial data of Holdings for the six months ended April 30, 1998 and for the year ended October 31, 1997 have been prepared to reflect the consummation of the Transactions. The unaudited pro forma combined statements of operations of Holdings have been prepared as if such Transactions had occurred on November 1, 1996. The unaudited pro forma combined statements of operations of Holdings are not necessarily indicative of the results of operations of Holdings had the Transactions reflected therein actually been consummated on the date assumed and are not necessarily indicative of the results of operations of Holdings that may be expected for any future period. The unaudited balance sheet data of Holdings, which are presented as of April 30, 1998, incorporate the closing of the Transactions on March 30, 1998.



      The summary combined financial data should be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and notes thereto appearing elsewhere herein.

            Summary Historical and Pro Forma Combined Financial Data
                             (dollars in thousands)




                                       Fiscal Year Ended October 31,                    Six Months Ended April 30,
                         ----------------------------------------------------------- ----------------------------------
                                                                          Pro Forma                          Pro Forma
                         1993(a)     1994(a)     1995     1996      1997      1997       1997       1998        1998
                       ----------- ----------- ------- -------- --------- ---------- ----------- ----------- -----------
                       (unaudited) (unaudited)                           (unaudited) (unaudited) (unaudited) (unaudited)
Income statement data:
Net sales.............. $ 117,032  $ 109,429 $ 243,169 $323,735 $ 353,350 $ 353,350   $ 177,054  $ 157,249  $ 157,249
Gross profit...........       N/A        N/A    56,765   76,176    92,556    92,556      43,422     42,077     42,077
Other income-net......        N/A        N/A     3,766    1,149     2,649     2,649       1,501        726        726
Selling, general and
   administrative
   expenses...........        N/A        N/A    36,931   44,968    56,806    57,806      27,272     29,514     31,110
Management fee(b).....        N/A        N/A     1,878    2,341     2,862     1,000       1,434      1,155        500
Nonrecurring employee
   benefit costs(c) ..        N/A        N/A         0        0         0         0           0      1,906        690
Direct expenses(d)....    110,279     97,335
                       ----------- ----------- ------- -------- --------- ---------- ----------- ----------- -----------
Operating income.......                         21,722   30,016    35,537    36,399      16,217     10,228     10,503
Excess of revenues
   over direct
   expenses...........  $  6,753  $  12,094
Net income/(loss).....       N/A         N/A   $13,476 $ 18,446 $  20,853 $   5,861   $   9,602  $   3,669 $   (1,836)
                       ----------- ----------- ------- -------- ---------             -----------             -----------
                       ----------- ----------- ------- -------- ---------             -----------             -----------
Dividends on
   preferred stock....                                                      (11,460)                  (927)    (6,258)
                                                                          ----------             ----------- -----------
Net income/(loss)
   attributable to
   Common Stock.......                                                   $   (5,599)            $   2,742  $   (8,094)
                                                                          ----------             ----------- -----------
                                                                          ----------             ----------- -----------





                                          As of October 31,                   As of April 30,
                      --------------------------------------------------  ----------------------

                        1993(a)     1994(a)     1995     1996      1997      1997       1998
                      ----------- ----------- -------- ------- ---------  ----------- ----------
                      (unaudited) (unaudited)                             (unaudited) (unaudited)
Balance sheet data:
Working capital........       N/A        N/A $  17,483 $ 34,523 $  51,243 $   42,526 $   57,139
Total assets...........                        151,168  189,058   199,600    200,655    289,845
Divisional
assets(e)...........    $  66,667 $  128,465
Total debt.............       N/A        N/A     4,704    2,044     6,088      2,089    261,069
Mandatorily redeemable
   preferred stock.....                                                                  89,443





                                       Fiscal Year Ended October 31,                    Six Months Ended April 30,
                         ----------------------------------------------------------- ----------------------------------
                                                                          Pro Forma                          Pro Forma
                         1993(a)     1994(a)     1995     1996      1997      1997       1997       1998        1998
                       ----------- ----------- ------- -------- --------- ---------- ----------- ----------- -----------
                       (unaudited) (unaudited)                           (unaudited) (unaudited) (unaudited) (unaudited)
Other data:
EBITDA(f)..............                      $  28,045 $ 38,220 $  45,859  $ 43,859  $   21,098 $   16,871  $ 14,775

Depreciation and
   amortization(g).....   $ 2,588   $  2,981     3,800    5,292     6,736     8,536       3,085      3,408     4,226

Capital expenditures...     1,419      3,935     3,725    6,752     6,498     6,498       2,486      2,446     2,446
Cash interest expense..                                                      24,841                           12,701
Ratio of earnings to
   fixed charges and
   preferred
   dividends(h)........       N/A        N/A    23.21x    23.11x    16.46x     --         17.72x      2.25x     --

Cash flow data
Net cash provided by
(used in) operating
activities..............      N/A        N/A     3,753   23,456    12,899                12,523     (2,054)
Net cash used for
investing and other
transactions..........        N/A        N/A    (2,496) (21,158)  (14,947)              (13,487)    (3,593)
Net cash provided by
(used for) financing
activities..............      N/A        N/A     --       --         (254)                 (713)     7,041

Adjusted data:
Ratio of EBITDA to
   cash interest                                                                1.77x                         1.55x (i)
   expense.............
Ratio of pro forma
   debt to EBITDA......                                                         5.95x                         6.77x (i)



(a) Prior to 1995, the Company did not determine its financial position or results of operations on a stand alone basis as its financial and management reporting information was commingled with other operating divisions of

     HII. As a result, the Company's summary data as of and for the years ended October 31, 1994 and 1993 is limited and certain historical financial data is not available.

(b) Represents, for historical periods, the allocation of certain HII corporate overhead charges (the "HII Management Fee"), and for pro forma periods, the Chartwell Investments Inc. management consulting fee.
(c) Represents severance costs associated with restructuring the Company's United Kingdom manufacturing operation of $690 and incentives to certain members of management of $1,216. While the cost of the incentive payments appears on the Company's income statements, HII, the Company's former parent, not the Company, is responsible for paying these incentives.
(d) Direct expenses are those costs of goods sold, selling expenses and general and administrative expenses associated with the division.
(e) Divisional assets include property, plant and equipment, cash, accounts receivable, unbilled receivables, inventories and intangible assets.
(f) EBITDA represents operating income before depreciation, amortization, the HII Management Fee, nonrecurring employee benefit costs and charges related to certain depreciation expenses for HarnCo assets. For Fiscal
     1997 and the six months ended April 30, 1998, the HII Management Fee was $2,862 and $1,155 respectively, the nonrecurring employee benefit costs were $0 and $1,906, respectively, and the charges related to certain depreciation expenses for HarnCo assets were $724 and $256, respectively. Pro forma EBITDA represents operating income before depreciation, amortization, nonrecurring employee benefit costs and the charges related to certain depreciation expenses for HarnCo assets. On a pro forma basis, for fiscal 1997 and the six months ended April 30, 1998, the nonrecurring employee benefit costs were $0 and $690, respectively. EBITDA and Pro forma EBITDA are commonly used by certain investors to provide additional information with respect to the ability of the Company to meet its debt service, capital expenditures and working capital requirements. EBITDA and Pro forma EBITDA are not measures of operating performance computed in accordance with generally accepted accounting principles and should not be considered as an alternative to operating income, net income, cash flows from operations, or other statements of operations or cash flows prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. The items excluded from EBITDA may be significant in understanding and assessing Holdings' financial performance. In addition, EBITDA and Pro forma EBITDA may not be comparable to similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Conditions and
     Results of Operations.
(g) Pro forma includes $1,800 and $818 of amortization of debt issuance costs for fiscal 1997 and the six months ended April 30, 1998, respectively.

(h) For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings are defined as net income before tax plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one third of annual rent expense). Preferred dividends, for purposes of the ratio, reflect earnings before tax required to pay preferred stock dividends and assume that such dividends are paid in kind. For the year ended October 31, 1997 and for the six months ended April 30, 1998, Holdings had a deficiency of pro forma earnings to fixed charges of $9,342 and $13,530, respectively.

(i) Reflects a pro forma calculation for the twelve months ended April 30, 1998.

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Holdings and its business before making an investment in the New Series A Senior Preferred Stock. This Prospectus contains forward-looking statements which involve risks and uncertainties. Holdings' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

Substantial Leverage; Ability of Holdings and the Company to Meet Their Cash Requirements



      Holdings and its subsidiaries have incurred significant debt in connection with the Transactions. As of April 30, 1998, Holdings and its subsidiaries had an aggregate of approximately $261.1 million of outstanding Indebtedness (all of which will be direct obligations of substantially all of its subsidiaries). As of April 30, 1998, the New Credit Facility, which is guaranteed by Holdings, also permitted additional Indebtedness by the Company of up to $93.6 million thereunder (including $63.6 million under the Revolving Credit Facility (as defined herein)). In addition, the Surety Arrangement provides a surety line of $60.0 million to the Company. See "Description of the New Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, subject to certain restrictions in the New Credit Agreement and the indenture governing the Senior Notes (the "Note Indenture"), the Company and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions, provide for working capital or capital expenditures or other purposes.



      The level of Holdings' consolidated indebtedness (including the Indebtedness of the Company and its subsidiaries) could have important consequences to holders of the New Series A Senior Preferred Stock, including, but not limited to, the following: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to the Company; (ii) the Company will have significant cash requirements for debt service; (iii) financial and other covenants and operating restrictions imposed by the terms of the Note Indenture and by the New Credit Facility will limit, among other things, its ability to borrow additional funds or to dispose of assets; (iv) the Company may be at a competitive disadvantage because it will be more highly leveraged than some of its competitors; and (v) a downturn in the Company's businesses will have a more significant impact on its results of operations and cash flows.



      The ability of the Company to satisfy its obligations, including payment obligations under the New Credit Facility, as to which principal payments commenced on June 30, 1998, the Senior Notes and any payments to Holdings to satisfy its cash needs, will be primarily dependent upon the future financial and operating performance of the Company's subsidiaries and, if needed, upon the Company's ability to renew or refinance borrowings or to raise additional equity capital. The Company's annual debt service requirements under the Senior Notes and the New Credit Facility will be $12.5 million in 1998, $25.6 million in 1999, $26.9 million in 2000, $28.1 million in 2001, $29.1 million in 2002, $33.9 million in 2003, $37.2 million in 2004,
$27.6 million in 2005, $19.0 million in 2006, $19.0 million in 2007, and $209.5 million in 2008. Holdings' cash requirements with respect to the payment of dividends on preferred stock will be $9.8 million in 2003, $19.6 million in 2004, $19.6 million in 2005, $19.6 million in 2006, $19.6 million in 2007, $19.6 million in 2008 and $9.8 million in 2009. The Company's historic cash flows (EBITA minus capital expenditures) in 1996 and 1997 would have been sufficient to meet the Company's debt service requirements through 2002. In addition, although the New Credit Facility includes the Revolving Credit Facility, future borrowings thereunder are subject to satisfaction of certain conditions, including a borrowing base test. Each of these alternatives is dependent upon financial, business and other general economic factors affecting the Company and its subsidiaries and the Company's businesses in particular, many of which are beyond their control. If the Company and its subsidiaries are unable to generate sufficient cash flow to meet their debt service obligations and satisfy Holdings' cash requirements, including any future cash dividend requirements to the holders of its preferred stock, they will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt or selling assets. There can be no assurance that any such alternatives could be accomplished on satisfactory terms or that such actions would yield sufficient funds to meet the Company's cash requirements. While management believes that cash flow from operations will provide an adequate source of long-term liquidity, a decrease in operating cash flow resulting from economic conditions, competition or other uncertainties beyond the Company's control would increase the need for alternative sources of liquidity. The Company's historic cash flow would have been insufficient to satisfy the Company's current debt obligations and Holdings' cash requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Holding Company Structure; Reliance and Restrictions on Subsidiaries for Cash
Flow

      As a holding company that conducts all of its operations through subsidiaries, Holdings is dependent on dividends or other payments from its subsidiaries to satisfy its cash needs, including to pay cash dividends on the New Series A Senior Preferred Stock, to service any debt including the Exchange Debentures (if issued) and to redeem the New Series A Senior Preferred Stock or retire the Exchange Debentures at maturity. Because the subsidiaries are separate legal entities that have no obligation in respect of the New Series A Senior Preferred Stock or the Exchange Debentures, in order to pay cash dividends on the New Series A Senior Preferred Stock, to service the Exchange Debentures and to redeem the New Series A Senior Preferred Stock or retire the Exchange Debentures at maturity, Holdings will be required to obtain dividends, distributions or loans from its subsidiaries, or obtain funds in a public or private equity or debt offering or enter into a credit facility. However, the New Credit Facility and the
Note Indenture contain restrictions on the ability of the Company to pay dividends or make other restricted payments to Holdings. Moreover, the terms of the Series A Senior Preferred Stock limit Holdings' ability to enter into transactions with affiliates and the New Credit Facility and the Note Indenture limit the ability of Holdings to incur Indebtedness. There are no current material restrictions on the ability of the Company's subsidiaries to pay dividends or otherwise make payments to the Company. In addition, the Company anticipates that there will not be any material economic restrictions or adverse tax effects with respect to the Company's ability to repatriate foreign assets. There can be no assurance, however, that such limitations will not exist in the future. Any rights of Holdings (and thus the holders of the New Series A Senior Preferred Stock) and its creditors (including the holders of Exchange Debentures, if issued) to participate in the assets of any of Holdings' subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors.



Maturity; Risk of Inability to Redeem or Repay Holdings' and Its
Subsidiaries' Obligations

      The $200.0 million principal amount due under the Senior Notes and the then outstanding borrowings under the New Credit Facility ($58.3 million as of April 30, 1998) will mature and become due on April 1, 2008 and April 1, 2005, respectively. Holdings is required, subject to certain conditions, to redeem the New Series A Senior Preferred Stock on April 1, 2009, and the Exchange Debentures (if issued) mature on April 1, 2009. Many factors, certain of which are beyond Holdings' control, will affect its and its subsidiaries' performance, and, therefore, the ability of Holdings and its subsidiaries to meet its ongoing obligations to redeem or repay such obligations.



Ranking of New Series A Senior Preferred Stock; Subordination of Exchange Debentures; Pledge of Assets

      The New Series A Senior Preferred Stock will rank junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of Holdings and senior in right of payment to each other existing and future classes and series of capital stock issued by Holdings. The holders of the New Series A Senior Preferred Stock will have no voting rights, except as otherwise required by law and in certain circumstances described herein. See "Description of New Series A Senior Preferred Stock and Exchange Debentures."

      The Exchange Debentures will be unsecured obligations of Holdings and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Exchange Indenture) of Holdings. The Exchange Debentures will also be structurally subordinated to all indebtedness and other liabilities of Holdings' subsidiaries, including the obligations of the Company under the New Credit Facility and the Senior Notes. As of April 30, 1998, the aggregate principal amount of Indebtedness which would have been structurally senior to the New Series A Senior Preferred Stock and the Exchange Debentures was $261.1 million. See "--Holding Company Structure; Reliance and Restrictions on Subsidiaries for Cash Flow."

Restrictive Covenants; Limited Remedies

      The Restated Certificate and the Exchange Indenture contain certain covenants (some of which in the Exchange Indenture may be more restrictive than those contained in the Restated Certificate) that, among other things, limit the ability of Holdings, the Company and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, make investments, repurchase stock, enter into certain transactions with affiliates, issue capital stock of their subsidiaries, consolidate or merge with any person in a transaction involving all or substantially all of the consolidated assets of Holdings, or transfer or sell all or substantially all of the consolidated assets of Holdings. In addition, the Exchange Indenture limits the ability of Holdings and its subsidiaries to consummate certain asset sales and create dividend or other payment restrictions affecting their subsidiaries. However, in the case of the Series A Senior Preferred Stock, the only remedies of a holder thereof for any violation of any of the above covenants will be to elect, voting with the Series B Junior Preferred Stock as one class, the lesser of two directors and 25% of the board of directors of Holdings. Holders of the New Series A Senior Preferred Stock will have no rights to enjoin, accelerate the redemption of the New Series A Senior Preferred Stock or recover damages arising from, any such breach. MHE Investments will retain control of Holdings notwithstanding such breach and the voting rights of the New Series A Senior Preferred Stock arising therefrom. See "Description of New Series A Senior Preferred Stock and Exchange Debentures--Certain Covenants."

Restrictive Covenants in the New Credit Facility and Note Indenture

      The New Credit Facility and the Note Indenture contain a number of covenants that, among other things, limit Holdings' and its subsidiaries' ability to prepay subordinated indebtedness, dispose of certain assets, create liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the New Credit Facility limits Holdings' and its subsidiaries' ability to incur indebtedness and the Note Indenture will limit the Company's and its subsidiaries' ability to incur indebtedness. The New Credit Facility also requires Holdings and its subsidiaries to comply with certain financial ratios and tests, under which Holdings and its subsidiaries are required to achieve and maintain certain financial and operating results. The ability of Holdings and its subsidiaries to comply with such provisions may be affected by events beyond Holdings' control. A breach of any of these covenants would result in a default under the Note Indenture or the New Credit Facility, or both. In the event of any such default, the lenders under the New Credit Facility and/or the holders of the Senior Notes could elect to declare all amounts borrowed under the New Credit Facility and/or the Senior Notes, as applicable, together with accrued interest thereon, to be due and payable which would be an event of default under the Surety Arrangement. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding under the New Credit Facility, the Senior Notes and obligations under the Surety Arrangement and have funds remaining to satisfy any of the dividend payments on, or to redeem, the New Series A Senior Preferred Stock. Any future refinancing of the New Credit Facility, the Senior Notes or any future Indebtedness is likely to contain similar restrictive covenants. See "Description of the New Credit Facility" and "The Senior Note Offering."

Termination of Relationship with Harnischfeger

      Historically, the MHE Business operated as one of several operating units of HII, the owner of all of the capital stock of HarnCo, and accounted for 11% of net sales and 12% of operating income of HII in fiscal 1997. There can be no assurance that the change of the relationship with HII will not adversely affect the Company's ability to attract or retain customers. Additionally, the Company has been able to draw on the financial, managerial, and administrative resources of HarnCo and HII, and there can be no assurance that the future unavailability of such resources will not adversely affect operations of the Company. There can be no assurance that the Company will not encounter unanticipated problems or expenses operating as an independent company or that the Company will be able to achieve results comparable to those achieved by the MHE Business in the past.

      HarnCo and its affiliates historically supplied the Company, among other things, with information services, accounting services, human resources, warehouse and order processing services. In connection with the Recapitalization, the Company entered into a Transition Services Agreement, pursuant to which HarnCo and its affiliates will provide such services to the Company and its subsidiaries located in the United States for a period of up to 24 months. The Company also entered into a Component and Manufactured Products Supply Agreement, pursuant to which HarnCo and its affiliates will supply the Company and its subsidiaries located in the United States with their requirements for certain manufactured products for a period of up to two years after the Recapitalization Closing. When these agreements terminate, there can be no assurance that the Company will be able to enter into new arrangements on substantially the same terms as those in effect during the operation of the MHE Business by

HarnCo or that the Company will be able to perform or obtain such services at costs comparable to those currently anticipated by the Company. See "The Transactions" and "Certain Relationships and Related Transactions."

      Historically, benefits for the Company's employees have been provided by HII at expense levels lower than expense levels at which the Company would be able to provide comparable benefits as an independent entity. The Company may be required to either provide lower benefits to certain segments of its employee population or incur additional costs to maintain benefit levels, or both. A reduction in benefits could adversely affect the Company's ability to attract and retain employees.

      The Company also was provided with various forms of credit support by HII and its affiliates. There can be no assurance that the termination of its relationship with HarnCo will not adversely affect the Company's ability to obtain or maintain credit support. See "--Risk of Inability to Obtain Sufficient Credit Support."

Risk of Inability to Obtain Sufficient Credit Support

      Historically, HarnCo and certain affiliates of HarnCo not engaged in the MHE Business (the "Non-MHE HarnCo Affiliates"), including HII, provided credit support for the MHE Business. This credit support included HarnCo and the Non-MHE HarnCo Affiliates: (i) providing working capital; (ii) guaranteeing financial and performance obligations with respect to customer and supply contracts and relationships; (iii) providing collateral and credit support with respect to letters of credit, surety bonds or other arrangements of the MHE Business; and (iv) otherwise being directly or contingently liable for the MHE Business's obligations (collectively, the "Credit Support Obligations"). In addition, prior to the October 1997 Drop Down, a significant portion of the MHE Business was conducted directly by HarnCo, including the execution of certain contracts. For the fiscal year ended October 31, 1997, HII had total revenues of approximately $3.1 billion and operating income of $319.3 million.

      HII and the Company have entered into a credit indemnification agreement (the "Credit Indemnification Agreement") pursuant to which HII will maintain in place the Credit Support Obligations in existence at the Recapitalization Closing but have no further duty to extend, renew or enter into any new Credit Support Obligations (except as to the MHE Business obligations existing at the Recapitalization Closing). The Company also has entered into a surety arrangement to provide credit support for the MHE Business (the "Surety Arrangement"). The Surety Arrangement provides a surety line of $60.0 million, in the aggregate, with a limit of $20.0 million for any single obligation. See "Description of the Surety Arrangement."

      There can be no assurance that the Surety Arrangement will be sufficient or that the lack of Credit Support Obligations in the future from HII and its affiliates will not adversely affect the MHE Business's relationships with existing or potential customers and, consequently, adversely impact its business plan and operating strategy. If the Surety Arrangement were to provide insufficient credit support, the Company's ability to bid on certain large contracts could be restricted or curtailed. The inability of the Company, or limitations on its ability, to bid on large contracts could have a material adverse effect on the Company's operations and financial performance.

Labor Relations



      As of April 30, 1998, the Company had 2,040 employees. Of the Company's 772 hourly employees, approximately 79% are represented by unions, including approximately 156 employees in the United States. Until the October 1997 Drop Down, the Company's unionized employees in the United States were represented under a collective bargaining agreement between HarnCo and the United Steelworkers of America, Local 1114 ("Local 1114"), which expires August 31, 1998. In conjunction with the restructuring of the MHE Business in anticipation of its sale, these employees became employees of a newly created subsidiary of the Company. The Company will honor the collective bargaining agreement as to its employees through the remainder of its term. Negotiations with respect to a new collective bargaining agreement have begun and the Company is seeking changes in benefit programs. In addition, the Company is a party to several other agreements with unions representing its international employees, all of which have one year terms. There can be no assurance that the Company will be able to successfully negotiate a new collective bargaining agreement with Local 1114 or any other collective bargaining agreements upon their expiration without work stoppages. Management believes that its current relations with its employees are good, and none of the Company's businesses has experienced a significant strike, slowdown, or lockout within the last ten years. There can be no assurance, however, that the Company's relations with its employees will continue to be good or that the Company will not experience significant work stoppages in the future. See "Business--Employees."

Product Liability

      The Company is periodically subject to product liability claims relative to its products, which, if successful, could have a material adverse impact on the Company. The Company has obtained liability insurance coverage that it believes will be adequate to satisfy claims with respect to events occurring after the Recapitalization Closing, but there can be no assurance that the Company will be able to maintain such coverage or obtain alternate coverage in the future at a reasonable cost, or that such coverage will be sufficient to satisfy such future claims, if any. Current limits for the Company's product liability coverage for occurrences since the Recapitalization Closing is $76.5 million. The Company's product liability coverage is underwritten under an occurrence format and is subject to a $500,000 self-insured retention.

      In connection with the October 1997 Drop Down, except as noted below, the Company assumed all liabilities with respect to product liability claims of the MHE Business incurred prior to the Recapitalization Closing. The Company believes that the ultimate liability costs for all open product liability losses will not be material. There can be no assurance, however, that the ultimate liability costs for such claims will in fact not be material. While the Company believes that it will be able to avail itself of HII's third party insurance (with its significant insurance limits) with respect to any such product liability damages that exceed the self insured thresholds, historically (and until the Recapitalization Closing), a significant level of MHE Business product liability damages (other than with respect to asbestos damages) has been self insured by HII.

      In addition, until the 1980s, HarnCo manufactured brakes that included lining materials, and used other non-brake components, that contained asbestos, making it a secondary source target for asbestos related litigation. HarnCo has been and is currently a defendant in a number of asbestos related lawsuits and will likely be named in future such actions. Most suits involve multiple defendants including asbestos manufacturers. The Company has agreed to indemnify HarnCo and its affiliates with respect to any liabilities in excess of insurance arising in connection with past and future asbestos litigation relating to the MHE Business. HII's insurance program included coverage for asbestos related claim activity through 1986, when coverage for asbestos related claims ceased to be available. HII's insurer has provided first dollar coverage for policy periods through 1976. During the 1977 to 1985 policy periods, HII had a variety of policies, with retention levels ranging from $100,000 to $15.0 million and total coverage limits ranging from $12.5 million to $50.0 million. To date, HII's insurer has paid all liabilities relating to asbestos claims (which amounts have not been material to the MHE Business) but there can be no assurance such insurers will continue to do so in the future or that there will be insurance coverage for such claims. In addition, policy primary aggregate levels were exhausted in certain years, which would require the participation of excess insurers for future claim activity. Given its experience to date with such claims, the Company believes that its exposure to asbestos related claims is not material, but there can be no assurance that such liability will in fact not be material.

Implementation of Business Strategy; Future Acquisitions

      The Company intends to pursue a business strategy of attempting to increase revenues and cash flow through a combination of expanding its participation in aftermarket opportunities, expanding its distribution network, reducing costs and making strategic acquisitions. No assurance can be given that the Company will be successful in implementing this strategy. See "Business--Business Strategy." There can be no assurance that the Company will be able to make acquisitions on terms favorable to the Company. If the Company completes any such future acquisitions, it may encounter various associated risks, including the possible inability to integrate an acquired business into the Company's operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

Financing of Expansion Program; Capital Expenditures

      The Company intends to fund its expansion and other capital expenditures through a combination of internally generated funds and borrowings under the New Credit Facility. The Company's expansion may also require additional funds. There can be no assurance that the Company will be able to obtain such additional funding. Additionally, the New Credit Facility, the
Note Indenture, the Restated Certificate and the Exchange Indenture (if applicable) contain certain restrictions on the Company's ability to borrow under the Acquisition Facility (as defined herein) and the Revolving Credit Facility. If the Company were unable to borrow under the New Credit Facility or obtain additional financing, it might have to curtail or halt its expansion program. See "--Substantial

Leverage," "--Restrictive Covenants in the New Credit Facility and Note Indenture," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the New Credit Facility."

Risks Related to International Markets

      The Company has operations and assets located in Canada, Mexico, the United Kingdom, South Africa, and Singapore and is establishing joint ventures in Malaysia and Saudi Arabia. The Company also sells its products through distributors and agents in over 50 countries, some of which are merely ad hoc arrangements and may be terminated at any time. The Company's international operations (including Canada, Mexico, South Africa and the United Kingdom) accounted for 41.8%, 36.1% and 39.3% of the Company's aggregate net sales in 1997, 1996 and 1995, respectively. Although historically, exchange rate fluctuations and other international factors have not had a material impact on the Company's business, financial condition or results of operations, international operations expose the Company to a number of risks, including currency exchange rate fluctuations, trade barriers, exchange controls, risk of governmental expropriation, political and legal risks and restrictions, foreign ownership restrictions and risks of increases in taxes. The inability of the Company, or limitations on its ability, to conduct its foreign operations or distribute its products internationally could adversely affect the Company's operations and financial performance.

Competition

      The markets in which the Company operates are highly competitive. Both domestically and internationally, the Company faces competition from a number of different manufacturers in each of its product lines, some of which have greater financial and other resources than the Company. The principal competitive factors affecting the Company include performance, functionality, price, brand recognition, customer service and support, financial strength and stability, and product availability. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. Failure to compete successfully could have a material adverse effect on the Company's financial condition, liquidity and results of operations. See "Business--Competition."

Sensitivity to Economic Cycles

      The Company's business is affected by the state of the United States and global economy in general, and by the varying economic cycles of the industries in which its products are used. There can be no assurance that any future condition of the United States economy or the economies of the other countries in which the Company does business will not have an adverse effect on the Company's business, operations or financial performance.

Control by Chartwell

      An affiliate ("Chartwell") of Chartwell Investments Inc. controls approximately 88.2% of the voting stock of Holdings. As a result, Chartwell has the power to appoint all but one of the members of the Board of Directors of Holdings and has sufficient voting power to determine (without consent of Holdings' other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any public offering, merger, consolidation or sale of substantially all of Holdings' assets. Consequently, circumstances could arise in which the interests of Chartwell, as an equity holder, could be in conflict with the interests of the holders of the New Series A Senior Preferred Stock and, if issued, the Exchange Debentures.

Dependence on Key Personnel

      The Company's future success depends to a significant extent on the efforts and abilities of members of the Company's senior management team. While members of the senior management team have signed employment contracts, the loss of the services of these individuals could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company believes that its future success will also depend significantly upon its ability to attract, motivate, and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating, and retaining the personnel it requires to grow and operate profitably.

Dependence on Principal Facilities

      The Company's principal operations are conducted at certain key facilities, some of which are the only producers of certain components for the Company. The Company has not experienced any material disruption of operations at its key facilities (other than a fire in 1994 at its principal United Kingdom manufacturing facility in Loughborough, England), but if operations at any of such facilities were disrupted as a result of equipment failures, natural disasters, work stoppages or other reasons, the Company's business and results of operations could be adversely affected. Although the Company believes its property damage insurance and business interruption insurance is adequate to provide for reconstruction of its facilities and equipment or mitigate losses resulting from any production shutdown caused by an insured loss, as necessary, there can be no assurance that such insurance will be adequate to cover losses that may occur.

Environmental Matters

      The Company is subject to various laws and regulations relating to the protection of the environment in each of the countries in which it operates. These laws and regulations often mandate compliance with increasingly stringent and costly requirements. The Company is not aware of any environmental matters currently relevant to its business, individually or in the aggregate, that could be expected to have a material adverse effect upon its financial condition, except that the Company is awaiting the results of tests to determine compliance with emission limits for air quality at its Loughborough, England facility, which became effective in April 1998. The risk of environmental costs and liabilities, however, is inherent in the Company's past and present operations, and there can be no assurance that continued compliance with existing or future requirements, the cost of such compliance and claims for damages to property and person resulting from the Company's operations will not have a material adverse effect upon the Company's financial condition or results of operations. See "Business--Governmental Regulation."

Risk of Inability to Finance a Change of Control

      Upon a Change of Control, Holdings is required to offer to repurchase all outstanding New Series A Senior Preferred Stock at 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of repurchase, and all of the outstanding Exchange Debentures (if issued) at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to date of purchase, and the Company is required to offer to repurchase all Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. A Change of Control will trigger an event of default under the New Credit Facility which would permit the lenders thereto and the lenders under any agreement containing cross-default or similar provisions, including the Surety Arrangement, to accelerate the debt thereunder. Therefore, upon the occurrence of a Change of Control, the Company may be required to repay such other outstanding indebtedness and to repurchase the Senior Notes and any other indebtedness and preferred stock of the Company containing similar change of control provisions, which payments must be made prior to making any distributions to Holdings. Consequently, there can be no assurance that sufficient funds will be available at the time of any Change of Control for the Company to pay such other obligations and to make available to Holdings funds for any required repurchases of New Series A Senior Preferred Stock or Exchange Debentures (if issued) tendered. Further, the provisions of the Restated Certificate may not afford holders of the New Series A Senior Preferred Stock, and the Exchange Indenture may not afford holders of the Exchange Debentures (if issued), protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Holdings that may adversely affect holders of the New Series A Senior Preferred Stock or Exchange Debentures (if issued), if the transaction does not result in a Change of Control.

Absence of Public Market; No Assurance of Active, Liquid Trading Market

      There is no existing trading market for the Old Series A Senior Preferred Stock, and there can be no assurance regarding the future development of a market for the New Series A Senior Preferred Stock, or the ability of holders thereof to sell the same or the price at which such holders may be able to sell the New Series A Senior Preferred Stock. If such a market were to develop, the New Series A Senior Preferred Stock or Exchange Debentures, if issued, could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, Holdings' operating results and the market for similar securities. The Initial Purchaser has advised Holdings that it is making a market in the Old Series A Preferred Stock and that it currently intends to make a market in the New Series A Senior Preferred Stock and, if issued, in the Exchange Debentures. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to such securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for such securities, or that a market therefor will develop. Holdings does not intend to apply for listing or quotation of the securities on any securities exchange or stock market.

Consequences of the Exchange Offer on Non-Tendering Holders of the Old Series A Senior Preferred Stock

      Holdings intends for the Exchange Offer to satisfy its registration obligations under the Exchange Offer Registration Rights Agreement. If the Exchange Offer is consummated, Holdings does not intend to file further registration statements for the sale of other disposition of Old Series A Senior Preferred Stock. Consequently, following completion of the Exchange Offer, holders of shares of Old Series A Senior Preferred Stock seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the shares of Old Series A Senior Preferred Stock.

Year 2000 Compliance

      The Year 2000 issue arises as a result of computer programs having been written, and systems having been designed, using two digits rather than four to define the applicable year. Consequently, such software has the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company is currently in the process of identifying those programs and systems that are not Year 2000 compliant. At this time, the Company does not anticipate that the costs of ensuring that its systems will be Year 2000 compliant will have a material adverse effect on its business, financial condition and results of operations. Because the Company has not yet completed the analysis of its software applications, however, there can be no assurance that at the year 2000 such systems will in fact be compliant. If the systems of the Company or other companies on whose services the Company depends, or with whom the Company's systems interface are not Year 2000 compliant, there could be a material adverse effect on the Company's financial condition or results of operations.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

General

      The shares of Old Series A Senior Preferred Stock were sold by Holdings on March 30, 1998, in a private placement in reliance on Regulation D under the Securities Act and/or on Section 4(2) of the Securities Act. The shares of Old Series A Senior Preferred Stock were sold to the Initial Purchaser who resold the shares of Old Series A Senior Preferred Stock to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The Initial Purchaser required as a condition to the purchase of the shares of Old Series A Senior Preferred Stock that Holdings grant the purchasers of the shares of Old Series A Senior Preferred Stock certain registration rights pursuant to the Exchange Offer Registration Rights Agreement. The Exchange Offer Registration Rights Agreement required Holdings to file with the Commission following the closing of the Offering of the shares of Old Series A Senior Preferred Stock on March 30, 1998 (the "Closing"), a registration statement relating to an exchange offer pursuant to which shares which are substantially identical to the shares of Old Series A Senior Preferred Stock would be offered in exchange for the then outstanding shares of Old Series A Senior Preferred Stock tendered at the option of the holders thereof. The form and terms of the shares of New Series A Senior Preferred Stock are identical in all material respects to the form and terms of the shares of Old Series A Senior Preferred Stock except (i) that the shares of New Series A Senior Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Series A Senior Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Series A Senior Preferred Stock under the Exchange Offer Registration Rights Agreement, and (iii) certain contingent dividend rate provisions applicable to the shares of Old Series A Senior Preferred Stock are generally not applicable to the shares of New Series A Senior Preferred Stock. Exchange Debentures issuable in exchange for shares of New Series A Senior Preferred Stock will have the same terms as Exchange Debentures issuable in exchange for shares of Old Series A Senior Preferred Stock. In the event that the applicable interpretations of the staff of the Commission do not permit Holdings to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the Exchange Offer Registration Rights Agreement, Holdings agreed to use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the shares of Old Series A Senior Preferred Stock and to keep such shelf registration statement effective for a period of up to two years. The Exchange Offer is being made to satisfy the contractual obligations of Holdings under the Exchange Offer Registration Rights Agreement.

      Holdings has agreed that if (i) Holdings fails to file the registration statement relating to the Exchange Offer within 60 days following the Issue Date, (ii) such registration statement (or, if applicable, the shelf registration statement) is not declared effective within 135 days following the Issue Date, (iii) Holdings has not exchanged the New Series A Senior Preferred Stock for all Old Series A Senior Preferred Stock validly tendered in accordance with the terms of the Exchange Offer on or prior to 45 days after the date on which such registration statement was declared effective or (iv) certain other specified events relating to the effectiveness of such registration statement or shelf registration statement occur, then the per annum dividend rate on the shares of Old Series A Senior Preferred Stock will increase by 50 basis points for the period from the occurrence of such default and the per annum dividend rate will increase by an additional 25 basis points for each subsequent 90 day period during which such default remains uncured, up to a maximum of 200 basis points per annum in excess of the initial dividend rate borne by the Old Series A Senior Preferred Stock, until such time as no default is in effect (at which time the dividend rate will revert to its initial rate).

      The holders of any shares of Old Series A Senior Preferred Stock not tendered in the Exchange Offer will not be entitled to require Holdings to file a shelf registration statement, and the dividend rate on such shares of Old Series A Senior Preferred Stock will remain at its initial level. See "Preferred Stock Exchange Offer; Registration Rights."

      An exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) Holdings having exchanged shares of New Series A Senior Preferred Stock for all outstanding shares of Old Series A Senior Preferred Stock (other than shares of Old Series A Senior Preferred Stock held by a Restricted Holder) pursuant to such exchange offer and (ii) Holdings having exchanged, pursuant to such exchange offer, shares of New Series A Senior Preferred Stock for all shares of Old Series A Senior Preferred Stock that have been validly tendered and not withdrawn on the Expiration Date. In such event, holders of shares of Old Series A Senior Preferred Stock seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act.

      Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Holdings will accept all shares of Old Series A Senior Preferred Stock validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The exchange of New Series A Senior Preferred Stock for shares of Old Series A Senior Preferred Stock will be made
(i) with respect to all shares of Old Series A Senior Preferred Stock validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and (ii) with respect to all shares of Old Series A Senior Preferred Stock validly tendered and not withdrawn after the Early Exchange Date but on or prior to the Expiration Date, within two business days following the Expiration Date. The shares of New Series A Senior Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following each of the Early Exchange Date and the Expiration Date. Holdings will issue $1,000 liquidation preference of New Series A Senior Preferred Stock in exchange for each $1,000 liquidation preference of outstanding Old Series A Senior Preferred Stock accepted in the Exchange Offer.

      Based on an interpretation by the staff of the Commission set forth in SEC no-action letters issued to unrelated third parties, Holdings believes that shares of New Series A Senior Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Series A Senior Preferred Stock may be offered for resale, resold and otherwise transferred by the holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such shares of New Series A Senior Preferred Stock are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such shares of New Series A Senior Preferred Stock. See "KC-III Communications Corporation," SEC No-Action Letter (available May 14, 1993); "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives shares of New Series A Senior Preferred Stock for its own account in exchange for shares of Old Series A Senior Preferred Stock, where such shares of Old Series A Senior Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Series A Senior Preferred Stock. See "Plan of Distribution."

      If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Accordingly, each eligible holder wishing to accept the Exchange Offer must represent to Holdings in the Letter of Transmittal that the conditions described above have been met.

      In connection with the issuance of the shares of Old Series A Senior Preferred Stock, Holdings arranged for the inclusion of the Old Series A Senior Preferred Stock initially purchased by qualified institutional buyers on the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Holdings also arranged for the shares of Old Series A Senior Preferred Stock initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depository, and in DTC's Same-Day Funds Settlement System. The shares of New Series A Senior Preferred Stock will also be issuable and transferable in book-entry form through DTC in the Same-Day Funds Settlement System.

      As of the date of this Prospectus, $57,710,000 in aggregate liquidation preference of the Old Series A Senior Preferred Stock is outstanding.

      This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of shares of Old Series A Senior Preferred Stock as of
            , 1998 (the "Record Date").

      Holdings shall be deemed to have accepted validly tendered shares of Old Series A Senior Preferred Stock when, as and if Holdings has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of shares of Old Series A Senior Preferred Stock for the purpose of receiving shares of New Series A Senior Preferred Stock from Holdings and delivering shares of New Series A Senior Preferred Stock to such holders.

      If any tendered shares of Old Series A Senior Preferred Stock are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted shares of Old Series A Senior Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

      The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by Holdings. Holdings has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such holder's shares of Old Series A Senior Preferred Stock pursuant to the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

      The term "Expiration Date" shall mean                , 1998, unless
Holdings, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

      In order to extend the Expiration Date, Holdings will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of shares of Old Series A Senior Preferred Stock an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that Holdings is extending the Exchange Offer for a specified period of time.

      Holdings reserves the right (i) to delay acceptance of any shares of Old Series A Senior Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept shares of Old Series A Senior Preferred Stock not previously accepted, if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by Holdings, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the shares of Old Series A Senior Preferred Stock. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by Holdings to constitute a material change, Holdings will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the shares of Old Series A Senior Preferred Stock of such amendment.

      Without limiting the manner in which Holdings may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, Holdings shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Accrual of Dividends on the New Series A Senior Preferred Stock

      The New Series A Senior Preferred Stock will accrue dividends from March 30, 1998, the date of issuance of the Old Series A Senior Preferred Stock, payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 1998, at the rate per annum equal to 12% of the liquidation preference per share of the New Series A Senior Preferred Stock. Holders of shares of Old Series A Senior Preferred Stock whose shares of

Old Series A Senior Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on such shares of Old Series A Senior Preferred Stock accrued from March 30, 1998 until the date of the issuance of the New Series A Senior Preferred Stock.

Procedure for Tendering

      To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Series A Senior Preferred Stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another eligible institution (an "Eligible Institution") unless the shares of Old Series A Senior Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

      Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the shares of Old Series A Senior Preferred Stock by causing DTC to transfer such shares of Old Series A Senior Preferred Stock into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of shares of Old Series A Senior Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      The tender by a holder of shares of Old Series A Senior Preferred Stock will constitute an agreement between such holder and Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

      The method of delivery of shares of Old Series A Senior Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or shares of Old Series A Senior Preferred Stock should be sent to Holdings.

      Only a holder of shares of Old Series A Senior Preferred Stock may tender such shares of Old Series A Senior Preferred Stock in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name shares of Old Series A Senior Preferred Stock are registered on the books of Holdings or any other person who has obtained a properly completed bond power from the registered holder or any person whose shares of Old Series A Senior Preferred Stock are held of record by DTC who desires to deliver such shares of Old Series A Senior Preferred Stock at DTC.

      Any beneficial holder whose shares of Old Series A Senior Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender his shares of Old Series A Senior Preferred Stock should contact the registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his shares of Old Series A Senior Preferred

Stock, either make appropriate arrangements to register ownership of the shares of Old Series A Senior Preferred Stock in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Series A Senior Preferred Stock listed therein, such shares of Old Series A Senior Preferred Stock must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the shares of Old Series A Senior Preferred Stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the shares of Old Series A Senior Preferred Stock.

      If the Letter of Transmittal or any shares of Old Series A Senior Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holdings, evidence satisfactory to Holdings of their authority to so act must be submitted with the Letter of Transmittal.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered shares of Old Series A Senior Preferred Stock will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all shares of Old Series A Senior Preferred Stock not validly tendered or any shares of Old Series A Senior Preferred Stock Holdings' acceptance of which would, in the opinion of counsel for Holdings, be unlawful. Holdings also reserves the absolute right to waive any irregularities or conditions of tender as to particular shares of Old Series A Senior Preferred Stock. Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Old Series A Senior Preferred Stock must be cured within such time as Holdings shall determine. Neither Holdings, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Old Series A Senior Preferred Stock nor shall any of them incur any liability for failure to give such notification. Tenders of shares of Old Series A Senior Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Old Series A Senior Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such shares of Old Series A Senior Preferred Stock unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      By tendering, each holder will represent to Holdings that, among other things (i) the shares of New Series A Senior Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of such shares of New Series A Senior Preferred Stock, (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of Holdings and (iv) such holder is not a broker-dealer who acquired shares of Old Series A Senior Preferred Stock directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

Guaranteed Delivery Procedures

      Holders who wish to tender their shares of Old Series A Senior Preferred Stock and (i) whose shares of Old Series A Senior Preferred Stock are not immediately available or (ii) who cannot deliver their shares of Old Series A Senior Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, may effect a tender if:

      (a) The tender is made through an Eligible Institution;

      (b) Prior to the Early Exchange Date or the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail, overnight courier or hand delivery) setting forth the name and address of the holder of the shares of Old Series A Senior Preferred Stock, the certificate number or numbers of such shares of Old Series A

Senior Preferred Stock and the principal amount of Old Series A Senior Preferred Stock tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the shares of Old Series A Senior Preferred Stock to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

      (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered shares of Old Series A Senior Preferred Stock in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of shares of Old Series A Senior Preferred Stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of Old Series A Senior Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

      To withdraw a tender of shares of Old Series A Senior Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by Holdings. Any such notice of withdrawal must (i) specify the name of the person having deposited the shares of Old Series A Senior Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the shares of Old Series A Senior Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such shares of Old Series A Senior Preferred Stock), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Series A Senior Preferred Stock were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the transfer agent with respect to the Old Series A Senior Preferred Stock to register the transfer of such shares of Old Series A Senior Preferred Stock into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such shares of Old Series A Senior Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Holdings, whose determination shall be final and binding on all parties. Any shares of Old Series A Senior Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no shares of New Series A Senior Preferred Stock will be issued with respect thereto unless the shares of Old Series A Senior Preferred Stock so withdrawn are validly retendered. Any shares of Old Series A Senior Preferred Stock which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Old Series A Senior Preferred Stock may be retendered by following one of the procedures described above under "--Procedure for Tendering" at any time prior to the Expiration Date.

Conditions

      Notwithstanding any other term of the Exchange Offer, Holdings will not be obligated to consummate the Exchange Offer if the shares of New Series A Senior Preferred Stock to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. Such condition will be deemed to be satisfied unless a holder provides Holdings with an opinion of counsel reasonably satisfactory to Holdings to the effect that the shares of New Series A Senior Preferred Stock received by such holder will not be tradeable without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky laws of substantially all of the states of the United States. Holdings may waive this condition.

      If the condition described above exists, Holdings will be entitled to refuse to accept any shares of Old Series A Senior Preferred Stock and, in the case of such refusal, will return all tendered shares of Old Series A Senior Preferred Stock to exchanging holders of the shares of Old Series A Senior Preferred Stock. See "Preferred Stock Exchange Offer; Registration Rights."

Exchange Agent

      United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Hand Delivery:                   United States Trust Company of New York
                                    111 Broadway
                                    Lower Level Corporate Trust Window
                                    New York, New York 10006
                                    Attn: Corporate Trust Services

By Registered or
  Certified Mail:                   United States Trust Company of New York
                                    P.O. Box 843 Cooper Station
                                    New York, New York 10276
                                    Attn: Corporate Trust Services

By Overnight Courier
  (or by Hand Delivery
  After 4:30 p.m. on the
  Expiration Date Only):            United States Trust Company of New York
                                    770 Broadway, 13th Floor
                                    New York, New York 10003
                                    Attn: Corporate Trust Services

Facsimile Transmission:
(Eligible Institutions and
  Withdrawal Notices Only)          (212) 780-0592
                                    Attn: Customer Service
                                    Confirm: 1-800-548-6565
                                    For Information Call: 1-800-548-6565

Fees and Expenses

      The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Holdings. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Holdings and its affiliates in person, by telegraph or telephone.

      Holdings will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

      The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and the transfer agent and accounting and legal fees, will be paid by Holdings.

      Holdings will pay all transfer taxes, if any, applicable to the exchange of shares of Old Series A Senior Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing shares of New Series A

Senior Preferred Stock or shares of Old Series A Senior Preferred Stock for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the shares of Old Series A Senior Preferred Stock tendered, or if tendered shares of Old Series A Senior Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of shares of Old Series A Senior Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

      No gain or loss for accounting purposes will be recognized by Holdings upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized as a reduction of stockholders' equity over the term of the New Series A Senior Preferred Stock under generally accepted accounting principles.

                                THE TRANSACTIONS

The Recapitalization

      Historically, the Company operated as one of the several operating units of HII. On January 28, 1998, the HarnCo Parties reached an agreement with MHE Investments, a newly formed affiliate of Chartwell Investments Inc., for the sale of an approximately 80 percent common ownership interest in the MHE Business.

      Pursuant to the Recapitalization Agreement, the HarnCo Parties effected a number of transactions that resulted in Holdings, a pre-existing company within the MHE Business, owning, directly or indirectly, all of the equity interest of the entities engaged in the MHE Business that were previously owned by the HarnCo Parties. Holdings in turn formed the Company as a wholly owned subsidiary to directly or indirectly hold the various operating entities of the MHE Business. Holdings was recapitalized in order to effect the redemption of certain shares of capital stock held by HarnCo.

      The Offering was consummated on March 30, 1998 in conjunction with the Recapitalization Closing. In addition, MHE Investments and HarnCo invested new and continuing equity capital of $66.0 million in Holdings. Concurrently with the Offering, the Company entered into the New Credit Facility and MMH sold (the "Senior Note Offering") $200.0 million aggregate principal amount of its 9 1/2% Senior Notes Due 2008 (the "Senior Notes"). See "Description of New Credit Facility" and "The Senior Note Offering."

      The proceeds of the Equity Investment, together with approximately $55.0 million of aggregate borrowings under the New Credit Facility and approximately $200.0 million in aggregate proceeds from the Senior Note Offering, were used (i) to finance the Recapitalization, (ii) to make loans to senior management to acquire indirect equity interests in Holdings, (iii) for general corporate purposes and (iv) to pay approximately $24.0 million of fees and expenses. See "Use of Proceeds." A portion of the proceeds from the Senior Note Offering and the borrowings under the New Credit Facility was used by MMH to repurchase a portion of its common stock from Holdings. Holdings, in turn, used the proceeds from this repurchase, together with the proceeds of this Offering, to finance its portion of the cash Recapitalization consideration.


      At the Recapitalization Closing, (i) MHE Investments paid HarnCo $54.0 million in cash for approximately 72.6% of the Common Stock (after giving effect to the Transactions) and approximately $28.9 million liquidation preference of the Series C Junior Voting Preferred Stock, (ii) Holdings redeemed certain shares of Common Stock and Series C Junior Voting Preferred Stock held by HarnCo for $282.0 million in cash (subject to potential post-Recapitalization Closing adjustments as to which an additional $5.0 million was provided to HarnCo at the Recapitalization Closing) and approximately $4.8 million liquidation preference of the Series B Junior Preferred Stock, and (iii) and HarnCo retained approximately 20.8% of the Common Stock (after giving effect to the Transactions). The Series A Units constitute the remaining equity interests of Holdings and consist of non-voting stock representing approximately 6.6% of the Common Stock (after giving effect to the Transactions) and approximately $57.7 million liquidation preference of the Old Series A Senior Preferred Stock. See "Capitalization."


      In connection with the Recapitalization, the Company entered into a Trademark License Agreement with an affiliate of HarnCo, pursuant to which the Company has the right to use the P&H trademark with respect to all MHE Business products on a worldwide exclusive basis from the date of the Recapitalization Closing until 15 years after the earlier to occur of a sale of Holdings to a third party or a public offering of the common stock of Holdings, the Company or their parents or successors (and for an additional seven years thereafter for aftermarket products and services). The royalty fee for use of the trademark is 0.75% of the aggregate net sales of the MHE Business for the ten year period commencing March 30, 1999. There will be no royalty fee for the remainder of the term. The Company entered into a number of agreements pursuant to which HarnCo will continue to provide, on an interim basis, certain supplies, products and services to the Company and its subsidiaries located in the United States on substantially similar terms and conditions to those historically provided. See "Certain Relationships and Related Transactions."

      The Equity Investment consisted of: (i) $60.0 million of Series A Units, which consists of $57.7 million liquidation value of Old Series A Senior Preferred Stock and $2.3 million of Unit Common Stock, (ii) $12.0 million of continuing equity capital retained by HarnCo which consists of $4.8 million liquidation value of Series B Junior Preferred Stock and $7.2 million of Common Stock and (iii) $54.0 million of equity acquired by MHE Investments which consists of $28.9 million liquidation value of Series C Junior Voting Preferred Stock and $25.1 million of Common Stock.

The Pre-Closing Transactions

      Immediately prior to the Recapitalization Closing, the HarnCo Parties effected a number of transactions that resulted in Holdings owning, directly or indirectly, the equity interests of all of the entities engaged in the MHE Business that were previously owned by the HarnCo Parties. In connection therewith, Holdings transferred all of its assets and liabilities, including its operating assets, to the Company in the form of a capital contribution.

The October 1997 Drop Down

      The organizational structure of Holdings and its subsidiaries was substantially reorganized in connection with the anticipated sale of the Company. In connection therewith, in October 1997, HarnCo transferred the assets of its Material Handling Equipment Division (the "MHE Division") to Material Handling, LLC ("MHLLC"), a newly-created wholly-owned subsidiary of the Company (the "October 1997 Drop Down"). All non-cash assets held by HarnCo and used exclusively by the MHE Division were transferred or, in the case of leased personal property, subleased to MHLLC or to one of its affiliates. In return, MHLLC assumed substantially all of the liabilities of HarnCo and the Non-MHE HarnCo Affiliates relating to the MHE Business (other than as described below).

      As of the Recapitalization Closing, HarnCo has retained certain income and other tax liabilities relating to the MHE Business, all environmental liabilities relating to the ownership or operation of any shared facilities and of HarnCo's Orchard Street facility, any liabilities for which HarnCo or its affiliates have been named as potentially responsible parties with respect to two Superfund sites, and any liabilities arising in connection with claims alleging exposure to asbestos (to the extent there is insurance coverage therefor) in connection with the MHE Business prior to the Recapitalization Closing. In addition, among other matters, the HarnCo Parties have retained all liability for medical and disability benefit claims for current United States employees made prior to the Recapitalization Closing, all claims by United States employees who are on short-term or long-term disability as of the Recapitalization Closing and all claims with respect to any of the HII benefit plans for former United States employees of the Company.

New Credit Facility

      The Company has entered into the New Credit Facility which consists of a $70.0 million revolving credit facility (the "Revolving Credit Facility"), a $30.0 million acquisition facility (the "Acquisition Facility"), a $20.0 million term loan ("Term Loan A") and a $35.0 million term loan ("Term Loan B" and, together with Term Loan A, the "Term Loans").

      The Revolving Credit Facility permits, subject to compliance with certain conditions, the Company to borrow, repay and reborrow up to $70.0 million (of which $15.0 million is required under the Note Indenture to be reserved for issuance of letters of credit) at any time until the fifth anniversary of the Recapitalization Closing, the proceeds of which may be used for working capital and other corporate purposes. The Acquisition Facility, the proceeds of which may be used for acquisitions, permits, subject to compliance with certain conditions, the Company to borrow up to $30.0 million at any time until the third anniversary, and to repay the same in installments on or prior to the seventh anniversary, of the Recapitalization Closing. Term Loan A is repayable in 20 quarterly installments, commencing on June 30, 1998 and Term Loan B is repayable in 28 quarterly installments commencing on June 30, 1998.

      Borrowings under the New Credit Facility bear interest at various interest rates based on certain floating reference rates, as selected by the Company, plus a margin. The New Credit Facility contains customary affirmative and restrictive covenants on the part of the Company and its subsidiaries. Borrowings under the New Credit Facility are (i) secured by substantially all of the present and future assets of the Company and its subsidiaries located in the United States and the United Kingdom, certain of the Company's subsidiaries' present and future assets located in Canada and by a pledge of substantially all of the issued and outstanding shares of capital stock of the Company and its current and future subsidiaries and (ii) guaranteed by Holdings and substantially all of the Company's subsidiaries. See "Description of the New Credit Facility."

Credit Support

      Historically, HarnCo and the Non-MHE HarnCo Affiliates, including HII, provided credit support for the MHE Business. This credit support included: (i) providing working capital; (ii) guaranteeing financial and performance obligations with respect to customer and supply contracts and relationships;
(iii) providing collateral and credit support with respect to letters of credit, surety bonds or other arrangements of the MHE Business; and (iv) otherwise being directly and contingently liable for the MHE Business's obligations. In addition, prior to the October 1997 Drop Down, a significant portion of the MHE Business was conducted directly by HarnCo, including the execution of certain contracts. For the fiscal year ended October 31, 1997, HII had net sales of approximately $3.1 billion and operating income of $319.3 million.

      HII and the Company have entered into a Credit Indemnification Agreement pursuant to which HII will maintain in place the Credit Support Obligations in existence at the Recapitalization Closing but have no further duty to extend, renew or enter into any new Credit Support Obligations (except as to the MHE Business Obligations existing at the Recapitalization Closing). The Company will pay HII an annual fee equal to 1% of the amounts still outstanding under each letter of credit and bond provided by HarnCo and the Non-MHE HarnCo Affiliates (approximately $34.7 million as of April 30, 1998), and reimburse HII for certain future fees and expenses. The Credit Indemnification Agreement also provides that the Company will reimburse HII on demand for any payment made by HII or its affiliates under any of the Credit Support Obligations.

      The Company entered into the Surety Arrangement to provide credit support for the MHE Business. The Surety Arrangement provides a surety line of $60.0 million, in the aggregate, with a limit of $20.0 million for any single obligation. Collateral for the surety line will be letters of credit provided under the Revolving Credit Facility in the amount of up to 20% of outstanding surety obligations and a pledge of certain assets of the Company. See "Description of the Surety Arrangement."

                                DIVIDEND POLICY

      Holdings does not expect to pay any cash dividends on its preferred stock for the foreseeable future. The ability of Holdings to obtain cash resources to pay cash dividends on its capital stock is restricted by the terms of the New Credit Facility and the Note Indenture. See "Risk Factors -- Holding Company Structure; Reliance and Restrictions on Subsidiaries for Cash Flow; -- Restrictive Covenants; Limited Remedies" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 USE OF PROCEEDS
                             (dollars in thousands)

      Holdings will not receive any cash proceeds from the issuance of the New Series A Senior Preferred Stock offered hereby. In consideration for issuing the New Series A Senior Preferred Stock offered hereby, Holdings will receive, in exchange, Old Series A Senior Preferred Stock in like liquidation preference.



      The net proceeds of the Offering and the remaining portion of the Equity Investment, together with the proceeds of the Senior Note Offering and borrowings under the New Credit Facility, were used by Holdings and the Company
(i) to finance the Recapitalization, (ii) to make loans to management to acquire indirect equity interests in Holdings, (iii) for general corporate purposes and
(iv) to pay fees and expenses associated with the Transactions. See "Capitalization."



      The sources and uses of the Recapitalization were as follows:

      Sources:
      New Credit Facility:
       Term Loans ...............................................  $  55,000
      Senior Notes ..............................................    200,000
      Equity Investment:
       Series A Units ...........................................     60,000
       HarnCo's Common Stock at its implied
        value and Series B Junior Preferred
        Stock ...................................................     12,000
       MHE Investments' Common Stock and
        Series C Junior Voting Preferred
        Stock ...................................................     54,000
                                                                   ---------
         Total sources ..........................................  $ 381,000
                                                                   =========
      Uses:
      Cash portion of the Recapitalization consideration ........  $ 336,000
      Stock portion of the Recapitalization consideration .......     12,000
      Prepayment of purchase price adjustment ...................      5,000
      Prepayment of credit support fee to HII ...................        290
      Short-term loan to management to finance purchase
       of equity interests ......................................        900
      General corporate purposes ................................      2,790
      Fees and expenses .........................................     24,020
                                                                   ---------
         Total uses .............................................  $ 381,000
                                                                   =========

                                 CAPITALIZATION
                             (dollars in thousands)

     The following table sets forth the combined capitalization of Holdings at April 30, 1998. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus.



                                                                                               As of April 30,
                                                                                                    1998
                                                                                               ---------------



Cash.....................................................................................        $     2,825
                                                                                                 -----------
                                                                                                 -----------
     New Credit Facility: (a)
          Term Loans.....................................................................             55,000  (b)
     Revolving Credit Facility...........................................................              3,316
     Senior Notes                                                                                    200,000  (c)
     Other long term debt................................................................              2,753  (d)
                                                                                                 -----------
               Total debt................................................................          $ 261,069
     Mandatorily redeemable preferred stock stated at liquidation value:
          Series A Senior Preferred Stock................................................             55,429  (e)
          Series B Junior Preferred Stock................................................              4,858  (f)
          Series C Junior Voting Preferred Stock.........................................             29,156  (g)
                                                                                                 -----------
               Total preferred stock.....................................................             89,443
     Shareholders' equity (h)............................................................           (121,152)
                                                                                                 -----------
               Total capitalization......................................................          $ 229,360
                                                                                                 -----------
                                                                                                 -----------


(a) The New Credit Facility consists of the Revolving Credit Facility, the Acquisition Facility and the Term Loans. A portion of the Revolving Credit Facility may be used to provide letters of credit in connection with the Surety Arrangement. See "Description of the Surety Arrangement."
(b) The Term Loans consist of a $20.0 million five year term loan and a $35.0 million seven year term loan.
(c)  The Senior Notes have a ten year maturity.
(d) Other long term debt of $2.8 million consists of a $1.2 million bank overdraft, $0.4 million of short-term debt, a $0.7 million mortgage, $0.4 million of industrial revenue bonds and $0.1 million of capital leases.
(e) Represents the Old Series A Senior Preferred Stock acquired in the Recapitalization, net of $2.9 million of fees and the accrual of preferred stock dividends paid in kind.
(f) Represents the Series B Junior Preferred Stock received by HarnCo in exchange for certain Common Stock and the accrual of preferred stock dividends paid in kind.
(g) Represents the Series C Junior Voting Preferred Stock acquired by MHE Investments from HarnCo and the accrual of preferred stock dividends paid in kind.
(h) Reflects Holdings' equity at historical book value of $121.2 million. The Equity Investment in connection with the Recapitalization totaled $126.0 million and consisted of the following preferred stock and Common Stock:


                                                                  Preferred         Common              Equity
                                                                    Stock             Stock           Investments
                                                                  ---------         --------          -----------
     Purchasers in the Offering..............................      $ 57,710         $  2,290          $  60,000
     MHE Investments.........................................        28,855           25,145             54,000
     HarnCo..................................................         4,809            7,191             12,000
                                                                  ---------         --------          -----------
                                                                   $ 91,374         $ 34,626          $ 126,000
                                                                  ---------         --------          -----------
                                                                  ---------         --------          -----------

     MHE Investments acquired preferred stock and Common Stock directly from HarnCo for $54.0 million as part of the Recapitalization consideration. The net proceeds of the Senior Note Offering and borrowings under the New Credit Facility were used by the Company to repurchase a portion of its common stock from Holdings. The proceeds from such repurchase together with the proceeds of this Offering were used by Holdings to finance its portion of the cash Recapitalization consideration. HarnCo's retained interest consists of $7.2 million of Common Stock, based on the implied value of the redemption price, and Series B Junior Preferred Stock of $4.8 million.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following Unaudited Pro Forma Combined Statements of Operations of Holdings for the six months ended April 30, 1998 and for the year ended October 31, 1997 have been prepared to reflect the consummation of the Transactions as if they had occurred on November 1, 1996. The Unaudited Combined Pro Forma Statements of Operations of Holdings do not purport to be indicative of the operating results of Holdings that actually would have been obtained for the periods presented had the Transactions actually been consummated on the date assumed and are not necessarily indicative of the results of operations that may be obtained in the future. The unaudited pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Statements of Operations of Holdings, are based on available information and upon certain assumptions that management believes are reasonable. The Unaudited Balance Sheet of Holdings as of April 30, 1998 as set out in the Financial Statements of Holdings appearing elsewhere herein and the notes thereto reflect the consummation of the Transactions. The Transactions are accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of Holdings' assets and liabilities was not impacted by the Transactions. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the "Transactions" and the Financial Statements of Holdings and notes thereto appearing elsewhere herein.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                            For the Year Ended October 31, 1997
                                       --------------------------------------------
                                       Historical      Adjustments     Pro Forma(a)
                                       ----------      -----------     ------------
Revenues
 Net sales .........................   $ 353,350       $               $ 353,350
 Other income--net .................       2,649                           2,649
                                       ---------       ---------       ---------
                                         355,999                         355,999
Cost of sales ......................     260,794                         260,794
Selling, general and
 administrative expenses ...........      56,806           1,000(b)       57,806
Management fee .....................       2,862          (1,862)(c)       1,000
                                       ---------       ---------       ---------
 Operating income ..................      35,537             862          36,399

Interest expense--net
 Affiliates ........................        (394)            394(d)          --
 Third party .......................        (398)        (26,243)(e)     (26,641)
                                       ---------       ---------       ---------
Income before income taxes and
 minority interest .................      34,745         (24,987)          9,758

Provision for income tax benefit ...     (13,874)          9,995(f)       (3,879)
Minority interest ..................         (18)                            (18)
                                       ---------       ---------       ---------
 Net income ........................      20,853         (14,992)          5,861
Dividends on preferred stock .......                     (11,460)(g)     (11,460)
                                       ---------       ---------       ---------
 Net income/(loss) attributable
  to Common Stock ..................   $  20,853       $ (26,452)      $  (5,599)
                                       =========       =========       =========

Other Financial Data:
EBITDA(h) ..........................   $  45,859                       $  43,859
Depreciation and amortization ......       6,736                           8,536
Capital expenditures ...............       6,498                           6,498
Cash interest expense ..............         792                          24,841


                                                                    For the Six Months Ended April 30, 1998
                                                                    ---------------------------------------
                                                                  Historical     Adjustments      Pro Forma (a)
                                                                  ----------     -----------      -------------
Revenues
     Net sales..............................................     $  157,249    $                  $  157,249
     Other income--net.......................................           726                              726
                                                                ------------   -------------      ------------
                                                                    157,975                          157,975
Cost of sales...............................................        115,172                          115,172
Selling, general and administrative expenses................         29,514           1,596  (b)      31,110
Management fee..............................................          1,155            (655) (c)         500
Non-recurring employee benefit costs                                  1,906          (1,216) (d)         690
                                                                ------------   -------------      ------------
          Operating income..................................         10,228             275           10,503

Interest expense--net
     Affiliates.............................................         (1,448)          1,448  (e)        --
     Third party............................................         (2,703)        (10,898) (f)     (13,601)
                                                                ------------   -------------      ------------
Income/(loss) before income taxes and minority interest.....          6,077          (9,175)          (3,098)

(Provision for income taxes)/ income tax benefit............         (2,446)          3,670  (g)       1,224
Minority interest...........................................             38                               38
                                                                ------------   -------------      ------------
          Net income/(loss).................................          3,669          (5,505)          (1,836)
Dividends on preferred stock................................           (927)         (5,331) (h)      (6,258)
                                                                ------------   -------------      ------------
          Net income/(loss) attributable to Common
             Stock..........................................      $   2,742     $   (10,836)      $   (8,094)
                                                                ------------   -------------      ------------
                                                                ------------   -------------      ------------

Other Financial Data:
EBITDA (i)                                                       $   16,871                       $   14,775
Depreciation and amortization...............................          3,408                            4,226
Capital expenditures........................................          2,446                            2,446
Cash interest expense.......................................          4,151                           12,701


       Notes to the Unaudited Pro Forma Combined Statements of Operations


                                                                                                      Pro Forma
                                                                                    Pro Forma for    for the Six
                                                                                      the Year         Months
                                                                                        Ended           Ended
                                                                                     October 31,      April 30,
                                                                                        1997            1998
                                                                                   --------------   -------------
(a)  Pro forma gives effect to the Transactions as if they had occurred on
     November 1, 1996.
(b) Reflects the following:
          Management's estimate of the incremental costs attributable to stand alone operations, including remuneration for additional management
          (tax, treasury and audit), external reporting costs and incremental
          employee benefit costs................................................      $    1,000     $       500
          Royalty payment under the Trademark License Agreement with an affiliate of HarnCo. The royalty fee, calculated as 0.75% of the annual aggregate net sales of the MHE Business, will be incurred
          for the ten year period commencing March 30, 1999......................            --             1,179
          Less the Chartwell Investments Inc. management consulting fee
          recorded subsequent to the Recapitalization Closing....................            --               (83)
                                                                                   --------------   -------------
                                                                                       $    1,000      $    1,596
                                                                                   --------------   -------------
                                                                                   --------------   -------------
(c) Reflects the following:
          Elimination of HII Management Fee......................................      $   (2,862)    $   (1,155)
          Chartwell Investments Inc.'s management consulting fee.................           1,000             500
                                                                                   --------------   -------------
                                                                                       $   (1,862)    $      (655)
                                                                                   --------------   -------------
                                                                                   --------------   -------------
(d) Reflects elimination of incentives payable to certain members of management in connection with the Transactions. While the costs of the incentive payments appear on the Company's income statements, HII, the Company's former parent, not the Company, is responsible for paying these incentives
(e) Reflects elimination of interest expense paid to affiliates of HII.
(f) Reflects the following:
          Estimated change in cash interest expense on debt......................      $  (24,144)     $   (9,930)
          Estimated fee paid to HII for outstanding credit support...............            (299)           (150)
          Estimated amortization of debt financing costs (net of $82 recorded
          subsequent to the Recapitalization Closing)............................          (1,800)           (818)
                                                                                   --------------   -------------
                                                                                       $  (26,243)     $  (10,898)
                                                                                   --------------   -------------
                                                                                   --------------   -------------




                                                                        Principal     Interest Cost   Interest Cost
                                                                        ---------     -------------   -------------
     Estimated cash interest expense on debt:
          Revolving Credit Facility at LIBOR plus 2.25%(i)........      $    --         $     350      $      146
          Acquisition Facility at LIBOR plus 2.75%(i).............           --               150              62
          Term Loan A at LIBOR plus 2.25%.........................         20,000           1,625             813
          Term Loan B at LIBOR plus 2.75%.........................         35,000           3,019           1,509
          Senior Notes at 9.50%...................................        200,000          19,000           9,500
          Less interest expense recorded subsequent to the
          Recapitalization Closing................................                             --          (2,100)
                                                                                   --------------   -------------
                                                                                      $    24,144    $      9,930
                                                                                   --------------   -------------
                                                                                   --------------   -------------

      (i) Reflects a 0.50% fee for undrawn commitments under these facilities.

          For the purposes of the above, LIBOR is 5.875%, consistent with the Company's interest rate swap agreement.

          A 1/8th percentage point increase or decrease in the assumed average interest rate on the debt issued in connection with the Recapitalization would change the annual pro forma interest expense for the year ended October 31, 1997 by approximately $0.3 million and the pro forma net income for the year ended October 31, 1997 by approximately $0.2 million. A 1/8th percentage point increase or decrease in the assumed average interest rate on the debt issued in connection with the Recapitalization would change the pro forma interest expense for the six months ended April 30, 1998 by approximately $0.2 million and the pro forma net income for the six months ended April 30, 1998 by approximately $0.1 million.
(g) Reflects the tax effect of all adjustments at an assumed effective tax rate of 40%.


(h)  Reflects the following:




                                                                                           Dividends (i)
                                                                                  -------------------------------
                                                                   Liquidation    Pro Forma for    Pro Forma for
                                                                  Preference at   The Year Ended   the Six Months
                                                                 Recapitalization   October 31,    Ended April 30,
                                                        Coupon       Closing          1997             1998
                                                       --------  ---------------- --------------  ----------------
     Preferred stock dividends:
          Series A Senior Preferred Stock...........     12.00%     $ 57,710         $  7,133        $  3,890
          Series B Junior Preferred Stock...........     12.25         4,809              607             332
          Series C Junior Voting Preferred
             Stock..................................     12.50        28,855            3,720           2,036
     Less preferred stock dividends accrued
       subsequent to the Recapitalization Closing...                                      --             (927)
                                                       --------  ---------------- --------------  ----------------
                                                                                     $ 11,460        $  5,331
                                                       --------  ---------------- --------------  ----------------


     (i) Holdings has the option of paying the cumulative dividends on the mandatorily redeemable preferred stock either in cash or in kind until 2003; thereafter, the payments must be in cash. Dividends are payable semi-annually in arrears. The above noted dividend amounts assume that the dividends are paid in kind.

(i) EBITDA represents operating income before depreciation, amortization, the HII Management Fee, nonrecurring employee benefit costs and charges related to certain depreciation expenses for HarnCo assets. For Fiscal 1997 and the six months ended April 30, 1998, the HII Management Fee was $2,862 and $1,155 respectively, the nonrecurring employee benefit costs were $0 and $1,906, respectively, and the charges related to certain depreciation expenses for HarnCo assets were $724 and $256 respectively. Pro forma EBITDA represents operating income before depreciation, amortization, nonrecurring employee benefit costs and the charges related to certain depreciation expenses for HarnCo assets. On a pro forma basis, for fiscal 1997 and the six months ended April 30, 1998, the nonrecurring employee benefit costs were $0 and $690, respectively. EBITDA and Pro forma EBITDA are commonly used by certain investors to provide additional information with respect to the ability of the Company to meet its debt service, capital expenditures and working capital requirements. EBITDA and Pro forma EBITDA are not measures of operating performance computed in accordance with generally accepted accounting principles and should not be considered as an alternative to operating income, net income, cash flows from operations, or other statements of operations or cash flows prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. The items excluded from EBITDA may be significant in understanding and assessing the Company's financial performance. In addition, EBITDA and Pro forma EBITDA may not be comparable to similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

            SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

      The selected historical combined financial data as of and for the years ended October 31, 1997, 1996 and 1995 have been derived from the audited combined financial statements of the Company. The selected historical combined financial data as of and for the six months ended April 30, 1998 and 1997 have been derived from the unaudited combined financial statements of the Company. The selected historical combined financial data as of and for the years ended October 31, 1994 and 1993 have been derived from unaudited internal records of the Company. The Company's operations for 1994 and 1993 were integrated with other HII operations and, therefore, the financial data for these periods represent management's best estimate of their operating performance. The Transactions are accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of Holdings' assets and liabilities was not impacted by the Transactions. The unaudited financial data presented herein, in the opinion of management, includes all necessary adjustments required for the fair presentation of such data.

      The selected pro forma combined financial data of Holdings for the six months ended April 30, 1998 and for the year ended October 31, 1997 have been prepared to reflect the consummation of the Transactions. The unaudited pro forma combined statements of operations of Holdings have been prepared as if such transactions had occurred on November 1, 1996. The unaudited pro forma combined statements of operations of Holdings are not necessarily indicative of the results of operations of Holdings had the Transactions reflected therein actually been consummated on the date assumed and are not necessarily indicative of the results of operations of Holdings that may be expected for any future periods. The unaudited balance sheet data of Holdings, which are presented as of April 30, 1998, incorporate the closing of the Transactions on March 30, 1998.

      The selected combined financial data should be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Holdings and notes thereto appearing elsewhere herein.

            SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                             (dollars in thousands)




                                       Fiscal Year Ended October 31,                    Six Months Ended April 30,
                        ------------------------------------------------------------- ---------------------------------
                                                                          Pro Forma                         Pro Forma
                        1993(a)      1994(a)     1995     1996      1997      1997       1997       1998       1998
                        ----------- --------- -------- -------- --------- ---------- ---------- ---------- ------------
                        (unaudited) (unaudited)                           (unaudited)(unaudited) (unaudited)(unaudited)
Income statement data:
Net sales.............. $ 117,032  $ 109,429 $ 243,169 $323,735 $ 353,350  $ 353,350   $177,054   $157,249   $157,249

Gross profit...........       N/A        N/A    56,765   76,176    92,556     92,556     43,422     42,077     42,077
Other income-net......        N/A        N/A     3,766    1,149     2,649      2,649      1,501        726        726
Selling, general and
   administrative
   expenses...........        N/A        N/A    36,931   44,968    56,806     57,806     27,272     29,514     31,110
Management fee(b).....        N/A        N/A     1,878    2,341     2,862      1,000      1,434      1,155        500
Nonrecurring employee
   benefit costs(c)...        N/A        N/A         0        0         0          0          0      1,906        690
Direct expenses(d)....    110,279     97,335
                        ----------- --------- -------- -------- --------- ---------- ---------- ---------- ------------
Operating income.......       N/A        N/A    21,722   30,016    35,537     36,399     16,217     10,228     10,503
Excess of revenues
   over  direct
   expenses............ $   6,753   $ 12,094
Net income/(loss).....       N/A         N/A $  13,476 $ 18,446 $  20,853  $   5,861   $  9,602   $  3,669   $ (1,836)
                        ----------- --------- -------- -------- ---------             ----------            ------------
                                                                                      ----------
Dividends on
   preferred stock....                                                       (11,460)                 (927)    (6,258)
                                                                          ----------            ----------   -----------
Net income/(loss)
   attributable to
   Common Stock.......                                                   $   (5,599)             $  2,742    $ (8,094)
                                                                          ----------            ----------   -----------
                                                                          ----------            ----------   -----------





                                             As of October 31,               As of April 30,
                       -------------------------------------------------- ---------------------

                        1993(a)     1994(a)     1995     1996      1997       1997       1998
                       ---------  ----------  -------- ------- ---------- ---------- ----------
                       (unaudited)(unaudited)                             (unaudited)(unaudited)
Balance sheet data:
Working capital........       N/A        N/A  $ 17,483 $ 34,523 $  51,243 $   42,526 $   57,139

Total assets...........                        151,168  189,058   199,600    200,655    289,845
Divisional assets(e)... $  66,667 $  128,465
Total debt.............       N/A        N/A     4,704    2,044     6,088      2,089    261,069
Mandatorily redeemable
   preferred stock.....                                                                  89,443











                                       Fiscal Year Ended October 31,                    Six Months Ended April 30,
                        ------------------------------------------------------------- ---------------------------------
                                                                          Pro Forma                         Pro Forma
                        1993(a)      1994(a)     1995     1996      1997      1997       1997       1998       1998
                        ----------- --------- -------- -------- --------- ---------- ---------- ---------- ------------
                        (unaudited) (unaudited)                           (unaudited)(unaudited) (unaudited)(unaudited)

Other data:
EBITDA(f)..............                      $  28,045 $ 38,220 $  45,859 $  43,859  $   21,098  $  16,871  $  14,775
Depreciation and
   amortization(g)..... $   2,588   $  2,981     3,800    5,292     6,736     8,536       3,085      3,408      4,226

Capital expenditures...     1,419      3,935     3,725    6,752     6,498     6,498       2,486      2,446      2,446
Cash interest expense..                                                      24,841                            12,701
Ratio of earnings to
   fixed charges and
   preferred
   dividends(h)........       N/A        N/A    23.21x    23.11x    16.46x      --        17.72x      2.25x      --

Cash flow data
Net cash provided by
(used in) operating
activities..............      N/A        N/A     3,753   23,456    12,899                12,523     (2,054)
Net cash used for
investing and other
transactions............       N/A        N/A   (2,496) (21,158)  (14,947)              (13,487)    (3,593)
Net cash provided by
(used for) financing
activities..............      N/A        N/A     --       --        (254)                 (713)      7,041

Adjusted data:
Ratio of EBITDA to
   cash interest                                                               1.77x                          1.55x(i)
   expense.............
Ratio of pro forma
   debt to EBITDA......                                                        5.95x                          6.77x(i)





(a) Prior to 1995, the Company did not determine its financial position or results of operations on a stand alone basis as its financial and management reporting information was commingled with other operating divisions of

     HII. As a result, the Company's summary data as of and for the years ended October 31, 1994 and 1993 is limited and certain historical financial data is not available.
(b) Represents, for historical periods, the HII Management Fee, and for pro forma periods, the Chartwell Investments Inc. management consulting fee.
(c) Represents severance costs associated with restructuring the Company's United Kingdom manufacturing operation of $690 and incentives to certain members of management of $1,216. While the cost of the incentive payments appear on the Company's income statements, HII, the Company's former parent, not the Company, is responsible for paying these incentives.
(d) Direct expenses are those costs of goods sold, selling expenses and general and administrative expenses associated with the division.
(e) Divisional assets include property, plant and equipment, cash, accounts receivable, unbilled receivables, inventories and intangible assets.
(f) EBITDA represents operating income before depreciation, amortization, the HII Management Fee, nonrecurring employee benefit costs and charges related to certain depreciation expenses for HarnCo assets. For Fiscal
     1997 and the six months ended April 30, 1998, the HII Management Fee was $2,862 and $1,155 respectively, the nonrecurring employee benefit costs were $0 and $1,906, respectively, and the charges related to certain depreciation expenses for HarnCo assets were $724 and $256, respectively. Pro forma EBITDA represents operating income before depreciation, amortization, nonrecurring employee benefit costs and the charges related to certain depreciation expenses for HarnCo assets. On a pro forma basis, for fiscal 1997 and the six months ended April 30, 1998, the nonrecurring employee benefit costs were $0 and $690, respectively. EBITDA and Pro forma EBITDA are commonly used by certain investors to provide additional information with respect to the ability of the Company to meet its debt service, capital expenditures and working capital requirements. EBITDA and Pro forma EBITDA are not measures of operating performance computed in accordance with generally accepted accounting principles and should not be considered as an alternative to operating income, net income, cash flows from operations, or other statements of operations or cash flows prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. The items excluded from EBITDA may be significant in understanding and assessing Holdings' financial performance. In addition, EBITDA and Pro forma EBITDA may not be comparable to similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Conditions and
     Results of Operations."
(g) Pro forma includes $1,800 and $818 of amortization of debt issuance costs for fiscal 1997 and the six months ended April 30, 1998, respectively.
(h) For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings are defined as net income before tax plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one third of annual rent expense). Preferred dividends, for purposes of the ratio, reflect earnings before tax required to pay preferred stock dividends and assume that such dividends are paid in kind. For the year ended October 31, 1997 and for the six months ended April 30, 1998, Holdings had a deficiency of pro forma earnings to fixed charges of $9,342 and $13,530, respectively.
(i) Reflects a pro forma calculation for the twelve months ended April 30, 1998.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus. The Company's fiscal year ends October 31. Consequently, for purposes of this section, unless otherwise specified herein, references to a particular year are to the fiscal year of the Company ended October 31 of such year.

General

      The Company is a leading international provider of "through-the-air" material handling products and services used in most manufacturing industries. The Company's original equipment operations design and manufacture a comprehensive line of industrial cranes, hoists and other component products. Through its aftermarket operations, the Company provides a variety of related products and services, including replacement parts, repair and maintenance services and product modernizations. In recent years, the Company has shifted its orientation from an original equipment-focused United States manufacturer to an international full service provider with a significant emphasis on the high margin aftermarket business. The Company's revenues are derived principally from the sale of industrial overhead cranes, component products and aftermarket products and services. The percentage of net sales attributable to the sale of industrial overhead cranes in fiscal 1997, 1996 and 1995 was 47%, 47% and 52%, respectively. The percentage attributable to component products in those same years was 13%, 11% and 8%, respectively, and the percentage attributable to aftermarket products and services was 40%, 42% and 40%, respectively.




      Recapitalization. Historically, the Company conducted its business as one of several operating units of HII. Until the October 1997 Drop Down, the core United States operations of the Company were conducted directly by HarnCo, while the remainder of the Company's operations (including Morris Mechanical Handling Ltd. ("Morris Ltd.") since its acquisition in 1994) were conducted through a number of entities owned, directly or indirectly, by HII and its affiliates.



      On January 28, 1998, HII reached an agreement with MHE Investments, a newly formed affiliate of Chartwell Investments Inc., for the sale of an approximately 80 percent common ownership interest in the Company. Pursuant to this agreement, HarnCo and other HII affiliates effected a number of transactions that resulted in Holdings, a preexisting company within the MHE Business, owning directly or indirectly the equity interests of all of the operating entities engaged in the MHE Business. Holdings, in turn, formed the Company as a wholly owned subsidiary to directly or indirectly hold the various operating entities of the MHE Business. As a result of the reorganization of MHE Business' legal entities, Holdings and the Company became the successor companies to the MHE Business. The Transactions are accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities was not impacted by the Transactions.

      In conjunction with the Recapitalization, which closed on March 30, 1998, Holdings sold $60.0 million of Series A Units to institutional investors. In addition, the Company sold $200.0 million aggregate principal amount of its Senior Notes and entered into the New Credit Facility.


      At the Recapitalization Closing, (i) MHE Investments paid HarnCo $54.0 million for 72.6% of the Common Stock (after giving effect to the Transactions) and approximately $28.9 million liquidation preference of the Series C Junior Voting Preferred Stock, (ii) Holdings redeemed certain shares of Common Stock and Series C Junior Voting Preferred Stock from HarnCo for $282.0 million in cash (subject to potential post-Recapitalization adjustments as to which an additional $5.0 million was provided to HarnCo) and approximately $4.8 million liquidation preference of Series B Junior Preferred Stock, and (iii) HarnCo retained approximately 20.8% of the Common Stock (after giving effect to the Transactions). See "The Transactions."


      Until the Recapitalization Closing, HII and HarnCo performed a number of functions necessary to the operations of the Company, in accordance with past practices, including manufacturing certain products and providing certain information systems, administrative services and credit support. The
Company's historical financial statements include charges allocated to the Company by HII for these products and services. Because the

Company operates independently of HII since the Recapitalization Closing, however, the Company's historical performance may not be indicative of future results.

      At the Recapitalization Closing, the Company entered into a number of agreements pursuant to which HII and its affiliates will continue to provide to the Company and to its subsidiaries located in the United States, on an interim basis and under substantially similar terms and conditions, certain products and services. See "Certain Relationships and Related Transactions." In addition, HII and the Company entered into a Credit Indemnification Agreement pursuant to which HII will maintain in place the Credit Support Obligations in existence at the Recapitalization Closing but have no further duty to extend, renew or enter into any new Credit Support Obligations (except as to the MHE Business Obligations existing at the Recapitalization Closing). The Company will pay HII an annual fee equal to 1% of the amounts still outstanding under each letter of credit and bond provided by HarnCo and the Non-MHE HarnCo Affiliates (approximately $34.7 million as of April 30, 1998), and reimburse HII for certain future fees and expenses. The Company also entered into the Surety Arrangement to provide credit support for the future operations of the MHE Business. See "Description of the Surety Arrangement."

      In connection with the Recapitalization, the Company also entered into a Trademark License Agreement with an affiliate of HarnCo, pursuant to which the Company has the right to use the P&H trademark with respect to all MHE Business products on a worldwide exclusive basis from the date of the Recapitalization Closing until 15 years after the earlier to occur of a sale of Holdings to a third party or a public offering of the common stock of Holdings, the Company or their parents or successors (and for an additional seven years thereafter for aftermarket products and services). The royalty fee for use of the trademark is 0.75% of the aggregate net sales of the MHE Business for the ten year period commencing March 30, 1999.

      For income tax purposes, Holdings and the Company were deemed to acquire the assets of the MHE Business pursuant to Code Section 338(h)(10) in connection with the Transactions. Accordingly, this transaction increased the tax basis of certain assets and created deductible goodwill, which will generate significant future tax deductions to reduce taxable income.

      Acquisitions. The Company consummated ten acquisitions during the fiscal years ended October 31, 1995, 1996 and 1997. These acquisitions have had a significant impact on the Company's financial position and results of operations. The combined purchase price for these ten acquisitions was $30.9 million. The 1997 net sales and EBITDA associated with these acquisitions were $79.0 million and $8.6 million, respectively. The most significant of these acquisitions, involving a DSC in Ohio, occurred in February 1997 and accordingly was not included for a full year in fiscal 1997.

Results of Operations

      The following table sets forth certain financial data for the periods indicated:

                                Supplemental Data
                              (dollars in millions)

                                Three Months Ended April 30,                  Six Months Ended April 30,
                           ---------------------------------------   ---------------------------------------------
                                 1998                 1997                  1997                   1998
                           ---------------------------------------   ---------------------------------------------
                                   Percent of           Percent of              Percent of               Percent of
                             $     net sales      $     net sales       $       net sales       $        net sales
                           ------  ----------   ------  ----------    -------  ------------  ---------  -----------
Net sales                  $ 80.8    100.0%     $ 97.1    100.0%      $157.2     100.0%      $171.1       100.0%
Other income - net            0.4      0.5%        0.2      0.3%         0.7       0.5%         1.5         0.8%
Cost of sales                58.5     72.5%       72.8     75.0%       115.2      73.2%       113.6        75.5%
Selling, General and
   administrative
   expenses                  15.2     18.8%       14.0     14.4%        29.5      18.8%        27.3        15.4%
HII management fee            0.5      0.6%        0.8      0.8%         1.2       0.7%         1.4         0.8%
Nonrecurring employee
   benefit costs (1)          1.8      2.2%         --      0.0%         1.9       1.2%          --         0.0%
Operating income              5.3      6.5%        9.7     10.0%        10.2       6.5%        16.2         9.2%
Net income                    1.5      1.9%        5.6      5.8%         3.7       2.3%         9.6         5.4%


(1) Severance costs and incentives as described below.

Three Months Ended April 30, 1998 as compared to Three Months Ended April 30,
1997


   Net sales for the three months ended April 30, 1998 ("Second Quarter 1998") decreased $16.3 million or 16.8% to $80.8 million from $97.1 million for the three months ended April 30, 1997 ("Second Quarter 1997"). The decrease was primarily caused by: (i) a $18.0 million decrease in engineered crane sales worldwide as Second Quarter 1997 included the completion of several large projects in both the United States and the United Kingdom without a corresponding level of projects in Second Quarter 1998; (ii) a $4.4 million increase in standard crane sales attributable to the expansion of the Company's North American DSC network; (iii) a $1.7 million decrease in overall parts sales resulting from a $2.3 million decrease in manufactured parts sales, partially offset by increased used parts sales. Included in the above net sales changes is a $1.9 million increase in Second Quarter 1998 attributable to a full three months operation of a DSC in Ohio acquired in February 1997. The decline in engineered crane sales was due to a downturn in orders in the United Kingdom container crane business, the failure to win certain large projects in the United States and the delay in the awarding of certain potential orders in the United States which, if the Company wins certain bids, are expected to become bookings later in fiscal 1998.


   Cost of sales decreased $14.3 million or 19.6% to $58.5 million in Second Quarter 1998 from $72.8 million in Second Quarter 1997 primarily due to the lower sales volumes described above. Cost of sales continued to decrease as a percentage of net sales from 75.0% in Second Quarter 1997 to 72.5% in Second Quarter 1998 due to the continued shift in the Company's sales mix toward the higher margin standard cranes and aftermarket products and away from engineered cranes.


   Selling, general and administrative expenses increased $1.2 million or 8.6% to $15.2 million in Second Quarter 1998 from $14.0 million in Second Quarter 1997. The primary causes were the purchase of a large DSC in Ohio in February 1997 (which accounted for $0.3 million of the increase), as well as unabsorbed engineering costs due to lower engineered crane sales, charges to expense of certain items which were previously absorbed into cost of sales and general cost increases.



   Accordingly, operating income before non-recurring employee benefit costs and parent management fees decreased $2.9 million or 27.6% to $7.6 million in Second Quarter 1998 from $10.5 million in Second Quarter 1997. Operating income before non-recurring employee benefit costs and parent management fees represented 9.3% of net sales in Second Quarter 1998 compared to 10.8% in Second Quarter 1997.



   As a result of the Recapitalization, the Company experienced a series of non-recurring employee benefit costs. These costs included severance costs associated with restructuring the Company's United Kingdom manufacturing operation and incentives to certain members of management. Costs totaling $1.9 million were incurred in Second Quarter 1998. There was no corresponding amount incurred in Second Quarter 1997. While the cost of these incentive payments appears on the Company's income statements, HII is responsible for paying these incentives.



   Parent management fees allocated by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $0.5 million and $0.8 for Second Quarter 1998 and Second Quarter 1997, respectively.



   Approximately $2.1 million in interest expense was recorded in April 1998 resulting from the issuance of the debt in connection with the Recapitalization.



   The provision for income taxes, as a percentage of income before income taxes, for Second Quarter 1998 was 23.4%. Due to changes in the structure of the Company, the estimated effective tax rate for Fiscal 1998 is 40%. The Company accrued tax expense in Second Quarter 1998 sufficient to achieve the 40% rate on a year-to-date basis.



   Net income decreased $4.1 million, or 73.2% to $1.5 million in Second Quarter 1998 from $5.6 million in Second Quarter 1997. Net income represented 1.9% of net sales in Second Quarter 1998 compared to 5.8% of net sales in Second Quarter 1997.

Six Months Ended April 30, 1998 as Compared to Six Months Ended April 30, 1997




      Net sales for the six months ended April 30, 1998 ("First Half 1998") decreased $19.9 million or 11.2% to $157.2 million from $177.1 million for the six months ended April 30, 1997 ("First Half 1997"). The change in net sales was primarily the result of: (i) a $38.9 million decrease in engineered crane sales worldwide as First Half 1997 included the completion of several large projects in both the United States and the United Kingdom without a corresponding level of projects in First Half 1998; (ii) a $16.2 million increase in standard crane sales in First Half 1998 with the expansion of the Company's North American DSC network which partially offset the decline in engineered crane sales; and (iii) a $2.8 million increase in sales of parts, service, modernizations, hoists and components again due to the expanded DSC network. Included in the above net sales changes is a $7.4 million increase in First Half 1998 attributable to a full six months operation of a DSC in Ohio acquired in February 1997. The decline in engineered crane sales was due to a downturn in orders in the United Kingdom container crane business, the failure to win certain large projects in the United States and the delay in the awarding of certain potential orders in the United States which, if the Company wins certain bids, are expected to become bookings later in fiscal 1998.


      Other income - net decreased from $1.5 million in First Half 1997 to $0.7 million in First Half 1998 primarily due to the recognition of a $1.1 million gain in First Half 1997 on an insurance claim relating to a fire at the Morris Ltd. facility in the United Kingdom in fiscal 1995.

      Cost of sales decreased $18.4 million or 13.8% to $115.2 million in First Half 1998 from $133.6 million in First Half 1997 primarily due to the lower sales volumes described above. Cost of sales continued to decrease as a percentage of net sales, from 75.5% in First Half 1997 to 73.2% in First Half 1998. This improvement was caused by a shift in the Company's sales mix toward the higher margin standard cranes and aftermarket products and away from engineered cranes. Accordingly, gross profit, as a percentage of net sales, increased in First Half 1998 to 26.8% from 24.5% in First Half 1997.


      Selling, general and administrative expenses increased $2.2 million or 8.1% to $29.5 million in First Half 1998 from $27.3 million in First Half 1997. The primary cause was the acquisition of the Ohio DSC in February 1997 (which accounted for $0.8 million of the increase). Accordingly, only two months of selling, general and administrative expenses related to this DSC were recorded in First Half 1997. Other causes for the increase were unabsorbed engineering costs due to lower engineered crane sales and general cost increases.

      Operating income before non-recurring employee benefit costs and parent management fees decreased $4.3 million or 24.4% to $13.3 million in First Half 1998 from $17.6 million in First Half 1997. This decrease was primarily due to lower engineered crane sales volume, the gain on the insurance claim in First Half 1997 and the additional costs associated with the separation from HII. Operating income before non-recurring employee benefit costs and parent management fees represented 8.4% of net sales in First Half 1998 compared to 10.0% in First Half 1997.

      As a result of the Recapitalization, the Company experienced a series of non-recurring employee benefit costs. These costs included severance costs associated with restructuring the Company's United Kingdom manufacturing operation and incentives to certain members of management. While the cost of the incentive payments appear on the Company's income statements, HII, the Company's former parent, not the Company, is responsible for paying these incentives. The severance costs were approximately $0.7 million and the incentives to management were approximately $1.2 million.

      Parent management fees allocated by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $1.2 million and $1.4 million for the First Half 1998 and First Half 1997, respectively.

      Approximately $2.1 million in interest expense was recorded in April 1998 resulting from the issuance of debt in connection with the Recapitalization.

      The provision for income taxes is approximately 40% of Income before income taxes and Minority interest for both First Half 1998 and First Half 1997.

      Accordingly, Net income decreased $5.9 million, or 61.5% to $3.7 million in First Half 1998 from $9.6 million in First Half 1997. Net income represented 2.3% of net sales in First Half 1998 compared to 5.4% of net sales in First Half 1997.

                                              Fiscal Years Ended October 31,
                           ----------------------------------------------------------
                                     1995                1996                1997
                           ----------------------------------------------------------
                                   Percent of          Percent of          Percent of
                             $     Net Sales     $     Net Sales     $     Net Sales
                           ------  ----------  ------  ----------  ------  ----------
Net sales ................ $243.2    100.0%    $323.7    100.0%    $353.4    100.0%
Other income net .........    3.8      1.6        1.1      0.3        2.6      0.7
Cost of sales ............  186.4     76.6      247.6     76.5      260.8     73.8
Selling, general and
   administrative
   expenses ..............   36.9     15.2       45.0     13.9       56.8     16.1
Parent management
   fee ...................    1.9      0.8        2.3      0.7        2.9      0.8
Nonrecurring employee
     benefit costs (1) ...     --       --         --       --         --       --
Operating income .........   21.7      8.9       30.0      9.3       35.5     10.0
Net income ...............   13.5      5.6       18.4      5.7       20.9      5.9

(1) Severance costs and incentives as described above.

Fiscal 1997 as Compared to Fiscal 1996

      Net sales in fiscal 1997 increased $29.7 million or 9.2% to $353.4 million from $323.7 million in fiscal 1996. The increase in net sales was primarily the result of:

            (i) the acquisition of a large DSC in Ohio in February 1997 which contributed sales of $15.7 million, prior to eliminations;

            (ii) the full year impact in fiscal 1997 of the acquisition of a large DSC in Alberta, Canada in May 1996 which contributed $10.8 million in additional sales, prior to eliminations;

            (iii) a $9.7 million increase in sales of standard cranes and aftermarket products and services through the existing North American DSC network;

            (iv) a $9.7 million increase in engineered crane sales in the United Kingdom due to several large port crane and warehouse automation projects; and

            (v) a $6.1 million increase in sales of standard cranes and aftermarket products and services through the United Kingdom DSC network.

      These increases were offset, in part, by:

            (i) a $9.3 million decrease in engineered crane sales in the United States due to the unusually high level of large projects recorded in 1996; and

            (ii) an $11.7 million increase in intercompany sales eliminations primarily due to the increase in sales of products and services through the Company's North American DSC network rather than through independent distributors.

      Other income--net increased to $2.6 million in 1997 from $1.1 million in 1996 due principally to a $2.0 million gain in 1997 on the insurance claim relating to the fire at its Morris Ltd. facility in the United Kingdom in fiscal 1995.

      Cost of sales increased $13.2 million or 5.3% to $260.8 million in 1997 from $247.6 million in 1996, primarily as a result of higher sales volume. Cost of sales represented 73.8% of net sales in 1997, a decrease from 76.5% of net sales in 1996. This improvement was primarily due to the completion of several large engineered crane projects at costs lower than previously accrued. In addition, there was a shift in the Company's sales mix in 1997 toward the higher margin parts and services component of the Company's aftermarket business. As a result, gross profit increased to $92.6 million or 26.2% of net sales in 1997 from $76.1 million or 23.5% of net sales in 1996.

      Selling, general and administrative expenses increased by $11.8 million or 26.2% to $56.8 million in 1997 from $45.0 million in 1996. These expenses represented 16.1% of net sales in 1997 up from 13.9% in 1996. This increase was primarily due to costs associated with the continued expansion of the Company's DSC network in North America and the United Kingdom as well as an increase in engineering costs that were not allocated to specific projects.

      Parent management fees allocated by HII increased to $2.9 million in 1997 from $2.3 million in 1996.

      Operating income increased by $5.5 million or 18.3% to $35.5 million in 1997 from $30.0 million in 1996. Operating income represented 10.0% of net sales in 1997 compared to 9.3% of net sales in 1996. This improvement was primarily the result of higher margins on certain large original equipment projects and a change in sales mix toward the higher margin parts and services component of the Company's aftermarket business, offset, in part, by increased operating expenses associated with the Company's expanding DSC network.

      Net income increased by $2.5 million or 13.6% to $20.9 million in 1997, from $18.4 million in 1996. This increase resulted principally from higher operating income, offset, in part, by higher income taxes.

Fiscal 1996 as Compared to Fiscal 1995

      Net sales in fiscal 1996 increased $80.5 million or 33.1% to $323.7 million from $243.2 million in fiscal 1995. The increase in net sales was primarily the result of:

            (i) the acquisition of large DSCs in Alabama in October 1995, South Carolina in December 1995 and Alberta, Canada in May 1996, which contributed $32.3 million in additional sales, prior to eliminations;

            (ii) a $17.9 million increase in United States engineered crane sales due to several large orders for steel mini-mills;

            (iii) a $14.1 million increase in sales of standard cranes and aftermarket products and services through the existing North American DSC network; and

            (iv)  a $13.5 million increase in sales outside North America.

      Other income--net decreased to $1.1 million in 1996 from $3.8 million in 1995. Results in 1995 included a gain of $2.3 million associated with an insurance claim relating to certain assets destroyed by a fire in the United Kingdom.

      Cost of sales increased $61.2 million or 32.8% to $247.6 million in 1996 from $186.4 million in 1995, primarily as a result of higher sales volume. Cost of sales represented 76.5% of net sales in 1996, compared to 76.6% of net sales in 1995. Gross profit increased to $76.1 million or 23.5% of net sales in 1996 from $56.8 million or 23.4% of net sales in 1995.

      Selling, general and administrative expenses increased by $8.1 million or 22.0% to $45.0 million in 1996 from $36.9 million in 1995. These expenses declined to 13.9% of net sales in 1996 from 15.2% of net sales in 1995. The increased costs were primarily due to the acquisition of DSCs in North America and the expansion of the Company's DSC network in the United Kingdom.

      Parent management fees allocated by HII increased to $2.3 million in 1996 from $1.9 million in 1995.

      Operating income increased by $8.3 million or 38.2% to $30.0 million in 1996 from $21.7 million in 1995. Operating income represented 9.3% of net sales in 1996, an increase from 8.9% of net sales in 1995. This improvement was principally the result of sales growth in the higher margin aftermarket parts and service business, offset, in part, by increased operating expenses as the Company continued to expand its DSC network.

      Net income increased by $4.9 million or 36.3% to $18.4 million in 1996 from $13.5 million in 1995. This increase was primarily the result of higher operating income, offset, in part, by higher income taxes.

Liquidity and Capital Resources

      The majority of the Company's sales of products and services are recorded as products are shipped or services are rendered. Revenue on certain long-term contracts is recorded using the percentage-of-completion method. Net cash flow from operations is affected by the volume of, and the timing of payments under, percentage-of-completion long-term contracts.


      Net cash flow used for operating activities was $2.1 million for the six months ended April 30, 1998 compared to cash provided by operating activities of $12.5 million for the six months ended April 30, 1997. The decrease was due primarily to a decrease in acquisition funding provided by HII and its affiliates related to the acquisition of a DSC in Ohio in February 1997.


      Net cash flow provided by operations was $3.8 million, $23.5 million and $12.9 million in 1995, 1996 and 1997, respectively. The decrease from 1996 to 1997 was primarily due to a larger increase in net working capital and to a decrease in the amount of acquisition funding provided by HII and its affiliates. The increase from 1995 to 1996 was primarily due to an increase in net income, an increase in cash provided by HII and its affiliates to fund certain acquisitions and a smaller increase in net working capital. The Company's cash flow provided by operations was largely affected by changes in working capital, primarily due to the presence of an unusually large number of percentage of completion contracts in 1996.

      Net cash used for investment and other transactions for the six months ended April 30, 1998 and 1997 was $3.6 million and $13.5 million, respectively. The decrease was primarily due to a lower level of acquisition expenditures. The Company currently anticipates that 1998 capital expenditure requirements for the maintenance and improvement of existing operations and for the implementation of systems projects will be approximately $4.0 million.

      Net cash used for investment and other transactions for the years ended 1995, 1996, and 1997 was $2.5 million, $21.2 million and $14.9 million, respectively. The decrease from 1996 to 1997 was primarily due to a lower level of acquisition expenditures and the receipt in 1997 of insurance proceeds related to an earlier fire. The increase from 1995 to 1996 was primarily due to
(i) increased expenditures on acquisitions, (ii) increased capital expenditures in 1996 and (iii) the receipt in 1995 of proceeds from the sale of a facility in Florida. The Company has completed 10 acquisitions since the beginning of 1995 for a total of $30.9 million.

      Concurrent with the Offering, MMH offered its $200,000,000 principal amount of 9 1/2% Senior Notes Due 2008. Interest will accrue on the Senior Notes from March 30, 1998, the date of issuance of the Senior Notes, and will be payable semi-annually on each April 1 and October 1, commencing October 1, 1998. The Senior Notes will mature on April 1, 2008.

      As part of the Transactions, the Company entered into the New Credit Facility which includes $55.0 million of term loans, the Revolving Credit Facility and the Acquisition Facility. The Revolving Credit Facility provides the Company with up to $70.0 million of available borrowings (of which $15.0 million is required under the Note Indenture to be reserved for issuance of letters of credit) until the fifth anniversary of the Recapitalization Closing for working capital, acquisitions and other corporate purposes, subject to compliance with certain conditions, including a borrowing base test. Up to $20.0 million of the Revolving Credit Facility (of which $15.0 million will not be subject to a borrowing base) is available for the issuance of documentary and standby letters of credit. The Acquisition Facility permits the Company to borrow up to $30.0 million until the third anniversary of the Recapitalization Closing (and to repay the same in installments prior to the seventh anniversary of the Recapitalization Closing) to finance acquisitions, subject to compliance with certain conditions. See "Description of the New Credit Facility." Term Loan A will be payable in 20 quarterly installments, commencing on June 30, 1998 and Term Loan B will be payable in 28 quarterly installments, commencing on June 30, 1998.

      Aggregate yearly term loan principal payments under the New Credit Facility will be as follows: (i) $675,000 in 1998; (ii) $2,100,000 in 1999;
(iii) $3,600,000 in 2000; (iv) $5,100,000 in 2001; (v) $6,600,000 in 2002; (vi)
$11,988,000 in 2003; (vii) $16,625,000 in 2004; and (viii) $8,313,000 in 2005.
Historically, the Company's interest expense has not been material. On a pro forma basis, assuming the Transactions had occurred on November 1, 1996, the Company's cash interest expense for 1997 would have been $24,841,000.


      Borrowings under the New Credit Facility bear interest at various interest rates based on certain floating reference rates. To limit the effect of increases in the interest rates of the New Credit Facility, the Company has entered into an interest rate swap arrangement. The effect of this arrangement, which expires on March 31, 2001, is to limit the interest rate exposure on specified amounts up to $55.0 million borrowed under the New Credit Facility at a fixed LIBOR rate of 5.875% plus 2.25% or 2.75%, as applicable.

      Borrowings under the New Credit Facility are (i) secured by substantially all of the present and future assets of the Company and its subsidiaries located in the United States and the United Kingdom, certain of the Company's subsidiaries' present and future assets located in Canada and by a pledge of substantially all of the issued and outstanding shares of capital stock of the Company and its current and future subsidiaries and (ii) guaranteed by Holdings and substantially all of the Company's subsidiaries. See "Description of the New Credit Facility."



      As of April 30, 1998, Holdings and its subsidiaries had an aggregate of $261.1 million of Indebtedness outstanding, including the $200.0 million principal amount of the Senior Notes issued by the Company and $58.3 million of borrowings under the New Credit Facility. The Company's known debt service and lease commitments for 1998 amount to approximately $17.2 million, consisting of $0.8 million in principal payments, $12.3 million in interest payments and $4.1 million for lease payments.

      At April 30, 1998, the Company had, subject to compliance with certain conditions, approximately $63.6 million of availability (of which $15.0 million is required under the Indenture to be reserved for issuance of letters of credit) under the Revolving Credit Facility. See "Capitalization." Management believes that cash flow from operations, together with borrowings under the Revolving Credit Facility will be sufficient to meet its anticipated cash requirements for interest and principal payments, working capital, the payments to be made to Holdings described below and capital expenditures for the foreseeable future. The Company also expects that expansion and future acquisitions will be financed from funds generated from operations and borrowings under the Revolving Credit Facility and the Acquisition Facility.

      Holdings' primary cash needs are for administrative expenses and for the payment of income taxes of Holdings and its affiliates related to the MHE Business. Holdings is a holding company that conducts all of its operations through its subsidiaries. Consequently, Holdings' ability to meet its cash needs depends upon receiving dividends, loans, advances or other payments from its subsidiaries. The New Credit Agreement and the Note Indenture generally restrict the ability of Holdings' subsidiaries to transfer funds to Holdings, other than for administrative fees and expenses (subject to a general limit) and other than for the payment of income taxes. Under the terms of the Note Indenture, the Company is generally restricted from paying dividends or making other restricted payments to Holdings unless, among other things, the ratio of the Company's EBITDA to Consolidated Interest Expense (as defined in the Note Indenture) for the four most recent consecutive fiscal quarters is at least 2 to 1. Moreover, the terms of the Series A Senior Preferred Stock, as well as the Series B Junior Preferred Stock and the Series C Junior Voting Preferred Stock, restrict the ability of Holdings and its subsidiaries to incur additional indebtedness. As a result of these restrictions, among others, there can be no assurance that Holdings will have available to it sufficient cash resources to pay cash dividends on the New Series A Senior Preferred Stock (or on the Series B Junior Preferred Stock and Series C Junior Voting Preferred Stock) commencing October 1, 2003. In addition, all issues of Holdings' preferred stock are mandatorily redeemable. The inability of Holdings' subsidiaries, or any limitation on such ability, to pay dividends or make other payments to Holdings could have a material adverse effect on Holdings' ability to meet its cash requirements.


      The Company's products are sold in over 50 countries around the world. Although revenues of the Company are generated in foreign currencies, the vast majority of both sales and associated costs are in United States dollars,

Pounds Sterling and Canadian Dollars. The Company may, from time to time, hedge specifically identified committed cash flows in foreign currencies using forward currency sale or purchase contracts. Such foreign currency contracts historically have not been material in amount.

YEAR 2000 COMPLIANCE

      The Year 2000 issue arises as a result of computer programs having been written, and systems having been designed, using two digits rather than four to define the applicable year. Consequently, such software has the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company is currently in the process of identifying those programs and systems that are not Year 2000 compliant. At this time, the Company does not anticipate that the costs of ensuring that its systems will be Year 2000 compliant will have a material adverse effect on its business, financial condition and results of operations. Because the Company has not yet completed the analysis of its software applications, however, there can be no assurance that at the year 2000 such systems will in fact be compliant. If the systems of the Company or other companies on whose services the Company depends, or with whom the Company's systems interface are not Year 2000 compliant, there could be a material adverse effect on the Company's financial condition or results of operations.

                                    BUSINESS

      The Company is a leading international provider of "through-the-air" material handling products and services used in most manufacturing industries. The Company's original equipment operations design and manufacture a comprehensive line of industrial cranes, hoists and other component products, sold principally under the P&H and Morris brand names. Through its aftermarket operations, the Company provides a variety of related products and services, including replacement parts, repair and maintenance services and product modernizations. In recent years, the Company has shifted its orientation from an original equipment-focused United States manufacturer to an international full service provider with a significant emphasis on the high margin aftermarket business.

      During the past three years, the Company has grown significantly, both internally and through acquisitions. From fiscal 1994 through fiscal 1997, the Company's net sales grew from $109.4 million to $353.4 million and EBITDA increased from $15.1 million to $45.9 million, although net sales and EBITDA income decreased 11.2% and 20.0%, respectively, for the six months ended April 30, 1998 as compared to the six months ended April 30, 1997. Management believes that the Company's growth from 1994 to 1997 is largely attributable to (i) strengthening and broadening its product line, (ii) building a network of Company-owned distribution and service centers which provides a local presence for product support and a platform for growth and (iii) expanding into attractive domestic and international markets through internal growth and a disciplined acquisition strategy.

      The Company's core business was founded in 1884 and material handling machinery and related equipment have been sold under the well-recognized P&H and Morris brand names since the 1890s. The Company has developed a large global installed base of equipment, having sold an aggregate of over half a million cranes and hoists according to management estimates. Management believes that the Company is one of the leading suppliers of industrial overhead cranes in North America, the United Kingdom and South Africa. Management also believes that the Company is one of the largest global providers of aftermarket products and services to the industrial crane industry. Sales outside of North America accounted for 39% of fiscal 1997 net sales, with Western Europe representing 22% and the Pacific Rim representing 8% of net sales. For additional geographical information, see the Combined Financial Statements of the Company and notes thereto appearing elsewhere herein.

      Industrial cranes and hoists are critical to the operations of most businesses that require the movement of large or heavy objects. The steel, aluminum, paper and forest products, aerospace, foundry, and automotive industries, among others, rely on cranes and hoists as one of the most flexible and efficient methods of transporting materials within a plant while maximizing the use of available space. Industrial cranes, which typically last 20 to 50 years, require significant aftermarket support in the form of replacement parts, machine modernizations and upgrades, repairs and inspection and maintenance services.

      The current management team has implemented a strategy to capitalize on the Company's significant global installed base of equipment to generate high margin aftermarket opportunities. The Company has built its aftermarket operations in order to become a full service provider and capture additional revenue. In addition, management believes that the diversified earnings created by this strategy help to lessen the effect of economic cycles on the Company. In fiscal 1997, aftermarket sales accounted for approximately 40% of net sales and 65% of gross profit on a consolidated basis, while in North America, where the Company has pursued its full service strategy for a longer period of time, the aftermarket business accounted for 51% of net sales and 72% of gross profit.

      Prior to the acquisition of Morris Ltd. in 1994, the Company's operations were primarily conducted in the United States. The acquisition of Morris Ltd., which is now known as Morris Material Handling Ltd., provided the Company with major manufacturing facilities in the United Kingdom and South Africa and access to many other markets around the world. The Company has since expanded its international manufacturing operations by acquiring Mondel Engineering Ltd.'s brake manufacturing operations in Canada in 1995. In addition, the Company has acquired regional crane assemblers and large distributors in Alabama, Ohio, South Carolina, Canada, Mexico, Scotland and Singapore. Since July 1994, the Company has acquired a total of 12 businesses that collectively generated annual revenues in excess of $170.0 million in fiscal 1997 (of which $112.1 million was attributable to Morris Ltd.).

Industry Overview

      Industrial cranes and hoists provide "through-the-air" material handling for a broad range of industrial applications. Within the industrial setting, through-the-air material handing equipment continues to be one of the most flexible, effective and reliable means of transferring materials while maximizing the use of available space. Through-the-air material handling equipment provides more efficient space and capacity utilization than fixed conveyors and traditional forklifts. These tools are widely used in manufacturing industries with no practical alternative or substitute. The industry is comprised of original equipment cranes and hoists, and aftermarket parts, service and modernizations. Despite global demand, the industrial crane and hoist industry remains highly fragmented, with three global participants and a large number of regional and local players.

      The United States market for industrial overhead cranes and hoist products is estimated to be approximately $800 million per year and the potential aftermarket for such products is estimated to be approximately $1.2 billion per year. Management estimates that the global market is several times larger. In mature industrialized economies, original equipment growth is driven by the need for upgrades and replacements as well as capacity expansion. Technological innovations such as more compact, space efficient cranes, built in diagnostic systems and sophisticated motors and transmissions, improve operating efficiency and fuel the replacement/upgrade market. In emerging economies, however, the market for overhead cranes is tied principally to industrial development. Demand for aftermarket products and services is driven by general wear and tear of equipment and increases as a result of growth in the installed base of cranes and hoists. Management believes that the global market for outsourced crane maintenance and repair services is continuing to grow as more companies focus on core competencies and use outsourced suppliers.


Competitive Strengths

      Large Installed Base of Existing Equipment. The Company believes it has one of the largest installed bases of industrial cranes in North America, the United Kingdom and South Africa. This installed base provides the Company with well-established relationships and a strong platform upon which to pursue high margin aftermarket opportunities. A large portion of the Company's installed base is used in demanding process industries which require frequent replacement parts, repairs, inspection services and modernizations.

      Stable Aftermarket Demand and Earnings. Material handling products are critical to customers' operations. As long as industrial plants continue to operate, the cranes and hoists used in such facilities will require replacement parts and maintenance services, irrespective of economic cycles. Management has increased its focus on aftermarket operations, and this more stable business represented 65% of the Company's gross profit in fiscal 1997.

      Diverse Customer Base. The Company sells both original equipment and aftermarket products and services to thousands of customers operating in various manufacturing industries in more than 50 countries. Management believes that this geographic and industry diversity helps to lessen the effect on the Company of economic cycles that may affect a particular region or industry.

      Reputation for Reliability and Engineering Expertise. Over its long history of providing custom engineered cranes and hoists, the Company has developed a reputation for engineering expertise and product reliability. As the Company has developed a number of innovative technologies, it has enhanced its reputation and built a platform to pursue the higher volume standard crane market. In addition, the Company has been able to apply its proven technical skills in the aftermarket business.

      Company-Owned Distribution and Service Network. The Company has developed an international distribution and service network with 61 Company-owned locations in key industrial markets. This DSC network is central to the Company's strategy of being a single source provider of original equipment and aftermarket products and services. Management believes that ownership of its primary distribution channel provides the following competitive advantages: (i) a higher level of control over the delivery of its products and services; (ii) faster service response time; (iii) quicker delivery of standard cranes at a lower cost; and (iv) increased sales and margins by capturing the incremental profit that would otherwise be recognized by independent distributors.

      Experienced Management Team. The Company is run by an experienced, entrepreneurial and talented management team led by its President, Michael Erwin. The top seven executives combined have over 100 years of experience at the Company. Mr. Erwin has run the Company since December 1994 and, along with the rest of the senior management team, has developed and implemented the Company's successful growth strategies. In acquiring 12 companies since 1994, management has demonstrated its ability to acquire and integrate businesses in a disciplined and effective manner. Under current management's leadership, EBITDA has grown at a compound average annual rate of approximately 45% from fiscal 1994 through fiscal 1997. The Company, however, has incurred substantial indebtedness in connection with the Transactions. As a result, it may be at a disadvantage because it is may be more leveraged than some of its competitors.


Business Strategy

      Management has developed an integrated strategy designed to increase revenues and profits by capitalizing on the Company's large installed base of equipment, Company-owned distribution and service network and technical competencies to capture greater market share and differentiate the Company from original equipment-focused competitors.

The key components of the Company's strategy are as follows:

      Focus on Aftermarket Opportunities. The United States industrial crane and hoist aftermarket is estimated to be $1.2 billion annually and management estimates the global aftermarket to be several times that amount. This market is highly fragmented and a substantial portion of repair and maintenance work is performed by customers' own maintenance personnel. A recent independent study indicates that the Company currently captures approximately 25% of the United States aftermarket potential of its own installed base and less than 10% of the entire United States aftermarket potential. Management has developed a series of focused marketing programs and product offerings designed to capture a greater share of the aftermarket business by taking advantage of the Company's large installed base, brand recognition, and local DSC network. The Company is beginning to see the benefits of these efforts and aftermarket sales have increased in each of the last four years.

      Provide High Level of Customer Support. The Company's products and services are designed to meet its customers' objectives of lowering their material handling costs and increasing the efficiency of their operations. The Company's goal is to help its customers reduce costs and increase profitability through the proper selection, design, manufacture and installation of original equipment and by providing a wide variety of aftermarket products and services. Management believes that this ability to provide comprehensive solutions to its customers' needs is a competitive advantage.

      Expand DSC Network. The Company's DSCs are its platform for growth and central to its strategy of being a single source provider of original equipment and aftermarket products and services. The Company's North American DSC network covers a broad territory of geographically dispersed customers. The Company plans to continue developing this network with the goal of having a DSC in each key industrial market in North America. The Company has developed similar DSC networks in the United Kingdom and South Africa, and management plans to replicate this model in other attractive markets.

      Improve Production Efficiency to Reduce Costs. Management has implemented numerous efficiency initiatives that it believes will improve the Company's competitiveness while enhancing profit margins. The Company is completing the re-engineering of various operations to cellular manufacturing. In addition, the Company has standardized a number of its proprietary components which it manufactures at specialized facilities for global distribution. Management believes these initiatives will enable the Company to lower its overall cost structure by reducing labor, engineering, and fabrication expenses and to achieve economies of scale and permit faster deliveries. In the United States, the lead time required to deliver certain original equipment was reduced by as much as 50% in fiscal 1997.

      Increase Sales of High Volume Original Equipment Products. The Company plans to continue increasing its penetration of the higher volume and more stable market for standard cranes and hoists by: (i) capitalizing on its brand equity in engineered cranes; (ii) reducing costs; and (iii) improving delivery times. The Company has tripled the number of standard cranes it has sold in the United States during the past three years, yet its share of the United States standard crane market in fiscal 1997 was still less than 15%.

      Expand Through Selected Acquisitions. The global material handling industry is highly fragmented and is beginning to consolidate as a result of the scale economies that favor larger competitors. Management believes that the Company is well positioned to capitalize on this opportunity. Since July 1994, the Company has acquired 12 businesses which collectively generated annual revenues in excess of $170.0 million in fiscal 1997. The Company plans to continue making strategic acquisitions to penetrate new markets and to expand its range of product and service offerings.

Products and Services

      The Company operates through two distinct but interrelated business groups: (i) original equipment and (ii) aftermarket products and services.

Original Equipment

      The Company's original equipment operations design, manufacture and distribute a broad range of standard and engineered overhead and gantry cranes, hoists and related products. The Company's original equipment products have a reputation for quality, durability and technological innovation.

      Engineered Cranes. Management attributes the Company's position as a leading manufacturer of industrial cranes to its reputation for reliability and engineering sophistication. The Company's engineered cranes are used by customers with unique performance requirements that cannot be achieved with a standard overhead crane. The Company's engineered cranes are individually designed for specific applications in a wide variety of demanding environments and typically have a high load capacity. Each unit is highly engineered, incurring between 300 and 4,500 hours of engineering, and is generally priced between $60,000 and $6.0 million. The Company markets engineered cranes under the P&H (North and South America and Southeast Asia) and Morris (United Kingdom, South Africa, Scandinavia, the Middle East and Southeast Asia) brand names.

      Within the engineered crane market, performance is often the most critical purchase criterion for a customer. Given the premium placed on technological sophistication and specific product performance, customers purchasing highly engineered cranes tend to be less sensitive to the length of time between order and delivery than most standard overhead crane customers. Overall lead times for engineered cranes typically range between 20 and 40 weeks and include on-site inspection of customer needs, in-house engineering and development, manufacturing, product testing and installation. Many engineered crane projects are completed pursuant to contracts on which the Company receives progress payments and for which the Company occasionally must post performance bonds.

      Engineered cranes provide particularly valuable aftermarket opportunities since they often operate in harsh environments and require frequent replacement parts and a high degree of ongoing inspection and maintenance services. Management believes that the Company is well positioned to provide these services for its customers as a result of its product knowledge, expertise and local technical support.

      Due to the advanced design of an engineered crane, these products are generally manufactured at one of the Company's facilities located in Oak Creek, Wisconsin, Loughborough, England or Johannesburg, South Africa. Each of these facilities maintains advanced manufacturing capabilities, sophisticated engineering skills, project management and inspection capabilities.

      Standard Cranes. The Company's standard cranes, which utilize pre-engineered components, are adaptable to a wide variety of uses. While the cranes are configured to meet each customer's particular needs, the degree of specific engineering is typically limited to less than 100 hours and most often falls within the 20 to 60 hour range. These cranes typically range in price from $10,000 to $200,000. The Company markets various standard cranes under the P&H (North and South America and Southeast Asia), Morris (United Kingdom, South Africa, Scandinavia, the Middle East and Southeast Asia), Kaverit (Canada) and Hercules (Mexico) brand names.

      While engineered cranes have typically been produced by larger manufacturers, local crane builders have historically supplied significant numbers of standard cranes. Delivery time and price are key purchase criteria. The Company has successfully grown its standard crane sales by expanding local assembly operations to shorten delivery times and reduce costs.

      Hoists. The Company manufactures electric wire rope and chain hoists, manual chain hoists and ratchet lever hoists. The Company's hoists range in capacity from 1/8 of a ton to 60 tons and feature a variety of electrical control technologies. Customers select a specific type of hoist based on the number of lifts to be performed per day and the average load capacity. Hoist product prices range from $100 to $150,000, with most sold in the $1,000 to $8,000 range. The Company markets its industrial hoists under the Redi-Lift and Hevi-Lift brand names in North and South America and under the Morris brand name in the United Kingdom, South Africa, South America and Southeast Asia. Through the acquisition of Morris Ltd. in 1994, the Company significantly strengthened its position in the hoist marketplace. In 1994, a portion of the Company's Loughborough, England facility used to manufacture electric hoists was destroyed by a fire. The Company rebuilt the facility as a state-of-the-art hoist manufacturing and assembly plant.

      Other Components. Over the past several years, the Company has significantly expanded its product breadth through strategic acquisitions and the focused application of its technical expertise to complementary component products. Industrial brakes and winches represent two important component products manufactured by the Company and marketed to end-users and/or to other industrial equipment manufacturers.

Aftermarket Products and Services

      The Company's aftermarket business consists of replacement parts, repairs, inspection and maintenance services, and modernizations for products manufactured by both the Company and its competitors. The Company's network of DSCs and independent distributors located around the world is the platform for the Company's aftermarket sales activities, serving as distribution centers for its original equipment and replacement parts as well as the focal point for service activities. While aftermarket sales accounted for approximately 40% of net sales in fiscal 1997, they accounted for 65% of gross profit. While the Company's share of the aftermarket business on its United States installed base is approximately 25%, where proprietary parts or product knowledge is important, the Company has a significantly higher share of the aftermarket business.

      Parts and Components. The Company manufactures a wide range of replacement parts and components necessary to maintain cranes and hoists manufactured by both the Company and its competitors. These parts are sold through both DSCs and independent distributors and agents.

      Given the long useful life of an overhead crane, which ranges from 20 to 50 years, the Company's installed base of equipment provides a strong foundation for the Company's aftermarket business. Parts sales are generated by customer requests and through service personnel during scheduled inspections, appraisals and service calls.

      The Company markets both proprietary and commercially available parts for its equipment. Proprietary parts command premium prices because they either have unique design attributes that make them prohibitively expensive to reverse engineer or are critical parts where an inadequate substitute could have catastrophic consequences.

      Service. The Company provides installation, repair, inspection and maintenance services, primarily through its DSC network. The Company provides these services under highly recognized trade names including ProCare (United States, Canada), Crane Aid (South Africa) and UK Crane Service (United Kingdom).

      The Company has expanded its service offerings as a strategic response to customers' increased interest in outsourcing the repair, inspection and maintenance of overhead cranes and hoists. Currently, management estimates that more than 30% of the Company's total repair and maintenance net sales are from services performed upon cranes and hoists manufactured by its competitors. Management believes that there is significant opportunity to leverage its growing service operations to provide similar services on significantly more of the cranes and hoists manufactured by its competitors.

      In addition to responding to service calls from clients, the Company has [6~expanded its portfolio of services to include inspections for regulatory compliance purposes (such as OSHA) as well as an innovative Crane Appraisal/Repair Evaluation (CARE) program. The CARE program thoroughly assesses the condition and performance of a crane and provides a concise reference document for restoring the equipment to optimal operating performance. Each of these inspection programs sends a highly-trained service technician into customers' factories to evaluate the overall condition of the crane or hoist, and allows the technician to recommend preventive maintenance and replacement components. See "--Sales, Marketing and Distribution."

      Modernizations. Crane modernizations provide an attractive opportunity for the Company to generate additional revenue from the entire installed base of equipment. By upgrading the electrical and mechanical systems on existing cranes, the Company can help its customers to optimize crane performance and improve the capacity and efficiency of their operations. The cost of modernizing an older crane typically ranges between 10% and 60% of the cost of a new product.

Sales, Marketing and Distribution

      Due to the diverse nature of its product lines and customer requests, the Company uses multiple sales approaches to serve its large customer base. A majority of sales are generated by Company employees and DSCs. In addition, the Company utilizes a number of independent agents and distributors in certain markets. In many markets, the members of the Company's sales staff specialize in either original equipment or aftermarket products and services. These employees have the ability to effectively identify and service the original equipment and aftermarket needs of the customer, thereby positioning the Company as a single source provider.

      With the exception of very sophisticated original equipment projects, the Company's selling efforts occur primarily at the regional level. For sophisticated original equipment, the Company uses dedicated worldwide product or engineering specialists to "team sell" the products. In this process, the team provides written specifications, design concept consulting, project scope development and project financial planning.

      In order to develop stronger and more knowledgeable customer relationships, the Company has developed a DSC network, bringing the Company's parts and service operations closer to the customer. The Company's DSC network provides three distinct yet integrated functions: (i) a distribution network for parts; (ii) a sales organization for original equipment; and (iii) an installation, repair, inspection and maintenance service operation. The Company has significantly expanded its DSC network in recent years through both acquisitions of previously independent distributors as well as the start-up of new DSCs.

      The Company's DSC network consists of 61 locations, including 38 in North America. In 1994, the Company opened its first DSC in the United Kingdom and, over the past three years, has built a DSC network with 12 locations that operate under the UK Crane Service trade name. The Company's DSC network in South Africa presently consists of 10 locations that operate under the Crane Aid trade name.

      The DSC network maintains an inventory of fast-moving parts and deploys fully equipped service technicians, to provide product support to local customers. Certain of the Company's DSCs also build small, standardized original equipment cranes, which has enabled the Company to increase its penetration of the standard crane market. The Company's goal is to have a DSC in each key industrial market in North America. In certain customer locations, the Company has technicians permanently on site to provide immediate technical support or routine preventive maintenance.


      The following table outlines the Company's current DSC network:

Location                      Principal Trade Names                  Number
--------------------------------------------------------------------------------
North America                 P&H Material Handling Center             38
United Kingdom                UK Crane Service                         12
South Africa                  Crane Aid                                10
Southeast Asia                Morris Blooma                            1

      The Company's distribution and service operations are also supported by distributor and agent relationships in more than 50 countries, many of which are unwritten arrangements that may be terminated at any time.

Manufacturing

      The Company employs high-quality, technically advanced manufacturing at its core facilities. The Company utilizes specialized manufacturing facilities in combination with regional assembly to balance the different operational requirements faced by a full service participant in the overhead crane and hoist industry.

      The specialized manufacturing facilities build highly engineered cranes and utilize advanced technology throughout the manufacturing process. These facilities support the regional DSC crane assembly operations by providing high-quality, standardized components which are manufactured using processes which are not economical for smaller, regional facilities. For example, due to the specialized nature of the machining and assembly processes associated with hoists and brake systems, focused manufacturing facilities located in Loughborough (hoists) and Toronto (brakes) are used to produce the majority of these components for distribution to the Company's facilities throughout the world. This centralization allows the Company to take advantage of economies of scale and focused engineering resources while supporting the Company's objective of standardizing component design and manufacturing.

      By providing light manufacturing and assembly of standardized overhead crane products on a regional basis, the Company addresses customers' demand for cost effective products and shorter lead-times. This regional manufacturing strategy also benefits the Company's new product development efforts since the regional DSC manufacturers have a better understanding of end-users' performance needs.

Raw Materials

      The Company maintains strong relationships with a large number of suppliers both domestically and abroad. Typically, the Company will source raw materials from a local supplier in the region of the manufacturing facility, often entering into a blanket purchase order or an equivalent arrangement to reduce costs. Under certain circumstances, however, the Company will establish a long-term supply arrangement, either in an attempt to secure product consistency or to take advantage of volume discounts. Some of the materials most frequently purchased by the Company include steel, electric motors, castings and forgings, electrical controls and components, and power transmission and related components. Substantially all of the materials purchased by the Company are available from a variety of sources within the country of manufacture or abroad.

Backlog

      The Company's backlog of orders at April 30, 1998 was approximately $103.5 million compared to approximately $97.7 million at April 30, 1997. However, bookings in the six months ended April 30, 1998 increased by $20.8 million or 14.6% as compared to the six months ended April 30, 1997. The change in backlog is primarily attributable to increased bookings offset in part by reduced through-put time as the Company has improved its manufacturing operations. In the United States, the lead time required to deliver certain original equipment was reduced by as much as 50% in fiscal 1997. The
Company's orders for standard hoist products are usually shipped within 3 to 12 weeks. Overall lead times for products that are manufactured to customer's specifications typically range between 12 and 40 weeks. The backlog of orders that will not be shipped in fiscal 1998 is estimated to be approximately
$12.0 million.

Warranties

      The Company generally provides a warranty on its products for periods of one to two years. At April 30, 1998, the Company had accrued warranties of approximately $2.8 million.

Trademarks and Brand Names

      The Company offers its equipment and services primarily under the P&H and Morris brand names. The P&H and Morris trademarks, which have been consistently used for over 100 years, are recognized in important markets around the world. P&H is currently used on above-ground mining equipment manufactured by HarnCo, as well as on the crane and hoist products manufactured by the Company for related services offered by the Company. HarnCo has licensed to the Company the sole and exclusive right to use the P&H trademark on a worldwide basis in connection with "through-the-air" material handling original equipment from the date of the Recapitalization Closing until 15 years after the earlier to occur of a sale of Holdings to a third party or a public offering of the common stock of Holdings, the Company or their parents or successors, and for an additional seven years in connection with aftermarket products and services. The royalty fee for use of the trademark is 0.75% of the aggregate net sales of the MHE Business for the ten year period commencing March 30, 1999. See "Certain Relationships and Related Transactions."

      The Company also sells products under the Kaverit and Mondel trademarks in Canada, and the Hercules trademark in Mexico. It provides aftermarket service under the ProCare trademark in the United States, the UK Crane Service trademark in the United Kingdom, and the Crane Aid trademark in South Africa. The Company also uses a variety of other marks in different countries. There are no known conflicts or third party rights which would materially impact the Company's limited use of the P&H trademark in connection with the Company's business activities for the life of the license agreement or use of its other trademarks.

Patents

      The Company owns approximately 60 United States patents and pending patent applications and approximately 120 foreign patents and pending patent applications, primarily in Brazil, Canada, Japan, Mexico and the United Kingdom. The Company has acquired patents pertaining to improvements in stacker cranes, portal cranes, anti-sway cable reeving systems for cranes, automation and controls, and crane wheel and rail configurations to prevent skewing of rail-mounted cranes. Most of the products manufactured by the Company are proprietary in design and the Company is not aware of any subsisting patents held by others which would be infringed by the manufacture and sale of the Company's current lines of crane and hoist products. Patents are important to the Company because, among other things, they prevent competitors from using the Company's proprietary inventions and designs. The Company believes this provides a competitive advantage in the marketplace. However, the Company's overall competitive position is not dependent upon a particular patent, nor would the loss of any particular patent have a material impact upon the Company's competitive or financial position. Nonetheless, the Company expects to continue to protect its proprietary technology through patents and other forms of intellectual property. The Company has aggressively pursued infringement of its proprietary rights and intends to continue to do so should the need arise. The Company's patents have a duration ranging from approximately one to eighteen years, depending on the filing dates of the patent applications.

Competition

      The industrial crane and hoist industry is highly fragmented, with three global participants and many regional and local players. Therefore, the markets in which the Company operates are highly competitive, and the Company faces competition from a number of different manufacturers in each of its product areas and geographic markets, both domestic and foreign. Globally, the Company believes it is one of the three largest manufacturers of industrial overhead cranes and one of the largest providers of related aftermarket products and services. Other global competitors include Mannesmann Dematic AG, a subsidiary of Mannesmann AG, and KCI Konecranes International Corp. Within specific geographic and product markets, the market share of the top participants often varies.

Governmental Regulation

Environmental Regulation

      The Company's operations and properties worldwide are subject to extensive and changing legal requirements and regulations pertaining to environmental matters. In 1997, expenditures in connection with the Company's compliance with federal, state, local and foreign environmental laws and regulations did not have a material adverse effect on the Company's earnings or competitive position.

      The principal environmental compliance issues that arise in connection with the Company's manufacturing facilities are hazardous/solid waste disposal and air emissions (primarily paint and welding). The Company's DSCs do not create environmental conditions that materially affect the Company's operations.

      The Resource Conservation and Recovery Act ("RCRA") requires the Company to manage and recycle or dispose properly of the wastes it generates from its manufacturing operations. Similar foreign hazardous waste laws and regulations apply to the Company's facilities outside the United States. RCRA and these other hazardous waste laws and regulations include storage, management and manifest provisions, among others. The Company also has embarked on a pollution prevention program, for example, reducing the hazardous waste generated at its Oak Creek, Wisconsin facility by 63 percent in 1996 from the prior year, while at the same time increasing production. The Company has agreements worldwide with hazardous waste management firms to recycle or dispose properly of generated hazardous wastes. Many of the Company's regional distribution centers have a "parts washer sink" on-site, and the spent solvents generated from these minor cleaning activities are managed, collected and recycled under contracts with waste management firms. The Company is not aware of any material non-compliance with applicable hazardous waste laws and regulations at its facilities or operations.

      Under the Clean Air Act, the States have adopted an array of control measures and programs to minimize certain hazardous air pollutants and particulate matter. The Company has obtained necessary permits for any affected facilities. Foreign clean air laws and regulations address many of the same pollutants and issues. Considerable regulatory activity is expected in the next ten years with the implementation of 1997 changes to the national ambient air quality standards for ozone and particulate matter. The Company has made a number of select investments in equipment at its primary manufacturing sites in anticipation of these changes. The adoption of some of these additional clean air regulations might require the Company to make further capital expenditures not currently anticipated and that may be material.

      In connection with the ownership of its properties and operation of its business, the Company may also be subject to liability under various federal, state, local and foreign laws, regulations and ordinances relating to clean-up and removal of hazardous substances on, under or in such properties. Certain laws, such as the Comprehensive Environmental Response, Compensation and Liability Act, typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous substances also may be liable for the costs of removal and remediation of such substances at the treatment or disposal site, regardless of whether such site is owned or operated by such person. Under the terms of the Recapitalization Agreement, HarnCo retained all liability for the only two, open environmental clean-up claims brought against HarnCo in the Milwaukee area. The Company and its management are not aware of any other material environmental clean-up claim which is pending or is threatened against the Company, but there can be no assurance that any such claim will not be asserted against the Company in the future.

      The Company has undergone significant expansion in recent years through acquisitions, and management has decided that it is important for the Company's operations to adopt a "proactive" compliance management approach to environmental matters. The Company hired a manager of safety, health and environmental affairs in September 1996 to oversee worldwide compliance, and staff has been designated to lead compliance activities at each facility. The Company also is developing an "Annual Compliance Calendar" matrix for all required facility reports and an audit system for all environmental, safety and health issues. A key component of the Company's environmental strategic management plan is training for managers and employees. Once fully implemented in 1998, the Company believes its compliance program will be in conformance with ISO 14000 standards.

      It is likely that situations will arise from time to time requiring the Company to incur expenditures in order to ensure continuing regulatory compliance. The Company is not aware of any environmental condition or any operation at any of its properties or facilities, either individually or in the aggregate, which would cause expenditures that would result in a material adverse effect on the Company's results of operations, financial condition, or competitive position. There could be future, unknown environmental regulatory changes that could have a material effect.

      In connection with the Transactions, an environmental assessment of certain of the Company's properties and operations at which the Company may have potential environmental liabilities has been conducted. This environmental assessment has indicated that no environmental matters or compliance issues exist at the Company's United States properties and operations that would have a material adverse effect on the Company's earnings or competitive position. At some of the Company's foreign properties and operations, however, the environmental assessment has indicated a need for the Company to conduct certain follow-up measures in order to reduce potential environmental liabilities. The Company intends to follow up on certain of the recommendations made in the environmental assessment with respect to both United States and foreign properties. There can be no assurance that unknown conditions at the Company's facilities will not result in potential liabilities that may be material.

      The Loughborough, England facility is subject to an air emissions permit, the limits of which became enforceable in April 1998. The Company has retained a consultant who has conducted tests to determine if the facility complies with such limits. However, the results of the consultant's tests have not been received to date. Further, the Company is currently evaluating the purchase of insurance to cover some or all potential environmental liabilities.

Other Regulation

      The Company's operations also are subject to many other laws and regulations, including those relating to workplace safety and worker health (principally OSHA and regulations thereunder in the United States and similar laws in most other countries). The Company believes it is in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on its cash flow, results of operations or financial condition.

Properties

      The Company maintains its corporate headquarters in Oak Creek, Wisconsin and conducts its principal operations at the following facilities:

                                                                                      Square
Location                Utilization                                        Footage   Owned/Leased
----------------------------------------------------------------------------------------------------
Loughborough, U.K.      Crane/hoist manufacturing                           420,000  Owned(a)
Oak Creek, WI           Crane/hoist/winch manufacturing                     277,000  Owned
Johannesburg, S.A.      Crane/hoist manufacturing                           124,000  Owned
Franklin, OH            Regional fabrication/remanufacturing                 75,000  Owned
Mexico City, Mexico     Crane/hoist manufacturing/distribution/service       65,000  Owned
Edmonton, Canada        Crane/hoist regional manufacturing/service           58,300  Owned
Windsor/Madison, WI     Crane/hoist remanufacturing                          55,000  Leased(b)
Mauldin/Greenville, SC  Regional crane assembly/service                      40,400  Leased(c)
Birmingham, AL          Regional crane assembly/service                      36,500  Owned/Leased(d)
Singapore, Singapore    Parts warehouse/crane assembly/hoist distribution    21,200  Licensed(e)
Toronto, Canada         Brake systems and parts manufacturing                17,600  Leased(f)

----------

(a)   Unused portions are subleased.
(b)   Lease expires May 31, 2002.
(c)   Lease expires December 31, 2004.
(d) The Company owns the property with the exception of a portion thereof leased (with an option to purchase) from the Industrial Revenue Board of Birmingham.
(e) The property is held under a license granted pursuant to a building agreement with the Jurong Town Corporation of Singapore. Subject to compliance with certain stipulated conditions in such agreement, the Company is to be granted a 30-year lease of the property from April 1, 1994.
(f)   Lease expires February 15, 2000.

      The Company also owns and leases a number of other properties as DSCs in the United States, Canada, the United Kingdom, South Africa and Mexico.

      The Company believes that its properties have been adequately maintained, are in generally good condition, and are suitable for the Company's business as presently conducted. The Company believes its existing facilities provide sufficient production capacity for its present needs and for its anticipated needs in the foreseeable future. The Company also believes that upon the expiration of its current leases, it either will be able to secure renewal terms or enter into leases for alternative locations at market terms.

Employees

      At April 30, 1998, the Company had a total of 2,040 full-time employees, of which 772 were hourly and 1,268 were salaried personnel. Approximately 79% of the Company's hourly employees are represented by unions. The Company's United States operations employ approximately 904 employees, of which 156 production and maintenance employees at the facility in Oak Creek, Wisconsin are unionized. Until the October 1997 Drop Down, the Company's unionized employees in the United States were covered by a collective bargaining agreement between HarnCo and the United Steelworkers of America, Local 1114, which expires August 31, 1998. In connection with the October 1997 Drop Down, these employees became employees of MHLLC, a newly-created wholly-owned subsidiary of the Company. The Company will honor the collective bargaining agreement as to its employees through the remainder of its term. Negotiations with respect to a new collective bargaining agreement have begun and the Company is seeking changes in benefit programs. In addition, the Company is a party to several agreements with unions representing certain of its employees in Mexico, South Africa and the United Kingdom. These agreements all have a one year term. There can be no assurance that the Company will be able to successfully negotiate a new collective bargaining agreement with Local 1114 or any other collective bargaining agreements upon their expiration without work stoppages.

      None of the Company's businesses has experienced a significant strike, slowdown, or lockout within the last ten years. The Company believes that its relationship with its employees is good and that it provides working conditions, wages, and benefits that are competitive with other providers of the kinds of products and services offered by the Company.

Legal Proceedings

      From time to time, the Company is involved in routine litigation incident to its operations. The Company believes that any pending or threatened litigation will not have a material adverse effect on its consolidated results of operations and financial condition.

                                   MANAGEMENT

      The following sets forth certain information with respect to the persons who are members of Holdings' Board of Directors or the senior management team of the Company and/or Holdings.


      Name                        Age  Position
      ----                        ---  --------
Michael S. Erwin................   45  President, Chief Executive Officer and Director
David D. Smith..................   43  Vice President--Finance and Director
Peter A. Kerrick................   41  Vice President--Equipment
Richard J. Niespodziani.........   46  Vice President--Aftermarket Products
Edward J. Doolan................   46  Vice President--Distribution & Service
K. Bruce Norridge...............   51  Vice President--Europe & Africa
Michael J. Maddock..............   55  Vice President--Pacific Rim & Middle East
Martin L. Ditkof................   40  General Counsel and Secretary
Todd R. Berman..................   40  Chairman of the Board
Jay R. Bloom....................   42  Director
Robert W. Hale..................   51  Director
Michael S. Shein................   34  Director
Michael R. Young................   53  Director
Larry Zine......................   43  Director

Michael S. Erwin--Michael Erwin serves as President and Chief Executive Officer of Holdings and the Company. He has run the Company since December 1994 and has served as a director of Holdings since 1995. Since joining the Company in 1974, he has held a variety of positions, including General Manager, Equipment Division; Operations Manager, Oak Creek; Marketing Manager, Hoist Division; and Material Handling Regional Manager, Chicago. Mr. Erwin holds a Bachelor of Science degree in Business Management, System/Operations Management from Milwaukee School of Engineering and an Associate's Degree in Mechanical Technology from Milwaukee Area Technical College.

      David D. Smith--David Smith has been serving as Vice President--Finance of the Company since March 30, 1998 and as a director and Vice President of Holdings since 1997. Previously, he served as Vice President and Controller of the Company since 1993. Mr. Smith joined the Company in 1988 as a Senior Operations Auditor. Mr. Smith received his Bachelor of Science in Business Administration from Bucknell University and his M.B.A. from the University of Pittsburgh. Mr. Smith is a Certified Public Accountant.

      Peter A. Kerrick--Peter Kerrick assumed his current position as Vice President--Equipment of the Company in 1995. Since joining the Company in 1978 as a Design & Project Engineer, Mr. Kerrick has held numerous positions with the Company, primarily in the sales capacity. Mr. Kerrick obtained a Bachelor of Science degree in Mechanical Engineering from Purdue University.

      Richard J. Niespodziani--Richard Niespodziani has served as Vice President--Aftermarket Products of the Company since 1994. Prior to his current position, Mr. Niespodziani served as General Manager for five different business areas at the Company. He also has held multiple positions related to the Company's aftermarket operations since joining the Company in 1974. Mr. Niespodziani received his Bachelor of Science degree in Business Administration from the University of Wisconsin Stevens Point and his M.B.A. from the University of Wisconsin Whitewater.

      Edward J. Doolan--Edward Doolan serves as Vice President--Distribution & Service of the Company. Prior to being promoted to his current position in 1994, Mr. Doolan served in a variety of positions in the aftermarket products and service groups. He joined the Harnischfeger team in 1979 and became Director of Product Support for the Company in 1985. Mr. Doolan has a Bachelor of Science in Industrial Engineering from Georgia Tech and an M.B.A. from Marquette University.


      K. Bruce Norridge--Bruce Norridge has been Vice President--Europe & Africa of the Company since September 1997. Prior to that, he was Managing Director of Morris Ltd.'s Engineered Products Division from 1992 to 1997. Mr. Norridge has been employed with Morris Ltd. since 1979. Mr. Norridge received a National Diploma in Structural Engineering and an Advanced Diploma in Production Management and is a graduate fellow of the

Production Management Institute of South Africa. Mr. Norridge is a Registered Professional Technologist in Engineering and a Registered Professional Production Manager.

      Michael J. Maddock--Michael Maddock has been Vice President--Pacific Rim & Middle East of the Company since September 1997. Previously, Mr. Maddock held a number of positions at Morris Ltd., including Director and General Manager, Hoist Division, and Managing Director, Standard Products Division. He joined Morris Ltd. in 1989. Mr. Maddock received his M.I. in Mechanical Engineering from the Institute of Mechanical Engineers, a Bachelor of Science in Metallurgy from the University of Surrey, a Higher National Diploma in Mechanical Engineering and a Higher National Certificate in Production Engineering. He received his Membership from the Institute of Mechanical Engineers.

      Martin L. Ditkof--Martin Ditkof currently serves as General Counsel of the Company and as Secretary of Holdings. He joined the Harnischfeger team as a Corporate Attorney in 1988 and assumed his current position at the Company in November 1995. Mr. Ditkof received a Bachelors degree in Business Administration from the University of Michigan and his Juris Doctorate from Cornell Law School.

      Todd R. Berman--Todd Berman has been Chairman of the Board of Holdings since March 30, 1998. Mr. Berman is the founder and President of Chartwell Investments Inc. He has served as Chairman of the Board of Griffith Consumers Company, one of the nation's largest independent distributors of heating oil and other petroleum products, since December 1994; as Chairman of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva peninsula (Delaware, Maryland, Virginia), since December 1994; and as a director of Petro Stopping Centers, L.P., a leading operator of large, full-service truck stops, since January 1997. Mr. Berman has been with Chartwell Investments Inc. or its predecessor since 1992. He received his A.B. from Brown University and an M.B.A. from Columbia University Graduate School of Business.

      Jay R. Bloom--Jay Bloom has been a director since March 30, 1998. Mr. Bloom is a Managing Director and co-head of the High Yield Group of CIBC Oppenheimer. In addition, he is the co-head of CIBC High Yield Merchant Banking Funds. At CIBC Oppenheimer, he has been responsible for overall portfolio strategy, numerous high yield financings and investments in numerous companies through the merchant banking funds. Prior to joining CIBC Oppenheimer in 1995, Mr. Bloom was a founder and managing director of The Argosy Group L.P. Before Argosy, Mr. Bloom was a managing director in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Bloom serves on the board of directors of GT Crossing Limited, Global Telesystems Limited, Heating Oil Partners, L.P., Consolidated Advisers Limited, L.L.C., and Riverside Millwork Company, Inc. and is on the Board of Advisors of Oak Hill Securities Fund, L.P. Mr. Bloom received his B.S. and M.B.A. degrees from Cornell University, graduating summa cum laude, and his Juris Doctorate from Columbia University School of Law.

      Robert W. Hale--Robert Hale was appointed as the representative of HarnCo to the board of directors of Holdings (pursuant to the terms of the Stockholders' Agreement (as defined herein)) on March 30, 1998 and has served as a director since that date. Mr. Hale is President of HII's P&H Mining Equipment division, a position he has held since 1994. Previously, Mr. Hale ran the Company, serving as Senior Vice President and General Manager of HII's P&H Material Handling division from 1988 to 1994. Mr. Hale received a Bachelor of Science in civil engineering from Marshall University and is a graduate of Harvard's AMD Program.

      Michael S. Shein--Michael Shein has been a director and Vice-President of Holdings since March 30, 1998. Mr. Shein is a Managing Director and co-founder of Chartwell Investments Inc. and has been with Chartwell Investments Inc. or its predecessor since 1992. Mr. Shein has served as a director of Griffith Consumers Company, one of the nation's largest independent distributors of heating oil and other petroleum products, since December 1994; a director of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva peninsula (Delaware, Maryland, Virginia), since December 1994; and a director of Petro Stopping Centers, L.P., a leading operator of large, full-service truck stops, since January 1997. Mr. Shein received a B.S. summa cum laude from The Wharton School at the University of Pennsylvania.

      Michael R. Young--Michael Young has served as a director since March 30, 1998. Mr. Young has served as the Chairman, Chief Executive Officer and President of Bristol Compressors from 1983 to 1987 and since 1996. Mr. Young was the Chairman and Chief Executive Officer of Evcon Industries from 1991 to 1995 and was integrally involved in selling the company to York International. Mr. Young was the President and Chief Operating Officer of

York International from 1988 to 1989. From 1976 to 1983, Mr. Young was Director of Product Development for Rockwell International's Automotive Operations and prior to that was Chief Engineer of Eaton Corporation's Engineering & Research Center. Mr. Young received B.S., M.S. and Doctorate degrees from the University of Detroit.

      Larry Zine--Larry Zine serves as a director since March 30, 1998. Mr. Zine has been Executive Vice President and Chief Financial Officer of Petro Stopping Centers, L.P., a leading operator of large full-service truck stops since December 1996. Mr. Zine served as the Executive Vice President and Chief Financial Officer for The Circle K Corporation, the second largest chain of convenience stores in the United States, from 1988 to 1996. Mr. Zine was an integral part of The Circle K Corporation's reorganization from bankruptcy in July 1993, its initial public offering in March 1995 and subsequent sale in June 1996. Mr. Zine has worked for The Circle K Corporation for 15 years in various capacities. Mr. Zine was educated at the University of North Dakota and holds an M.S. degree in accounting and a B.S.B.A. in marketing.

                              Director Compensation

      Holdings contemplates that it will not pay directors fees to any of its directors. Holdings will reimburse its directors for all reasonable out-of-pocket expenses incurred in connection with attending Board meetings.

                             Executive Compensation

      Holdings does not contemplate that it will compensate its officers for their services as officers of Holdings.

Arrangements After Consummation of the Transactions

Employment Agreements

      On March 30, 1998, the Company entered into new employment agreements with certain senior managers of the Company, including the Named Executive Officers. The agreements with Messrs. Erwin, Smith and Niespodziani provide for their employment in their current capacities for three years, and for additional one year periods thereafter unless canceled by either party on 60 days notice prior to such renewal date. They provide Messrs. Erwin, Smith and Niespodziani a base salary (subject to annual review by the Board of Directors) of $180,000, $111,300 and $111,540, respectively, and an annual performance-based bonus plan (based on Economic Value Added for 1998 and on EBITDA for years thereafter), the terms of which are to be agreed upon by the Compensation Committee of the Board of Directors and the Company's Chief Executive Officer. The agreements also provide for the indemnification of the executives, and include non-competition and confidentiality provisions. If the executive resigns for Good Reason (as defined therein, which definition includes material reduction of the executive's duties or substantial change in work conditions, a material decrease in compensation or benefits, and changes in control of the Company), the executive is entitled to continuance of his then current base salary for 12 months, continuation of health and life insurance benefits for 24, a pro-rated bonus, the continuation of other perquisites for six months and payment, if requested, for all equity in Holdings or the Company held by the executive or his family. If the executive is terminated by the Company without Cause (as defined therein, which definition includes the willful failure of the executive to substantially perform his duties, and the commission of a fraud on the Company, if not cured within 30 days' written notice thereof), he is entitled to a lump sum payment equal to his then current annual base salary plus a lump sum payment equal to the base salary which would otherwise have been payable for the balance of the fiscal year in which termination occurs, and the same benefits as if he resigned for Good Reason.

      The Company also entered into new employment agreements with Messrs. Norridge and Maddock on March 30, 1998. These agreements generally continue in effect until the death of the executive, the executive's reaching normal retirement age, termination by the Company for Cause (as defined therein, which definition includes the executive being absent from work through sickness or disability for more than six months in any 12 month period, and the executive neglecting to perform his duties in a material way), termination by the Executive for Good Reason (as defined therein, which definition includes the failure by the Company to pay the compensation and benefits required by the agreement and a material diminishment in the duties of the executive), or until terminated by either party upon 12 months notice. Messrs. Maddock and Norridge are entitled to (pound)80,900 and (pound)79,000 base salary, respectively, subject to review annually, a bonus calculated and paid in accordance with the provisions of the management bonus scheme, an additional payment of (pound)56,250 for each of 1998 and 1999, pension benefits at least equal in value to the benefits the executive would have been entitled to under the previous benefit plan in which such executive participated, and various other benefits. The executive may terminate the agreement at any time for Good Reason, in which case the executive is entitled to receive his annual base salary immediately prior to termination for an additional 12 months and a lump sum of (pound)56,250 multiplied by two minus the number of times the executive received this additional payment. The executive is also entitled to continue participating in the medical, dental and life insurance plans for one year or until he receives equivalent benefits from a new employer.

Equity Incentive Plan

      In connection with the Recapitalization, the Company intends to establish a new equity incentive plan to attract and retain key personnel, including senior management, and to enhance their interest in the Company's continued success. Holdings will reserve 1,186.0849 shares of Common Stock and 4,328.25 shares of Series C Junior Voting Preferred Stock with a value of $8.1 million on March 30, 1998 for this plan (such shares to be denominated in 8,100 units consisting of 0.1464 shares of Common Stock and 0.5344 shares of Series C Junior Voting Preferred Stock (the "Equity Units")). The Company has committed to make an initial option grant to each member of the Company's senior management on March 30, 1998 under such executive's employment agreement. Messrs. Erwin and Smith are to be granted 1,990 Equity Units (representing 291.3 shares of Holdings Common Stock and 1063.5 shares of Series C Junior Voting Preferred Stock) and 816 Equity Units (representing
119.5 shares of Holdings Common Stock and 436.1 shares of Series C Junior Voting Preferred Stock), respectively. Messrs. Niespodziani, Maddock and Norridge each are to be granted 676 Equity Units (representing 99.0 shares of Holdings Common Stock and 361.3 shares of Series C Junior Voting Preferred Stock). The exercise price of each Equity Unit covered by the initial option grants to the members of the Company's senior management is to be $1,000. The Company does not anticipate making additional option grants to these executives under the plan, but does anticipate making grants to other or to new members of management. Options not previously exercised or terminated will expire ten years from the date of grant. The Company is in the process of establishing the vesting terms for such Equity Units.


Arrangements Prior to Consummation of the Transactions

      The following describes certain compensation and benefit arrangements applicable to members of the senior management team of the Company for periods prior to March 30, 1998. Such employees' participation in such plans and programs, except as otherwise noted, terminated on March 30, 1998, except with respect to vested benefits.

                         1997 Summary Compensation Table

      The following table presents information concerning compensation paid for services to the Company during fiscal year 1997 to the Chief Executive Officer of the Company and the four other most highly paid executive officers employed by the Company at the end of fiscal year 1997, collectively, the "Named Executive Officers."

                                                                                          Long-Term Compensation
                                                                               ------------------------------------------
                                                  Annual Compensation                  Awards                Payouts
                                            -------------------------------    ----------------------  ------------------
                                                                    Other                  Securities              All
                                                                    Annual     Restricted  Underlying             Other
                                                                    Compen-      Stock      Options/    LTIP     Compen-
        Name and                            Salary       Bonus      sation      Award(s)      SARs     Payouts   sation
   Principal Position                        ($)         ($)(a)      ($)          ($)         (#)      ($)(b)   ($)(a)(c)
   ------------------                       -------     -------    --------    ----------  ----------  -------  ---------
Michael S. Erwin ........................   155,850     109,192    12,358(a)      --           --       12,220    30,146
   President and Chief Executive Officer
David D. Smith ..........................   104,980      47,644     5,705(a)      --           --        6,863    14,705
   Vice President--Finance
Richard J. Niespodziani .................   106,250      61,926     1,967(a)      --           --        1,755     9,052
   Vice President--Aftermarket
   Products
Michael J. Maddock ......................   125,300      55,196      --           --           --         --      95,605(d)
   Vice President--Pacific Rim &
   Middle East
K. Bruce Norridge .......................   125,042      55,112    71,932(e)      --           --         --      95,605(d)
   Vice President--Europe & Africa

----------
(a) Certain participants in HII's Executive Incentive Plan may elect to defer up to 100% of their cash bonuses by converting such bonuses into HII common stock at a 25% discount from the average closing price of the HII common stock for the last month of the HII fiscal year. All such stock is held in the HII Deferred Compensation Trust and may not be withdrawn by a participant as long as the participant remains an employee of HII. Mr. Erwin, Mr. Smith and Mr. Niespodziani elected to defer 25%, 25% and 10% of their respective fiscal 1997 cash bonuses into HII common stock under this plan. The HII Executive Incentive Plan also provides that dividends on shares held in participants' accounts are reinvested in HII common stock at a 25% discount from market prices. The dollar values of the differences between (i) the bonus amount converted and the market value of the shares purchased and (ii) the dollar amounts attributable to the discount upon the reinvestment of dividends are included in the "Other Annual Compensation" column. The dollar value of the bonus amounts that have been converted into stock and deferred are reported in the "LTIP Payouts" and "All Other Compensation" columns. The "banked" portion of any bonus is not reported in the Summary Compensation Table but is reported in the Long-Term Incentive Plans--Awards Table.
(b) Represents the portion of the bonus earned in 1997 that resulted from bonuses that were "banked" in prior years under the EVA Bonus Program described in connection with the Long-Term Incentive Plans--Awards Table. Mr. Erwin, Mr. Smith and Mr. Niespodziani elected to defer 25%, 25% and 10% of their respective 1997 cash bonuses into HII common stock under the HII Executive Incentive Plan.
(c) Includes the following amounts which represent bonuses earned in 1997 (net of amounts reported under LTIP Payouts) and deferred and converted into HII common stock by the Named Executive Officers under the HII Executive Incentive Plan as described in footnote (a) above: Mr. Erwin $24,611; Mr. Smith $10,131; and Mr. Niespodziani $4,123. Also includes $4,080 for Mr. Erwin, Mr. Smith and Mr. Niespodziani which represents cash payments under the HII Profit Sharing Plan and the following amounts paid by HII during fiscal 1997 for group term life insurance premiums for the benefit of the executives: Mr. Erwin, $1,455; Mr. Smith, $494; and Mr. Niespodziani, $849.
(d) Represents an annual earn-out paid to Messrs. Maddock and Norridge pursuant to the terms of their employment agreements.
(e) Includes $13,750 in car allowance and $51,063 for various expatriate expenses incurred by Mr. Norridge, paid by the Company pursuant to the terms of his employment agreement.

                 Aggregate Option Exercises in Last Fiscal Year
                      and Fiscal Year-End Option Values (a)

      The following table sets forth information with respect to the Named Executive Officers concerning the number of shares of HII common stock acquired on exercise of options by the Named Executive Officers during fiscal 1997, the value realized and the number and value of options outstanding at October 31, 1997.

                                                            Number of Securities           Value of Unexercised
                                                           Underlying Unexercised          in-the-Money Options
                               Shares                        Options at Fiscal             at Fiscal Year-End
                              Acquired       Value              Year-End (#)                      ($)(c)
                             on Exercise    Realized    ----------------------------    ----------------------------
     Name                        (#)         ($)(b)     Exercisable    Unexercisable    Exercisable    Unexercisable
     ----                    -----------    --------    -----------    -------------    -----------    -------------
Michael S. Erwin..........      1,625        21,865         5,250          6,000           52,459         27,013
David D. Smith............      2,875        31,150             0          2,375                0         15,551
Richard J. Niespodziani...      1,750        17,453             0          2,250                0         13,166
Michael J. Maddock........      1,500        29,250         1,875          2,625           17,436         18,557
K. Bruce Norridge.........      1,875        24,561             0          2,625                0         18,557

----------
(a)   No Stock Appreciation Rights (SARs) are outstanding.
(b) Based on the market value of the stock on the date of exercise less the exercise price and withholding tax paid by the recipient, if any.
(c) Based on the closing price of HII common stock on the New York Stock Exchange on October 31, 1997 of $39.375.

      Until the Recapitalization Closing, a portion of the incentive compensation for senior executives was paid in cash and a portion was deferred based on future results.

      For those executives who have elected to defer their cash bonuses by converting such bonuses into HII common stock under the terms of the HII Executive Incentive Plan, the "banked" portion of any bonus is converted into HII common stock on the same terms as the "unbanked" portion of the bonus.

              Long Term Incentive Plans--Awards in Last Fiscal Year

                                           Number of Shares,   Estimated Future
                                             Units or Other     Payouts Under
                                                 Rights        Non-Stock Price
   Name                                          (#)(a)       Based Plans ($)(b)
   ----                                    -----------------  ------------------
Michael S. Erwin.........................          17                1,558
David D. Smith...........................          18                1,732
Richard J. Niespodziani..................          9                 2,486
Michael J. Maddock.......................          --                 --
K. Bruce Norridge........................          --                 --

----------
(a) Reflects HII common stock purchased through conversion of each executive's banked bonus at a 25% discount on the purchase price of $41.78 in accordance with the provisions of the HII Executive Incentive Plan. The amount so converted by each of the executive officers is as follows:
      Michael Erwin $693; David Smith $770; and Richard Niespodziani $368.
(b)   Reflects cash portion of "banked bonus."


                               Pension Plan Table

      The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under HII's defined benefit pension plan (and excess benefit arrangements defined below) at the indicated remuneration levels.

      Remuneration covered by the plan includes the following amounts reported in the 1997 Summary Compensation Table: salary and bonus (including the cash value of bonuses foregone for stock under the Executive Incentive Plan). "Banked" bonuses are not included.

      The years of service credited for each of the Named Executive Officers are: Michael Erwin 24 years, David Smith 15 years, and Richard Niespodziani 23 years.

      Benefits are based upon years of service and the highest consecutive five year average annual salary and incentive compensation during the last ten calendar years of service. Estimated benefits under the retirement plan are subject to the provisions of the Code which limit the annual benefits which may be paid from a tax qualified retirement plan. Amounts in excess of such limitations will either be paid from the general funds of HII or funded with HII common stock under the terms of the HII Supplemental Retirement and Stock Funding Plan. The estimated benefits in the table above do not reflect offsets under the plan of 1.25% per year of service (up to a maximum of 50%) of the Social Security benefit.

                                          Years of Service
                          -------------------------------------------------
Remuneration                 5      10      15       20       25       30
------------              ------  ------  ------  -------  -------  -------
$140,000                  10,500  21,000  31,500   42,000   52,500   63,000
 180,000                  13,500  27,000  40,500   54,000   67,500   81,000
 220,000                  16,500  33,000  49,500   66,000   82,500   99,000
 260,000                  19,500  39,000  58,500   78,000   97,500  117,000
 300,000                  22,500  45,000  67,500   90,000  112,500  135,000
 340,000                  25,500  51,000  76,500  102,000  127,500  153,000
 380,000                  28,500  57,000  85,500  114,000  142,500  171,000

      Until March 30, 1998, executive officers of the Company located in the United Kingdom were eligible to participate in an executive section of the Harnischfeger Industries Pension Scheme (the "UK Scheme"), which provides defined benefits. Pension income in the UK Scheme at normal retirement age is based on the employee's years of service and his last twelve months' taxable earnings (excluding certain benefits in kind and fluctuating payments), or on an average of those taxable earnings over the last 24 months, if greater. There is no offset for United Kingdom social security benefits.

      In addition to United Kingdom social security benefits to which such a person may be entitled, the following table illustrates the amount of annual pension benefits (in pounds sterling) payable from the UK Scheme to an individual with the indicated earnings and years of service at the individual's normal retirement age of 65.

                                          Years of Service
                          --------------------------------------------------
Remuneration                10      15       20       25       30       35
--------------            ------  ------  -------  -------  -------  -------
(pounds)50,000            16,667  25,000   33,333   33,333   33,333   33,333
        75,000            25,000  37,500   50,000   50,000   50,000   50,000
       100,000            33,333  50,000   66,667   66,667   66,667   66,667
       125,000            41,667  62,500   83,333   83,333   83,333   83,333
       150,000            50,000  75,000  100,000  100,000  100,000  100,000

      Mr. Maddock and Mr. Norridge were members of the UK Scheme until March 30, 1998. At December 31, 1997, Mr. Maddock had 8.75 years of service and Mr. Norridge had 3.42 years of service for purposes of this plan. Because Mr. Norridge joined the plan after June 1, 1989, as a matter of United Kingdom law, his benefits after 20 or more years of service would be capped at (pound)56,000.

Divestiture Bonus Agreements

      In September and October 1997, Michael S. Erwin, David D. Smith, Richard
J. Niespodziani, Michael J. Maddock, K. Bruce Norridge and certain other employees of the Company entered into divestiture bonus agreements with HarnCo (the "Divestiture Bonuses"). These agreements provide for bonuses to be paid to such employees in the event of a purchase by a third party not affiliated with HarnCo of substantially all of the assets and liabilities of the MHE Business which occurs within one year of the date of the agreement. The Divestiture Bonuses for Messrs. Erwin, Smith, Niespodziani, Maddock and Norridge are to be
$375,000, $125,000, $125,000, $125,000 and $125,000, respectively. Under these agreements, each employee agreed to release HarnCo and its affiliates from certain claims and agreed not to voluntarily terminate his employment with the MHE Business within the first six months following any such divestiture unless there is a substantial change in the employee's duties, functions and responsibilities or the employee is required to perform the principal portion of his duties outside his current locale.

Employment Agreements

      In September and October 1997, HarnCo entered into employment agreements with Michael Erwin, David Smith, Richard Niespodziani and certain other employees of the Company which were to be effective upon closing of the sale of the MHE Business to a third-party buyer. These agreements, which HarnCo assigned to the Company, were terminated on March 30, 1998 and replaced by new employment agreements. Morris entered into employment agreements with K. Bruce Norridge, Vice President--Europe & Africa, and Michael J. Maddock, Vice President--Pacific Rim & Middle East in connection with the sale of Morris to the Company in 1994. These agreements also were terminated and replaced by new employment agreements on March 30, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the number and percentage of outstanding shares of voting stock of Holdings beneficially owned by: (i) each executive officer of Holdings and the Company and each director of Holdings; (ii) all directors of Holdings and all executive officers of Holdings and the Company as a group; and (iii) each person known by Holdings to own beneficially more than five percent of Holdings voting stock, respectively. Holdings believes that each individual or entity named has sole investment and voting power with respect to shares of voting stock of Holdings indicated as beneficially owned by them, except as otherwise noted.


                                                           Voting      Percent      Series C      Percent
Name and Address of Beneficial Owner                    Common Stock  of Class  Preferred Stock  of Class
------------------------------------                    ------------  --------  ---------------  --------
5% Owners:
Chartwell L.P. (a)......................................    7,907        77.8%       28,855        100.0%
    c/o KPMG
    Genesis Building
    448 GT
    Grand Cayman
    Cayman Islands
Harnischfeger Corporation...............................    2,261        22.2%        --            --
    3600 South Lake Drive
    St. Francis, Wisconsin 53235

Executive Officers and Directors:
Todd R. Berman (b)......................................    7,907        77.8%       28,855        100.0%
Michael S. Shein (b)....................................    7,907        77.8%       28,855        100.0%
Michael S. Erwin (c)....................................      --          --           --            --
David D. Smith (c)......................................      --          --           --            --
Peter A. Kerrick (c)....................................      --          --           --            --
Richard J. Niespodziami (c).............................      --          --           --            --
Edward J. Doolan (c)....................................      --          --           --            --
K. Bruce Norridge (c)...................................      --          --           --            --
Michael J. Maddock (c)..................................      --          --           --            --
Martin L. Ditkof (c)....................................      --          --           --            --
Jay R. Bloom............................................      --          --           --            --
Robert W. Hale..........................................      --          --           --            --
Michael R. Young........................................      --          --           --            --
Larry Zine..............................................      --          --           --            --
All directors and officers as a group (14 persons) (c)..    7,907        77.8%       28,855        100.0%

----------


(a) Chartwell L.P., a Cayman Islands limited partnership, is the managing member of Frasier L.L.C., a Delaware limited liability company and of Niles L.L.C., a Delaware limited liability company, which together own 62.4% and 37.6%, respectively of the shares of common stock of MHE Investments, a Delaware corporation. MHE Investments, in turn, owns 77.8% of the shares of voting common stock of Holdings and 100.0% of the Series C Junior Voting Preferred Stock. The general partner of Chartwell L.P. is Chartwell G.P. Corp., a Cayman Islands company. Chartwell G.P. Corp. may be deemed to beneficially own all of the shares of Holdings beneficially owned by Chartwell L.P. Mr. Donald Gales owns all of the issued and outstanding capital stock of Chartwell G.P. Corp. and, consequently, may be deemed to beneficially own all of the shares of Holdings beneficially owned by Chartwell G.P. Corp. However, Holdings has been advised by each of Chartwell L.P., Chartwell G.P. Corp. and Mr. Gales that each disclaims beneficial ownership of such Holdings shares. Todd R. Berman, who is Chairman of the Board of Holdings, is a limited partner of Chartwell L.P. Michael S. Shein, who serves as a director and Vice President of Holdings, is also a limited partner of Chartwell L.P. Mr. Berman and Mr. Shein are the managers of Frasier L.L.C. and Niles L.L.C. Concurrent with the Recapitalization Closing, an affiliate of CIBC Oppenheimer Corp., the Initial Purchaser in the Offering, acquired an approximately 25.0% interest in each of Frasier L.L.C. and Niles L.L.C. Accordingly, CIBC Oppenheimer Corp. holds an indirect equity interest in 19.4% of the shares of voting common stock of Holdings, but does not have any beneficial ownership in such shares. Jay R. Bloom, who is a director of Holdings, is a Managing Director of CIBC Oppenheimer Corp.

(b) Chartwell L.P., a Cayman Islands limited partnership, is the managing member of Frasier L.L.C., a Delaware limited liability company and of Niles L.L.C., a Delaware limited liability company, which together own 100.0% of the shares of common stock of MHE Investments, a Delaware corporation. MHE Investments, in turn, owns 77.8% of the shares of voting common stock of Holdings and 100.0% of the Series C Junior Voting Preferred Stock. Todd R. Berman, who is Chairman of the Board of Holdings, is a limited partner of Chartwell L.P. Michael S. Shein, who serves as a director and Vice President of Holdings, is also a limited partner of Chartwell L.P. Mr. Berman and Mr. Shein are the managers of Frasier L.L.C. and Niles L.L.C. The address of each of Mr. Berman and Mr. Shein is c/o Chartwell Investments Inc., 717 Fifth Avenue, 23rd Floor, New York, New York 10022.
(c) Concurrent with the Recapitalization Closing, members of the Company's senior management purchased $900,000 of equity interests of Niles
      L.L.C., constituting 4.4% of the total equity interest in Niles L.L.C. Accordingly, members of the Company's senior management collectively hold an indirect equity interest in 1.3% of the shares of voting common stock of Holdings, but do not have any beneficial ownership interests in such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Harnischfeger

      Historically, the Company operated as one of several operating units of HII. Until the reorganization of the Company in October 1997, the core United States operations of the Company (including all centralized operations and the Oak Creek manufacturing facility) were conducted directly by HarnCo, which is a wholly-owned subsidiary of HII, while the rest of the Company's operations (including Morris Ltd. since its acquisition in 1994) were conducted through a number of entities, all of which were wholly-owned, directly or indirectly, by HII and its affiliates, with the exception of the Company's Singapore operations, which are conducted through an entity in which the Company has an 85% interest. HarnCo continues to own approximately 20.8% of the Common Stock. HII's two other current operating units consist of mining equipment operations ("Mining"), which are conducted through HarnCo and through another subsidiary of HII, and paper production equipment operations ("Paper"), which are conducted through a separate subsidiary of HII.

      Previously (and until the Recapitalization Closing), HII and/or HarnCo performed centrally a number of functions necessary for the operations of the Company. Under a management services arrangement with HII, the Company was provided with certain services, including, but not limited to, matters of organization and administration, cash management, labor relations, employee benefits, public relations, financial policies and practices, taxation and legal affairs (intellectual property, environmental, labor, securities and ERISA compliance, as well as assistance with product liability cases). The annual fee charged the Company for these services was based upon a pro rata share of corporate administration costs using an allocation methodology based on consolidated worldwide sales. Such fees totaled approximately $2.9 million, $2.3 million and $1.9 million in fiscal 1997, 1996 and 1995, respectively.

      HarnCo provided information systems services to the Company for which the Company was charged approximately $1.9 million, $1.0 million and $1.1 million in fiscal 1997, 1996 and 1995, respectively. HarnCo provided support to the Company for accounting, credit, traffic, vendor identification numbers and human resource services for which it charged the Company approximately $756,000, $784,000 and $776,000 in fiscal 1997, 1996 and 1995, respectively. The Company also shared a parts warehouse with HarnCo, for which the Company was charged approximately $1.4 million, $1.3 million and $1.2 million in fiscal 1997, 1996 and 1995, respectively, and leased office space from HarnCo at a cost of approximately $120,000 per year in fiscal 1997, 1996 and 1995.

      In addition, computer hardware, software licenses and other technology necessary to operate the Company were owned and/or held by HII and/or HarnCo and were used by HarnCo. Virtually all information systems necessary to the United States operations of the Company were shared with HarnCo. Furthermore, the Company (including all of its foreign operations) was insured pursuant to HII's insurance program. The Company had a number of other arrangements with HII, HarnCo and/or their affiliates, including tax allocation agreements and inter-company notes, all of which terminated upon consummation of the Transactions.

      The Company also sold certain products and services to Paper and Mining at negotiated rates and has performed certain administrative functions for HarnCo in Mexico. Sales to Mining and Paper amounted to $4.9 million in fiscal 1997, and to $0.9 million and $0.7 million in fiscal 1996 and 1995, respectively. In addition, Mining and Paper provided certain products and services to the Company which management estimates amounted to approximately $10.0 million per year, in fiscal 1997, 1996 and 1995. HarnCo manufactured electric motors, fabricated larger steel girders and did machining on certain cranes for the Company at cost or at cost plus a percentage. In addition, Mining and Paper have acted as motor rewind subcontractors for the Company. Paper is negotiating a preferred supplier contract with the Company which provides for the Company to act as a subcontractor for Paper's service unit. It is contemplated that these transactions, none of which individually or in the aggregate are significant to the Company, will continue in the future.

      The Company obtained volume discounts by entering into joint purchase agreements in the United States with HII, Mining and Paper for items such as bearings, motors, steel, maintenance, repair and operational supplies, domestic telephone service and rates and fleet and equipment leases (including master capital leases for vehicles and other equipment). In the United Kingdom, the Company, Mining and Paper entered into joint purchase agreements for energy, steel and automobile leases. The Company also had a joint banking program with the other HII affiliates and participated in a consolidated pension plan in the United Kingdom. The Company's hourly employees at its Oak Creek, Wisconsin facility are covered by a collective bargaining agreement between HarnCo and the United Steelworkers of America, Local 1114 that also covers certain employees of Mining.

      In a number of instances, HII and/or HarnCo provided contracting credit support in connection with the Company's business. Certain customers for large crane supply contracts require the supplier to provide contracting credit support and/or parent guarantees of performance. In addition, HII and/or HarnCo guaranteed Company debt and the Company's performance under certain real estate, vehicle and equipment leases. At April 30, 1998, there was approximately $34.7 million outstanding under the letters of credit and bonds provided by HarnCo and the Non-MHE HarnCo Affiliates. See "The Transactions--Credit Support."

      Management believes that in the aggregate these products and services can be obtained on comparable terms from third parties.

Harnischfeger Separation Agreement

      The organizational structure of Holdings and its subsidiaries was substantially reorganized in connection with the anticipated sale of the MHE Business. In connection therewith, in October 1997 HarnCo transferred the assets of its Material Handling Equipment Division to MHLLC, a newly-created wholly-owned subsidiary of the Company. All non-cash assets held by HarnCo and used exclusively by the MHE Division were transferred or, in the case of leased personal property, subleased to MHLLC or to one of its affiliates. In return, MHLLC assumed substantially all of the liabilities of HarnCo and the Non-MHE HarnCo Affiliates relating to the MHE Business (other than as described below).

      HarnCo has retained certain income and other tax liabilities relating to the MHE Business, all environmental liabilities relating to the ownership or operation of any shared facilities and of HarnCo's Orchard Street facility, any liabilities for which HarnCo or its affiliates have been named as potentially responsible parties with respect to two Superfund sites, and any liabilities arising in connection with claims alleging exposure to asbestos (to the extent there is insurance coverage therefor) in connection with the MHE Business prior to the Recapitalization Closing. In addition, among other matters, the HarnCo Parties have retained all liability for medical and disability benefit claims for current United States employees made prior to the Recapitalization Closing, all claims by United States employees who are on short-term or long-term disability as of the Recapitalization Closing and all claims with respect to any of the HII benefit plans for former United States employees of the Company.

Trademark License Agreement

      On March 30, 1998, the Company entered into a trademark licensing agreement with Harnischfeger Technologies, Inc. ("HTI"), a subsidiary of HarnCo, pursuant to which it was granted a sole and exclusive worldwide license to use the "P&H" trade name, trademark and service mark on or in connection with the MHE Business. The term of the license for original equipment is 15 years after the earlier to occur of (i) the sale of Holdings to an unaffiliated third party or (ii) the consummation of a public offering of the common stock of Holdings, the Company or their parents or successors. The term of the license for aftermarket parts and services is for an additional seven years. The license agreement provides for a royalty payment to HTI during the ten year period commencing March 30, 1999 equal to 0.75% of the total net sales of the MHE Business. There will be no royalty fee for the remainder of the term.

Component and Manufactured Products Supply Agreement

      The Company has entered into a two year agreement with HarnCo pursuant to which HarnCo is to sell, or have its affiliates sell, to the Company and to its subsidiaries located in the United States, at cost, certain products, repair parts and rebuilds as have been previously manufactured by HarnCo for the Company. The price for these products is the fully absorbed standard cost for normal production products and repair parts, and the fully absorbed job cost for rebuilds and repairs.

Transition Services Agreement

      On March 30, 1998, the Company entered into a Transition Services Agreement with HarnCo pursuant to which HarnCo and/or its affiliates will provide the Company and the Company's subsidiaries located in the United States certain specified transition services for a set monthly price per service, plus cost sharing in certain instances, for periods ranging up to three years. These services include financial support (including payroll, accounts payable and some accounting), MIS support (including mainframe applications, PC support, engineering applications, maintenance, shared products and telephone system support), human resources support (including assistance in union negotiations, processing support for workers' compensation, screening and hiring of hourly employees and benefits administration), shared space, warehouse services for repair parts at one of HarnCo's facilities, order processing, office space and lobby services at HarnCo's offices, employee communications, use of corporate aircraft owned by HarnCo or its affiliates, and all traffic functions and transportation of materials between Milwaukee area operations. The Company estimates it will be charged $2.6 million for such services in the seven remaining months of fiscal 1998 and $1.6 million in fiscal 1999.

Health and Welfare Arrangements

      Under the terms of the Recapitalization Agreement, the current United States employees of the Company continue to participate, from the Recapitalization Closing until the earlier of the Company's notice of termination or December 31, 1998, in the medical, dental, life and long-term disability insurance benefit plans that are sponsored by HarnCo for the benefit of these employees as of the Recapitalization Closing. The Company pays HarnCo the cost of all benefits provided under these plans.

Stockholders Agreement

      Holdings has entered into a stockholders' agreement and registration rights agreement with HarnCo and MHE Investments (the "Stockholders' Agreement") pursuant to which HarnCo has the right to appoint a representative to the board of directors of Holdings, so long as HarnCo owns at least 5% of the outstanding Common Stock. Certain actions by Holdings require HarnCo's approval, including non-pro rata redemptions, certain post-closing affiliate and insider transactions, granting of conflicting rights or entering into conflicting agreements, and dividends or distributions on, or redemptions or purchases of, any junior equity stock at any time when dividends are in arrears on the Series B Junior Preferred Stock owned by HarnCo. The Stockholders' Agreement also provides that HarnCo has the right to purchase its pro rata share of future issuances of Common Stock except for issuances of management stock and options and common stock sold in an underwritten public offering. HarnCo's shares are subject to a right of first refusal in favor of Holdings and its designees and certain other rights.

Credit Indemnification Agreement

      On March 30, 1998, HII and the Company entered into a Credit Indemnification Agreement pursuant to which HII will maintain in place the Credit Support Obligations in existence on March 30, 1998 but have no further duty to extend, renew or enter into any new Credit Support Obligations, other than with respect to the MHE Business obligations existing at the Recapitalization Closing. The Company has agreed to pay in advance an annual fee equal to 1% of the amounts outstanding under each letter of credit and bond provided by HarnCo and the Non-MHE HarnCo Affiliates (approximately $34.7 million as of April 30, 1998). The Company paid a pro-rated fee of $290,106 for calendar year 1998 at the Recapitalization Closing. HII will refund the Company on a quarterly basis a pro-rata portion of the annual fee for any reductions in the outstanding amount of credit that occurred during such quarter. In addition, the Company will pay HII the full amount of future fees and other expenses that may be paid by HII or its affiliates to third parties in connection with maintaining the Credit Support Obligations. The Credit Indemnification Agreement provides that the Company is to reimburse HII on demand for any payment made by HII or its affiliates under any of the Credit Support Obligations.

Confidentiality and Non-Competition Agreement

      At the Recapitalization Closing, Holdings and HII entered into a Confidentiality and Non-Competition Agreement, pursuant to which HII agreed, on behalf of itself and of its subsidiaries, not to, directly or indirectly, participate or engage in, or assist any person that is engaged in, any business or enterprise that is competitive with the MHE Business as conducted at the Recapitalization Closing. In addition, the agreement provides for HII and its affiliates to maintain in confidence and not use any confidential information of the MHE Business. The non-compete covenants, which apply worldwide, will be in effect until the later of (i) the fourth anniversary of the Recapitalization Closing or (ii) the third anniversary of the date on which a director designated by HII or its affiliates ceases to serve on the board of directors of Holdings. HII and its affiliates also agreed not to induce or encourage any current employee of the Company or any of its affiliates to leave the Company or its affiliates, and not to employ certain specified officers and employees of the MHE Business for 18 months after the Recapitalization Closing.

Tax Sharing Agreement

      Holdings, its subsidiaries and MHE Investments have entered into a tax sharing agreement (the "Tax Sharing Agreement") which provides for, among other things, the allocation of federal, state and local tax liabilities between Holdings, its subsidiaries and MHE Investments. In general, under the Tax Sharing Agreement, Holdings and its subsidiaries will be responsible for paying their allocable share of all income taxes shown to be due on the consolidated federal (and any comparable state or local) income tax return filed by MHE Investments.

Loans to Management

      At the Recapitalization Closing, the Company made short-term loans in an aggregate principal amount of $900,000 to members of the Company's senior management to purchase equity interests in Niles L.L.C., an indirect minority shareholder of Holdings, in accordance with the terms of certain promissory notes, with proceeds from the debt portion of the Financings. The principal amounts of the loans to Messrs. Erwin, Smith, Kerrick, Niespodiziani, Doolan, Maddock, Norridge and Ditkof are $250,000, $110,000, $70,000, $70,000, $100,000,
$125,000, $125,000 and $50,000, respectively. In the case of Messrs. Erwin, Smith and Doolan, the principal amount of the notes will be payable in part upon their receipt of their respective Divestiture Bonuses (which is expected to occur within six months of the Recapitalization Closing) and in part upon payment of previously deferred amounts from the Harnischfeger Rabbi Trust or on March 30, 1999 (whichever is earlier). In the case of Messrs. Kerrick, Niespodziani, Maddock, Norridge and Ditkof, the principal amount of the notes will be payable as a lump sum upon their receipt of their respective Divestiture Bonuses (which is expected to occur within six months of the Recapitalization Closing). Interest on each of the notes, at a rate per annum equal at all times to the Federal Short-Term Rate in effect from time to time, from the date of issuance until such note is repaid in full will be payable in arrears as a lump sum on the date the remaining unpaid principal amount of such note is due in full. The principal amounts of the loans and interest thereon will be payable in full in the event the executive ceases to be employed by the Company as a result of termination for Cause (as defined therein), or by reason of the executive's death or resignation for other than Good Reason (as defined therein), or upon an Event of Default (as defined therein). As collateral for the notes, each of the executives granted to the Company a security interest in the equity interests in Niles L.L.C. each of them acquired with the proceeds of the loans, in their respective Divestiture Bonuses and in any proceeds therefrom.

Chartwell Financial Advisory Agreement

      The Company entered into an agreement with Chartwell Investments Inc., providing for the payment of fees and reimbursement of expenses to Chartwell Investments Inc. for acting as financial advisor with respect to the Transactions, including soliciting, structuring and arranging the financing of the Transactions. The fees, totaling $5.0 million, equal to 1% of the consolidated capitalization of Holdings and the reimbursement of expenses, were paid at the Recapitalization Closing. Mr. Berman and Mr. Shein are, respectively, Chairman of the Board and a director of each of Holdings and the Company and both are officers and directors of Chartwell Investments Inc.

Chartwell Management Consulting Agreement

      The Company has entered into a management consulting agreement with Chartwell Investments Inc. pursuant to which Chartwell Investments Inc. provides the Company with certain management, advisory and consulting services for a fee of $1.0 million for each fiscal year of the Company during the term of the agreement, plus reimbursement of expenses. The term of the management consulting agreement is 10 years commencing at the Recapitalization Closing and is renewable for additional one year periods unless the Board of Directors of the

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Company gives prior written notice of non-renewal to Chartwell Investments Inc.
Mr. Berman and Mr. Shein are, respectively, Chairman of the Board and a director of each of Holdings and the Company and both are officers and directors of Chartwell Investments Inc.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

Commitment

      The Company has entered into the New Credit Facility dated March 30, 1998 with Credit Agricole Indosuez and Canadian Imperial Bank of Commerce individually and as agents (the "Agents") for a group of lenders (the "Lenders"), pursuant to which the Company has a $70.0 million Revolving Credit Facility, a $30.0 million Acquisition Facility, a $20.0 million Term Loan A and a $35.0 million Term Loan B.

      The New Credit Facility contains representations and warranties, funding and yield protection provisions, conditions precedent, financial and other covenants and restrictions, events of default and other provisions customary for bank credit agreements of this type. The following summaries of the material provisions of the New Credit Facility do not purport to be complete, and such provisions, including definitions of certain terms, are qualified in their entirety by reference to the New Credit Facility.

General

      The Revolving Credit Facility permits the Company to borrow, repay and reborrow, subject to compliance with certain conditions, including a borrowing base test, up to $70.0 million (of which $15.0 million is required under the Note Indenture to be reserved for issuance of letters of credit) at any time until the fifth anniversary of the Recapitalization Closing, the proceeds of which may be used for working capital, acquisitions and other corporate purposes. Up to $20.0 million of the Revolving Credit Facility (of which $15.0 million would not be subject to a borrowing base) is available for the issuance of standby and documentary letters of credit. The Acquisition Facility, the proceeds of which will be used for acquisitions, permits the Company to borrow, subject to compliance with certain conditions, up to $30.0 million at any time until the third anniversary, and to repay the same in installments on or prior to the seventh anniversary, of the Recapitalization Closing. Term Loan A is repayable in 20 quarterly installments, commencing on June 30, 1998, and Term Loan B is repayable in 28 quarterly installments commencing on June 30, 1998.

Mandatory Prepayments

      The Company is required to make mandatory prepayments in an amount equal to 50% of excess cash flow after permitted capital expenditures for the first fiscal year after the Recapitalization Closing and 75% thereafter, subject to reduction thereafter based on the ratio of total debt to EBITDA. In addition, the Company is required to make mandatory prepayments in the amount of 100% of net proceeds from certain assets sales, equity issuances, certain permitted new debt issuances and insurance claims not reinvested. The Company is permitted to make voluntary prepayments at any time.

Interest Rate and Fees

      Borrowings under the Revolving Credit Facility and Term Loan A bear interest at floating rates equal to: (i) 0.75% per annum over the higher of the Agents' base rate or the Federal Funds Rate plus 0.50%; or (ii) 2.25% per annum over the Eurodollar Rate. Borrowings under Term Loan B and the Acquisition Facility bear interest at rates equal to: (i) 1.25% per annum over the higher of the Agents' base rate or the Federal Funds Rate plus 0.50%; or (ii) 2.75% per annum over the Eurodollar Rate. Eurodollar Rates will be calculated for interest periods of one, two, three or six months, as applicable.

      The New Credit Facility provides that the Company is to pay certain fees and commissions to the Agents and Lenders, including an annual administrative fee, a Revolving Credit Facility and Acquisition Facility unused commitment fee and letter of credit fee.

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

Amortization

      Aggregate yearly term loan principal payments under the New Credit Facility are as follows: (i) $675,000 in fiscal 1998; (ii) $2,100,000 in fiscal 1999; (iii) $3,600,000 in fiscal 2000 (iv) $5,100,000 in fiscal 2001; (v)
$6,600,000 in fiscal 2002; (vi) $11,988,000 in fiscal 2003; (vii) $16,625,000 in fiscal 2004 and (viii) $8,313,000 in fiscal 2005.

Guarantees and Security

      Borrowings under the New Credit Facility are (i) secured by substantially all of the present and future assets of the Company and its subsidiaries located in the United States and the United Kingdom, certain of the Company's subsidiaries' present and future assets located in Canada and by a pledge of all of the issued and outstanding shares of capital stock of the Company and its current and future subsidiaries and (ii) guaranteed by Holdings and substantially all of the Company's subsidiaries.

Covenants; Events of Default

      The New Credit Facility contains a number of customary covenants, including, among other things (i) prohibitions and/or limitations on the incurrence of debt, liens, payment of dividends, redemption of securities, investments, transactions with affiliates, mergers, acquisitions and asset dispositions and (ii) financial covenants, including interest coverage, leverage and capital expenditures. The financial covenants require, among other things, that (i) the Company's ratio of EBITDA to interest expense not be less than certain specified ratios ranging from 1.35 to 1 for the 12 months ending July 31, 1998 to 2.0 to 1 for the 12 months ending January 31, 2005, (ii) the Company's ratio of Indebtedness for borrowed money to EBITDA not be less than certain specified ratios ranging from 6.75 to 1 for the 12 months ended October 31, 1998 to 4.0 to 1 for the 12 months ended January 31, 2005, (iii) the Company's ratio of EBITDA less capital expenditures to interest expense not be less than certain specified ratios ranging from 1.05 to 1 for the 12 months ending July 31, 1998 to 1.1 to 1 for the 12 months ending January 31, 2005, and (iv) the Company maintain EBITDA at certain minimum levels, ranging from $39.5 million for the 12 months ending October 31, 1998 to $61.0 million for the 12 months ending January 31, 2005. The New Credit Facility also contains customary events of default, including a change of control (which is defined to include the definition of Change of Control in the Indenture).

Conditions

      The New Credit Facility contains a number of conditions to any subsequent funding by the Lenders, including, among other things, satisfactory appraisals and environmental reports and the Company's entry into interest rate protection agreements satisfactory to the Agents.

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

                      DESCRIPTION OF THE SURETY ARRANGEMENT

      The Company has entered into the Surety Arrangement dated March 30, 1998 with Reliance Insurance Company and certain of its affiliates (collectively, "Reliance") pursuant to which Reliance will provide up to $60.0 million of bid bond, completion bond, warranty and other bonds on behalf of the Company, which bonds will guarantee the obligations of the Company under bid and contract arrangements with potential and existing customers of the Company. The Surety Arrangement provides that the Company will reimburse Reliance for any payments made by Reliance with respect to bonds issued by it.

      Collateral for the surety lien will be a letter of credit issued pursuant to the New Credit Facility and by a pledge of certain assets of the Company. Obligations under the Surety Arrangement rank pari passu with the Notes.

                            THE SENIOR NOTE OFFERING

      Concurrently with the Offering, MMH sold, on March 30, 1998, $200,000,000 principal amount of its 9 1/2% Senior Notes due 2008.

      General. Interest accrues on the Senior Notes from March 30, 1998, the date of issuance of the Senior Notes (the "Senior Notes Issue Date"), and is payable semi-annually on each April 1 and October 1, commencing October 1, 1998. The Senior Notes will mature on April 1, 2008. The Senior Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future unsubordinated obligations of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.

      Guarantees. The Senior Notes are unconditionally guaranteed on a senior unsecured basis, as to payment of principal, premium, if any, and interest, jointly and severally, by substantially all of the Company's subsidiaries (the "Guarantors"). Each guarantee ranks pari passu with all existing and future senior indebtedness of such Guarantor.

      Optional Redemption. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth in the Note Indenture under which the Senior Notes were issued, plus accrued and unpaid interest thereon to the redemption date. In addition, the Company may redeem in the aggregate up to 35% of the original principal amount of the Senior Notes at any time and from time to time prior to April 1, 2001, at a redemption price equal to 109.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more public equity offerings; provided, that at least $130.0 million aggregate principal amount of the Senior Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such public equity offering.

      Change of Control. Upon the occurrence of a change of control, the Company will be required to make an offer to purchase all outstanding Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the purchase date.

      Covenants. The Note Indenture contains covenants for the benefit of the holders of the Senior Notes that, among other things, restrict the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends and make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transactions with affiliates; (viii) enter into sale and leaseback transactions; (ix) create dividend or other payment restrictions affecting Restricted Subsidiaries; (x) merge or consolidate in a transaction involving all or substantially all of the assets of the Company and its restricted subsidiaries, taken as a whole; and (xi) transfer or sell assets. These covenants are subject to a number of important exceptions.

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      Asset Sale Proceeds. The Company will be obligated in certain instances to make offers to purchase the Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the net cash proceeds of certain asset sales.

      Exchange Offer, Registration Rights. Pursuant to a registration rights agreement, the Company and the Guarantors must use their best efforts to file within 60 days and cause to become effective within 135 days of the Senior Notes Issue Date an exchange offer registration statement (the "Senior Notes Exchange Offer Registration Statement") with respect to an offer to exchange the Senior Notes (the "Senior Notes Exchange Offer") for senior notes of the Company with terms substantially identical to the Senior Notes. In addition, under certain circumstances the Company and the Guarantors may be required to file a shelf registration statement (the "Senior Notes Shelf Registration Statement"). Among other provisions, in the event that (i) the Senior Notes Exchange Offer Registration Statement or the Senior Notes Shelf Registration Statement has not been filed with the Commission within 60 days after the Senior Notes Issue Date, (ii) the Senior Notes Exchange Offer Registration Statement or the Senior Notes Shelf Registration Statement is not declared effective within 135 days after the Senior Notes Issue Date, or (iii) the Senior Notes Exchange Offer is not consummated within 45 days after the Senior Notes Exchange Offer Registration Statement is declared effective (each event referred to in clauses (i) through (iii) above is a "Senior Notes Registration Default"), the sole remedy available to holders of the Senior Notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Senior Notes will increase by 50 basis points, and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Senior Notes Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per year in excess of the interest rate set forth on the cover page hereof. All Additional Interest will be payable to holders of the Senior Notes in cash on each interest payment date, commencing with the first such date occurring after any such Additional Interest commences to accrue. On the date on which such Senior Notes Registration Default is cured, the interest rate on the Senior Notes will revert to the interest rate originally borne by the Senior Notes.

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

                       DESCRIPTION OF NEW SERIES A SENIOR
                     PREFERRED STOCK AND EXCHANGE DEBENTURES

                     The New Series A Senior Preferred Stock

      The following is a summary of the material terms and provisions of the New Series A Senior Preferred Stock to be issued by Holdings in exchange for the Old Series A Senior Preferred Stock in the Exchange Offer. This summary does not purport to be a complete description of the New Series A Senior Preferred Stock and is subject to the detailed provisions of, and qualified in its entirety by reference to, the provisions of the Second Amended and Restated Certificate of Incorporation of the Issuer and the Certificate of Designations establishing the powers, preferences and relative, participating, optional and other special rights of the Series A Senior Preferred Stock (collectively, the "Restated Certificate"). The form of the Restated Certificate is filed as an Exhibit to the Registration Statement of which this Prospectus is a part and a copy may be obtained from the Issuer by a holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Restated Certificate and such definitions are incorporated herein by reference. For purposes of this section, references to the "Issuer" mean MMH Holdings, Inc., excluding its Subsidiaries, references to the "Company" mean Morris Material Handling, Inc., excluding its Subsidiaries, and references to Surety Arrangements refer to all such arrangements as defined in this section including those described in "Description of the Surety Arrangement."

General

      The Old Series A Senior Preferred Stock was issued, and the New Series A Senior Preferred Stock will be issued, pursuant to the terms of the Restated Certificate. The shares of New Series A Senior Preferred Stock will be issued solely in exchange for an equal liquidation preference of the outstanding shares of Old Series A Senior Preferred Stock pursuant to the Exchange Offer. The terms of the New Series A Senior Preferred Stock will be identical in all material respects to the form and terms of the Old Series A Senior Preferred Stock except that: (i) the shares of New Series A Senior Preferred Stock will have been registered under the Securities Act and will generally be freely transferable by holders thereof who are not a Restricted Holder; and (ii) the registration rights and contingent interest rate provisions applicable to the shares of Old Series A Senior Preferred Stock are generally not applicable to the New Series A Senior Preferred Stock.

      The Issuer is authorized to issue 500,000 shares of preferred stock, $0.01 par value per share. The Restated Certificate of the Issuer authorizes its Board of Directors, without stockholder approval, to issue classes of preferred stock from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors of the Issuer, subject to certain limitations. See "--Ranking." The Board of Directors of the Issuer has adopted resolutions creating a maximum of 120,000 shares of Series A Senior Preferred Stock and the Issuer has filed the Restated Certificate with the Secretary of State of the State of Delaware as required by Delaware law. Of the 120,000 authorized shares of Series A Senior Preferred Stock, 57,710 shares were issued in the Series A Unit Offering and may be reissued in the Exchange Offer, and 62,290 shares of Series A Senior Preferred Stock are reserved for issuance as dividends in the event the Issuer elects to pay dividends on the Series A Senior Preferred Stock by issuing additional shares of Series A Senior Preferred Stock. See "--Dividends" below. Subject to certain conditions, the New Series A Senior Preferred Stock is exchangeable for Exchange Debentures at the option of the Issuer on any dividend payment date. The New Series A Senior Preferred Stock, when issued in accordance with the terms and conditions of the Exchange Offer, will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights.

Ranking

      The New Series A Senior Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, dissolution or winding-up of the Issuer, (i) rank senior to all classes of Common Stock of the Issuer and to each other class of Capital Stock or series of Preferred Stock existing on or established after the Issue Date, including, without limitation, Junior Capital Stock and (ii) on a parity with the Old Series A Senior Preferred Stock, if any is not exchanged in the Exchange Offer. The Issuer may not issue (i) any class or series of Capital Stock ranking senior to or on a parity with the Series A Senior Preferred Stock (or amend the provisions of any existing

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

class of Capital Stock or series of Preferred Stock to make such class or series rank senior to or on a parity with the Series A Senior Preferred Stock) with respect to dividends or distributions upon liquidation, dissolution or winding-up of the Issuer; provided, that the Issuer can issue, from time to time, additional shares of Series A Senior Preferred Stock to satisfy dividend payments on outstanding shares of Series A Senior Preferred Stock; or (ii) any shares of Series B Junior Preferred Stock (other than shares of Series B Junior Preferred Stock issued on the Issue Date and shares of Series B Junior Preferred Stock issued as dividends thereon), in each case, without the approval of the holders of at least a majority of the shares of Series A Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

Dividends

      Holders of the New Series A Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Issuer, out of funds legally available therefor, dividends on the New Series A Senior Preferred Stock at a rate per annum equal to 12% of the liquidation preference per share of New Series A Senior Preferred Stock, payable semiannually. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998, to holders of record on the March 15 and September 15 immediately preceding the relevant dividend payment date. Dividends may be paid, at the Issuer's option, on any dividend payment date occurring on or prior to April 1, 2003 either in cash or by the issuance of additional shares of New Series A Senior Preferred Stock (and, at the Issuer's option, payment of a whole share (after rounding up) or cash in lieu of a fractional share) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or prior to April 1, 2003, dividends are declared and paid through the issuance of additional shares of New Series A Senior Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. After April 1, 2003, dividends must be paid in cash. The Restated Certificate prohibits the Issuer from paying dividends in cash on any Junior Capital Stock unless dividends on the Series A Senior Preferred Stock were paid in cash when required to be so paid. In addition, the Restated Certificate prohibits the Issuer from paying dividends in cash on any Junior Capital Stock during any period when cash dividends (whether or not required to be paid) are not paid on the Series A Senior Preferred Stock. The Indenture and the New Credit Facility restrict the Company's and its Subsidiaries' ability to pay cash dividends on their Capital Stock to the Issuer and will prohibit such payments in certain instances and future agreements may provide the same. See "The Senior Note Offering" and "Description of the New Credit Facility."

      Unpaid dividends accumulating after April 1, 2003 on the New Series A Senior Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Issuer.

Redemption

      Optional Redemption. The New Series A Senior Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time or from time to time on or after April 1, 2003, in whole or in part, at the option of the Issuer, at the redemption prices (expressed in percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning on April 1 of each of the years set forth below:

Year                                                               Percentage
----                                                               ----------
2003.............................................................   106.000%
2004.............................................................   104.000%
2005.............................................................   102.000%
2006 and thereafter..............................................   100.000%

      Notwithstanding the foregoing, the Issuer may redeem in the aggregate all, but not less than all, of the New Series A Senior Preferred Stock then outstanding, at any time prior to April 1, 2001, at a redemption price equal to 112.000% of the then effective liquidation preference thereof, plus, without duplication, an amount in cash equal to

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

all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date) out of the Net Proceeds of one or more Public Equity Offerings; provided, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

      Mandatory Redemption. The New Series A Senior Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on April 1, 2009 at a price equal to 100% of the liquidation preference thereof, payable in cash, plus, without duplication, all accumulated and unpaid dividends, which will also be paid in cash (whether or not otherwise payable in cash) to the date of redemption.

      In the event of redemption of fewer than all of the outstanding shares of New Series A Senior Preferred Stock, the New Series A Senior Preferred Stock will be redeemed on a pro rata basis, except that the Issuer may redeem such shares held by holders of fewer than ten shares (or shares held by holders who would hold less than ten shares as a result of such redemption). The New Series A Senior Preferred Stock will be redeemable upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Exchange Agent of the New Series A Senior Preferred Stock. On and after any redemption date, dividends will cease to accumulate on the New Series A Senior Preferred Stock or portions thereof called for redemption unless the Issuer shall fail to redeem any such New Series A Senior Preferred Stock. The Note Indenture and the New Credit Facility restrict the ability of the Issuer to redeem the New Series A Senior Preferred Stock and will prohibit any such redemption in certain instances.

Exchange

      The Issuer may at its option on any dividend payment date exchange, in whole but not in part, the then outstanding shares of New Series A Senior Preferred Stock for Exchange Debentures (including any shares of New Series A Senior Preferred Stock issuable on such dividend payment date on the then outstanding shares of New Series A Senior Preferred Stock); provided, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the New Series A Senior Preferred Stock (including the dividend payable on such date) or contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture as if the Exchange Indenture had been in effect as of the Issue Date and no default or event of default under any other material instrument governing Indebtedness outstanding at the time of such exchange would be caused thereby; and (iv) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange.

      The Issuer will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

      The holders of outstanding shares of New Series A Senior Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of New Series A Senior Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for New Series A Senior Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of New Series A Senior Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of New Series A Senior Preferred Stock entitle such holder; provided that the Issuer may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Issuer will send a written notice of exchange by mail to each holder of record of shares of New Series A Senior Preferred Stock not less than 30 nor more than 60 days before the date fixed for such exchange. On and after the exchange date, dividends will cease to accumulate on the outstanding shares of New Series A Senior Preferred Stock, and all rights of the holders of New Series A Senior Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accumulated and unpaid dividends to the exchange date and, if the Issuer so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "--The Exchange Debentures."

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Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, holders of shares of New Series A Senior Preferred Stock then outstanding will initially be entitled to be paid, out of the assets of the Issuer available for distribution, $1,000 per share, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the immediately preceding dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Capital Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the New Series A Senior Preferred Stock (and the Old Series A Senior Preferred Stock, if any is not exchanged in the Exchange Offer) are not paid in full, the holders of the Series A Senior Preferred Stock will share equally and ratably in any distribution of assets of the Issuer first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of New Series A Senior Preferred Stock will not be entitled to any further participation in any distribution of assets of the Issuer. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Issuer.

Voting Rights

      Holders of the Series A Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or as set forth in the Restated Certificate. The Restated Certificate provides that if (i) after April 1, 2003, cash dividends on the Series A Senior Preferred Stock are in arrears and unpaid for two or more semiannual dividend periods (whether or not consecutive); (ii) the Issuer fails to redeem the Series A Senior Preferred Stock on or before April 1, 2009; (iii) the Issuer fails to make or consummate a Change of Control Offer in the event of a Change of Control; or (iv) a breach or violation of any of the provisions described under the captions "--Certain Covenants," "--Merger, Consolidation or Sale of Assets" or "Reports to Holders" below occurs, which breach or violation continues for a period of 60 days or more after the Issuer receives notice thereof specifying the default from the holders of at least 25% of the then outstanding shares of Series A Senior Preferred Stock; then the number of directors constituting the Board of Directors of the Issuer will be adjusted to permit the holders of a majority of the aggregate outstanding shares of Series A Senior Preferred Stock and Series B Junior Preferred Stock (to the extent there exists a voting rights triggering event with respect to the certificate of designations therefor), voting as a single class, to elect the lesser of two directors and that number of directors constituting at least 25% of the members of the Board of Directors of the Issuer until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the Series A Senior Preferred Stock have been fully paid in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the then outstanding shares of the Series A Senior Preferred Stock and, with respect to a voting rights triggering event relating to the Series B Junior Preferred Stock, the Series A Senior Preferred Stock and the Series B Junior Preferred Stock, voting as a single class, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (iv) above is referred to herein as a "Voting Rights Triggering Event"; provided, that if the Issuer breaches or violates more than one of the provisions constituting a Voting Rights Triggering Event, all such breaches or violations shall not constitute more than one Voting Rights Triggering Event. In addition, upon the occurrence and during the continuance of a Voting Rights Triggering Event described in clause (iii) above, the per annum dividend rate on the Series A Senior Preferred Stock will increase by 400 basis points per annum ("Special Dividends") in excess of the dividend rate originally borne by the Series A Senior Preferred Stock as set forth under "--Dividends." Except as set forth in the immediately preceding sentence, the voting rights provided above shall be the holder's exclusive remedy at law or in equity.

      The Restated Certificate provides that the Issuer will not authorize any additional shares of Series A Senior Preferred Stock or any class or series of capital stock ranking prior to or on a parity with the Series A Senior Preferred Stock with respect to dividend distributions or distributions upon liquidation, dissolution or winding-up without the affirmative vote or consent of holders of at least a majority of the then outstanding shares of Series A Senior Preferred Stock of the Issuer which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Restated Certificate also provides that the Issuer may not amend the Restated Certificate so as to

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affect adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Series A Senior Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Series A Senior Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class; provided, that any increase in the amount of authorized preferred stock or the creation and issuance (other than the Series A Senior Preferred Stock and Series B Junior Preferred Stock as provided under "--Ranking") of any other class of preferred stock or any increase in the amount of authorized shares of such class or any other class of Junior Capital Stock, including Junior Capital Stock which is preferred stock, will not be deemed to affect adversely such rights, preferences or voting powers.

      Under Delaware state law, holders of Series A Senior Preferred Stock, under certain circumstances, are entitled to vote as a class upon a proposed amendment to the certificate of incorporation of the Issuer, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Certain Covenants

      The Restated Certificate contains, among others, the following covenants:

Limitation on Additional Indebtedness

      The Issuer will not, and will not cause or permit any Restricted Subsidiary of the Issuer to, directly or indirectly, incur (as defined) any Indebtedness (including any Acquired Indebtedness); provided, that if no Voting Rights Triggering Event shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Issuer or any Restricted Subsidiary may incur Indebtedness (including any Acquired Indebtedness) if the Issuer's Consolidated Interest Coverage Ratio is greater than 2.0 to 1.

      Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may incur Permitted Indebtedness.

Limitation on Restricted Payments

      The Issuer will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment after the Issue Date, unless:

            a) no Voting Rights Triggering Event shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

            b) immediately after giving pro forma effect to such Restricted Payment, the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Additional Indebtedness" covenant above; and

            c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum (without duplication) of (1) 50% of the cumulative Consolidated Net Income of the Issuer (or minus 100% of any cumulative deficit in Consolidated Net Income) for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter immediately preceding such Restricted Payment, (2) 100% of the aggregate Net Proceeds in cash received by the Issuer from the issuance or sale, after the Issue Date (other than to a Restricted Subsidiary), of (A) Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer or (B) any Indebtedness or other securities of the Issuer that are convertible into or exercisable or exchangeable for Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer which have been so converted or exercised or exchanged (other than by a Restricted Subsidiary of the Issuer) and (3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers or distributions of Property or return of capital (but only to the extent such interest, dividends or repayments or other transfers or distributions of Property or return of capital are not included in the calculation of Consolidated Net Income), in each case, to the Issuer or any Restricted Subsidiary from any Person (including Unrestricted Subsidiaries) or from redesignations (the designation of which did not constitute a Permitted Investment) of Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with the Restated
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      Certificate, not to exceed in the case of any Person the
      amount of Investments (other than Permitted Investments) previously made by the Issuer or any Restricted Subsidiary in such Person. For purposes of determining the amount expended for Restricted Payments under this clause
      (c), Property other than cash (including a distribution of assets) shall be valued at its Fair Market Value.

      The provisions of this covenant shall not prohibit:

            (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Restated Certificate;

            (ii) the retirement of any shares of Junior Capital Stock of the Issuer by conversion into, or by or in exchange for, shares of Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer, or out of, the Net Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of other shares of Junior Capital Stock of the Issuer (other than Disqualified Capital Stock) provided, that any such Net Proceeds are excluded from clause (c)(2) of the immediately preceding paragraph for the purposes of this calculation (and were not included therein at any time);

            (iii) the retirement of any shares of Junior Capital Stock that is Disqualified Capital Stock by conversion into, or by exchange for, shares of Junior Capital Stock that is Disqualified Capital Stock of the Issuer, or out of the Net Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of other shares of Junior Capital Stock that are Disqualified Capital Stock of the Issuer;

            (iv) payments to MHE Investments or any other Person in respect of which MHE Investments or such other Person is a member of the consolidated tax group of the Issuer, for so long as MHE Investments or such other Person owns such amount of the Capital Stock of the Issuer as will permit it or a member of the consolidated tax group of MHE Investments or such other Person to be entitled to file consolidated federal tax returns with the Issuer, for income taxes pursuant to the Tax Allocation Agreement or for the purpose of enabling MHE Investments or such other Person or any such members to pay taxes other than income taxes, to the extent actually owed and attributable to the operations of the Issuer and its Subsidiaries or to MHE Investments' or such other Person's ownership thereof;

            (v) payments to MHE Investments, for so long as it owns not less than a majority of the outstanding Common Stock of the Issuer, in amounts sufficient to pay the ordinary operating and administrative expenses of MHE Investments (including all reasonable professional fees and expenses), including in connection with its complying with the Issuer's reporting obligations (including filings with the Commission and any exchange on which the Issuer's securities are traded) and obligations to prepare and distribute business records in the ordinary course of business and the Issuer's costs and expenses relating to taxes, other than those referred to in clause (iv) (which taxes are attributable to the operations of the Issuer and its Restricted Subsidiaries or to MHE Investments' ownership thereof); provided, that the aggregate payments paid in each fiscal year pursuant to this clause (v) will not exceed 0.20% of the consolidated net sales of the Issuer and its Restricted Subsidiaries for such fiscal year;

            (vi) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Issuer or of any Person that directly or indirectly controls (as defined in the definition of Affiliate) the Issuer held by employees or former employees of the Issuer or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment and pursuant to the terms of any agreement under which such Capital Stock was issued, provided, that the aggregate Fair Market Value of the consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $500,000 in any fiscal year;

            (vii) payments due under the Permitted Affiliate Agreements (other than payments pursuant to paragraph (iv) above) that would otherwise constitute Restricted Payments; and

            (viii) payments that would otherwise constitute Restricted Payments, not to exceed $750,000 in the aggregate;

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provided, that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to clause (i) (but only if the declaration thereof has not been counted in a prior period), (v) (other than to the extent otherwise reducing Consolidated Net Income), (vi) and (viii) shall be included, without duplication, in such calculation and (ii), (iii), (iv) and
(vii) shall not be included in such calculation. Nothing in the immediately preceding proviso is meant to affect whether any amount expended pursuant to clause (iv) should be reflected in Consolidated Net Income. Notwithstanding any other provision of this covenant, no dividends or distributions may be paid on any class of Common Stock of the Issuer unless the Issuer has paid in cash all accumulated dividends due on the two dividend payment dates on or immediately preceding such proposed date of such dividend or distribution.

      If the Issuer or any Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Issuer or the Company, would be permitted under the requirements of the Restated Certificate, such Restricted Payment shall be deemed to have been made in compliance with the Restated Certificate notwithstanding any subsequent adjustment made in good faith to the Issuer's or such Restricted Subsidiary's financial statements affecting Consolidated Net Income.

Limitation on Transactions with Affiliates

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, Property or services) with any Affiliate (each, an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair to the Issuer or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Issuer or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $2 million which is not permitted under clause (i) of the immediately preceding sentence, the Issuer shall first obtain a resolution of a majority of the disinterested members of its Board of Directors which reflects the approval of such Affiliate Transaction and a determination that such Affiliate Transaction complies with clause (ii) of the immediately preceding sentence. In any Affiliate Transaction (or series of related Affiliate Transactions) which includes the payment of fees of $1 million or more to Chartwell, the Issuer shall obtain a resolution of a majority of the disinterested members of its Board of Directors which reflects the approval of such Affiliate Transaction. In addition, in any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $10 million which is not permitted under clause (i) of the immediately preceding sentence, the Issuer must obtain, prior to the consummation of the transaction or transactions, a written opinion from a nationally recognized investment banking firm or other expert stating that such transaction or transactions are fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, that no such opinion shall be required in respect of the provision of services or sales of inventory or products by the Issuer or any of its Restricted Subsidiaries to a Joint Venture in the ordinary course of business.

      The foregoing provisions will not apply to: (i) any transaction or series of related transactions pursuant to the terms of the Permitted Affiliate Agreements; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Issuer's Board of Directors or senior management; (iii) any payment that would be permitted under the first paragraph or clauses (iv) or (v) of the second paragraph of the Limitations on Restricted Payments covenant; (iv) any Permitted Investment (other than Permitted Investments made pursuant to clause (x) of the definition of Permitted Investments); or (v) loans or advances to employees and officers of the Issuer or any of its Subsidiaries in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Issuer or such Subsidiary or in connection with any relocation. The aggregate management, consulting and similar fees paid by the Issuer or its Subsidiaries (excluding expenses and amounts paid pursuant to the last sentence of this covenant or pursuant to clause (iii) of this paragraph) to Chartwell shall not exceed $1 million during any fiscal year; provided, that any such fees may accrue but shall not be paid by the Issuer at any time after the occurrence and during the continuance of a Voting Rights Triggering Event until such Voting Rights Triggering Event is cured, whereupon such accrued and unpaid fees may be paid in addition to other permitted fees. In addition, the Issuer may pay advisory fees to an Affiliate of the Issuer (including
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

Chartwell) with respect to specific transactions, provided, that such payments would be permitted under the first paragraph of the covenant under "--Limitation on Restricted Payments." In addition, for purposes of this "--Limitation on Transactions with Affiliates" covenant, any transaction or series of related transactions between the Issuer or any Restricted Subsidiary and an Affiliate of the Issuer that is approved by a majority of the disinterested members of its Board of Directors shall be deemed to comply with clause (ii) of the first sentence of the preceding paragraph. Notwithstanding the provisions of this covenant, the Issuer may pay fees and expenses to Affiliates of the Issuer on the Issue Date in connection with the consummation of the Transactions as described in this Prospectus.

Limitation on Preferred Stock of Restricted Subsidiaries

      The Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Issuer or a Wholly-Owned Subsidiary), other than Permitted Foreign Restricted Subsidiary Preferred Stock, or permit any Person (other than the Issuer or a Wholly-Owned Subsidiary) to hold any such Preferred Stock unless the Issuer or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "--Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued or so held.

Change of Control Offer

      Upon the occurrence of a Change of Control, the Issuer shall be obligated to make an offer to purchase (the "Change of Control Offer") the outstanding New Series A Senior Preferred Stock at a purchase price (the "Change of Control Purchase Price") equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Change of Control Payment Date (as hereinafter defined)) in accordance with the procedures set forth in this covenant.

      Within 30 days of the occurrence of a Change of Control, the Issuer shall
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United

States and (ii) send by first-class mail, postage prepaid, to each holder of New Series A Senior Preferred Stock, at the address appearing in the register maintained by the Exchange Agent, a notice stating:

            (a) that the Change of Control Offer is being made pursuant to this covenant and that all New Series A Senior Preferred Stock validly tendered will be accepted for payment;

            (b) the Change of Control Purchase Price and the purchase date (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

            (c) that any New Series A Senior Preferred Stock not validly tendered will continue to accumulate dividends;

            (d) that, unless the Issuer defaults in the payment of the Change of Control Purchase Price, any New Series A Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

            (e) that holders accepting the offer to have their New Series A Senior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing New Series A Senior Preferred Stock to the Issuer at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

            (f) that holders will be entitled to withdraw their acceptance if the Issuer receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of New Series A Senior Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such New Series A Senior Preferred Stock purchased;

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

            (g) that holders whose New Series A Senior Preferred Stock is being purchased only in part will be issued new certificates representing the number of shares of New Series A Senior Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

            (h) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

      On the Change of Control Payment Date, the Issuer shall, to the extent lawful, accept for payment the number of shares of New Series A Senior Preferred Stock validly tendered pursuant to the Change of Control Offer and promptly mail to each holder of New Series A Senior Preferred Stock so accepted payment in an amount equal to the purchase price for such New Series A Senior Preferred Stock, and the Issuer shall execute and issue a new New Series A Senior Preferred Stock certificate representing the number of shares of New Series A Senior Preferred Stock equal to any unpurchased shares represented by a certificate surrendered.

      The Restated Certificate provides that if any Credit Facility is in effect or if the Senior Notes are outstanding or if any other Indebtedness of the Issuer or its Restricted Subsidiaries that requires a payment upon a Change of Control is outstanding, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 30 days following any Change of Control, the Issuer shall be required to (i) cause the borrowers thereunder to repay in full all obligations under or in respect of such Credit Facility or such other Indebtedness or offer to repay in full all obligations under or in respect of such Credit Facility or such other Indebtedness and repay within such 30-day period the obligations under or in respect of such Credit Facility or such other Indebtedness of each lender who has then irrevocably accepted such offer and cause the Company to repay within such 30-day period in full all obligations in respect of the Senior Notes or offer to repay in full all obligations in respect of the Senior Notes of each holder who has then irrevocably accepted such offer or (ii) cause such borrowers and the Company to obtain the requisite consent under such Credit Facility or such other Indebtedness, the holders of such other Indebtedness and from the holders of the Senior Notes, respectively, to permit the repurchase of the New Series A Senior Preferred Stock as described above. The Issuer must first comply with the covenant described in the preceding sentence before it shall be required to purchase New Series A Senior Preferred Stock in the event of a Change of Control; provided, that the Issuer's failure to comply with the covenant described in the preceding sentence constitutes a Voting Rights Triggering Event described in clause (iii) under "--Voting Rights" above. There can be no assurance that the Issuer will have adequate resources to refinance or fund the repurchase of the New Series A Senior Preferred Stock in the event of a Change of Control. The failure of the Issuer, following a Change of Control, to make a Change of Control Offer or to pay when due the Change of Control Purchase Price for shares of New Series A Senior Preferred Stock tendered in conformity with any such Change of Control Offer will give the holders of the New Series A Senior Preferred Stock the rights described under "--Voting Rights." As a result of the foregoing, a holder of the New Series A Senior Preferred Stock may not be able to compel the Issuer to purchase the New Series A Senior Preferred Stock unless the Issuer, or such borrower or the Company is able at the time to refinance all of the obligations under or in respect of such Credit Facility, such Senior Notes or such other Indebtedness or obtain requisite consent thereunder.

      The Restated Certificate further provides that, (A) if the Issuer has issued any outstanding Preferred Stock (other than the Series A Senior Preferred Stock), and the Issuer is required to make a Change of Control Offer or to make a distribution with respect to such Preferred Stock (other than the Series A Senior Preferred Stock) in the event of a Change of Control, the Issuer shall not consummate any such offer or distribution with respect to such Preferred Stock (other than the Series A Senior Preferred Stock) until such time as the Issuer shall have paid the Change of Control Purchase Price in full to the holders of Series A Senior Preferred Stock that have validly accepted the Issuer's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Series A Senior Preferred Stock and (B) the Issuer will not issue Preferred Stock with change of control provisions requiring the payment of such Preferred Stock prior to the payment of the Series A Senior Preferred Stock in the event of a Change in Control under the Restated Certificate.

      In the event that a Change of Control occurs and the holders of Series A Senior Preferred Stock exercise their right to require the Issuer to purchase Series A Senior Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule l4e-1 under the Exchange Act at that time, the Issuer will comply with the requirements of Rule l4e-1 as then in effect with respect to such repurchase.

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      The Issuer will not be required to make a Change of Control Offer upon a
Change of Control if a third party makes such Change of Control Offer contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Restated Certificate and purchases all Series A Senior Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

Merger, Consolidation or Sale of Assets

      The Issuer will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, lease, convey or otherwise dispose of (however effected, including, without limitation, by merger or consolidation)) all or substantially all of the Issuer's assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i)(x) the Issuer shall be the continuing Person, or (y) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer or the Restricted Subsidiary, as the case may be, is merged or to which the Properties and assets of the Issuer or any Restricted Subsidiary, as the case may be, are transferred (such Person, the "Surviving Entity") (1) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and (2) the New Series A Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the New Series A Senior Preferred Stock had immediately prior to such transaction; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Voting Rights Triggering Event shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) the Issuer (or the Surviving Entity if the Issuer is not continuing) (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (B) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "--Certain Covenants--Limitation on Additional Indebtedness" above; provided, that a Restricted Subsidiary may merge with and into the Issuer without complying with this clause (iii)(B).

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the Properties or assets of one or more Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the Properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer. In addition, the phrase "all or substantially all" of the assets of the Issuer will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Issuer or any Restricted Subsidiary has occurred.

      For all purposes of the Restated Certificate and the New Series A Senior Preferred Stock, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries, to the extent and as provided pursuant to the Restated Certificate.

Exchange Agent and Registrar

      United States Trust Company of New York is the exchange agent (the "Exchange Agent") and registrar for the New Series A Senior Preferred Stock.

Reports to Holders

      The Restated Certificate provides that whether or not required by the rules and regulations of the Commission, so long as any shares of Series A Senior Preferred Stock are outstanding, the Issuer shall furnish to the holders of the Series A Senior Preferred Stock within 10 days after it is or would have been required to file them with the Commission, (i) all annual and quarterly financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q (without exhibits) if the Issuer were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of

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Operations" and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K (without exhibits) if the Issuer were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Issuer shall furnish to the holders of the Series A Senior Preferred Stock and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act and the exhibits omitted from the information furnished pursuant to the preceding sentence, for so long as the Series A Senior Preferred Stock is not freely transferable under the Securities Act.

                             The Exchange Debentures

      The Exchange Debentures, if issued, will be issued under an Indenture (the "Exchange Indenture"), among the Issuer and United States Trust Company of New York, as Trustee (the "Debenture Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Indenture and those made a part of the Exchange Indenture by reference to the Trust Indenture Act as in effect on the date of the Exchange Indenture. The Exchange Debentures are subject to all such terms, and holders are referred to the Exchange Indenture and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") for a statement of the provisions of the Exchange Debentures. The following is a summary of the material terms and provisions of the Exchange Debentures and the Exchange Indenture. This summary does not purport to be a complete description thereof and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Debentures and the Exchange Indenture (including the definitions contained therein). A copy of the form of Exchange Indenture may be obtained from the Issuer by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Exchange Indenture and such definitions are incorporated by reference herein. For purposes of this section, references to the "Issuer" mean MMH Holdings, Inc., excluding its Subsidiaries, references to the "Company" mean Morris Material Handling, Inc., excluding its Subsidiaries, and references to Surety Arrangements refer to all such arrangements as defined in this section including those described in "Description of the Surety Arrangement."

General

      The Exchange Debentures will be general unsecured obligations of the Issuer and will be limited in aggregate principal amount to the liquidation preference of the New Series A Senior Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the date or dates on which it is exchanged for Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof (other than as described in "--The New Series A Senior Preferred Stock" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer and will rank pari passu with or senior to all future Indebtedness of the Issuer that expressly provides that it ranks pari passu with or junior to the Exchange Debentures, as the case may be.

      All of the operations of the Issuer are conducted through its Subsidiaries and, therefore, the Issuer is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Exchange Debentures. The Exchange Debentures will be effectively subordinated to all Indebtedness and other liabilities (including trade payables, tort claims and tax claims) of the Issuer's present and future Subsidiaries, including present and future Unrestricted Subsidiaries. Any right of the Issuer to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Exchange Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's third-party creditors, except for any Indebtedness validly owed to the Issuer.

      As of January 31, 1998, after giving pro forma effect to the Offering, the application of the net proceeds therefrom and the Transactions, the Issuer and its Subsidiaries would have had an aggregate of $259.3 million of Indebtedness outstanding (including $200.0 million aggregate principal amount of Senior Notes and $55.0 million of


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borrowings under the New Credit Facility) in respect of
which the Exchange Debentures will be effectively subordinated.

Maturity, Interest and Principal

      The Exchange Debentures will mature on April 1, 2009. The Exchange Debentures will bear interest at the rate of 12% per annum from the date of exchange for the New Series A Senior Preferred Stock (the "Exchange Date") until maturity. Interest will be payable semi-annually in cash (or, on or prior to April 1, 2003, in additional Exchange Debentures, at the option of the Issuer) in arrears on each April 1 and October 1, commencing with the first such date after the Exchange Date, to holders of record of the Exchange Debentures at the close of business on the immediately preceding March 15 and September 15, respectively. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

      The Exchange Debentures will be redeemable, at the option of the Issuer, in whole or in part, at any time or from time to time on or after April 1, 2003, at the following redemption prices (expressed as percentages of principal amount), together, in each case, with accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on April 1 of each year listed below:

Year                                                                  Percentage
----                                                                  ----------
2003................................................................   106.000%
2004................................................................   104.000%
2005................................................................   102.000%
2006 and thereafter.................................................   100.000%

      Notwithstanding the foregoing, the Issuer may redeem in the aggregate all, but not less than all, of the Exchange Debentures then outstanding at any time prior to April 1, 2001, at a redemption price equal to 112.000% of the aggregate principal amount so redeemed, plus accrued interest to the redemption date out of the Net Proceeds of one or more Public Equity Offerings; provided, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

      In the event of redemption of fewer than all of the Exchange Debentures, the Debenture Trustee shall select by lot or on a pro rata basis or in such other manner as it shall deem appropriate the Exchange Debentures to be redeemed. The Exchange Debentures will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Exchange Debentures. On and after any redemption date, interest will cease to accrue on the Exchange Debentures or portions thereof called for redemption unless the Company shall fail to redeem any such Exchange Debentures.

Subordination

      The Indebtedness represented by, and all obligations under, the Exchange Debentures are, to the extent and in the manner provided in the Exchange Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash or Cash Equivalents of all existing and future Senior Indebtedness of the Issuer.

      In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Issuer or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of the Issuer, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshalling of assets or liabilities of the Issuer (except in connection with the merger or consolidation of the Issuer or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "--Merger, Consolidation or Sale of Assets") (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Issuer will be entitled to receive payment and satisfaction in full in cash or Cash Equivalents of, or such payment provided for, all amounts due on or in respect of all Senior Indebtedness of the Issuer before the holders of the Exchange Debentures are

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entitled to receive or retain any payment or distribution of any kind (other than a payment or distribution in the form of Permitted Junior Securities) on account of the Exchange Debentures. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of Exchange Debentures receives any payment or distribution of assets of the Issuer of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Exchange Debentures before all Senior Indebtedness of the Issuer is paid and satisfied in full, then such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Issuer, and creditors of the Issuer who are not holders of Senior Indebtedness or of the Exchange Debentures may recover more, ratably, than holders of the Exchange Debentures.

      No payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) of any assets or securities of the Issuer of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Issuer being subordinated to the payment of the Exchange Debentures by the Issuer) may be made by or on behalf of the Issuer, including, without limitation, by way of set-off or otherwise, for or on account of the Exchange Debentures, or for or on account of the purchase, redemption or other acquisition of the Exchange Debentures, and neither the Debenture Trustee nor any holder or owner of any Exchange Debentures shall take or receive from the Issuer, directly or indirectly in any manner, payment in respect of all or any portion of Exchange Debentures following the delivery by the representative of the holders of Designated Senior Indebtedness (the "Representative") to the Debenture Trustee of written notice of the occurrence of a Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Issuer shall resume making any and all required payments in respect of the Exchange Debentures, including any missed payments.

      Upon the occurrence of a Non-Payment Event of Default, no payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) of any assets of the Issuer of any kind may be made by the Issuer, including, without limitation, by way of set-off or otherwise, on account of the Exchange Debentures, or on account of the purchase or redemption or other acquisition of Exchange Debentures, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Debenture Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (w) more than 179 days shall have elapsed since receipt of such written notice by the Debenture Trustee, (x) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist, (y) such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Issuer or the Debenture Trustee from such Representative, after which, in the case of clause (w), (x), (y) or (z), the Issuer shall resume making any and all required payments in respect of the Exchange Debentures, including any missed payments. Notwithstanding any other provision of the Exchange Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Exchange Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Debenture Trustee of the notice referred to above (such period, an "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 360 consecutive days have elapsed since the commencement date of the Initial Blockage Period. Notwithstanding any other provision of the Exchange Indenture, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been waived for a period of not less than 90 consecutive days.

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

      If the Issuer fails to make any payment on the Exchange Debentures when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Exchange Indenture and would enable the holders of the Exchange Debentures to accelerate the maturity thereof. See "--Events of Default."

      By reason of the subordination provisions described above, in the event of insolvency of the Issuer, funds which would otherwise be payable to holders of the Exchange Debentures will be paid to holders of Senior Indebtedness of the Issuer to the extent necessary to repay such Senior Indebtedness in full, and the Issuer may be unable to fully meet its obligations with respect to the Exchange Debentures. Subject to the restrictions set forth in the Exchange Indenture, in the future the Issuer may incur additional Senior Indebtedness. See "Risk Factors--Ranking of New Series A Senior Preferred Stock; Subordination of the Exchange Debentures; Pledge of Assets." The subordination provisions described above will cease to be applicable to the Exchange Debentures upon any defeasance or covenant defeasance described under "--Satisfaction and Discharge of the Exchange Indenture; Defeasance."

      A holder of Exchange Debentures by his acceptance of Exchange Debentures agrees to be bound by such provisions and authorizes and expressly directs the Debenture Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Exchange Indenture and appoints the Debenture Trustee his attorney-in-fact for such purpose.

Certain Covenants

      The Exchange Indenture contains, among others, the following covenants:

Limitation on Other Senior Subordinated Indebtedness

      The Issuer will not incur, contingently or otherwise, any Indebtedness that is both (i) subordinate in right of payment to any Senior Indebtedness of the Issuer and (ii) senior in right of payment to the Exchange Debentures. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Exchange Debentures if it is not explicitly subordinate in right of payment to Senior Indebtedness at least to the same extent as the Exchange Debentures are subordinate to Senior Indebtedness.

Limitation on Additional Indebtedness

      The Issuer will not, and will not cause or permit any Restricted Subsidiary of the Issuer to, directly or indirectly, incur (as defined) any Indebtedness (including any Acquired Indebtedness); provided, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Issuer or any Restricted Subsidiary may incur Indebtedness (including any Acquired Indebtedness) if the Issuer's Consolidated Interest Coverage Ratio is greater than 2.0 to 1.

      Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may incur Permitted Indebtedness.

Limitation on Restricted Payments

      The Issuer will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment after the Issue Date, unless:

            a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

            b) immediately after giving pro forma effect to such Restricted Payment, the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Additional Indebtedness" covenant above; and

            c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum (without duplication) of (1) 50% of the cumulative Consolidated Net Income of the Issuer (or minus 100% of any cumulative deficit in Consolidated

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      Net Income) for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter immediately preceding such Restricted Payment, (2) 100% of the aggregate Net Proceeds in cash received by the Issuer from the issuance or sale, after the Issue Date (other than to a Restricted Subsidiary), of (A) Capital Stock (other than Disqualified Capital Stock) of the Issuer or (B) any Indebtedness or other securities of the Issuer that are convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Issuer which have been so converted or exercised or exchanged (other than by a Restricted Subsidiary of the Issuer) and
      (3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers or distributions of Property or return of capital (but only to the extent such interest, dividends or repayments or other transfers or distributions of Property or return of capital are not included in the calculation of Consolidated Net Income), in each case to the Issuer or any Restricted Subsidiary from any Person (including Unrestricted Subsidiaries) or from redesignations (the designation of which did not constitute a Permitted Investment) of Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with the Exchange Indenture, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Issuer or any Restricted Subsidiary in such Person. For purposes of determining the amount expended for Restricted Payments under this clause (c), Property other than cash (including a distribution of assets) shall be valued at its Fair Market Value.

      The provisions of this covenant shall not prohibit:

            (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Exchange Indenture;

            (ii) the retirement of any shares of Capital Stock of the Issuer or Subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Issuer, or out of, the Net Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of other shares of Capital Stock of the Issuer (other than Disqualified Capital Stock) provided, that any such Net Proceeds are excluded from clause (c)(2) of the immediately preceding paragraph for the purposes of this calculation (and were not included therein at any time);

            (iii) the redemption, repayment or retirement of Subordinated Indebtedness in exchange for, by conversion into, or out of the Net Proceeds of, (x) a substantially concurrent sale or incurrence of Subordinated Indebtedness (other than any Indebtedness owed to a Restricted Subsidiary) or (y) a substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of shares of Capital Stock of the Issuer provided, that any such Net Proceeds are excluded from clause
      (c)(2) of the immediately preceding paragraph (and were not included therein at any time);

            (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Issuer, or out of the Net Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of other shares of Disqualified Capital Stock of the Issuer;

            (v) payments to MHE Investments or any other Person in respect of which MHE Investments or such other Person is a member of the consolidated tax group of the Issuer, for so long as MHE Investments or such other Person owns such amount of the Capital Stock of the Issuer as will permit it or a member of the consolidated tax group of MHE Investments or such other Person to be entitled to file consolidated federal tax returns with the Issuer, for income taxes pursuant to the Tax Allocation Agreement or for the purpose of enabling MHE Investments or such other Person or any such members to pay taxes other than income taxes, to the extent actually owed and attributable to the operations of the Issuer and its Subsidiaries or to MHE Investments' or such other Persons' ownership thereof;

            (vi) payments to MHE Investments, for so long as it owns not less than a majority of the outstanding Common Stock of the Issuer, in amounts sufficient to pay the ordinary operating and administrative expenses of MHE Investments (including all reasonable professional fees and expenses), including in connection with its complying with the Issuer's reporting obligations (including filings with the Commission and any exchange on which the Issuer's securities are traded) and obligations to prepare and distribute business records in the ordinary course of business and the Issuer's costs and expenses relating to taxes, other than those referred to in

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      clause (v) (which taxes are attributable to the operations of the
      Issuer and its Restricted Subsidiaries or to MHE Investments' ownership thereof); provided, that the aggregate payments paid in each fiscal year pursuant to this clause (vi) will not exceed 0.20% of the consolidated net sales of the Issuer and its Restricted Subsidiaries for such fiscal year;

            (vii) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Issuer or of any Person that directly or indirectly controls (as defined in the definition of Affiliate) the Issuer held by employees or former employees of the Issuer or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment and pursuant to the terms of any agreement under which such Capital Stock was issued, provided, that the aggregate Fair Market Value of the consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $500,000 in any fiscal year;

            (viii) payments due under the Permitted Affiliate Agreements (other than payments pursuant to paragraph (v) above) that would otherwise constitute Restricted Payments; and

            (ix) payments that would otherwise constitute Restricted Payments, not to exceed $750,000 in the aggregate;

provided, that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to clause (i) (but only if the declaration thereof has not been counted in a prior period), (vi) (other than to the extent otherwise reducing Consolidated Net Income), (vii) and (ix) shall be included, without duplication, in such calculation and (ii), (iii), (iv), (v) and (viii) shall not be included in such calculation. Nothing in the immediately preceding proviso is meant to affect whether any amount expended pursuant to clause (v) should be reflected in Consolidated Net Income.

      If the Issuer makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Issuer, would be permitted under the requirements of the Exchange Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Exchange Indenture notwithstanding any subsequent adjustment made in good faith to the Issuer's financial statements affecting Consolidated Net Income.

Limitation on Transactions with Affiliates

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, Property or services) with any Affiliate (each, an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date, unless (i) such Affiliate Transaction is between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair to the Issuer or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Issuer or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $2 million which is not permitted under clause (i) of the immediately preceding sentence, the Issuer shall deliver to the Debenture Trustee a resolution of a majority of the disinterested members of the Board of Directors of the Issuer which reflects the approval of such Affiliate Transaction and a determination that such Affiliate Transaction complies with clause (ii) of the immediately preceding sentence. In any Affiliate Transaction (or series of related Affiliate Transactions) which includes the payment of fees of $1 million or more to Chartwell, the Issuer shall deliver to the Debenture Trustee a resolution of a majority of the disinterested members of its Board of Directors which reflects the approval of such Affiliate Transaction. In addition, in any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $10 million which is not permitted under clause (i) of the immediately preceding sentence, the Issuer must deliver to the Debenture Trustee, prior to the consummation of the transaction or transactions, a written opinion from a nationally recognized investment banking firm or other expert stating that such transaction or transactions are fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, that no such opinion shall be required in respect of the

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provision of services or sales of inventory or products by the Issuer or any of its Restricted Subsidiaries to a Joint Venture in the ordinary course of business.

     The foregoing provisions will not apply to: (i) any transaction or series of related transactions pursuant to the terms of the Permitted Affiliate Agreements; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Issuer's Board of Directors or senior management; (iii) any payment that would be permitted under the first paragraph or clauses (v) or (vi) of the second paragraph of the Limitations on Restricted Payments covenant; (iv) any Permitted Investment (other than Permitted Investments made pursuant to clause (x) of the definition of Permitted Investments); or (v) loans or advances to employees and officers of the Issuer or any of its Subsidiaries in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Issuer or such Subsidiary or in connection with any relocation. The aggregate management, consulting and similar fees paid by the Issuer or its Subsidiaries (excluding expenses and amounts paid pursuant to the last sentence of this covenant or pursuant to clause (iii) of this paragraph) to Chartwell shall not exceed $1 million during any fiscal year; provided, that any such fees may accrue but shall not be paid by the Issuer at any time after the occurrence and during the continuance of a Default or Event of Default until such Default or Event of Default is cured, whereupon such accrued and unpaid fees may be paid in addition to other permitted fees. In addition, the Issuer may pay advisory fees to an Affiliate of the Issuer (including Chartwell) with respect to specific transactions, provided, that such payments would be permitted under the first paragraph of the covenant under "--Limitation on Restricted Payments." In addition, for purposes of this "--Limitation on Transactions with Affiliates" covenant, any transaction or series of related transactions between the Issuer or any Restricted Subsidiary and an Affiliate of the Issuer that is approved by a majority of the disinterested members of its Board of Directors shall be deemed to comply with clause (ii) of the first sentence of the preceding paragraph. Notwithstanding the provisions of this covenant, the Issuer may pay fees and expenses to Affiliates of the Issuer on the Issue Date in connection with the consummation of the Transactions as described in this Prospectus.

Limitation on Certain Asset Sales

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value thereof; (ii) not less than 85% of the consideration received by the Issuer or any of its Restricted Subsidiaries, as the case may be, is in the form of (a) cash or Cash Equivalents; provided, that the amount of any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities or liabilities (including Subordinated Indebtedness) subordinated to the Exchange Debentures or Indebtedness without general recourse to the obligor thereof) that are assumed or forgiven by the transferee of any such assets will be deemed to be cash for the purposes of this clause (ii) if the Issuer or such Restricted Subsidiary is released from any liability for such liabilities and (b) Replacement Assets; and (iii) the Asset Sale Proceeds received by the Issuer or such Restricted Subsidiaries are applied (a) either (x) to the extent the Issuer elects, or is required, to the prepayment, repayment or purchase of Senior Indebtedness of the Issuer or Indebtedness or Capital Stock of any Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale, provided, that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; or (y) to the extent the Issuer elects, to acquisitions of assets (and Investments otherwise permitted to be made in accordance with the terms of the Exchange Indenture) used or useful in businesses similar or reasonably related to the business of the Issuer or its Restricted Subsidiaries as conducted at the time of such Asset Sale, provided, that such acquisitions or Investments occur on or prior to the 365th day following receipt of such Asset Sale Proceeds (the "Reinvestment Date"); and (b) if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, the Issuer shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Exchange Debentures (and at its option, to an offer to repurchase other pari passu Indebtedness; provided, that the stated maturity date of such Indebtedness is no later than the stated maturity date of the Exchange Debentures), at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). To the extent that any amount of Available Asset Sale Proceeds remains after the completion of such Excess Proceeds Offer, the Issuer may use such remaining amount in any manner permitted by the Exchange Indenture and the amount of Available Asset Sale Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero.

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      If the Issuer is required to make an Excess Proceeds Offer, the Issuer shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things: (1) that such holders have the right to require the Issuer to apply the Available Asset Sale Proceeds to purchase such Exchange Debentures (and stating whether the Issuer has elected to offer to repurchase other pari passu Indebtedness described in clause (iii) (b) of the immediately preceding paragraph) at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date; (2) the purchase date, which shall be not earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Issuer, that each holder must follow in order to have such Exchange Debentures purchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Exchange Debentures. If at any time the Issuer is required to make an Excess Proceeds Offer, the Issuer is also required to make one or more similar offers (each, an "Additional Excess Proceeds Offer") for any of its securities or those of any of its Affiliates, the Issuer shall be entitled to make any such Additional Excess Proceeds Offers simultaneously with such Excess Proceeds Offer; provided, that, to the extent the Issuer is required to purchase any such other securities pursuant to such Additional Excess Proceeds Offers, Available Asset Sale Proceeds shall be reduced by an amount equal to the aggregate purchase price of all such other securities purchased pursuant to such Additional Excess Proceeds Offers.

      In the event that the Issuer makes an Excess Proceeds Offer, the Issuer shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Preferred Stock of Restricted Subsidiaries

      The Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Issuer or a Wholly-Owned Subsidiary), other than Permitted Foreign Restricted Subsidiary Preferred Stock, or permit any Person (other than the Issuer or a Wholly-Owned Subsidiary) to hold any such Preferred Stock unless the Issuer or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "--Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued or so held.

Limitation on Capital Stock of Restricted Subsidiaries

      The Issuer will not (i) sell or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary other than to a Wholly-Owned Subsidiary, (ii) permit any of its Restricted Subsidiaries to sell or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Issuer other than to the Issuer or a Wholly-Owned Subsidiary or (iii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Issuer or a Wholly-Owned Subsidiary of the Issuer. The foregoing restrictions shall not apply to (a) an Asset Sale consisting of not less than 85% of the Capital Stock of a Restricted Subsidiary owned by the Issuer made in compliance with "--Limitation on Certain Asset Sales," (b) the issuance of Preferred Stock in compliance with the covenant described under "--Limitation on Preferred Stock of Restricted Subsidiaries," (c) the issuance of director's qualifying shares if required by applicable law or (d) the issuance of Capital Stock of a Foreign Restricted Subsidiary to third parties; provided, that, immediately after such transaction such Foreign Restricted Subsidiary remains a Foreign Restricted Subsidiary or (e) the pledge or hypothecation of, or creation of any security interest on, any Capital Stock by the Issuer or any of its Restricted Subsidiaries.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (iii) make loans or advances or capital contributions to the Issuer or any of its Restricted Subsidiaries that is a stockholder of such Person or (iv) transfer any of its Properties or assets to the Issuer or any of its Restricted Subsidiaries that is a stockholder of such Person, except for such encumbrances or restrictions existing under or by reason of:

      (i) encumbrances or restrictions as in effect on the Issue Date;

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      (ii) any Credit Facility (existing on the Issue Date), the Exchange
Indenture, the Exchange Debentures, the Indenture, the Senior Notes, the Guarantees and any Surety Arrangement (existing on the Issue Date) or any Surety Arrangement arising after the Issue Date which, in the good faith judgment of the Board of Directors of the Issuer, contains substantially the same or less restrictive encumbrances or restrictions than those contained in any Surety Arrangements existing on the Issue Date and any permitted amendment, modification or supplement thereto and any permitted renewal, refinancing, replacement or refunding thereof provided, that, in the good faith judgment of the Board of Directors of the Issuer, such encumbrances or restrictions are in the aggregate no more restrictive than those contained in the agreements governing the Indebtedness being amended, modified, supplemented, extended, refinanced, renewed, replaced, defeased or refunded;

      (iii) applicable law;

      (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries or of any Person that becomes a Restricted Subsidiary as in effect at the time of such acquisition or such Person becoming a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition of such Person becoming a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the Properties or assets of any Person, other than the Person, or the Property of assets of the Person (including any Subsidiary of the Person), so acquired;

      (v) customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business and consistent with past practices;

      (vi) Refinancing Indebtedness; provided, that, in the good faith judgment of the Board of Directors of the Issuer, such encumbrances or restrictions are in the aggregate no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (vii) Indebtedness having restrictions and encumbrances no more restrictive than those contained in the Exchange Indenture and the Exchange Debentures or the Indenture, the Senior Notes and the Guarantees; provided, that the Issuer or the Company is the primary obligor under such Indebtedness;

      (viii) customary restrictions in security agreements or mortgages securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the Property subject to such security agreements and mortgages;

      (ix) customary restrictions in stock or asset purchase agreements to the extent such restrictions apply to the Person selling stock or assets (and/or such Person's Subsidiaries) solely during the period prior to the closing under such agreements; or

      (x) any encumbrance or restriction pursuant to an agreement relating to an acquisition of Property, so long as the encumbrances or restrictions in any such agreement relate solely to the Property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof).

      Nothing contained in this covenant shall prevent the Issuer or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens or (ii) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred in accordance with the Exchange Indenture.

Payments for Consent

      Neither the Issuer nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Exchange Indenture or the Exchange Debentures unless such consideration is offered to be paid or agreed to be paid to all holders of the Exchange Debentures which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

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Change of Control Offer

      Upon the occurrence of a Change of Control, the Issuer shall be obligated to make an offer to purchase (the "Change of Control Offer") the outstanding Exchange Debentures at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) in accordance with the procedures set forth in this covenant.

      Within 30 days of the occurrence of a Change of Control, the Issuer shall
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Debenture Trustee and to each holder of the Exchange Debentures, at the address appearing in the register maintained by the Registrar of the Exchange Debentures, a notice stating:

            (a) that the Change of Control Offer is being made pursuant to this covenant and that all Exchange Debentures validly tendered will be accepted for payment;

            (b) the Change of Control Purchase Price and the purchase date (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

            (c) that any Exchange Debenture not validly tendered will continue to accrue interest;

            (d) that, unless the Issuer defaults in the payment of the Change of Control Purchase Price, any Exchange Debentures accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

            (e) that holders accepting the offer to have their Exchange Debentures purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Debentures to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

            (f) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Exchange Debentures delivered for purchase, and a statement that such holder is withdrawing his election to have such Exchange Debentures purchased;

            (g) that holders whose Exchange Debentures are being purchased only in part will be issued new Exchange Debentures equal in principal amount to the unpurchased portion of the Exchange Debentures surrendered, provided, that each Exchange Debenture purchased and each such new Exchange Debenture issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

            (h) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

            (i) the name and address of the Paying Agent.

      On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (i) accept for payment Exchange Debentures or portions thereof validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Debentures or portions thereof so tendered and (iii) deliver or cause to be delivered to the Debenture Trustee Exchange Debentures or portions thereof so accepted for cancellation. The Paying Agent shall promptly mail to each holder of Exchange Debentures so accepted payment in an amount equal to the purchase price for such Exchange Debentures, and the Issuer shall execute and issue, and the Debenture Trustee shall promptly authenticate and mail to such holder, a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered; provided, that each such new

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Exchange Debenture shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

      The Exchange Indenture will require that if any Credit Facility is in effect or if the Senior Notes are outstanding or if any other Indebtedness of the Issuer or its Restricted Subsidiaries that requires a payment upon a Change of Control is outstanding, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 30 days following any Change of Control, the Issuer shall be required to (i) cause the borrowers thereunder to repay in full all obligations under or in respect of such Credit Facility or such other Indebtedness or offer to repay in full all obligations under or in respect of such Credit Facility or such other Indebtedness and repay within such 30-day period the obligations under or in respect of such Credit Facility or such other Indebtedness of each lender who has then irrevocably accepted such offer and cause the Company to repay within such 30-day period in full all obligations in respect of the Senior Notes or offer to repay in full all obligations in respect of the Senior Notes of each holder who has then irrevocably accepted such offer or (ii) cause such borrowers and the Company to obtain the requisite consent under such Credit Facility or such other Indebtedness, the holders of such other Indebtedness and from the holders of the Senior Notes, respectively, to permit the repurchase of the Exchange Debentures as described above. The Issuer must first comply with the covenant described in the preceding sentence before it shall be required to purchase Exchange Debentures in the event of a Change of Control; provided, that the Issuer's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "Events of Default" below. There can be no assurance that the Issuer will have adequate resources to refinance or fund the repurchase of the Exchange Debentures in the event of a Change of Control. The failure of the Issuer, following a Change of Control, to make a Change of Control Offer or to pay when due the Change of Control Purchase Price of Exchange Debentures tendered in conformity with any such Change of Control Offer will give the Debenture Trustee and the holders of the Exchange Debentures the rights described under "--Events of Default." As a result of the foregoing, a holder of the Exchange Debentures may not be able to compel the Issuer to purchase the Exchange Debentures unless the Issuer, or such borrower or the Company, is able at the time to refinance all of the obligations under or in respect of such Credit Facility, such Senior Notes or other such Indebtedness or obtain requisite consent thereunder.

      The Exchange Indenture will provide that, if the Issuer has issued any outstanding (i) Subordinated Indebtedness or (ii) Capital Stock, and the Issuer is required to make a Change of Control Offer or to make a distribution with respect to such Subordinated Indebtedness or Capital Stock in the event of a Change of Control, the Issuer shall not consummate any such offer or distribution with respect to such Subordinated Indebtedness or Capital Stock until such time as the Issuer shall have paid the Change of Control Purchase Price in full to the holders of Exchange Debentures that have validly accepted the Issuer's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Exchange Debentures.

      In the event that a Change of Control occurs and the holders of Exchange Debentures exercise their right to require the Issuer to purchase Exchange Debentures, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Issuer will comply with the requirements of Rule l4e-1 as then in effect with respect to such repurchase.

      The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such Change of Control Offer contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Exchange Indenture and purchases all Exchange Debentures validly tendered and not withdrawn under such Change of Control Offer.

Merger, Consolidation or Sale of Assets

      The Issuer will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, lease, convey or otherwise dispose of (however effected, including, without limitation, by merger or consolidation)) all or substantially all of the Issuer's assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i)(x) the Issuer shall be the continuing Person, or
(y) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer or the Restricted Subsidiary, as the case

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may be, is merged or to which the Properties and assets of the Issuer or any
Restricted Subsidiary, as the case may be, are transferred (such Person, the "Surviving Entity") (1) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, executed and delivered to the Debenture Trustee, in form satisfactory to the Debenture Trustee, all of the obligations of the Issuer under the Exchange Debentures, the Exchange Indenture and the Exchange Offer Registration Rights Agreement, as the case may be (upon which assumption the Issuer shall be discharged of any and all obligations on the Exchange Debentures, the Exchange Indenture and the Exchange Offer Registration Rights Agreement), and the obligations under the Exchange Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) the Issuer (or the Surviving Entity if the Issuer is not continuing) (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (B) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "--Certain Covenants--Limitation on Additional Indebtedness" above; provided, that a Restricted Subsidiary may merge with and into the Issuer without complying with this clause (iii)(B).

      In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Issuer shall deliver, or cause to be delivered, to the Debenture Trustee, in form and substance reasonably satisfactory to the Debenture Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the Properties or assets of one or more Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer. In addition, the phrase "all or substantially all" of the assets of the Issuer will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Issuer or any Restricted Subsidiary has occurred.

      For all purposes of the Exchange Indenture and the Exchange Debentures, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries, to the extent and as provided pursuant to the Exchange Indenture.

      Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Exchange Indenture with the same effect as if such Surviving Entity had been named as the Issuer therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Issuer pursuant to the Exchange Indenture and the Exchange Debentures, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Events of Default

      The following events are defined in the Exchange Indenture as "Events of Default":

            (i) default in payment of any principal of, or premium, if any, on the Exchange Debentures when due (whether or not prohibited by the provisions of the Exchange Indenture described under "Subordination");

            (ii) default in the payment of any interest on any Exchange Debentures when due, which default continues for 30 days or more (whether or not prohibited by the provisions of the Exchange Indenture described under "Subordination");

            (iii) default by the Issuer in the observance or performance of any other covenant in the Exchange Debentures or the Exchange Indenture for 60 days after written notice from the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding

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      (except in the case of a default with respect to the "--Certain
      Covenants--Limitation on Certain Asset Sales," "--Change of Control Offer" or "--Merger, Consolidation or Sale of Assets" covenants, which shall constitute an Event of Default with such notice requirement but without such passage of time requirement) (whether or not prohibited by the provisions of the Exchange Indenture described under "Subordination");

            (iv) failure to pay when due (within any applicable grace period) principal, interest or premium with respect to any Indebtedness of the Issuer or any Restricted Subsidiary thereof in an aggregate principal amount of $5 million of more, or the acceleration of any such Indebtedness in an aggregate principal amount of $5 million or more which default shall not be cured or waived;

            (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5 million shall be rendered against the Issuer or any Restricted Subsidiary thereof (in excess of amounts covered by insurance and as to which the insurance company has acknowledged coverage) by a court of competent jurisdiction, and shall not be bonded (such that a judgment creditor cannot proceed against assets of the Issuer or any Subsidiary), vacated, discharged or satisfied for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

            (vi) certain events involving bankruptcy, insolvency or reorganization of the Issuer or any Significant Subsidiary thereof.

      For purposes of clause (vi) above, any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (vi) above has occurred, would constitute a Significant Subsidiary.

      The Exchange Indenture provides that the Debenture Trustee may withhold notice to the holders of the Exchange Debentures of any default (except in payment of principal or premium, if any, or interest on the Exchange Debentures or a default in the observance or performance of the "Merger, Consolidation or Sale of Assets" covenant) if the Debenture Trustee considers it to be in the best interest of the holders of the Exchange Debentures to do so.

      The Exchange Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding may declare to be immediately due and payable, the entire principal amount of all the Exchange Debentures then outstanding plus accrued interest to the date of acceleration, and such amounts shall immediately become due and payable; provided, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Debenture Trustee, the holders of a majority in aggregate principal amount of outstanding Exchange Debentures may, under certain circumstances, rescind and annul such acceleration if (i) all Events of Default, other than nonpayment of principal, premium or interest, that has become due solely because of acceleration, have been cured or waived as provided in the Exchange Indenture, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iii) if the Issuer has paid the Debenture Trustee its reasonable compensation and reimbursed the Debenture Trustee for its expenses, disbursements and advances and (iv) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the first paragraph above, the Debenture Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Exchange Debentures shall be due and payable immediately without any declaration or other act on the part of the Debenture Trustee or the holders of the Exchange Debentures. If, after the delivery of any such notice of acceleration with respect to an Event of Default under clause (iv) of the first paragraph above, any such payment default or acceleration relating to such other Indebtedness shall have been cured or rescinded or such Indebtedness shall have been discharged within 30 days of such default or acceleration in respect of such Indebtedness, then such Event of Default specified in clause (iv) shall be deemed cured for all purposes of the Exchange Indenture.

      The holders of a majority in principal amount of the Exchange Debentures then outstanding shall have the right to waive any existing Default or Event of Default or compliance with any provision of the Exchange Indenture or the Exchange Debentures and to direct the time, method and place of conducting any proceeding for any remedy

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available to the Debenture Trustee, subject to certain limitations specified in the Exchange Indenture and under the Trust Indenture Act.

      No holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Exchange Indenture or for any remedy thereunder, unless such holder shall have previously given to the Debenture Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures shall have made written request and offered reasonable indemnity to the Debenture Trustee to institute such proceeding as a trustee, and unless the Debenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture.

Satisfaction and Discharge of the Exchange Indenture; Defeasance

      The Issuer may terminate its obligations under the Exchange Indenture, when (1) either: (A) all Exchange Debentures theretofore authenticated and delivered have been delivered to the Debenture Trustee for cancellation, or (B) all such Exchange Debentures not theretofore delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable within 60 days or are to be called for redemption within 60 days (a "Discharge") under irrevocable arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption by the Debenture Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Debenture Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Exchange Debentures, not theretofore delivered to the Debenture Trustee for cancellation, for principal of, premium, if any, on and interest to the date of deposit or stated maturity or date of redemption, whichever is later; (2) the Issuer has paid or caused to be paid all other sums then due and payable hereunder by the Issuer; and (3) the Issuer has delivered to the Debenture Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Exchange Indenture relating to the satisfaction and discharge of the Exchange Indenture have been complied with.

      The Issuer may elect, at its option, to have its obligations discharged with respect to the outstanding Exchange Debentures ("defeasance"). Such defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Debentures and its obligations under the Exchange Indenture, except for (1) the rights of holders of such Exchange Debentures to receive payments in respect of the principal of and any premium and interest on such Exchange Debentures when payments are due, (2) the Issuer's obligations with respect to such Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Debenture Trustee, (4) the Issuer's right of optional redemption, and
(5) the defeasance provisions of the Exchange Indenture. In addition, the Issuer may elect, at its option, to have its obligations released with respect to certain covenants, including without limitation their obligation to make Excess Proceeds Offers in connection with Available Asset Sale Proceeds and Change of Control Offers in connection with any Change of Control, in the Exchange Indenture ("covenant defeasance") and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Exchange Debentures. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

      In order to exercise either defeasance or covenant defeasance with respect to outstanding Exchange Debentures: (1) the Issuer must irrevocably have deposited or caused to be deposited with the Debenture Trustee (or other qualifying trustee) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such Exchange Debentures: (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee, to pay and discharge, and which shall be applied by the Debenture Trustee (or other qualifying trustee) to pay and discharge the entire indebtedness in respect of the principal of, and premium, if any, and interest on, such Exchange Debentures on the stated maturity thereof or (if the Issuer has made irrevocable arrangements

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satisfactory to the Debenture Trustee for the giving of notice of redemption by the Debenture Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of the Exchange Indenture and such Exchange Debentures; (2) in the case of defeasance, the Issuer shall have delivered to the Debenture Trustee an opinion of counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Exchange Indenture, there has been a change in the applicable federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the holders of such Exchange Debentures will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Exchange Debentures and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur; (3) in the case of covenant defeasance, the Issuer shall have delivered to the Debenture Trustee an opinion of counsel to the effect that the holders of such outstanding Exchange Debentures will not recognize gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Exchange Debentures and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;
(4) no Default or Event of Default with respect to the outstanding Exchange Debentures shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of defeasance, either: (A) the Issuer shall have delivered to the Debenture Trustee an opinion of counsel to the effect that, based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. government obligations as provided in clause (1) would not constitute a preference voidable under Section 547 or 548 of the federal bankruptcy laws; or (B) no Default or Event of Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day); (5) such defeasance or covenant defeasance shall not cause the Debenture Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Exchange Debentures are in default within the meaning of the Trust Indenture Act); (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer is a party or by which it is bound, (7) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and (8) the Issuer shall have delivered to the Debenture Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

      In the event of a defeasance or a Discharge, a holder whose taxable year straddles the deposit of funds and the distribution in redemption to such holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Exchange Debentures may be part of the bankruptcy estate of the Issuer, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to holders of the Exchange Debentures may be subject to disgorgement in favor of the estate of the Issuer. Similar results may apply upon the insolvency of the Issuer during the applicable preference period following the deposit of monies in connection with covenant defeasance.

Amendment, Supplement and Waiver

      Without the consent of any holders of the Exchange Debentures, the Issuer and the Debenture Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Exchange Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants of the Issuer in the Exchange Indenture and in the Exchange Debentures; or (2) to add to the covenants of the Issuer for the benefit of the holders of the Exchange Debentures, or to surrender any right or power herein conferred upon the Issuer; or (3) to add additional Events of Default; or (4) to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures; or (5) to evidence and provide for the acceptance of appointment under the Exchange Indenture by a successor Debenture Trustee; or (6) to secure the Exchange Debentures; or (7) to cure any ambiguity, to correct or supplement any provision in the Exchange Indenture which may be defective or inconsistent with any other provision in the Exchange Indenture, or to make any other provisions with respect to matters or questions arising under the Exchange Indenture, provided, that such actions pursuant to this clause shall not adversely affect the interests of the holders of the Exchange Debentures in any material respect; or (8) to comply with any requirements of the

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Commission in order to effect and maintain the qualification of the Exchange
Indenture under the Trust Indenture Act.

      With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures, the Issuer and the Debenture Trustee may enter into an indenture or indentures supplemental to the Exchange Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Exchange Indenture or of modifying, in any manner the rights of the holders of the Exchange Debentures under the Exchange Indenture including the definitions therein; provided, that no such supplemental indenture shall, without the consent of the holder of each outstanding Exchange Debenture affected thereby, (1) change the stated maturity of any Exchange Debenture or of any installment of interest on any Exchange Debenture, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Exchange Debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof, or (2) reduce the percentage in aggregate principal amount of the outstanding Exchange Debentures, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Exchange Indenture or certain defaults thereunder and their consequences) provided for in the Exchange Indenture, or (3) modify in any material respect the obligations of the Issuer to make Change of Control Offers upon a Change of Control or Excess Proceeds Offers from the Available Asset Sale Proceeds, or (4) modify or change any provision of the Exchange Indenture affecting the contractual ranking in right of payment of the Exchange Debentures in a manner adverse to the holders of the Exchange Debentures, or (5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Exchange Indenture cannot be modified or waived without the consent of the holder of each outstanding Exchange Debenture affected thereby.

      The holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures may on behalf of the holders of all the Exchange Debentures waive any past default under the Exchange Indenture and its consequences, except a default (1) in any payment in respect of the principal of (or premium, if any, on) or interest on any Exchange Debentures (including any Exchange Debenture which is required to have been purchased pursuant to a Change of Control Offer or an Excess Proceeds Offer which has been made by the Issuer), or (2) in respect of a covenant or provision hereof which under the Exchange Indenture cannot be modified or amended without the consent of the holder of each outstanding Exchange Debenture affected.

Reports to Holders

      The Exchange Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, the Issuer shall furnish to the Debenture Trustee and to the holders of the Exchange Debentures within 10 days after it is or would have been required to file them with the Commission, (i) all annual and quarterly financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q (without exhibits) if the Issuer were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K (without exhibits) if the Issuer were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Issuer shall furnish to the Debenture Trustee, the holders of the Exchange Debentures and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act and the exhibits omitted from the information furnished pursuant to the preceding sentence, for so long as the Exchange Debentures are not freely transferable under the Securities Act.

Compliance Certificate

      The Issuer will deliver to the Debenture Trustee on or before 90 days after the end of the Issuer's fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an Officers'

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Certificate stating whether or not the signers know of any Default or Event of
Default that has occurred. If they do, the certificate will describe the Default or Event of Default, its status and the intended method of cure, if any.

The Debenture Trustee

      The Debenture Trustee under the Exchange Indenture will be the Registrar and Paying Agent with regard to the Exchange Debentures. The Exchange Indenture provides that, except during the continuance of an Event of Default, the Debenture Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Debenture Trustee will exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Transfer and Exchange

      Holders of the Exchange Debentures may transfer or exchange Exchange Debentures in accordance with the Exchange Indenture. The Registrar under the Exchange Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Exchange Indenture. The Registrar is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Exchange Debenture for a period of 15 days before selection of the Exchange Debentures to be redeemed.

      The registered holder of an Exchange Debenture may be treated as the owner of it for all purposes.

Governing Law

      The Exchange Indenture provides that the Exchange Indenture and the Exchange Debentures will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of laws to the extent the application of the laws of another jurisdiction would be required thereby.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Restated Certificate and the Exchange Indenture. Reference is made to the Restated Certificate and the Exchange Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

      "Acquired Indebtedness" means (a) Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and (b) any Seller Note.

      "Affiliate" of any specified Person means any other Person (including, without limitation, such Person's issue, siblings and spouse) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the Exchange Indenture and the Restated Certificate, the term "Affiliate," as it relates to the Issuer, shall (a) include HarnCo for so long as HarnCo is entitled to designate at least one member of the Board of Directors of the Issuer or any successor to the Issuer and (b) not include CIBC Oppenheimer Corp. or Indosuez Capital or their respective Affiliates.

      "Asset Acquisition" means (a) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Issuer, or is merged with or into the Issuer or any Restricted Subsidiary of the Issuer or (b) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

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      "Asset Sale" means the sale, transfer or other disposition (including, without limitation, by merger or consolidation) (other than to the Issuer or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Issuer (other than directors' qualifying shares to the extent required by applicable law), (b) all or substantially all of the assets of the Issuer or of any Restricted Subsidiary thereof, (c) real property or (d) all or substantially all of the assets, or any Property, or part thereof, owned by the Issuer or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Issuer or any Restricted Subsidiary thereof; provided, that Asset Sales shall not include (i) sales, leases, conveyances, transfers or other dispositions to the Issuer or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole as permitted under "--Merger, Consolidation or Sale of Assets," (iii) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed $500,000, (iv) any sales, leases, conveyances, transfers or other dispositions of Property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, (v) the incurrence of any Liens, (vi) the making of any Restricted Payment permitted by the covenant "--Certain Covenants--Limitation on Restricted Payments," (vii) transfers of cash and sales of Cash Equivalents and (viii) sales, leases, conveyances, transfers or other dispositions of Property or equipment in the ordinary course of business.

      "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash or Cash Equivalents received by the Issuer or any Restricted Subsidiary from such Asset Sale, after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Issuer or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Issuer or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, provided, that at such time as such amounts are no longer reserved or such reserve is no longer necessary, any remaining amounts shall become Asset Sale Proceeds to be allocated in accordance with the covenant "--Certain Covenants--Limitation on Certain Asset Sales," and (ii) promissory notes and other noncash consideration received by the Issuer or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

      "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii) (a), and which has not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(b), of the first paragraph of "--Certain Covenants--Limitation on Certain Asset Sales."

      "Average Life" means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

      "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated and whether or not voting) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

      "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

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      "Cash Equivalents" means any of the following Investments: (i)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any foreign country recognized by the United States or any political subdivision of any such state or foreign country, as the case may be, or any public instrumentality thereof (including any taxing authority) maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit, time deposit accounts, operating accounts or bankers' acceptances maturing within one year from the date of acquisition thereof issued or guaranteed by any commercial banking institution organized under the laws of any jurisdiction recognized by the United States of America and in which the Issuer or its Subsidiaries actively conduct business, having at the date of acquisition thereof combined capital and surplus of not less than U.S. $250,000,000 or the foreign currency equivalent thereof; (v) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause
(iv) above; (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v) above; and (vii) foreign bank deposits and cash equivalents in jurisdictions where the Issuer or its Subsidiaries are then actively conducting business, provided, that (a) all such deposits are required to be made in the ordinary course of business, (b) such deposits do not exceed $1,000,000 in the aggregate, and (c) the funds so deposited do not remain in such bank for more than 10 days.

      A "Change of Control" of the Issuer will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates) or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of (a) 50% or more of the total Voting Stock of the Issuer or (b) 50% of all classes of Common Stock (whether voting or non-voting), taken as a whole, of the Issuer,
(iii) any Person (including a Person's Affiliates) or Group, other than a Permitted Holder, becomes the beneficial owner of more than 30% of the total Voting Stock of the Issuer, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total Voting Stock of the Issuer than such other Person or Group and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer, (iv) there shall be consummated any consolidation or merger of the Issuer in which the Issuer is not the continuing or surviving corporation or pursuant to which the Common Stock of the Issuer would be converted into cash, securities or other Property, other than a merger or consolidation of the Issuer in which the holders of the Common Stock of the Issuer outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Issuer.

      "Chartwell" means Chartwell Investments Inc. and its Affiliates.

      "Commission" means the Securities and Exchange Commission.

      "Common Stock" of any Person means all Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to any other class of Capital Stock of such Person.

      "Consolidated Interest Coverage Ratio" of any Person means the ratio of
(i) EBITDA of such Person for the four most recent consecutive fiscal quarters for which financial statements are available or, if the Issuer is not in compliance with its obligations under "--Reports to Holders" on the date of determination, the four most recent consecutive quarters ending on or prior to the date of determination (in either such case, the "Four Quarter Period") to
(ii) Consolidated Interest Expense of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Interest Expense" shall be

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calculated after giving effect on a pro forma basis to (i)(a) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and (b) any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, in each case set forth in clauses (i)(a) and (b), as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period (except that Indebtedness under any revolving credit facility shall be deemed to be the average daily balance of such Indebtedness during such Four Quarter Period) and (ii) any Asset Sales or Asset Acquisitions (including (x) any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition and including any Asset Sale or Asset Acquisition during such Four Quarter Period by any such Person determined as if such Person had been a Restricted Subsidiary at the time of such transaction; provided, that all Indebtedness of such Person and any such Restricted Subsidiaries shall be deemed to have been incurred on the first day of the Four Quarter Period and (y) the increase or decrease, as the case may be, in EBITDA directly attributable to such Asset Sale or Asset Acquisition, as the case may be) occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition, as the case may be, (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith shall be determined in good faith by a responsible financial or accounting officer of the Issuer.

      "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication, (i) the aggregate amount of interest charges (excluding fees and expenses incurred in connection with the Transactions), whether expensed or capitalized, incurred or accrued by such Person and its Restricted Subsidiaries, determined on a consolidated basis in conformity with GAAP for such period, plus (ii) to the extent not included in clause (i) above, an amount equal to the sum of: (A) imputed interest included in Capitalized Lease Obligations, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (C) the net costs associated with Interest Rate Agreements, Currency Agreements and other hedging obligations, (D) the interest portion of any deferred payment obligations, (E) amortization of discount or premium on Indebtedness, if any,
(F) all capitalized interest and all accrued interest, (G) all other non-cash interest expense, (H) all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and (I) all dividends or distributions on Disqualified Capital Stock if payable to a Person other than the Issuer or a Restricted Subsidiary (other than dividends paid or payable in shares of Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of Exchange Indenture, and Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Restated Certificate) declared and payable in cash, minus (iii) to the extent included in clause (i) or (ii) above, amortization or write-off of deferred financing costs (and original issue discount to the extent it arises from the issuance of Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Exchange Indenture, and Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Restated Certificate) during such period and, without duplication, any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of the Issuer or its Restricted Subsidiaries prior to the stated maturity thereof. If any Indebtedness outstanding or to be incurred (x) bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire Four Quarter Period (taking into account on a pro forma basis any Interest Rate Agreement that has a remaining term as of the date of determination in excess of 12 months), and/or (y) was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. If any Indebtedness to be incurred bears, at the option of the Issuer or a Restricted Subsidiary, a fixed or floating rate of interest, the interest expense on such Indebtedness shall be computed by applying, at the option of the Issuer or such Restricted Subsidiary, such fixed or floating rate.

      "Consolidated Net Income" means with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that (a) the Net Income of any Person that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or other distributions representing the Issuer's proportionate share of such Person's Net Income for such period actually paid in cash to the Issuer or a Restricted Subsidiary (subject to clause (b) below) by such Person during such period, (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the New Credit Facility, the Senior Notes, the Indenture, or any other Indebtedness of the Issuer or

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any Restricted Subsidiary of the Issuer containing, in the good faith judgment of the Board of Directors of the Issuer, substantially the same or less restrictive limitations on the payment of dividends or the making of other distributions than those contained in such New Credit Facility, the Senior Notes or the Indenture or the Exchange Debentures or the Exchange Indenture) shall be excluded to the extent of such restriction or limitation (regardless of any waiver thereof), (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net after tax gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded,
(d) non-cash gains and losses due solely to fluctuations in currency values shall be excluded, (e) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded, and (f) all items classified as extraordinary, unusual or nonrecurring, including all items relating to the Transactions and the pre-closing events relating thereto shall be excluded (including the fees and expenses incurred in connection with the Transactions and write-offs or other costs associated or arising in connection with the Transactions). In computing Consolidated Net Income under clause (c) under the "--Certain Covenants--Limitations on Restricted Payments" covenant, the Issuer or such Restricted Subsidiary (i) shall use audited financial statements for the portion of the relevant period for which such statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Issuer for the remaining portion of such period and
(ii) shall be permitted to rely in good faith for the balance of the relevant period for which audited financial statements are not available on the financial statements and other financial data derived from the books and records of the Issuer or such Restricted Subsidiary that are available on the date of determination.

      "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, less (to the extent included) amounts attributable to Disqualified Capital Stock of such Person.

      "Consolidated Tangible Assets" of any Person means the consolidated tangible assets of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which financial statements are available or, if the Issuer is not in compliance with its obligations under "--Reports to Holders" on the date of determination, the end of the most recent quarter ending on or prior to the date of determination.

      "Credit Facilities" means one or more senior secured or unsecured credit facilities providing, inter alia, for revolving credit loans, term loans, bankers' acceptances and/or letters of credit between the Issuer or its Restricted Subsidiaries and one or more lenders, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced in whole or in part from time to time.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

      "Designated Senior Indebtedness" as to the Issuer or any Subsidiary, as the case may be, means any Senior Indebtedness (a) under the Credit Facilities,
(b) under any Surety Arrangements or (c) which has at the time of initial issuance an aggregate principal amount outstanding or available under a committed facility in excess of $10 million and which has been so designated as Designated Senior Indebtedness by the Board of Directors of the Issuer at the time of initial issuance in a resolution delivered to the Debenture Trustee.

      "Disqualified Capital Stock" means any Capital Stock of the Issuer or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to (i) the mandatory redemption date of the Series A Senior Preferred Stock or (ii) the maturity date of the Exchange Debentures, as the case may be, for any consideration other than Capital Stock of the Issuer which is not Disqualified Capital Stock; provided, that the Series A Senior Preferred Stock shall not be deemed to be Disqualified Capital Stock and Preferred Stock of the Issuer that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Issuer, which provisions have substantially the same effect as the provisions of the Exchange Indenture or the Restated Certificate,

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as applicable, described under "--Change of Control Offer" shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Restricted Subsidiary of the Issuer except for Permitted Foreign Restricted Subsidiary Preferred Stock.

      "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income (minus any provision for taxes utilized in computing net loss under clause
(i) hereof to the extent such provision reduced the net loss), plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis to the extent reducing Consolidated Net Income, plus (v) amortization of intangibles for such period on a consolidated basis to the extent reducing Consolidated Net Income, plus (vi) amortization of original issue discount to the extent it arises from the issuance of Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Exchange Indenture, and Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Restated Certificate, to the extent reducing Consolidated Net Income, plus
(vii) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity to the extent reducing Consolidated Net Income, plus (viii) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, minus (c) all cash payments during such period relating to non-cash charges that were added back in determining EBITDA in any prior period, (provided that payment of such cash amounts did not reduce Consolidated Net Income) all for such Person and its Restricted Subsidiaries determined in accordance with GAAP.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Fair Market Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Issuer acting in good faith and, in the case of determination involving assets or property in excess of $2 million, shall be evidenced by a resolution of the Board of Directors of the Issuer delivered to the Trustee.

      "Foreign Restricted Subsidiary" of any specified Person means any Restricted Subsidiary the jurisdiction of incorporation, organization or formation of which is outside of the United States, Canada, the United Kingdom and South Africa.

      "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

      "Guarantee" means a guarantee of the Senior Notes by a guarantor under the Indenture, as in effect from time to time.

      "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to preserve or maintain any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

      "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing); provided, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

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      "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any Property (excluding, without limitation, any balances that constitute accounts payable or trade payables or liabilities arising from advance payments or customer deposits for goods and services sold by such Person or its Restricted Subsidiaries in the ordinary course of business, and other accrued liabilities, in each case, arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) guarantees of items of other Persons which would be included within this definition for such other Persons
(whether or not such items would appear upon the balance sheet of the guarantor), including, without limitation, guarantees of dividends for which such Person may be liable directly or indirectly, (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (provided that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons), (iv) Disqualified Capital Stock of the Issuer or any Restricted Subsidiary thereof, including, without limitation, any liquidation preference and mandatory redemption payment obligations in respect thereof and (v) obligations of any such Person under any Interest Rate Agreement or Currency Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement or Currency Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations included within the definition of Indebtedness, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP but such Indebtedness shall only be deemed to have been incurred on the date of original issuance thereof and, in the case of any securities constituting Indebtedness, the payment of interest upon which is in such securities, such Indebtedness shall only be deemed to have been incurred on the date of issuance of the original securities constituting such Indebtedness, (ii) Indebtedness shall not include any liability for federal, state, local, foreign or other taxes and
(iii) contingent obligations of the Issuer or any of its Restricted Subsidiaries under any Surety Obligation will be deemed to be Indebtedness only upon the earlier of (a) the Issuer's or any Restricted Subsidiary's obtaining knowledge of any payment by or in respect of any provider in respect of any Surety Obligation, (b) the demand by any provider for any reimbursement by the Issuer or any of its Restricted Subsidiaries of any Surety Obligation or (c) the time at which the Issuer or any of its Restricted Subsidiaries becomes obligated to make payment in respect of any Surety Obligation as a result of the provider having made a payment in respect of such Surety Obligation or as a result of such payment being required to be made by such provider. Notwithstanding any other provision of the foregoing definition, any trade or accounts payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Issuer or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

      "Indenture" means the Indenture relating to the Senior Notes, as in effect on the Issue Date.

      "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

      "Investments" means, directly or indirectly, any advance (or other extension of credit), loan or capital contribution to (by means of transfers of Property to others, payments for Property or services for the account or use of others or otherwise), any guarantee of any obligations or Indebtedness of any other Person, the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of any evidence of beneficial ownership of, or interest in, any Person. Upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the acquisition by the Issuer or a Restricted Subsidiary of an interest in any Person that, as a result thereof, becomes a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment equal to the Fair Market Value of all Investments owned by such new Restricted Subsidiary. Investments shall exclude (i) accounts receivable and other extensions of trade credit, in each case, on

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commercially reasonable terms in accordance with normal trade practices, (ii)
prepaid expenses and workers' compensation, utility, lease and similar deposits, in the ordinary course of business and (iii) acquisitions of Property or assets paid for solely by the issuance of Capital Stock (other than Disqualified Capital Stock) of the Issuer.

      "Issue Date" means March 30, 1998, the date of original issuance of the Old Series A Senior Preferred Stock.

      "Joint Venture" of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or hereafter organized or acquired, and
(a) which is engaged in a similar line of business as the Issuer or any Restricted Subsidiary at the date of determination and (b)(i) in the case of a corporation, of which not more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by the Issuer or any of its Restricted Subsidiaries, or (ii) in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which the Issuer or any of its Restricted Subsidiaries has not more than 50% of the ownership and voting power relating to the policies, management and affairs thereof.

      "Junior Capital Stock" means Capital Stock of the Issuer, including the Series B Junior Preferred Stock and the Series C Junior Voting Preferred Stock, that does not rank, as to the payment of dividends or other comparable distributions or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, prior to or on a parity with the Series A Senior Preferred Stock.

      "Lien" means with respect to any Property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

      "MHE Investments" means MHE Investments, Inc., a Delaware corporation.

      "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP, plus the amount of any decrease in the deferred tax asset for such period relating to the actual cash tax benefit realized by such Person or the consolidated tax group of which such Person is a member resulting from the election under Section 338(h)(10) of the Code in respect of the Transactions.

      "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Issuer, the aggregate net proceeds received by the Issuer, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in Property (valued at the Fair Market Value thereof at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Issuer which is not Disqualified Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Issuer upon such exchange, exercise, conversion or surrender) less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Issuer in connection therewith.

      "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any then outstanding Designated Senior Indebtedness.

      "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Exchange Indenture.

      "Payment Default" means any default in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

      "Permitted Affiliate Agreements" means the agreements between or among the Issuer and each of MHE Investments, HarnCo, Chartwell and their respective Affiliates, listed in the Restated Certificate or the Exchange Indenture, as the case may be, in effect immediately after the initial issuance of the Old Series A Senior Preferred

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Stock on the Issue Date, and as the same may be amended from time to time subject to the provisions of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates," provided, that notwithstanding such covenant, such agreements may be extended from time to time or otherwise amended, to the extent that a majority of the disinterested members of the Board of Directors of the Issuer has determined in good faith that no material adverse effect on the creditworthiness of the Issuer and its Restricted Subsidiaries, taken as a whole, shall result as a consequence thereby. See "Certain Relationships and Related Transactions" above.

      "Permitted Foreign Restricted Subsidiary Preferred Stock" means securities of Foreign Restricted Subsidiaries of the Issuer denominated in Preferred Stock that (a) otherwise have substantially the same characteristics of voting or non-voting Common Stock of a Delaware corporation, (b) do not obligate the issuer to pay current dividends or distributions in cash or otherwise and (c) are not subject to any requirement of redemption or repurchase.

      "Permitted Holders" means Chartwell.

      "Permitted Indebtedness" means:

            (i) Indebtedness of the Issuer or any Restricted Subsidiary arising under or in connection with the Credit Facilities or Acquired Indebtedness in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $55 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness, and (b) the greater of (1) $75 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness or (2) the sum of (x) 80% of the book value of accounts receivable of the Issuer and its Restricted Subsidiaries and (y) 45% of the book value of consolidated inventory of the Issuer and its Restricted Subsidiaries, in each case, determined at the time of such incurrence, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness; provided, that $15 million of the Indebtedness incurred under this clause (b) may be incurred solely to obtain letters of credit and to fund draws thereunder to provide credit support for the Surety Arrangement or other Surety Obligations or other letters of credit reasonably necessary in the ordinary course of business;

            (ii) Indebtedness under Surety Obligations and under the Surety Arrangement, in either case, that are due not later than 10 days after the earlier of (a) the Issuer's or any Restricted Subsidiary's obtaining knowledge of any payment by or in respect of any provider in respect of any Surety Obligation, (b) the demand by any provider for any reimbursement by the Issuer or any of its Restricted Subsidiaries of any Surety Obligation or (c) the time at which the Issuer or any of its Restricted Subsidiaries becomes obligated to make payment in respect of any Surety Obligation as a result of the provider having made a payment in respect of such Surety Obligation or as a result of such payment being required to be made by such provider;

            (iii) Indebtedness under the Exchange Debentures, the Exchange Indenture, the Senior Notes, the Indenture and the Guarantees;

            (iv) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date other than under the South African Credit Facility;

            (v) Indebtedness of the Issuer to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Issuer or another Restricted Subsidiary, provided that Indebtedness of the Issuer or any Wholly-Owned Subsidiary to any Restricted Subsidiary (other than a Wholly-Owned Subsidiary) is incurred for borrowed money; provided, further, that any Indebtedness otherwise referred to in this clause (v) that is no longer held by a Restricted Subsidiary or the Issuer (whether
      (i) as a result of a sale or transfer of such Indebtedness, (ii) as a result of such Person no longer being the Issuer or a Restricted Subsidiary or (iii) otherwise), shall, in each case, be deemed incurred at such time;

            (vi) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire Property in the ordinary course of business, which Indebtedness and Capitalized Lease Obligations, in the aggregate, outstanding on any date of incurrence (and any Refinancing Indebtedness in respect thereof), do not exceed 4% of the Consolidated Tangible Assets of the Issuer and its Restricted Subsidiaries;

            (vii) Interest Rate Agreements and Currency Agreements;

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

            (viii) guarantees of obligations of the Issuer or its Restricted Subsidiaries;

            (ix) additional Indebtedness of the Issuer or its Restricted Subsidiaries not to exceed an aggregate of $10 million in principal amount outstanding at any time; and

            (x) Refinancing Indebtedness in respect of Indebtedness incurred under clauses (iii), (iv), (v) and (vii) above or incurred pursuant to the first paragraph of the covenant under "--Certain Covenants--Limitation on Additional Indebtedness."

      "Permitted Investments" means, for any Person, Investments made on or after the Issue Date consisting of:

            (i) Investments by the Issuer, or by a Restricted Subsidiary, in the Issuer or a Restricted Subsidiary;

            (ii) Cash Equivalents;

            (iii) Investments by the Issuer, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets (including the proceeds of such Investment) to, or is liquidated into, the Issuer or a Restricted Subsidiary thereof;

            (iv) non-cash consideration received in conjunction with the consummation of an Asset Sale that is otherwise permitted under the covenant described under "--Certain Covenants--Limitation on Certain Asset Sales";

            (v) Interest Rate Agreements and Currency Agreements;

            (vi) any Investment existing on the Issue Date;

            (vii) Investments received in settlement of obligations owed to the Issuer or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Issuer or any Restricted Subsidiary;

            (viii) Investments required pursuant to any agreement or obligation of the Issuer or a Restricted Subsidiary to make such Investments in effect on the Issue Date, as described in the Restated Certificate or the Exchange Indenture, as the case may be;

            (ix) Investments required to be made pursuant to the Transactions, as described in the Restated Certificate or the Exchange Indenture, as the case may be; and

            (x) Investments by the Issuer or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $15 million at any one time outstanding.

      For purposes of clause (x) above, the amount of any Investment outstanding, in respect of any Investment and the issuer thereof (and its Subsidiaries), shall be equal to the excess of (a) the aggregate amount of all Investments made therein by the Issuer or any Restricted Subsidiary on or after the Issue Date (including the Fair Market Value of all such Investments not made in cash or Cash Equivalents, valued at the time of such Investment) over (b) the aggregate amount returned in cash or Cash Equivalents on or with respect to Investments in such Person (whenever such Investment was made) whether through the sale or other disposition of the Investment in such Person (or portion thereof) or through interest payments, principal payments, dividends or other distributions or payments; provided, that such payments or distributions shall not be (and have not been) included in clause (c)(3) of the first paragraph of the covenant "--Certain Covenants--Limitation on Restricted Payments" or otherwise included in Consolidated Net Income.

      "Permitted Junior Securities" means debt or equity securities of the Issuer or any successor corporation provided for by a plan of reorganization or readjustment that are subordinated to the Exchange Debentures at least to

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the same extent that the Exchange Debentures are subordinated to the payment of all Senior Indebtedness then outstanding.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

      "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

      "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

      "Public Equity Offering" means any underwritten public offering of shares of Common Stock (however designated and whether voting or non-voting) of the Issuer or the Company and any and all rights, warrants or options to acquire such Common Stock pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act.

      "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of an item of Property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

      "Refinancing Indebtedness" means Indebtedness that refunds or refinances any Indebtedness of the Issuer or its Restricted Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Issuer or its Restricted Subsidiaries pursuant to the terms of the Restated Certificate or the Exchange Indenture, as the case may be, but only to the extent that (i) in the case of Exchange Debentures, if the Indebtedness being refunded or refinanced is Subordinated Indebtedness, the Refinancing Indebtedness is subordinated to Exchange Debentures, to at least the same extent as the Indebtedness being refunded or refinanced, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded or refinanced, or (b) at least 91 days after (i) the mandatory redemption date of the Series A Senior Preferred Stock or (ii) the final stated maturity date of the Exchange Debentures, as the case may be, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to (i) the mandatory redemption date of the Series A Senior Preferred Stock or (ii) the final stated maturity date of the Exchange Debentures, as the case may be, has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded or refinanced that is scheduled to mature on or prior to (x) the mandatory redemption date of the Series A Senior Preferred Stock or (y) the final stated maturity date of the Exchange Debentures, as the case may be, and, in the case of clause (ii) above and this clause (iii), such Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Issuer or a Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Issuer or a Restricted Subsidiary) which is conditioned on a change of control of the Issuer pursuant to provisions substantially similar to those contained in the Exchange Indenture described under "--Change of Control" or "Asset Sales" or otherwise on terms substantially similar to those in such Indebtedness being refinanced, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded or refinanced, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing prepayment provisions on such Indebtedness being refunded or refinanced and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded or refinanced, except that the Issuer may incur Refinancing Indebtedness to refund or refinance Indebtedness of any Wholly-Owned Subsidiary of the Issuer and any Restricted Subsidiary may incur Refinancing Indebtedness to refund or refinance Indebtedness of any other Restricted Subsidiary.

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

      "Replacement Assets" means (x) Properties or assets (other than cash or Cash Equivalents or any Capital Stock or other security) that will be used in a business of the Issuer and the Restricted Subsidiaries conducted on the Issue Date or in a business reasonably related thereto or (y) Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

      "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment of any kind or character (whether in cash, Property or securities) on Junior Capital Stock of the Issuer or Capital Stock of any Restricted Subsidiary, in the case of the New Series A Senior Preferred Stock, or Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer, in the case of the Exchange Debentures, or any payment made to the direct or indirect holders (in their capacities as such) of Junior Capital Stock of the Issuer or Capital Stock of any Restricted Subsidiary of the Issuer, in the case of the New Series A Senior Preferred Stock, or Capital Stock of the Issuer or Capital Stock of any Restricted Subsidiary of the Issuer, in the case of the Exchange Debentures (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Exchange Indenture, or Junior Capital Stock (other than Disqualified Capital Stock) of the Issuer, in the case of the Restated Certificate, and (y) dividends or distributions payable to the Issuer or to a Restricted Subsidiary of the Issuer and (z) dividends or distributions from a Restricted Subsidiary of the Issuer that are paid ratably to all Persons holding the Capital Stock of such Restricted Subsidiary in proportion to the Capital Stock held by such Persons),
(ii) the purchase, redemption or other acquisition or retirement for value of any Junior Capital Stock of the Issuer or any Capital Stock of any of its Restricted Subsidiaries or any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (other than any such shares, options, warrants, rights or securities (a) that are owned by the Issuer or a Restricted Subsidiary of the Issuer; provided, that such options, warrants, rights or securities are purchased, redeemed or otherwise acquired for value by the issuer thereof, or (b) the issuer of which is a Restricted Subsidiary; provided, that, for purposes of this clause (b), such purchase, redemption or other acquisition or retirement for value is (A) permitted under clauses (viii) or (x) of the definition of Permitted Investments or (B) in an amount, which, when added to all other Restricted Payments made pursuant to this clause (b), is not greater than 10% of Consolidated Tangible Assets of the Issuer and its Restricted Subsidiaries), (iii) as to the Exchange Debentures, the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness (other than Subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) the making of any Investment other than a Permitted Investment, (v) any designation (other than pursuant to clause (x) of the definition of Permitted Investments) of a Restricted Subsidiary as an Unrestricted Subsidiary (a "Designation"), provided, that the Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary that were Restricted Subsidiaries, (vi) forgiveness of any Indebtedness of an Affiliate of the Issuer to the Issuer or a Restricted Subsidiary and (vii) any advisory fee paid to an Affiliate with respect to a specific transaction (other than fees payable on the Issue Date upon consummation of the Transactions). For purposes of determining the amount expended for Restricted Payments, (a) cash distributed or invested shall be valued at the face amount thereof and Property other than cash shall be valued at its Fair Market Value, except that in determining the amount of any Restricted Payment made under clause (v) above, the amount of such Restricted Payment shall be equal to the greater of (i) the book value or (ii) the Fair Market Value of the Issuer's direct and indirect proportionate interest in such Subsidiary on such date and (b) upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, or the acquisition by the Issuer or a Restricted Subsidiary of an interest in any Person that, as a result thereof, becomes a Restricted Subsidiary, the Issuer shall be deemed to have made a Restricted Payment equal to the Fair Market Value of the Capital Stock or, with respect to the Exchange Debentures, Subordinated Indebtedness of the Issuer or its Restricted Subsidiaries owned by such new Restricted Subsidiaries.

      "Restricted Subsidiary" means a Subsidiary of the Issuer other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Issuer existing as of the Issue Date. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (i) no Voting Rights Triggering Event or Default or Event of Default, as the case may be, shall have occurred and be continuing, (ii) Indebtedness of such Person and its Subsidiaries outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Restated Certificate or the Exchange Indenture and (iii) the provisions referred to in clause (b) of the last sentence of the definition of

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Restricted Payment is complied with and any Investments pursuant to the second sentence of the definition of Investments are permitted to be made pursuant to the Restated Certificate or the Exchange Indenture.

      "Seller Note" means any Indebtedness of the Issuer or any Restricted Subsidiary issued to a seller as a portion of the purchase price in any Asset Acquisition by the Issuer or such Restricted Subsidiary from such seller.

      "Senior Indebtedness" means the principal of and premium, if any, and interest (including post-petition interest) on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Issuer owed to lenders under any Credit Facility or any Surety Arrangement,
(b) all obligations of the Issuer with respect to any Interest Rate Agreement or any Currency Agreement, (c) all obligations of the Issuer to reimburse any bank or other person in respect of amounts paid under letters of credit, banker's acceptances or other similar instruments, (d) all other Indebtedness of the Issuer which does not provide that it is to rank in right of payment pari passu with or subordinate to the Exchange Debentures, and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of the Issuer to any of its Subsidiaries, (ii) Indebtedness represented by the Exchange Debentures, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness (including, without limitation, Indebtedness represented by Disqualified Stock), (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, (v) Indebtedness incurred in violation of the Exchange Indenture or (vi) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Person.

      "Senior Notes" means the $200,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2008 of the Company.

      "Series B Junior Preferred Stock" means the 12 1/4% Series B Junior Exchangeable Preferred Stock of the Issuer, liquidation preference $1,000 per share.

      "Series C Junior Voting Preferred Stock" means the 12 1/2% Series C Junior Exchangeable Voting Preferred Stock of the Issuer, liquidation preference $1,000 per share.

      "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, but shall not include any Unrestricted Subsidiary.

      "South African Credit Facility" means a Credit Facility in an aggregate principal amount or with aggregate commitments not to exceed $5 million to be entered into by Morris Mechanical Handling (Pty) Ltd.

      "Subordinated Indebtedness" of the Issuer means any Indebtedness (whether outstanding on the date hereof or hereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Exchange Debentures to substantially the same extent as the Exchange Debentures are subordinated to Senior Indebtedness.

      "Subsidiary" of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total Voting Stock is held by such first-named Person or any of its Subsidiaries or (ii) in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

      "Surety Arrangement" means one or more surety arrangements providing, inter alia, for the issuance of Surety Obligations between the Issuer or any of its Restricted Subsidiaries and one or more providers, provided to the Issuer or its Restricted Subsidiaries including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

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

      "Surety Obligations" means any bonds, including bid bonds, advance bonds, or performance bonds, letters of credit, warranties, and similar arrangements between the Issuer and any of its Restricted Subsidiaries and one or more providers, for the benefit of the Issuer's or any Restricted Subsidiary's suppliers, vendors, insurers or customers including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

      "Tax Allocation Agreement" means a tax allocation agreement among the Issuer, the Company and MHE Investments, as in effect on the Issue Date and as the same may be amended from time to time subject to the provisions of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates" and provided, that no material adverse effect on Issuer or on the holders of the New Series A Senior Preferred Stock or the Exchange Debentures, as the case may be, shall result as a consequence thereby.

      "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Issuer which is classified (whether on or after the Issue Date) as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Issuer; provided, that a Subsidiary may be so classified as an Unrestricted Subsidiary only if (i) such classification in compliance with the covenant set forth under "--Certain Covenants--Limitation on Restricted Payments," (ii) such Subsidiary does not own beneficially any Capital Stock of the Issuer or any Restricted Subsidiary (other than any Restricted Subsidiary of such Subsidiary that is being designated as an Unrestricted Subsidiary at the time of such classification) and (iii) all Indebtedness of the Issuer or any Restricted Subsidiary to such Subsidiary is deemed incurred at the time of such classification or at the time such Capital Stock is no longer so owned. The Debenture Trustee shall be given prompt notice by the Issuer of each resolution adopted by the Board of Directors of the Issuer under this provision, together with a copy of each such resolution adopted. The Restated Certificate and the Exchange Indenture will provide that the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, at any time, (a) be liable for any Indebtedness of any Unrestricted Subsidiary or (b) be liable for any Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

      "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      "Wholly-Owned Subsidiary" means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Issuer.


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

               PREFERRED STOCK EXCHANGE OFFER; REGISTRATION RIGHTS

      In connection with the issuance of the Old Series A Senior Preferred Stock, the Issuer entered into the Exchange Offer Registration Rights Agreement pursuant to which it agreed, for the benefit of the holders of the Old Series A Senior Preferred Stock, that it would, at its cost, (i) within 60 days after the date of original issue of the Old Series A Senior Preferred Stock, file a registration statement (the "Series A Senior Preferred Stock Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Series A Senior Preferred Stock for preferred stock of the Issuer of the same series with terms substantially identical in all material respects to the Old Series A Senior Preferred Stock, and (ii) within 135 days after the Issue Date, use its best efforts to cause the Series A Senior Preferred Stock Exchange Offer Registration Statement to be declared effective under the Securities Act. The form and terms of the shares of New Series A Senior Preferred Stock are identical in all material respects to the form and terms of the shares of Old Series A Senior Preferred Stock except (i) that the shares of New Series A Senior Preferred Stock have been registered under the Securities Act, (ii) that the shares of New Series A Senior Preferred Stock are not entitled to certain registration rights which are applicable to the shares of Old Series A Senior Preferred Stock and (iii) certain contingent interest rate provisions applicable to shares of Old Series A Senior Preferred Stock are generally not applicable to the shares of New Series A Senior Preferred Stock. Upon the Series A Senior Preferred Stock Exchange Offer Registration Statement being declared effective, the Issuer has agreed to offer the New Series A Senior Preferred Stock in exchange for surrender of the Old Series A Senior Preferred Stock. The Issuer has agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Series A Senior Preferred Stock. For each share of Old Series A Senior Preferred Stock surrendered to the Issuer pursuant to the Exchange Offer, the holder of such share of Old Series A Senior Preferred Stock will receive such New Series A Senior Preferred Stock having a liquidation preference equal to that of the surrendered shares of Old Series A Senior Preferred Stock. Dividends on the New Series A Senior Preferred Stock will accrue from March 30, 1998. The Exchange Offer is being made to satisfy the contractual obligations of the Issuer under the Exchange Offer Registration Rights Agreement.

      Under existing Commission interpretations, the New Series A Senior Preferred Stock would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Issuer has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Series A Senior Preferred Stock acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement (including certain indemnification rights and obligations).

      Each holder of Old Series A Senior Preferred Stock that wishes to exchange such Old Series A Senior Preferred Stock for New Series A Senior Preferred Stock in the Exchange Offer will be required to make certain representations including representations that (i) any New Series A Senior Preferred Stock to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Series A Senior Preferred Stock and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Series A Senior Preferred Stock. If the holder is a broker-dealer that will receive New Series A Senior Preferred Stock for its own account in exchange for Old Series A Senior Preferred Stock that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Series A Senior Preferred Stock.

      In the event that applicable interpretations of the staff of the Commission do not permit the Issuer to effect such a Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Exchange Offer Registration Rights Agreement, the Issuer will, at its own expense, (a) as promptly as practicable, file A Senior Preferred Stock Shelf Registration Statement covering resales of the Old Series A Senior Preferred Stock (the "Series A Senior Preferred Stock Shelf Registration Statement"), (b) use its best efforts to cause

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

the Series A Senior Preferred Stock Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Series A Senior Preferred Stock Shelf Registration Statement until two years after its effective date. The Issuer will, in the event of the Series A Senior Preferred Stock Shelf Registration Statement, provide to each holder of the Old Series A Senior Preferred Stock copies of the prospectus which is a part of the Series A Senior Preferred Stock Shelf Registration Statement, notify each such holder when the Series A Senior Preferred Stock Shelf Registration Statement for the Old Series A Senior Preferred Stock has become effective and take certain other actions as are required to permit unrestricted resales of the Old Series A Senior Preferred Stock. A holder of the Old Series A Senior Preferred Stock that sells such Old Series A Senior Preferred Stock pursuant to the Series A Senior Preferred Stock Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

      Although the Issuer intends to file one of the registration statements described above, there can be no assurance that such registration statement will be filed or, if filed, that it will become effective. If the Issuer fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional dividends shall become payable in respect of the Old Series A Senior Preferred Stock as follows:

            If (i) the Series A Senior Preferred Stock Exchange Offer Registration Statement is not filed within 60 days after the Issue Date;

            (ii) the Series A Senior Preferred Stock Exchange Offer Registration Statement or Preferred Stock Shelf Registration Statement is not declared effective within 135 days after the Issue Date; and

            (iii) either (A) the Issuer has not exchanged the New Series A Senior Preferred Stock for all Old Series A Senior Preferred Stock validly tendered in accordance with the terms of the Exchange Offer on or prior to 45 days after the date on which the Series A Senior Preferred Stock Exchange Offer Registration Statement was declared effective or (B) the Series A Senior Preferred Stock Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Series A Senior Preferred Stock Shelf Registration Statement has been declared effective and such Series A Senior Preferred Stock Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date;

(each such events referred to in clauses (i) through (iii) above is a "Preferred Stock Registration Default"), the sole remedy available to holders of the Old Series A Senior Preferred Stock will be the immediate assessment of additional dividends ("Additional Dividends") as follows: the per annum dividend rate on the Old Series A Senior Preferred Stock will increase by 50 basis points; and the per annum dividend rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Preferred Stock Registration Default remains uncured, up to a maximum additional dividend rate of 200 basis points per annum in excess of the dividend rate originally borne by the Old Series A Senior Preferred Stock. All Additional Dividends will be payable to holders of the Old Series A Senior Preferred Stock in cash or, at the option of the Issuer, in additional shares of Old Series A Senior Preferred Stock on any dividend payment date occurring on or prior to April 1, 2003 (and, at the Issuer's option, payment of cash in lieu of fractional shares) on the same original dividend payment dates commencing with the first such date occurring after any such Additional Dividend commences to accrue, until such Preferred Stock Registration Default is cured. After the date on which such Preferred Stock Registration Default is cured, the dividend rate on the Old Series A Senior Preferred Stock will revert to the dividend rate originally borne by the Old Series A Senior Preferred Stock.

      The summary herein of certain provisions of the Exchange Offer Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Offer Registration Rights Agreement, a copy of which will be available upon request to the Issuer.

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                     DESCRIPTION OF THE OTHER CAPITAL STOCK

      The following summary of the capital stock of the Issuer does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Issuer's Restated Certificate, the Certificates of Designations and by-laws.

      The Issuer's authorized capital stock consists of 120,000 shares of non-voting Unit Common Stock, $.01 par value, 900,000 shares of voting Common Stock, $.01 par value and 500,000 shares of preferred stock. The Certificates of Designations governing Holdings' preferred stock (the "Certificates of Designation") provide for 120,000 shares of Series A Senior Preferred Stock, 10,000 shares of Series B Junior Preferred Stock and 60,000 shares of Series C Junior Voting Preferred Stock.

Unit Common Stock

      Currently, 720 shares of Unit Common Stock, representing approximately 6.6% of all classes of the Common Stock are outstanding. All of such shares of Unit Common Stock are validly issued, fully paid and nonassessable. The rights of holders of shares of Unit Common Stock and voting Common Stock are identical except for voting rights and certain contractual rights. The rights, preferences and privileges of holders of Unit Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, including the Series A Senior Preferred Stock, the Series B Junior Preferred Stock and the Series C Junior Voting Preferred Stock outstanding at the Issue Date or which the Issuer may designate in the future.

      Voting Rights. Holders of Unit Common Stock are not entitled to vote except as otherwise required by law. Upon consummation of an initial public offering of the Common Stock of the Issuer, each share of Unit Common Stock may be exchanged at the option of the holder thereof for one share of voting Common Stock.

      Dividends. The Issuer does not currently anticipate paying dividends on its Common Stock. Holders of Unit Common Stock are entitled, when and if declared by the board of directors of the Issuer out of funds legally available therefor, to receive dividends on each outstanding share of Unit Common Stock ratably with the voting Common Stock. The New Credit Facility, the Senior Notes, the Note Indenture, the Exchange Indenture, and the Certificates of Designations restrict the ability of the Issuer to pay dividends on its Common Stock, including the Unit Common Stock.

Unit Common Stock Registration Rights and Stockholders' Agreement

      Registration, Tag-Along and Drag-Along Rights. The Issuer, Chartwell and the Initial Purchaser have entered into a Common Stock Registration Rights and Stockholders' Agreement (the "Common Stock Registration Rights Agreement") with respect to the shares of Unit Common Stock issued in the Offering. The Common Stock Registration Rights Agreement provides that the Initial Purchaser and persons to whom Unit Common Stock are transferred (collectively, "Holders") have the registration rights and other rights and obligations with respect to the Unit Common Stock described below. Unit Common Stock must be exchanged for voting Common Stock (the "Registrable Securities") prior to any registration pursuant to the Common Stock Registration Rights Agreement.

      Demand Registration Rights. Holders of at least 25% of the Unit Common Stock will be entitled on or after April 1, 2003 to require the Issuer to effect one registration under the Securities Act of Registrable Securities ("Demand Registration"), subject to certain limitations. Upon a demand, the Issuer is required to prepare, file with the Commission within 40 days (subject to a delay of up to 60 days under certain limited circumstances) and cause to be effective within 120 days of such demand, a registration statement in respect of all of the Registrable Securities; provided, that in lieu of filing such registration statement the Issuer or its designee may make an offer to repurchase all of the Unit Common Stock at a price per share equal to the fair market value per share of Unit Common Stock (without any discount for lack of liquidity, the amount of Unit Common Stock proposed to be sold, the fact that the shares of Unit Common Stock held by the Holders may represent a minority interest in a private company or the fact that the Unit Common Stock is non-voting) determined by a nationally recognized investment banking firm mutually acceptable to the Issuer and the Holders of a majority of the Registrable Securities to be registered.

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

      Piggy-Back Registration Rights. Holders of Registrable Securities also have the right to include such Registrable Securities in any registration statement covering Common Stock under the Securities Act filed by the Issuer for its own account or for the account of any of its securityholders (other than (i) a registration statement on Form S-4 or S-8 or any successor form having similar effect or (ii) a registration statement filed in connection with an offer of securities solely to existing securityholders) for sale on the same terms and conditions as the securities of the Issuer or any other selling securityholder included therein (a "Piggy-Back Registration"). In the case of a Piggy-Back Registration, the number of Registrable Securities requested to be included therein is subject to reduction to the extent that the Issuer is advised by the managing underwriter therefor that the total number of shares proposed to be included therein is such as to materially and adversely affect the success of the offering.

      The Common Stock Registration Rights Agreement includes customary covenants on the part of the Issuer and provides that the Issuer will indemnify the Holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities.

      Tag-Along Rights. In the event of any proposed transfer, sale or other disposition of voting Common Stock by Chartwell (or any of its Affiliates) in any transaction, or a series of related transactions involving shares of voting Common Stock, which when added to the shares previously transferred, constitutes more than 15% of the shares of voting Common Stock owned by Chartwell and its Affiliates, (other than to entities, all of the equity interests of which are directly or indirectly owned by the ultimate parent of Chartwell or to another similar investment fund, the principal partners or managers of which are Todd R. Berman or Michael S. Shein), to a person other than an Affiliate of Chartwell and its Affiliates (for purposes hereof, being a Person as to which Chartwell and its Affiliates own, directly or indirectly, less than 10% of the common equity interests and is not otherwise affiliate with Chartwell) (such other person being hereinafter referred to as the "proposed purchaser"), each of the Holders shall have the right, subject to certain exceptions, to require the proposed purchaser to purchase from each of them up to a percentage of the number of Unit Common Stock owned by such Holder equaling the percentage derived by dividing the total number of shares of voting Common Stock Chartwell and its Affiliates propose to transfer (as reduced after giving effect to the exercise of these tag-along rights) by the total number of shares of voting Common Stock outstanding. Any Unit Common Stock purchased from the Holders pursuant to such provision shall be paid for at the same price per security and upon the same terms and conditions of such proposed transfer by Chartwell and/or its Affiliates. The provisions of these tag-along rights do not apply to the transfer by Chartwell, within 60 days after the Recapitalization Closing, of up to $1.5 million of its interests in Frasier L.L.C. to unaffiliated third parties at the price paid therefor by Chartwell.

      The Issuer shall notify, or cause to be notified, each Holder in writing of each such proposed transfer at least 30 days prior to the date thereof. Such notice shall set forth therein in detail the terms and conditions of such sale. Each Holder shall, upon not less than 10 days' notice following their receipt of the notice specified in the preceding paragraph, be entitled to sell its shares pro rata with Chartwell and its Affiliates.

      In the event that the proposed purchaser does not purchase Unit Common Stock from the Holders and on the same terms and conditions as purchased from Chartwell and/or its Affiliates, then Chartwell and/or its Affiliates shall purchase such Unit Common Stock if the Transfer occurs.

      Tag-along rights shall terminate upon the consummation of offerings pursuant to one or more effective registration statements filed with the Commission with respect to shares of Common Stock in one or more public offerings generating at least $50 million in aggregate gross proceeds of the Issuer's Common Stock (a "Qualified Public Offering").

      Drag-Along Rights. If, at any time prior to the consummation of a Qualified Public Offering of the Issuer, Chartwell and its Affiliates determine to sell not less than 85% of the Common Stock of the Issuer beneficially owned by Chartwell and its Affiliates to a Person other than an Affiliate of Chartwell or an underwriter in a Qualified Public Offering of the Issuer or any of its Subsidiaries, Chartwell shall have the right to require the holders of the voting Common Stock to sell a like percentage of such voting Common Stock of such holders to such transferee; provided that, the consideration to be received by such holders is the same as that to be received by Chartwell and its Affiliates and, in any event, shall be cash and/or securities registered under the Securities Act and listed on a national security exchange or authorized for quotation on the NASDAQ National Market Systems and provided, further, that after giving effect to such transaction, Chartwell shall not beneficially own, directly or indirectly, more than 15% of the Common Stock of the Issuer. Any shares of voting Common Stock purchased

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

pursuant to this paragraph shall be purchased at the same price per share of voting Common Stock and upon the same terms and conditions of such proposed transfer by Chartwell and its Affiliates.

Common Stock

      All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of Common Stock, other than Unit Common Stock, are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Each share of Series C Junior Voting Preferred Stock is entitled to .314 votes per share and the holders thereof are entitled to vote as a class with the holders of voting Common Stock on all matters as to which the voting Common Stock is entitled to vote. Neither holders of the Common Stock nor holders of the Series C Junior Voting Preferred Stock have cumulative voting rights. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election unless a Voting Rights Triggering Event has occurred. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Issuer out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding-up of the Issuer, the holders of Common Stock are entitled to receive ratably the net assets of the Issuer available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, including the Series A Senior Preferred Stock, the Series B Junior Preferred Stock and the Series C Junior Voting Preferred Stock outstanding at the Issue Date or which the Issuer may designate in the future.

Common Stock Stockholders' Agreement

      Issuer, MHE Investments and HarnCo entered into the Stockholders' Agreement simultaneously with the Recapitalization Closing. Pursuant to the Stockholders' Agreement, HarnCo has the right to appoint a representative, reasonably acceptable to MHE Investments, to the Issuer's Board of Directors, so long as HarnCo continues to own at least 5% of the Common Stock. The Stockholders' Agreement also provides HarnCo the right to purchase its pro rata share of future issuances of Common Stock, subject to certain limitations.
In addition, the Stockholders' Agreement provides for the following:

      Demand Registration. Subsequent to the completion of an initial public offering of the Common Stock of the Issuer or any of its subsidiaries, HarnCo shall have two demand registration rights with respect to the Common Stock, subject to certain limitations.

      Piggy Back Rights. HarnCo has an unlimited number of rights to include its Common Stock in any registration of Common Stock pursuant to the Securities Act, subject to certain limitations.

      Drag-Along Rights. If MHE Investments proposes to sell at least 85% of its equity securities in the Issuer to an independent third party, MHE Investments can require HarnCo to sell that same percentage of its equity securities in the same transaction on the same terms.

      Tag Along Rights. If MHE Investments proposes to sell in excess of 10% of its Common Stock to an independent third party, HarnCo has the right to sell a pro rata portion of its Common Stock to the third party in the same transaction on the same terms.

Preferred Stock

      There currently are 57,710 shares of Old Series A Senior Preferred Stock outstanding, 4,809 shares of Series B Junior Preferred Stock outstanding and 28,855 shares of Series C Junior Voting Preferred Stock outstanding. See "Description of New Series A Senior Preferred Stock and Exchange Debentures" above for a description of the terms of the Series A Senior Preferred Stock.

      Series B Junior Preferred Stock. The Series B Junior Preferred Stock was issued to HarnCo in connection with the Recapitalization. Each share of Series B Junior Preferred Stock has a liquidation preference of $1,000 per share plus accumulated and unpaid dividends. Dividends on the Series B Junior Preferred Stock are cumulative from the

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

Issue Date, at an annual rate of 12 1/4%, to be paid annually in arrears on each April 1 and October 1, commencing October 1 1998. Dividends are payable at the option of the Issuer, on any dividend date occurring on or prior to April 1, 2003, either in cash or in additional shares of Series B Junior Preferred Stock. Thereafter, dividends will be payable in cash.

      The Series B Junior Preferred Stock ranks (i) junior to the Series A Senior Preferred Stock, (ii) senior to the Series C Junior Voting Preferred Stock, (iii) junior to any other preferred stock not ranking junior to the Series A Senior Preferred Stock and (iv) senior to any class of Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Issuer.

      The Issuer will be required to redeem in cash all of the Series B Junior Preferred Stock outstanding on April 1, 2010 at a redemption price equal to 100% of the liquidation preference thereof plus accumulated and unpaid dividends to the redemption date.

      The Series B Junior Preferred Stock will be redeemable at the option of the Issuer, in whole or in part, at any time on or after April 1, 2003, at the redemption prices set forth in the Certificate of Designations with respect to the Series B Junior Preferred Stock, together with accumulated and unpaid dividends thereon, if any, to the redemption date. In addition, the Issuer, at its option, may redeem all, but not less than all, of the Series B Junior Preferred Stock outstanding at any time on or prior to April 1, 2001 at a redemption price equal to 112.250% of the liquidation preference thereof together with accumulated and unpaid dividends thereon, if any, to the redemption date, out of the net proceeds of one or more Public Equity Offerings; provided, however, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

      Upon the occurrence of a Change of Control, each holder of the Series B Junior Preferred Stock will be entitled to require the Issuer to make an offer to purchase (a "Change of Control Offer") such holder's Series B Junior Preferred Stock at a purchase price equal to 101% of the liquidation preference, together with accumulated and unpaid dividends thereon, if any, to the repurchase date. The Certificate of Designations with respect to the Series B Junior Preferred Stock provides that if the Issuer fails to make or consummate a Change of Control Offer, the dividend rate on the Series B Junior Preferred Stock will increase by 400 basis points per annum until such time as the Issuer makes or consummates a Change of Control Offer.

      Holders of the Series B Junior Preferred Stock do not have voting rights, except under certain limited circumstances or as required by law; provided, that upon the occurrence of a Voting Rights Triggering Event (which definition includes the failure of the Issuer, after April 1, 2003, to have paid cash dividends for two or more semi-annual dividend periods (whether or not consecutive), the failure of the Issuer to redeem all the then outstanding shares of Series B Junior Preferred Stock on or before April 1, 2010, and the failure of the Issuer to make or consummate a Change of Control Offer if such Change of Control Offer is required), the holders of the then outstanding shares of Series B Junior Preferred Stock, voting as a class with the holders of the Series A Senior Preferred Stock, are entitled to elect the lesser of two directors and that number of directors constituting at least 25% of the members of the Board of Directors of the Issuer.

      The Certificate of Designations with respect to the Series B Junior Preferred Stock contains covenants for the benefit of the holders of the Series B Junior Preferred Stock substantially similar to those of the Series A Senior Preferred Stock.

      Subject to certain provisions, the Series B Junior Preferred Stock is exchangeable in whole, but not in part, at the option of the Issuer into subordinated debentures (the "Series B Exchange Debentures") with substantially the same terms as the Exchange Debentures. The Series B Exchange Debentures, if issued, will be issued pursuant to an indenture that will contain covenants for the benefit of the holders of the Series B Exchange Debentures substantially similar to those contained in the Exchange Indenture, but will be subordinated in right of payment to the Exchange Debentures.

      Series C Junior Voting Preferred Stock. The Series C Junior Preferred Voting Stock was acquired by MHE Investments in connection with the Recapitalization. Each share of Series C Junior Preferred Voting Stock has a liquidation preference of $1,000 per share plus accumulated and unpaid dividends. Dividends on the Series C Junior Voting Preferred Stock are cumulative from the Issue Date, at an annual rate of 12 1/2%, to be paid semi-annually in arrears on each April 1 and October 1, commencing October 1, 1998. Dividends are payable at the option of Issuer,

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

on any dividend date occurring on or prior to April 1, 2003, either in cash or in additional shares of Series C Junior Voting Preferred Stock. Thereafter, dividends will be payable in cash.

      The Series C Junior Voting Preferred Stock ranks junior to the Series A Senior Preferred Stock, the Series B Junior Preferred Stock and any other preferred stock not ranking senior to the Series A Junior Preferred Stock and the Series B Junior Preferred Stock, and senior to any class of Common Stock of the Issuer with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Issuer.

      The Issuer will be required to redeem in cash all of the Series C Junior Voting Preferred Stock outstanding on April 1, 2010 at a redemption price equal to 100% of the liquidation preference thereof plus accumulated and unpaid dividends to the redemption date.

      The Series C Junior Voting Preferred Stock will be redeemable at the option of the Issuer, in whole or in part, at any time on or after April 1, 2003, at the redemption prices set forth in the Certificate of Designations with respect to the Series C Junior Preferred Voting Stock, together with accumulated and unpaid dividends thereon, if any, to the redemption date. In addition, the Issuer, at its option, may redeem all, but not less than all, of the Series C Junior Preferred Stock outstanding at any time on or prior to April 1, 2001 at a redemption price equal to 112.500% of the liquidation preference thereof together with accumulated and unpaid dividends thereon, if any, to the redemption date, out of the net proceeds of one or more Public Equity Offerings; provided, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

      Upon the occurrence of a Change of Control, each holder of the Series C Junior Voting Preferred Stock will be entitled to require the Issuer to make an offer to purchase such holder's Series C Junior Voting Preferred Stock at a purchase price equal to 101% of the liquidation preference, together with accumulated and unpaid dividends thereon, if any, to the repurchase date. The Certificate of Designations with respect to the Series C Junior Voting Preferred Stock provides that if the Issuer fails to make or consummate a Change of Control Offer (as defined therein), the dividend rate on the Series C Junior Voting Preferred Stock will increase by 400 basis points per annum until such time as the Issuer makes or consummates a Change of Control Offer.

      Each share of Series C Junior Voting Preferred Stock has voting rights of 0.314 votes per share and the holders thereof are entitled to vote as a class with the holders of Common Stock on all matters as to which voting Common Stock is entitled to vote. MHE Investments, through its ownership of all of the Series C Junior Voting Preferred Stock, is entitled to approximately 49.0% of the voting power of the Issuer, and through its ownership of Common Stock, has 88.2% of the voting power of the Issuer in the aggregate. Holders of Series C Junior Preferred Voting Stock are entitled, upon the occurrence and during the continuance of a Voting Rights Triggering Event to elect one director of the board of directors of the Issuer. Upon the transfer by MHE Investments to a third party other than Chartwell or any Affiliate of Chartwell, the Series C Junior Voting Preferred Stock will be exchanged for Series C Junior Preferred Stock (the "Series C Junior Preferred Stock") identical to the Series C Junior Voting Preferred Stock in all respects except that it will not have voting rights, other than as required by law.

      The Certificate of Designations with respect to the Series C Junior Voting Preferred Stock contains covenants for the benefit of the holders of the Series C Junior Preferred Voting Stock substantially similar to the Series A Senior Preferred Stock.

      Subject to certain provisions, the Series C Junior Voting Preferred Stock and the Series C Junior Preferred Stock are exchangeable in whole, but not in part, at the option of the Issuer into subordinated debentures (the "Series C Exchange Debentures") with substantially the same terms as the Exchange Debentures. The Series C Exchange Debentures, if issued, will be issued pursuant to an indenture that will contain covenants for the benefit of the holders of the Series C Exchange Debentures substantially similar to those contained in the Exchange Debenture, but will be subordinated in right of payment to the Exchange Debentures and the Series B Exchange Debentures.

Delaware Law and Certain Charter and By-Law Provisions

      The Restated Certificate contains certain provisions permitted under the General Corporation Law of the State of Delaware (the "DGCL") relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing

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

violation of law. Further, the Restated Certificate and the Issuer's By-Laws contain provisions to indemnify the Issuer's directors and officers to the fullest extent permitted by the DGCL, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Issuer believes that these provisions will assist the Issuer in attracting and retaining qualified individuals to serve as directors.

                          BOOK-ENTRY, DELIVERY AND FORM

      The Series A Units, the Old Series A Senior Preferred Stock and the Unit Common Stock (collectively, the "Securities") were sold to QIBs (as defined) in reliance on Rule 144A of the Securities Act ("Rule 144A Securities"). The Old Series A Senior Preferred Stock may subsequently have been sold in offshore transactions in reliance on Regulation S ("Regulation S Securities") or transferred to institutional "accredited investors" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act ("Institutional Accredited Investors") in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A or Regulation S under the Securities Act ("Other Securities").

      Rule 144A Securities initially were represented by one certificate in registered, global form (the "Old Global Certificate"). The Old Global Certificate was deposited upon issuance with the Transfer Agent as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC's nominee. Regulation S Securities and Other Securities held by Institutional Accredited Investors, if any, are represented by one or more shares of certificated Securities.

      The Old Global Certificate, to the extent directed by holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one or more certificates in registered, global form representing the New Series A Senior Preferred Stock (collectively, the "New Global Certificate") registered in the name of DTC or its nominee. No service charge will be made for any registration of transfer or exchange of Series A Senior Preferred Stock, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Shares of New Series A Senior Preferred Stock issued to non-qualified institutional buyers in exchange for shares of Old Series A Senior Preferred Stock held by such investors, if any, will be issued only in certificated, fully registered, definitive form. The New Global Certificate will, upon request, be exchangeable for other shares of New Series A Senior Preferred Stock in definitive, fully registered form in whole shares, but only in accordance with DTC's customary procedures. The New Global Certificate will also be exchangeable in certain other limited circumstances. The Issuer, the Transfer Agent and any other agent thereof will be entitled to treat the DTC's nominee as the sole owner and holder of the unexchanged portion of the New Global Certificate for all purposes.

Depositary Procedures

      DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

      DTC has also advised the Issuer that pursuant to procedures established by it, (i) upon deposit of the New Global Certificate, DTC will credit the shares of New Series A Senior Preferred Stock to the accounts of Participants designated by the Participants and (ii) ownership of such interests in the New Global Certificate will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the New Global Certificate).

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

      Investors in the New Global Certificate may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in Series A Senior Preferred Stock and Exchange Debentures to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in Series A Senior Preferred Stock or Exchange Debentures to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the New Global Certificate will not have New Series A Senior Preferred Stock registered in their names, will not receive physical delivery of New Series A Senior Preferred Stock in certificated form and will not be considered the registered owners or holders thereof under the Restated Certificate for any purpose.

      Payments in respect of the principal of (and premium, if any) and dividends on the New Global Certificate registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder thereof. The Issuer and the Exchange Agent will treat the persons in whose names the New Series A Senior Preferred Stock or Exchange Debentures, including the New Global Certificate, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer or the Exchange Agent or any agent of the Issuer or the Exchange Agent has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the New Global Certificate, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the New Global Certificate, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

      DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the New Series A Senior Preferred Stock or Exchange Debentures (including dividends, principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the New Series A Senior Preferred Stock or Exchange Debentures will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Exchange Agent or the Issuer. Neither the Issuer nor the Exchange Agent will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the New Series A Senior Preferred Stock or Exchange Debentures, and the Issuer and the Exchange Agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Global Certificate for all purposes.

      Interests in the New Global Certificate will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

      DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Series A Senior Preferred Stock or Exchange Debentures only at the direction of one or more Participants to whose account with DTC interests in the Old Global Certificate or the New Global Certificate are credited and only in respect of such portion of the aggregate principal amount of the Series A Senior Preferred Stock or Exchange Debentures as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book-Entry Securities for Certificated Securities" occurs, DTC reserves the right to exchange the New Global Certificate for New Series A Senior Preferred Stock or Exchange Debentures in certificate form and to distribute such New Series A Senior Preferred Stock or Exchange Debentures to its Participants.

      The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

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

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Old Global Certificate and the New Global Certificate among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer or the Exchange Agent nor any agent of the Issuer or the Exchange Agent will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of its obligations under the rules and procedures governing its operations.

Exchange of Book-Entry Securities for Certificated Securities

      The New Global Certificate is exchangeable for definitive New Series A Senior Preferred Stock or Exchange Debentures in registered certificated form if
(i) DTC (x) notifies the Exchange Agent that it is unwilling or unable to continue as depository for the New Global Certificate and the Issuer thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Exchange Agent in writing that it elects to cause the issuance of the New Series A Senior Preferred Stock or the Exchange Debentures in certificated form or (iii) there shall have occurred and be continuing a Voting Rights Triggering Event with respect to the New Series A Senior Preferred Stock or the Exchange Debentures. In all cases, certificated New Series A Senior Preferred Stock or Exchange Debentures delivered in exchange for any New Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). In addition, subject to certain restrictions on the transferability of the Series A Senior Preferred Stock, Series A Senior Preferred Stock in definitive form will be issued upon the resale, pledge or other transfer of any Series A Senior Preferred Stock or interest therein to any person or entity that is not a qualified institutional buyer or that does not participate in DTC.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

      Subject to the qualifications set forth below, in the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., tax counsel to Holdings, the following accurately sets forth the anticipated U.S. federal income tax consequences applicable to the exchange of the New Series A Senior Preferred Stock for Old Series A Senior Preferred Stock in the Exchange Offer; the ownership and disposition of the New Series A Senior Preferred Stock by holders who acquire the New Series A Senior Preferred Stock pursuant to the Exchange Offer; the acquisition of Exchange Debentures in exchange for New Series A Senior Preferred Stock; and the ownership and disposition of the Exchange Debentures by holders who acquire the Exchange Debentures in exchange for New Series A Senior Preferred Stock. This discussion does not purport to be a complete analysis of all potential tax considerations to prospective purchasers. The discussion is limited solely to U.S. federal income tax matters and is based upon the Code, Treasury regulations (including proposed regulations), administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. In particular, potential investors should be aware that certain relevant provisions of the Code have not been subject to definitive interpretation by the IRS or the courts.

      This discussion is limited to those potential investors who would hold the New Series A Senior Preferred Stock as a "capital asset" within the meaning of
Section 1221 of the Code. This discussion does not purport to address federal income tax consequences that may be applicable to particular categories of investors, including insurance companies, tax-exempt persons, financial institutions, dealers in securities, persons that own in excess of 10 percent of Holdings' stock, persons that hold New Series A Senior Preferred Stock or Exchange Debentures as part of a straddle, hedge, or conversion transaction, persons that have a functional currency other than the U.S. dollar, holders subject to the alternative minimum tax, and non-United States persons, including foreign corporations and nonresident alien individuals, some of which may be subject to special rules. This discussion does not address any tax considerations under the laws of any state, locality or jurisdiction, or foreign country.

      Holdings has not sought, nor does it intend to seek, a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion. BECAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON U.S. FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT), PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF AN INVESTMENT IN THE NEW SERIES A SENIOR PREFERRED STOCK.

Exchange

      The Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, there will be no material U.S. federal income tax consequences to holders receiving New Series A Senior Preferred Stock for Old Series A Senior Preferred Stock under the Exchange Offer, and a holder will have the same adjusted tax basis and holding period in the New Series A Senior Preferred Stock as it had in the Old Series A Senior Preferred Stock immediately before the exchange.

Distributions on New Series A Senior Preferred Stock

      Based on current information and projections, it is likely that Holdings will not have current or accumulated earnings and profits ("earnings and profits") as determined for U.S. federal income tax purposes prior to 1999. As a result, during such time as Holdings does not have earnings and profits, distributions on the New Series A Senior Preferred Stock will first be treated as a nontaxable return of capital and then will be applied against and reduce the adjusted tax basis of the New Series A Senior Preferred Stock in the hands of each holder (but not below zero), thereby increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon a taxable disposition of such New Series A Senior Preferred Stock. The amount of any such distribution which exceeds the adjusted tax basis of the New Series A Senior Preferred Stock in the hands of the holder will be treated as capital gain. Such gain generally will be taxed at a reduced rate for a holder who is not a corporation and who holds such stock for more than one year and at a further reduced rate for a holder who is not a corporation and who holds such stock for more than eighteen months. Accordingly, distributions on the New Series A Senior Preferred Stock which are not out of earnings and profits will not be characterized as a dividend for

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U.S. federal income tax purposes with the additional result that corporate stockholders will not be entitled to claim the dividends received deduction with respect to such distributions. See the discussion below under "--Dividends Received Deduction." The amount of any distribution will be equal to the amount of cash or the fair market value of the New Series A Senior Preferred Stock distributed.

Treatment of Distributions Out of Earnings and Profits

      In the event that Holdings does have earnings and profits, distributions by Holdings with respect to the New Series A Senior Preferred Stock (whether paid in cash or by distribution of additional shares of New Series A Senior Preferred Stock) will be characterized as dividends that are taxable as ordinary income to the extent of Holdings' earnings and profits.

Dividends Received Deduction

      Subject to important restrictions, dividends received out of earnings and profits by a corporate holder generally will qualify for the 70 percent dividends received deduction provided by Section 243(a)(1) of the Code. Under
Section 246(b) of the Code, the aggregate dividends received deduction permitted a corporate holder may not exceed 70 percent of such holder's "taxable income," as specially computed under that section. Under Section 246(c) of the Code, the 70 percent dividends received deduction will not be available with respect to shares of stock which are not held for at least 46 days (at least 91 days in the case of a dividend attributable to a period or periods aggregating in excess of 366 days), including the day of disposition, but excluding the day of acquisition or any day which is at least 46 days (at least 91 days in the case of the more than 366 day period) after the date on which the stock becomes ex-dividend. The length of time that a holder is deemed to have held shares for these purposes is reduced for periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales and other similar transactions. Section 246(c) of the Code also denies the dividends received deduction to the extent that a corporate holder is under an obligation with respect to substantially similar or related property to make payments corresponding to the dividend received. Moreover, under Section 246A of the Code, to the extent that a corporate holder incurs indebtedness "directly attributable" to investment in the stock and the stock constitutes "debt-financed portfolio stock" as defined in Section 246A(c)(1) of the Code, the percentage of the dividends received deduction available to such holder is proportionately reduced.

      Extraordinary Dividends. Section 1059 of the Code requires a corporate holder to reduce (but not below zero) its basis in the New Series A Senior Preferred Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held such stock, subject to a risk of loss, for more than two years before the date Holdings declares, announces, or agrees to, the amount or payment of such dividend, whichever is earliest. In addition, upon a sale or disposition of such stock, a holder will recognize gain, in addition to any gain otherwise required to be recognized, in any amount equal to so much of the nontaxed portion of all extraordinary dividends as did not cause a reduction in stock basis due to the limitation on reducing basis below zero. Generally, the nontaxed portion of an extraordinary dividend is the amount effectively excluded from income by application of the dividends received deduction. An extraordinary dividend on preferred stock, such as the New Series A Senior Preferred Stock, is a dividend that (i) equals or exceeds 5 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within the same 365-day period as one dividend. A stockholder may elect to determine whether a dividend on the New Series A Senior Preferred Stock is extraordinary by reference to the fair market value of the stock on the day before the ex-dividend date (rather than by reference to the stockholder's adjusted tax basis) for purposes of the 5 percent or 20 percent tests described above if the holder is able to establish the fair market value of the New Series A Senior Preferred Stock as of such date to the satisfaction of the IRS. An extraordinary dividend may also include any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the Holdings, regardless of the relative size of the dividend and regardless of the corporate holder's holding period for the New Series A Senior Preferred Stock.

      The extraordinary dividend rules do not apply with respect to certain "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect preferred stock which (i) provides for fixed preferred dividends payable no less often than annually, and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under Section 1059(e)(3) of the Code, does not exceed 15 percent. Where a qualified preferred dividend exceeds the 5 percent (or 20 percent) threshold for extraordinary

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dividend status described above, (a) the extraordinary dividend rules will not apply if the holder holds the stock for more than five years, and (b) if the holder disposed of the stock before it has been held for more than five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for this purpose is determined under principles similar to those contained in Section 246(c) of the Code (discussed above).

      Based upon the issue price of the Series A Senior Preferred Stock, regular semi-annual distributions should not constitute extraordinary dividends. Under certain circumstances, however, the redemption of the New Series A Senior Preferred Stock for cash or in exchange for Exchange Debentures may be treated as a distribution taxable as a dividend. See the discussion below under "--Sale, Exchange or Redemption of New Series A Senior Preferred Stock." To the extent any such redemption constitutes a dividend, it is likely to constitute an extraordinary dividend to a corporate holder.

      Proposed Legislation. The Clinton Administration's Budget Proposal for Fiscal Year 1999, released February 2, 1998 (the "Administration's Proposal"), includes a provision that would eliminate the dividends received deduction for dividends on limited term preferred stock issued after the date of enactment of legislation. For this purpose, limited preferred stock generally includes any preferred stock if the issuer or a related person is required to redeem or purchase the stock within 20 years of the issue date. It is not clear whether such proposal will be enacted or, if enacted, whether it will be enacted in the form proposed. However, if the proposal to eliminate the dividends received deduction on limited term preferred stock is enacted in its current form, the dividends received deduction may be eliminated with respect to New Series A Senior Preferred Stock issued after the date of enactment of legislation. Prospective purchasers of the New Series A Senior Preferred Stock are urged to consult their tax advisors with respect to the effect of any proposed legislation.

      CORPORATE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 OF THE CODE TO THEIR OWNERSHIP AND DISPOSITION OF THE NEW SERIES A SENIOR PREFERRED STOCK.

Redemption Premium

      If the redemption price of redeemable preferred stock exceeds its issue price, all or a portion of such excess may, pursuant to Section 305(c) of the Code, constitute an excess premium (the "Series A Senior Preferred Stock Discount") that is treated as a series of constructive distributions of property (and thus as dividends to the extent of Holdings' earnings and profits, and otherwise as distributions subject to the treatment described above) over the period during which the New Series A Senior Preferred Stock cannot be called for redemption under an economic accrual method similar to the method described under "--Taxation of Stated Interest and Original Issue Discount on Exchange Debentures" below. For this purpose, Series A Senior Preferred Stock Discount will generally be treated as zero if it is less than 1/4 of 1 percent of the redemption price multiplied by the number of complete years from the date of issuance of the stock until the stock is to be redeemed.

      Under the Treasury regulations promulgated under Section 305 of the Code, Series A Senior Preferred Stock Discount will arise due to the optional redemption feature only if, based on all of the facts and circumstances as of the date the New Series A Senior Preferred Stock is issued, redemption pursuant to the optional redemption is more likely than not to occur. Constructive distribution treatment would not result, however, if the redemption treatment were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control, such as changes in prevailing dividend rates. The Treasury regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the holder are unrelated,
(ii) there are no arrangements that effectively require the issuer to redeem the stock, and (iii) exercise of the option to redeem would not reduce the yield of the stock. Holdings believes that, under the foregoing criteria, the optional redemption feature does not give rise to Series A Senior Preferred Stock Discount, and accordingly Holdings will not report redemption premium associated with the optional redemption feature as a constructive distribution. However, because of the factual nature of this determination, there can be no assurance that such treatment will be sustained.

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      Under the Treasury regulations promulgated under Section 305 of the Code,
Series A Senior Preferred Stock Discount will arise due to a change in control redemption feature only if, (i) under the same criteria discussed above with regard to the optional redemption feature, a change in control redemption is more likely than not to occur and in addition the redemption premium associated with such redemption is other than solely in the nature of a penalty for premature redemption, or (ii) triggering Holdings' obligation to redeem under the change of control redemption feature is within the legal or practical control of the holders of the New Series A Senior Preferred Stock (or parties related thereto) and based on all the facts and circumstances on the issue date such possibility of redemption is more than remote. Holdings believes that, under the foregoing criteria, the change of control redemption feature does not give rise to Series A Senior Preferred Stock Discount, and accordingly Holdings will not report redemption premium associated with the change of control redemption feature as a constructive distribution. However, because of the factual nature of this determination, there can be no assurance that such treatment will be sustained.

      The mandatory redemption and the debenture exchange features should result in no Series A Senior Preferred Stock Discount for the New Series A Senior Preferred Stock to the extent of the liquidation preference of $1,000 per share because the redemption price associated with the mandatory redemption and the debenture exchange is equal to the liquidation preference of the New Series A Senior Preferred Stock, and because the initial issue price for the New Series A Senior Preferred Stock is equal to its liquidation preference of $1,000 per share. However, shares of New Series A Senior Preferred Stock distributed to holders of New Series A Senior Preferred Stock in lieu of paying cash dividends may bear Series A Senior Preferred Stock Discount depending on the issue price of such shares (i.e., the fair market value of such shares on the date of their issuance).

Sale, Exchange or Redemption of New Series A Senior Preferred Stock

      A holder's sale of New Series A Senior Preferred Stock generally will result in taxable capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted basis in the New Series A Senior Preferred Stock sold. Such gain generally will be capital gain and will be taxed at a reduced rate for a holder who is not a corporation and who holds the New Series A Senior Preferred Stock for more than one year and at a further reduced rate for a holder who is not a corporation and who holds such stock for more than eighteen months.

      Redemptions of New Series A Senior Preferred Stock for cash or in exchange for Exchange Debentures will be a taxable event to the redeemed stockholder. The amount received in the redemption will be treated as a distribution taxable as a dividend (to the extent of Holdings' earnings and profits) to the redeemed stockholder under Section 302 of the Code (and may constitute an extraordinary dividend under Section 1059 of the Code) unless the redemption: (a) is treated as a distribution "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1); (b) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2); (c) "completely terminates" the stockholder's equity interest in Holdings pursuant to Section 302(b)(3); or (d) is of stock held by a noncorporate stockholder and is in partial liquidation of Holdings pursuant to Section 302(b)(4). In determining whether any of these tests has been met, there generally must be taken into account shares actually owned by the stockholder and shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. A distribution will be "not essentially equivalent to a dividend" as to a particular stockholder only if it results in a "meaningful reduction" in the stockholder's interest in Holdings, but there cannot always be certainty as to when such "meaningful reduction" has occurred because the applicable test is not based on numerical criteria. Prospective holders of New Series A Senior Preferred Stock should consult their own tax advisors as to the application of this rule. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Sections 302(b)(3) and 302(b)(2) of the Code, respectively.

      If any of these tests is met as to a holder, the redemption of the New Series A Senior Preferred Stock (whether paid in cash or by an exchange of Exchange Debentures for the New Series A Senior Preferred Stock) generally would be treated as to that holder as an exchange under Section 302(a) of the Code giving rise to capital gain or loss (measured by the excess of the amount received (cash or the issue price of the Exchange Debentures) over the holder's tax basis in the redeemed stock). Such gain generally will be capital gain and will be taxed at a reduced rate for a holder who is not a corporation and who holds such stock for more than one year and at a further reduced rate for a holder who is not a corporation and who holds the Holdings Preferred Stock for more than eighteen months. Payments received upon redemption that represent an amount equal to the cumulative unpaid dividends generally should be treated in the same manner as other redemption payments if such amount is paid but no dividend is

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declared. Under limited circumstances, however, the extraordinary dividend and/or the redemption premium rules discussed above might nonetheless apply.

      If, however, these tests are not met and a redemption of the New Series A Senior Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures, as the case may be, received by the holder. The holder's adjusted tax basis in the redeemed New Series A Senior Preferred Stock will be transferred to any remaining stock holdings in Holdings. If the holder does not retain any actual stock holding in Holdings (only holding shares constructively), the holder may lose such basis entirely. Under the "extraordinary dividend" provisions of Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in the remaining shares of stock of Holdings (and possibly recognize gain upon a disposition of such shares) to the extent the holder claims the dividends received deduction with respect to the dividend. See the discussion above under "--Treatment of Distributions Out of Earnings and Profits."

      Depending upon the circumstances, the treatment of the redemption of the New Series A Senior Preferred Stock as a dividend, in particular upon its exchange for Exchange Debentures, may produce undesirable federal income tax consequences, including the requirement to pay substantial federal income tax prior to the receipt of cash. Prospective purchasers are therefore urged to consult their own tax advisors regarding satisfaction of the tests described above in their particular circumstances, including the possibility that a substantially contemporaneous sale of all or a portion of the purchasers' interest in the New Series A Senior Preferred Stock or other equity interest might be regarded as reducing the purchasers' interest in Holdings, thereby satisfying one or more of the tests of Section 302(b) of the Code.

      Depending upon a holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding New Series A Senior Preferred Stock. Interest payments and, potentially, original issue discount ("OID") (discussed below in "--Original Issue Discount on Exchange Debentures") will be currently includible in the holder's income when paid or accrued. On the other hand, in the absence of earnings and profits, a holder will not be required to include in income distributions paid in respect of the New Series A Senior Preferred Stock until the aggregate amount of such distributions exceeds the holder's tax basis in such New Series A Senior Preferred Stock. Moreover, if Holdings does have adequate earnings and profits, a corporate holder may be eligible for the dividends received deduction with respect to such dividend payments.

      PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE APPLICATION OF SECTION 302 OF THE CODE IN THE EVENT OF A REDEMPTION.

Original Issue Discount on Exchange Debentures

      In the event that the New Series A Senior Preferred Stock is exchanged for Exchange Debentures and the "stated redemption price at maturity" of the Exchange Debentures exceeds their "issue price" by more than a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity) the Exchange Debentures will be treated as having OID equal to the entire amount of such excess.

      If the Exchange Debentures are traded on an established securities market within the 60 day period ending 30 days after the exchange date, the issue price of the Exchange Debentures will be their fair market value as of their issue date. Subject to certain limitations described in the Treasury regulations, the Exchange Debentures will be deemed to be traded on an established securities market if, among other things, price quotations will be readily available from dealers, brokers or traders. If the New Series A Senior Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market within the 60 day period ending 30 days after the exchange, then the issue price of each Exchange Debenture should be the fair market value of the New Series A Senior Preferred Stock exchanged therefor at the time of the exchange. The New Series A Senior Preferred Stock generally will be deemed to be traded on an established securities market if, among other things, it appears on a system of general circulation that provides a reasonable basis to determine fair market value based on either recent price quotations or recent sales transactions. In the event that neither the New Series A Senior Preferred Stock nor the Exchange Debentures are traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount--namely, their face value--unless either (i) the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, which is unlikely, or
(ii) also unlikely, the Exchange Debentures are issued in a so called
"potentially

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abusive situation" as defined in the Treasury regulations under Section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of such Exchange Debentures generally will be the fair market value of the New Series A Senior Preferred Stock surrendered in exchange therefor.

      The "stated redemption price at maturity" of the Exchange Debentures will equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than an additional debt instrument of the issuer) at least annually at a single fixed rate. Exchange Debentures that are issued when Holdings has the option to pay interest for certain periods in additional Exchange Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Exchange Debentures over the entire term should be included (along with stated principal) in the stated redemption price at maturity of such Exchange Debentures. On the other hand, if the Exchange Debentures are issued after the period for paying interest in additional Exchange Debentures has passed, then stated interest would qualify as qualified stated interest and none of such stated interest would be included in the stated redemption price at maturity of the Exchange Debentures. Whether or not stated interest on the Exchange Debentures qualifies as qualified stated interest, the Exchange Debentures will have OID, subject to the de minimis exception, if their stated redemption price at maturity exceeds their issue price.

Taxation of Stated Interest and Original Issue Discount on Exchange Debentures

      Each holder of an Exchange Debenture with OID will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such holder holds the Exchange Debenture, even though the cash to which such income is attributable may not be received until sale, redemption or maturity of the Exchange Debenture. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds the Exchange Debenture a pro rata portion of the OID thereon which is attributable to the accrual period in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Debenture (properly adjusted for the length of the accrual period). The adjusted issue price of an Exchange Debenture at the beginning of an accrual period is the original issue price of the Exchange Debenture plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the Exchange Debenture. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Exchange Debenture, produces an amount equal to the issue price of the Exchange Debenture.

      An additional Exchange Debenture (a "Secondary Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered as a payment made on the Initial Debenture and will instead be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the Secondary Debenture, the adjusted issue price of the Initial Debenture would be allocated between the Initial Debenture and the Secondary Debenture in proportion to their respective principal amounts. That is, upon the issuance of a Secondary Debenture with respect to an Initial Debenture, the Initial Debenture and the Secondary Debenture derived from the Initial Debenture are treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the Secondary Debenture derived therefrom also would be treated as having the same yield to maturity. Similar treatment would be applied when additional Secondary Debentures are issued in lieu of paying interest. The issue date of the Initial Debenture will also be the issue date of the Secondary Debenture.

      In the event that the Exchange Debentures are issued after April 1, 2003, when Holdings no longer has the option to pay interest thereon in additional Exchange Debentures, stated interest would be included in income by a holder in accordance with such holder's usual method of accounting. In all other cases, all stated interest will be treated as payments on the Exchange Debentures under the rules discussed above.

      Holdings will furnish annually to the IRS and to certain record holders of the Exchange Debentures information relating to the OID, if any, accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a holder who acquired the Exchange Debenture on original issue.

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Bond Premium on Exchange Debentures

      If the holder's basis in the Exchange Debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate), such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, if an election by the holder under Section 171 of the Code is made or is already in effect. An election under Section 171 of the Code is available only if the Exchange Debentures are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year to which the election applies. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. The amortizable bond premium is treated as an offset to interest income on the Exchange Debentures rather than as a separate deduction item. Final regulations coordinate these amortizable bond premium rules with the acquisition premium rules in "--Acquisition Premium on Exchange Debentures" below, and in general would defer to the operation of the acquisition premium rules in the case of Exchange Debentures issued on or before April 1, 2003, when Holdings has the option to pay interest on Exchange Debentures in additional Exchange Debentures (thus precluding stated interest thereon from being qualified stated interest).

Acquisition Premium on Exchange Debentures

      A holder of an Exchange Debenture issued with OID who purchases such Exchange Debenture for an amount that is greater than its then adjusted issue price but equal to or less than the sum of all amounts payable on the Exchange Debenture after the purchase date (other than payments, if any, of qualified stated interest) will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

Market Discount on Exchange Debentures

      Purchasers of New Series A Senior Preferred Stock should be aware that the disposition of Exchange Debentures may be affected by the market discount provisions of the Code. The market discount rules generally provide that if a holder of a debt instrument purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the debt instrument, the lesser of such gain or the portion of the market discount that has accrued on a straight line basis (or on a constant interest rate basis, if such alternative rate of accrual has been elected by the holder under Section 1276(b) of the Code) while the debt instrument was held by such holder will be taxed as ordinary income at the time of such disposition. "Market discount" with respect to the Exchange Debentures will be the amount, if any, by which the "revised issue price" of an Exchange Debenture (or its stated redemption price at maturity if the Exchange Debenture has no OID) exceeds the holder's basis in the Exchange Debenture immediately after such holder's acquisition, subject to a de minimis exception. The "revised issue price" of an Exchange Debenture is its issue price increased by the portion of OID previously includible in the gross income of prior holders for periods prior to the acquisition of the Exchange Debenture by the holder (without regard to any acquisition premium exclusion) and reduced by prior payments other than payments of qualified stated interest.

      A holder who acquires an Exchange Debenture at a market discount also may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction. Similarly, to the extent of any accrued market discount on such Exchange Debenture, otherwise unrecognized gain in the Exchange Debenture will be includible as ordinary income upon disposition of such Exchange Debenture in certain otherwise non-taxable transfers (such as gifts).

      A holder of Exchange Debentures acquired at a market discount may elect for federal income tax purposes to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first date of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of Exchange Debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the

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deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Election to Treat All Interest as Original Issue Discount

      A holder may elect to include in gross income all interest that accrues on an Exchange Debenture using the constant yield method described above under the heading "--Taxation of Stated Interest and Original Issue Discount on Exchange Debentures." Holders should consult their own tax advisors regarding the manner and advisability of making this election.

Applicable High Yield Discount Obligation Consequences

      The Exchange Debentures will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such Exchange Debentures is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") for debt instruments at the time the Exchange Debentures are issued plus five percentage points and they have "significant" OID. A debt instrument is treated as having significant OID if the aggregate amount that would be included in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. It is currently impossible to determine whether the Exchange Debentures will be treated as AHYDOs because the amount of OID, if any, attributable to the Exchange Debentures cannot be determined until they are issued.

      If the Exchange Debentures are AHYDOs, a portion of the tax deductions that would otherwise be available to the Company in respect of the Exchange Debentures will be deferred or disallowed, which, in turn, might reduce the after-tax cash flows of Holdings. More particularly, if the Exchange Debentures constitute AHYDOs, Holdings will not be entitled to deduct OID that accrues with respect to such Exchange Debentures until amounts attributable to OID are paid in cash. In addition, if the yield to maturity of the Exchange Debentures exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the OID accruing on the Exchange Debenture will be characterized as a non-deductible dividend with respect to Holdings and also may be treated as a dividend distribution solely for purposes of the dividends received deduction with respect to holders that are U.S. corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate holder will be entitled to a dividends received deduction (generally at a 70% rate) with respect to the disqualified portion of the accrued OID if Holdings has sufficient earnings and profits. To the extent that Holdings' earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above in "--Taxation of Stated Interest and Original Issue Discount on Exchange Debentures."

Redemption or Sale of Exchange Debentures

      Generally, any redemption or sale of the Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of other property received (except to the extent attributable to accrued, but previously untaxed, interest, which portion of the consideration would be taxed as ordinary income) and the holder's adjusted basis in the Exchange Debentures. The adjusted tax basis of a holder who receives an Exchange Debenture in exchange for New Series A Senior Preferred Stock will generally be equal to the issue price of the Exchange Debenture increased by any OID with respect to the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Exchange Debenture and by any cash payments other than payments of qualified stated interest. Except to the extent that an intention to call the Exchange Debentures prior to their maturity existed at the time of their original issue as an agreement or understanding between Holdings and the original holders of a substantial amount of the Exchange Debentures (which Holdings believes is unlikely, but might nonetheless be asserted by the IRS under a theory that the optional redemption and the change in control redemption in respect of the Exchange Debentures manifests such an intention), and subject to the above discussion of market discount, such gain or loss would be capital gain or loss and would be long term capital gain or loss.

Backup Withholding

      Federal income tax backup withholding at a rate of 31 percent on dividends, interest payments (including accrued OID), and proceeds from a sale, exchange, or redemption of New Series A Senior Preferred Stock or Exchange Debentures, will apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates this fact) or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

      THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE HOLDER'S SITUATION OR STATUS, AND ACCORDINGLY DOES NOT CONSTITUTE TAX ADVICE. EACH PURCHASER OF NEW SERIES A SENIOR PREFERRED STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THOSE UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND UNDER ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

      Subject to the terms and conditions set forth in the Securities Purchase Agreement (the "Purchase Agreement") dated March 23, 1998, Holdings sold to CIBC Oppenheimer Corp. (the "Initial Purchaser"), and the Initial Purchaser purchased from Holdings 57,710 Series A Units, consisting of 57,710 shares of Old Series A Senior Preferred Stock and 720 shares of Unit Common Stock.

      The purchase price for the Series A Units was $1,039.68 per share (the "Unit Offering Price") less the Initial Purchaser's discount of 4.0% per Series A Unit. The Initial Purchaser sold the Series A Units at the Unit Offering Price to "Qualified Institutional Buyers" within the meaning of Rule 144A of the Securities Act.

      The Issuer reimbursed the Initial Purchaser for certain expenses and agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act.

      The Initial Purchaser acted as a co-agent under the New Credit Facility and as an initial purchaser in the Senior Note Offering and received customary fees and had expenses reimbursed in connection with such services.

      An affiliate of the Initial Purchaser invested an aggregate of $13.5 million in Frasier L.L.C. and in Niles L.L.C., to acquire indirect equity interests in Holdings, on arm's length terms concurrent with the Offering.

           Each broker-dealer that receives shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued therefor). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) received in exchange for shares of Old Series A Senior Preferred Stock only where such shares of Old Series A Senior Preferred Stock were acquired as a result of market-making activities or other trading activities. Holdings has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period until 180 days after the Registration Statement has been declared effective, or such shorter period as will terminate when all shares of Old Series A Senior Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of New Series A Senior Preferred Stock and such shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) have been resold by such broker-dealers.

           Holdings will not receive any proceeds from any sale of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) by broker-dealers. Shares of New Series A Senior Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor). Any broker-dealer that resells shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period until 180 days after the Registration Statement has been declared effective, or such shorter period as will terminate when all shares of Old Series A Senior Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of New Series A Senior Preferred Stock and such shares of New Series A Senior Preferred Stock (or any Exchange Debentures issued in exchange therefor) have been resold by such broker-dealers, Holdings will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Holdings has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of the Series A Senior Preferred Stock, except as expressly set forth in the Exchange Offer Registration Rights Agreement, and will indemnify the holders of the Series A Senior Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

      The combined financial statements of the Material Handling Equipment Business of Harnischfeger Industries, Inc. as of October 31, 1997 and 1996 and for each of the three fiscal years in the period ended October 31, 1997, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the New Series A Senior Preferred Stock will be passed upon for Holdings by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C., counsel to Holdings.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                       Reference
                                                                       ---------
MMH HOLDINGS, INC.

     Condensed Balance Sheets As of October 31, 1997
         and April 30, 1998 (Unaudited)...............................    F-2
     Unaudited Condensed Statements of Income for the Three Months
         Ended April 30, 1998 and April 30, 1997 and for the Six
         Months Ended April 30, 1998 and April 30, 1997...............    F-3
     Unaudited Condensed Statements of Cash Flows for the Six Months
         Ended April 30, 1998 and April 30, 1997......................    F-4
     Statement of Preferred Stock and Shareholders' Equity
         (unaudited) .................................................    F-5
     Notes to Unaudited Financial Statements (unaudited)..............    F-6

MATERIAL HANDLING EQUIPMENT BUSINESS OF HARNISCHFEGER INDUSTRIES, INC.

      Report of Independent Accountants...............................    F-16
      Combined Balance Sheets as of October 31, 1997
         and October 31, 1996.........................................    F-17
      Combined Statements of Income for the Years Ended
         October 31, 1997, October 31, 1996 and
         October 31, 1995.............................................    F-18
      Combined Statements of Cash Flows for the Years
         Ended October 31, 1997, October 31, 1996
         and October 31, 1995.........................................    F-19
      Notes to Combined Financial Statements..........................    F-20


      For purposes hereof, it is assumed that Holdings has historically owned the capital stock of Morris Material Handling, Inc., that all of the assets of the MHE Business were owned by subsidiaries thereof and that immediately prior to the consummation of the Recapitalization, the historical combined financial statements of Holdings were identical to those of the MHE Business which are presented herein.

                               MMH HOLDINGS, INC.
                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)

                                                    April 30,    October 31,
                                                       1998         1997
                                                    ---------    ---------
                                                   (Unaudited)
ASSETS
Current Assets
      Cash                                          $   2,825    $   1,532
      Accounts receivable--net                         78,791       82,209
      Inventories                                      35,338       33,497
      Other current assets                              4,093        4,765
                                                    ---------    ---------
           Total current assets                       121,047      122,003

Property, Plant and Equipment
      Cost                                             64,437       60,763
      Less accumulated depreciation                   (24,993)     (21,396)
                                                    ---------    ---------
                                                       39,444       39,367
                                                    ---------    ---------
Other Assets
      Goodwill                                         32,158       32,229
      Debt financing costs                             18,098           --
      Deferred income taxes                            73,242           --
      Other                                             5,856        6,001
                                                    ---------    ---------
                                                      129,354       38,230
                                                    ---------    ---------

           Total assets                             $ 289,845    $ 199,600
                                                    =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY/ PARENT INVESTMENT
Current Liabilities
      Short-term notes payable and current
        portion of long-term obligations            $   5,124    $     752
      Bank overdrafts                                   1,249        4,293
      Trade accounts payable                           24,438       32,656
      Advance payments and progress billings            8,035        7,685
      Accrued warranties                                2,781        3,998
      Other current liabilities                        22,281       21,376
                                                    ---------    ---------
           Total current liabilities                   63,908       70,760

Senior Notes                                          200,000           --
Term Loans                                             53,650           --
Other Long-Term Debt                                    1,046        1,043
Deferred Income Taxes                                   2,597        3,088
                                                    ---------    ---------
           Total liabilities                          321,201       74,891
Minority Interest                                         353          391
Mandatorily Redeemable Preferred Stock                 89,443           --
Shareholders' Equity/Parent Investment               (121,152)     124,318
                                                    ---------    ---------

           Total liabilities and shareholders'
             equity/parent investment               $ 289,845    $ 199,600
                                                    =========    =========

The accompanying notes are an integral part of the financial statements.

                               MMH HOLDINGS, INC.
                         CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
                             (Dollars in Thousands)



                                                     For the Three Months      For the Six Months
                                                       Ended April 30,          Ended April 30,
                                                  ----------------------    ----------------------
                                                       1998         1997         1998         1997
                                                   --------    ---------    ---------    ---------
Revenues
         Net sales                                 $ 80,766    $  97,072    $ 157,249    $ 177,054
         Other income - net                             442          247          726        1,501
                                                   --------    ---------    ---------    ---------
                                                     81,208       97,319      157,975      178,555

Cost of Sales                                        58,519       72,840      115,172      133,632
Selling, General and Administrative
      Expenses                                       15,154       14,024       29,514       27,272
HII Management Fee                                      478          786        1,155        1,434
Non-Recurring Employee Benefit Costs                  1,786           --        1,906           --

                                                   --------    ---------    ---------    ---------
                Operating income                      5,271        9,669       10,228       16,217

Interest Expense - Net
         HII Affiliates                                (761)        (259)      (1,448)         (69)
         Third party                                 (2,545)        (111)      (2,703)        (159)

                                                   --------    ---------    ---------    ---------
Income Before Income Taxes and Minority Interest      1,965        9,299        6,077       15,989

Provision for Income Taxes                             (459)      (3,713)      (2,446)      (6,384)
Minority Interest                                        24            5           38           (3)

                                                   --------    ---------    ---------    ---------
                Net income                         $  1,530    $   5,591    $   3,669    $   9,602
                                                   ========    =========    =========    =========



The accompanying notes are an integral part of the financial statements.

                               MMH HOLDINGS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (Dollars in Thousands)


                                                               For the Six Months
                                                                 Ended April 30,
                                                            ----------------------
                                                                 1998         1997
                                                            ---------    ---------
Operating Activities
    Net Income                                              $   3,669    $   9,602
    Add (deduct) - items not affecting cash provided by
     operating activities:
       Depreciation and amortization                            3,408        3,085
       Minority interest                                          (38)           3
       Deferred income taxes - net                                 57         (171)
       Divestiture bonus                                        1,216           --
       Gain on fire insurance claim                                --       (1,100)
       Other                                                       --         (400)
    Changes in working capital, excluding the
      effects of acquisition opening balance sheets:
       Accounts receivable                                      3,646        6,309
       Inventories                                             (1,968)      (1,960)
       Other current assets                                    (1,903)         187
       Trade accounts payable and bank overdrafts             (11,579)         426
       Advance payments and progress billings                     542      (10,901)
       Accrued warranties                                      (1,246)          96
       Other current liabilities                                  929       (3,717)
       Activity with parent and other affiliates                1,213       11,064
                                                            ---------    ---------
Net cash provided by (used for) operating activities            (2,054)      12,523
                                                            ---------    ---------
Investment and Other Transactions
    Fixed asset additions - net                                (2,446)      (2,486)
    Acquisition of businesses - net of cash acquired             (319)     (11,787)
    Fire insurance claim activity - net                            --        1,100
    Issuance of loans to senior management                       (900)          --
    Other - net                                                    72         (314)
                                                            ---------    ---------
Net cash used for investment and other transactions            (3,593)     (13,487)
                                                            ---------    ---------
Financing Activities
    Changes in short-term notes payable                         3,065         (667)
    Proceeds from Senior Note Offering                        200,000           --
    Proceeds from New Credit Facility                          55,000           --
    Redemption of common stock and preferred stock           (287,000)          --
    Net proceeds from issuance of Series A preferred
      stock and related common shares                          57,094           --
    Stock redemption transaction costs                         (2,939)          --
    Debt financing costs                                      (18,179)          --
    Repayments of debt                                             --          (46)
                                                            ---------    ---------
Net cash provided by (used for) financing activities            7,041         (713)
                                                            ---------    ---------
Effect of Exchange Rate Changes on
    Cash and Cash Equivalents                                    (101)           2
                                                            ---------    ---------
Increase (Decrease) in Cash and Cash Equivalents                1,293       (1,675)

Cash and Cash Equivalents
    Beginning of Period                                         1,532        3,821
                                                            ---------    ---------
    End of Period                                           $   2,825    $   2,146
                                                            =========    =========


The accompanying notes are an integral part of the financial statements.

                               MMH HOLDINGS, INC.
              STATEMENT OF PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)
                             (Dollars In Thousands)




                                                          Preferred Stock
                                            --------------------------------------------------------------------------------------
                                                      Series A              Series B                 Series C
                                            -----------------------  ----------------------   ----------------------   -----------
                                               Shares      Carrying     Shares     Carrying      Shares     Carrying
                                             Outstanding     Value   Outstanding    Value     Outstanding    Value       Total
                                            ------------   --------  -----------   --------   -----------   --------   -----------

Balance at October 31, 1997                       --        $ --          --        $ --          --         $ --         $ --

Net Income                                        --          --          --          --          --           --           --

Change in foreign currency
translation                                       --          --          --          --          --           --           --

Exchange of 450 common shares
outstanding for 100,000
shares of new common stock
and 30,000 shares of Series
C preferred stock                                 --          --          --          --      30,000       30,000       99,550

Issue Series A preferred and
common shares for
$60 million (net of $2.906
million fees)                                 57,710      54,804          --          --          --           --       54,804

Redemption of shares from Harnco
and related costs                                 --          --          --          --      (1,145)      (1,145)      (1,145)

Exchange of 1,512 common shares
for Series B preferred shares                     --          --       4,809       4,809          --           --        4,809

Preferred stock dividends                         --         577          --          49          --          301          927

Amortization of preferred stock discount          --          48          --          --          --           --           48

Capital contribution from HII                     --          --          --          --          --           --           --

Issuance of loans to senior
management                                        --          --          --          --          --           --           --

Deferred taxes arising from
change in U.S. federal income tax basis           --          --          --          --          --           --           --

Activity with HII and other
affiliates, October 31, 1997 -
March 30, 1998                                    --          --          --          --          --           --           --

                                           ---------   ---------   ---------   ---------   ---------    ---------    ---------
Balance at April 30, 1998                     57,710   $  55,429       4,809   $   4,858      28,855    $  29,156    $  89,443
                                           =========   =========   =========   =========   =========    =========    =========



                                                                       Parent
                                                  Common Stock       Investment/
                                             -------------------    Additional   Cumulative                     Total
                                               Shares         Par      Paid-in    Translation     Retained    Shareholders'
                                             Outstanding     Value     Capital     Adjustment     Earnings        Equity
                                             ------------   ------  -----------  -------------  -----------  ----------------
                                                                                                    (A)
Balance at October 31, 1997                      450         $ --   $ 124,618      $  (300)        $ --      $ 124,318

Net Income                                        --           --          --           --        3,669          3,669

Currency Translation Adjustments                  --           --          --       (1,520)          --         (1,520)

Exchange of 450 common shares
outstanding for 100,000
shares of new common stock
and 30,000 shares of Series
C preferred stock                             99,550            1     (30,001)          --           --        (30,000)

Issue Series A preferred and
common shares for
$60 million (net of $2.906
million fees)                                    720           --       2,290           --           --          2,290

Redemption of shares from Harnco
and related costs                            (88,319)          (1)   (288,793)          --           --       (288,794)

Exchange of 1,512 common shares
for Series B preferred shares                 (1,512)          --      (4,809)          --           --         (4,809)

Preferred stock dividends                         --           --          --           --         (927)          (927)

Amortization of preferred stock discount          --           --          --           --          (48)           (48)

Capital contribution from HII                     --           --       1,216           --           --          1,216

Issuance of loans to senior
management                                        --           --        (900)          --           --           (900)

Deferred taxes arising from
change in U.S. federal income tax basis           --           --      71,129           --           --         71,129

Activity with HII and other
affiliates, October 31, 1997 -
March 30, 1998                                    --           --       3,224           --           --          3,224

                                           ---------    ---------   ---------    ---------    ---------      ---------
Balance at April 30, 1998                     10,889    $      --   $(122,026)   $  (1,820)   $   2,694      $(121,152)
                                           =========    =========   =========    =========    =========      =========

(A) Due to the MHE Business having historically been operated as a division of HII, a historical retained earnings balance cannot be determined.


The accompanying notes are an integral part of the financial statements.

                               MMH HOLDINGS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     (dollars in thousands unless indicated)
                                   (Unaudited)

Note 1 - Basis of Presentation



    On January 28, 1998, Harnischfeger Industries, Inc. ("HII") reached an agreement with MHE Investments, Inc. ("MHE Investments") an affiliate of Chartwell Investments Inc. ("Chartwell") for the sale of an approximately 80 percent common ownership interest in HII's Material Handling Equipment Business (the "MHE Business" or the "Company"). As more fully described in
Note 2, the resulting transactions (the "Recapitalization"), which closed on March 30, 1998, led to a significant change in the Company's capital structure and a reorganization of the underlying legal entities of the MHE Business. In connection therewith, MMH Holdings, Inc. ("Holdings"), a pre-existing company within the MHE Business, became the holding company for the operating entities engaged in the MHE Business. Holdings in turn formed a new wholly owned subsidiary, Morris Material Handling, Inc. ("MMH"), to directly or indirectly hold the various operating entities of the MHE Business. Holdings was recapitalized in order to effect the redemption of certain shares of common stock of Holdings held by HarnCo. As a result of the reorganization of the legal entities of the MHE Business, Holdings and MMH became the successor companies to the MHE Business. The transactions have been accounted for as a recapitalization and accordingly, the consolidated financial statements presented herewith reflect the underlying historical accounting basis of the MHE Business.

    The historical combined financial statements of the MHE Business for periods prior to the Recapitalization are included in the accompanying unaudited financial statements for all periods presented. These financial statements should be read in conjunction with the audited combined financial statements and the notes thereto of the Material Handling Equipment Business of Harnischfeger Industries, Inc. for each of the three years in the period ended October 31, 1997.



    In the opinion of management, all adjustments necessary for the fair presentation of the results of operations for the three and six months ended April 30, 1998 and 1997, cash flows for the six months ended April 30, 1998 and 1997, and financial position at April 30, 1998 have been made. All adjustments made are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

Note 2 - Recapitalization Transaction



    The Recapitalization was effectuated pursuant to the January 28, 1998 Recapitalization Agreement among MHE Investments, Harnischfeger Corporation ("HarnCo") and certain of HarnCo's affiliates. Pursuant to this agreement, HarnCo and other HII affiliates effected a number of transactions which resulted in Holdings, a pre-existing company within the MHE Business, owning, directly or indirectly, all of the equity interests of the operating entities engaged in the MHE Business that were previously owned by HarnCo and its affiliates. Holdings in turn formed MMH as a wholly owned subsidiary to directly or indirectly hold the various operating entities of the MHE Business.

    The principal transactions effected as part of the Recapitalization were the following: (i) MHE Investments acquired 7,907 shares of Holdings' common stock for $25.1 million and $28.9 million liquidation preference of Holdings' 12 1/2% Series C Junior Voting Exchangeable Preferred Stock (the "Series C Junior Voting Preferred Stock") from HarnCo, (ii) Holdings redeemed certain shares of its common stock and Series C Junior Voting Preferred Stock held by HarnCo for $287 million in cash (including a $5 million prepayment of a potential post-closing redemption price adjustment) and approximately $4.8 million liquidation preference of Holdings' 12 1/4% Series B Junior Exchangeable Preferred Stock (the "Series B Junior Preferred Stock"); and
(iii) HarnCo retained 2,261 shares of Holdings' common stock.

    To finance the Recapitalization, Holdings sold $60 million of Series A Units, consisting of $57.7 million liquidation preference of Holdings' 12% Series A Senior Exchangeable Preferred Stock (the "Series A Senior Preferred Stock") and $2.3 million of Holdings' non-voting common stock, to institutional investors. In addition, MMH issued $200 million of aggregate principal amount of its 9 1/2% Senior Notes due 2008 (the "Note Offering") and entered into a senior secured credit facility (the "New Credit Facility") (See Note 5). MMH used a portion of

                               MMH HOLDINGS, INC.

                     (dollars in thousands unless indicated)
                                   (Unaudited)



the $200 million aggregate proceeds from the Note Offering and $55 million aggregate borrowings under the New Credit Facility to redeem certain of its common shares from Holdings and pay Holdings a dividend which on a combined basis totaled $232.8 million. Holdings, in turn, used the proceeds from this redemption, together with the proceeds of the sale of the Series A Units, to finance the cash portion of the redemption price for HarnCo's shares. The remainder of the proceeds were used by Holdings and MMH (i) to make loans to senior management to acquire indirect equity interests in Holdings, (ii) to fund certain transaction fees and expenses and (iii) for general corporate purposes.

    As a result of the Recapitalization, MHE Investments owns approximately 72.6% of the common stock of Holdings and $28.9 million liquidation preference of the Series C Junior Voting Preferred Stock and HarnCo owns approximately 20.8% of the common stock of Holdings and $4.8 million liquidation preference of the Series B Junior Preferred Stock. The remaining equity interests are held by institutional investors and consist of non-voting stock representing approximately 6.6% of the common stock of Holdings outstanding and $57.7 million liquidation preference of the Series A Senior Preferred Stock.

    In connection with the Recapitalization, MMH entered into a Trademark License Agreement with an affiliate of HarnCo pursuant to which MMH has the right to use the P&H trademark with respect to all MHE Business products on a worldwide exclusive basis from March 30, 1998 until 15 years after the earlier to occur of a sale of Holdings to a third party or a public offering of the common stock of Holdings, MMH or their parents or successors (and for an additional seven years thereafter for aftermarket products and services). The royalty fee for use of the trademark is a percentage of the aggregate net sales of the MHE Business for the ten year period commencing March 30, 1999. There will be no royalty fee for the remainder of the term following such ten year period. MMH also entered into a number of agreements pursuant to which HII will continue to provide, on an interim basis, certain supplies, products and services to MMH and its subsidiaries located in the United States on substantially similar terms and conditions to those historically provided.



Note 3 - Acquisitions

    During the six months ended April 30, 1997, the Company completed the acquisition of a large distribution and service center in Ohio for an aggregate purchase price of $11.8 million, net of cash acquired. This acquisition was related to the Company's aftermarket business and was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Resultant goodwill is being amortized over 40 years.

Note 4 - Inventories

    Inventories consisted of the following:

                                                   April 30,    October 31,
                                                     1998          1997
                                                   ----------------------
      Raw materials                                $ 16,092      $ 17,391
      Work-in-process                                12,737        13,654
      Finished parts                                 14,107        10,704
                                                   ----------------------
                                                     42,936        41,749
      Less excess of current cost over
         stated LIFO value                           (7,598)       (8,252)
                                                   ----------------------
                                                   $ 35,338      $ 33,497
                                                   ======================

                               MMH HOLDINGS, INC.

                     (dollars in thousands unless indicated)
                                   (Unaudited)

Note 5 - Indebtedness



    On March 23, 1998, MMH issued $200 million aggregate principal amount of 9 1/2% Senior Notes due April 1, 2008 (the "Notes") in connection with the Recapitalization as discussed in Note 2. Interest on the Notes is payable semiannually on each April 1 and October 1, commencing October 1, 1998. The Notes will be redeemable at the option of MMH, in whole or in part, at any time on or after April 1, 2003, at the appropriate redemption price, plus accrued and unpaid interest thereon to the redemption date. In addition, MMH may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to April 1, 2001 at a redemption price equal to 109.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, subject to certain provisions. The Notes are senior unsecured obligations and are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by substantially all of MMH's subsidiaries. See further discussion in
Note 11. The Notes are subject to various covenants that, among other things, limit the ability of MMH and its subsidiaries to incur additional indebtedness, incur liens, pay dividends and make certain other restricted payments, make investments, repurchase stock, consummate certain asset sales, enter into certain transactions with affiliates, issue capital stock of their subsidiaries, create dividend or other payment restrictions affecting their subsidiaries, consolidate or merge with any person in a transaction involving all or substantially all of the consolidated assets of MMH or transfer or sell all or substantially all of the consolidated assets of MMH.



    At the Recapitalization Closing, MMH entered into a New Credit Facility which consists of a $70 million revolving credit facility (the "Revolving Credit Facility"), a $30 million acquisition facility (the "Acquisition Facility"), a $20 million term loan ("Term Loan A") and a $35 million term loan ("Term Loan B").

    The Revolving Credit Facility will permit, subject to compliance with certain conditions, MMH to borrow, repay and reborrow up to $70 million (of which $15 million is reserved for issuance of letters of credit under the note indenture) at any time until the fifth anniversary of the Recapitalization Closing, the proceeds of which may be used for working capital and other corporate purposes. The Acquisition Facility, the proceeds of which may be used for acquisitions, will permit, subject to compliance with certain conditions, MMH to borrow up to $30 million at any time until the third anniversary, and to repay the same in installments on or prior to the seventh anniversary of the Recapitalization Closing. Term Loan A and Term Loan B are repayable in 20 and 28 quarterly installments, respectively, commencing June 1998.

    Borrowings under the New Credit Facility bear interest at various interest rates based on certain floating reference rates. Borrowings under the New Credit Facility are secured by certain of MMH's and its subsidiaries' assets, including substantially all of their assets and are guaranteed by Holdings and substantially all of MMH's subsidiaries.

    To limit the effect of increases in the interest rates of the New Credit Facility, the Company has entered into an interest rate swap arrangement. The effect of this agreement, which expires on March 31, 2001, is to limit the interest rate exposure on specified amounts up to the $55.0 million borrowed under the New Credit Facility to a fixed LIBOR rate of 5.875% plus 2.25% or 2.75%, as applicable. The differential is accrued as interest rates change and is recorded as interest expense. Payments under the swap will be made quarterly. The impact of this agreement was not material for the three and six months ended April 30, 1998.

Note 6 - Contingent Liabilities

    At April 30, 1998, MMH was contingently liable to financial institutions and others for approximately $2.1 million under the New Credit Facility and $34.7 million under the HII Credit Support Obligations for outstanding letters of credit and surety bonds securing performance of sales contracts related to MMH operations.

                               MMH HOLDINGS, INC.

                     (dollars in thousands unless indicated)
                                   (Unaudited)


    As of the Recapitalization Closing, HarnCo retained certain income and other tax liabilities relating to the MHE Business, all environmental liabilities relating to previously shared facilities, any liabilities for which HarnCo or its affiliates have been named as potentially responsible parties with respect to Superfund sites, and any liabilities arising in connection with claims alleging exposure to asbestos in connection with the MHE Business prior to the Recapitalization Closing. Additionally, HarnCo retained all liability for medical and disability benefit claims for current United States employees made prior to the Recapitalization Closing and all claims with respect to any of the HII benefit plans for former United States employees.

    MMH is a party to various litigation matters, including product liability and other claims, which are normal in the course of its operations. Also, as a normal part of its operations, MMH undertakes certain contractual obligations and warranties in connection with the sale of products or services. Although the outcome of these matters cannot be predicted with certainty, management believes that such matters will not have a material adverse effect on the MMH combined results of operations, financial position or cash flows.

    MMH is also involved in a number of proceedings and potential proceedings relating to environmental matters. Although it is difficult to estimate the potential exposure to MMH related to these environmental matters, management believes these matters will not have a material adverse effect on its combined results of operations, financial position or cash flows.

Note 7 - Income Taxes

    The deferred income tax accounts reflect the impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and their related basis as measured by income tax regulations. For income tax purposes, MMH and Holdings will be deemed to have acquired the assets of the MHE Business pursuant to Internal Revenue Code
Section 338(h)(10). Accordingly, this transaction increased the tax basis of certain assets and created tax-deductible goodwill, and resulted in significant book/tax basis differences. A valuation allowance was recorded to reflect the estimated amount of deferred tax assets which may not be realized due primarily to the possible limitation on the future use of certain foreign credits. The resulting net adjustment to deferred income taxes has been recorded as an adjustment to shareholders' equity.


Note 8 - Gain on Fire Insurance Claim

    During the first quarter of fiscal 1997, the Company recognized a gain of approximately $1.1 million based upon the status of the property loss and business interruption insurance claim related to the fiscal 1995 fire at its facility in the United Kingdom.

Note 9 - Sale of Facility

    During the first quarter of fiscal 1998, the Company completed the sale of its Dayton, Ohio land and building which it had acquired in connection with the acquisition of an aftermarket operation during the prior year. The operation's former owners reacquired these assets in exchange for a note receivable of $427 and settlement of the remaining amount of $300 due to the former owners related to the Company's acquisition. The balance of the note was collected in full by the Company during the quarter ended April 30, 1998. No significant gain or loss was recognized in connection with this transaction.

Note 10 - Non-recurring Employee Benefit Costs



    As a result of the Recapitalization, the Company recognized certain non-recurring employee benefit costs. These costs included severance costs associated with restructuring the Company's United Kingdom manufacturing operation and incentives to certain members of management. The Company's former parent, not the Company, is responsible for making these incentive payments and accordingly, this amount has been reported as a capital

                               MMH HOLDINGS, INC.

                     (dollars in thousands unless indicated)
                                   (Unaudited)


contribution in the accompanying financial statements. The severance costs were approximately $0.7 million and the incentives to management were approximately $1.2 million.

Note 11 - Supplemental Condensed Combining Financial Information

    In connection with the Recapitalization, MMH, a direct wholly-owned subsidiary of Holdings, issued debt securities that are guaranteed by certain of the Company's affiliates (the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a wholly-owned subsidiary, directly or indirectly, of MMH and the guarantees are full, unconditional and joint and several. Both Holdings and MMH are holding companies with no material operating assets. All of the Company's business operations are conducted through subsidiaries of MMH.

    Separate financial statements of the Guarantor Subsidiaries are not presented because company management has determined that they would not be material to investors. The following supplemental financial information sets forth the balance sheet, statement of operations and cash flow information for the Guarantor Subsidiaries and for the Company's other affiliates (the "Non-Guarantor Subsidiaries"). The supplemental financial information reflects the investments of the Guarantor Subsidiaries in the Non-Guarantor Subsidiaries using the equity method of accounting. For purposes of this presentation, it is assumed that all of the assets of the Company were wholly-owned by subsidiaries of MMH, which is an entity that was formed by Holdings in connection with the Recapitalization and that the historical combined financial statements of MMH and Holdings prior to the Recapitalization Closing are identical following completion of the transaction.

                               MMH HOLDINGS, INC.

                      SUPPLEMENTAL CONDENSED CONSOLIDATING
                          BALANCE SHEET APRIL 30, 1998
                                  (UNAUDITED)
                             (Dollars in Thousands)

                                                                     Non-          Morris                       Consolidated
                                                 Guarantor        Guarantor       Material                    Morris Material
                                                Subsidiaries     Subsidiaries  Handling, Inc.  Eliminations    Handling, Inc.
                                               -------------     ------------  --------------  ------------   ----------------
ASSETS
Current Assets
       Cash and cash equivalents                     $  2,404     $    421     $      --         $      --      $   2,825
       Accounts receivable - net                       71,852        6,939            --                --         78,791
       Intercompany accounts receivable                 6,260           --           714            (6,974)            --
       Inventories                                     31,799        3,539            --                --         35,338
       Other current assets                             3,123          263           707                --          4,093
                                                     --------     --------     ---------         ---------      ---------
                                                      115,438       11,162         1,421            (6,974)       121,047
                                                     --------     --------     ---------         ---------      ---------
Property, Plant and Equipment - net                    36,462        2,982            --                --         39,444
                                                     --------     --------     ---------         ---------      ---------

Other Assets
       Goodwill                                        30,176        1,982            --                --         32,158
       Debt financing costs                                --           --        18,098                --         18,098
       Noncurrent intercompany receivable               3,377           --        80,070           (83,447)            --
       Investment in affiliates                           678           --        53,027           (53,705)            --
       Deferred income taxes                               --           --        73,242                --         73,242
       Other                                            5,856           --            --                --          5,856
                                                     --------     --------     ---------         ---------      ---------
                                                       40,087        1,982       224,437          (137,152)       129,354
                                                     --------     --------     ---------         ---------      ---------
                                                     $191,987     $ 16,126     $ 225,858         $(144,126)     $ 289,845
                                                     ========     ========     =========         =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
       Short-term notes payable and
        current portion of long-term obligations     $  3,737     $     37     $   1,350         $      --      $   5,124
       Bank overdrafts                                     --        1,249            --                --          1,249
       Trade accounts payable                          22,486        1,952            --                --         24,438
       Intercompany accounts payable                      714        5,360           900            (6,974)            --
       Advance payments and progress billings           7,906          129            --                --          8,035
       Accrued warranties                               2,656          125            --                --          2,781
       Other current liabilities                       18,442        2,172         1,667                --         22,281
                                                     --------     --------     ---------         ---------      ---------
                                                       55,941       11,024         3,917            (6,974)        63,908
                                                     --------     --------     ---------         ---------      ---------
Senior Notes                                               --           --       200,000                --        200,000
Term Loans                                                 --           --        53,650                --         53,650
Other Term Debt                                           352          694            --                --          1,046
Noncurrent Intercompany Payable                        80,070        3,377            --           (83,447)            --
Deferred Income Taxes                                   2,597           --            --                --          2,597
                                                     --------     --------     ---------         ---------      ---------
                                                      138,960       15,095       257,567           (90,421)       321,201
Minority Interest                                          --           --            --               353            353
Mandatorily Redeemable Preferred Stock                     --           --            --                --             --
Shareholders' Equity                                   53,027        1,031       (31,709)          (54,058)       (31,709)

                                                     --------     --------     ---------         ---------      ---------
                                                     $191,987     $ 16,126     $ 225,858         $(144,126)     $ 289,845
                                                     ========     ========     =========         =========      =========

                                                                                      Consolidated
                                                        MMH                                MMH
                                                   Holdings, Inc.   Eliminations     Holdings, Inc.
                                                   --------------   ------------    ---------------
ASSETS
Current Assets
       Cash and cash equivalents                    $      --          $     --           $   2,825
       Accounts receivable - net                           --                --              78,791
       Intercompany accounts receivable                    --                --                  --
       Inventories                                         --                --              35,338
       Other current assets                                --                --               4,093
                                                    ---------          --------           ---------
                                                           --                --             121,047
                                                    ---------          --------           ---------
Property, Plant and Equipment - net                        --                --              39,444
                                                    ---------          --------           ---------
Other Assets
       Goodwill                                            --                --              32,158
       Debt financing costs                                --                --              18,098
       Noncurrent intercompany receivable                  --                --                  --
       Investment in affiliates                       (31,709)           31,709                  --
       Deferred income taxes                               --                --              73,242
       Other                                               --                --               5,856
                                                    ---------          --------           ---------
                                                      (31,709)           31,709             129,354
                                                    ---------          --------           ---------
                                                    $ (31,709)         $ 31,709           $ 289,845
                                                    =========          ========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
       Short-term notes payable and
        current portion of long-term obligations    $      --          $     --           $   5,124
       Bank overdrafts                                     --                --               1,249
       Trade accounts payable                              --                --              24,438
       Intercompany accounts payable                       --                --                  --
       Advance payments and progress billings              --                --               8,035
       Accrued warranties                                  --                --               2,781
       Other current liabilities                           --                --              22,281
                                                    ---------          --------           ---------
                                                           --                --              63,908
                                                    ---------          --------           ---------
Senior Notes                                               --                --             200,000
Term Loans                                                 --                --              53,650
Other Term Debt                                            --                --               1,046
Noncurrent Intercompany Payable                            --                --                  --
Deferred Income Taxes                                      --                --               2,597
                                                    ---------          --------           ---------
                                                           --                --             321,201
Minority Interest                                          --                --                 353
Mandatorily Redeemable Preferred Stock                 89,443                --              89,443
Shareholders' Equity                                 (121,152)           31,709            (121,152)
                                                    ---------          --------           ---------
                                                    $ (31,709)         $ 31,709           $ 289,845
                                                    =========          ========           =========

                               MMH HOLDINGS, INC.

       SUPPLEMENTAL CONDENSED COMBINING/CONSOLIDATING STATEMENTS OF INCOME
                                   (UNAUDITED)
                             (Dollars in Thousands)


                                                                FOR THE SIX MONTHS ENDED APRIL 30, 1998
                                           --------------------------------------------------------------------------------
                                                                                                               Combined/
                                                                 Non-            Morris                      Consolidated
                                             Guarantor        Guarantor         Material                    Morris Material
                                            Subsidiaries     Subsidiaries    Handling, Inc.  Eliminations   Handling, Inc.
                                           ---------------   ------------    --------------  ------------   ---------------
Revenues
       Net Sales                                $ 149,211        $ 11,314        $    --        $  (3,276)       $ 157,249
       Other Income - net                             726              --             --               --              726
                                                ---------        --------        -------        ---------        ---------

                                                  149,937          11,314             --           (3,276)         157,975
Cost of Sales                                     109,576           8,872             --           (3,276)         115,172
Selling, General and Administrative
  Expenses                                         27,107           2,324             83               --           29,514
HII Management Fee                                  1,155              --             --               --            1,155
Non-Recurring Employee Benefit Costs                  690              --          1,216               --            1,906
                                                ---------        --------        -------        ---------        ---------

Operating Income                                   11,409             118         (1,299)              --           10,228
Interest Income (Expense) - Net
       Affiliates                                  (2,075)            (87)           714               --           (1,448)
       Third party                                   (198)           (282)        (2,223)              --           (2,703)
                                                ---------        --------        -------        ---------        ---------

Income (Loss) Before Income Taxes,
 Equity in Earnings (Loss) of
 Subsidiaries and Minority Interest                 9,136            (251)        (2,808)              --            6,077
Provision for Income Taxes                         (2,446)             --             --               --           (2,446)
Equity in Earnings (Loss) of Subsidiaries            (213)             --          6,477           (6,264)              --
Minority Interest                                      --              --             --               38               38

                                                ---------        --------        -------        ---------        ---------
Net Income (Loss)                               $   6,477        $   (251)       $ 3,669        $  (6,226)       $   3,669
                                                =========        ========        =======        =========        =========

                                              FOR THE SIX MONTHS ENDED APRIL 30, 1998
                                           ----------------------------------------------
                                                                             Combined/
                                                                            Consolidated
                                                  MMH                          MMH
                                             Holdings, Inc.  Eliminations  Holdings, Inc.
                                            ---------------  ------------  --------------
Revenues
       Net Sales                                 $   --       $      --        $ 157,249
       Other Income - net                            --              --              726
                                                 ------       ---------        ---------

                                                     --              --          157,975
Cost of Sales                                        --              --          115,172
Selling, General
 and Administrative Expenses                         --              --           29,514
HII Management Fee                                   --              --            1,155
Non-Recurring Employee Benefit Costs                 --              --            1,906
                                                 ------       ---------        ---------

Operating Income                                     --              --           10,228
Interest Income (Expense) - Net
       Affiliates                                    --              --           (1,448)
       Third party                                   --              --           (2,703)
                                                 ------       ---------        ---------

Income (Loss) Before Income Taxes,
 Equity in Earnings (Loss) of
 Subsidiaries and Minority Interest                  --              --            6,077
Provision for Income Taxes                           --              --           (2,446)
Equity in Earnings (Loss) of Subsidiaries         3,669          (3,669)              --
Minority Interest                                    --              --               38
                                                 ------       ---------        ---------
Net Income (Loss)                                $3,669       $  (3,669)       $   3,669
                                                 ======       =========        =========



                                                                 FOR THE THREE MONTHS ENDED APRIL 30, 1998
                                           --------------------------------------------------------------------------------
                                                                                                               Combined/
                                                                 Non-            Morris                      Consolidated
                                             Guarantor        Guarantor         Material                    Morris Material
                                            Subsidiaries     Subsidiaries    Handling, Inc.  Eliminations   Handling, Inc.
                                           ---------------   ------------    --------------  ------------   ---------------
Revenues
       Net Sales                                $  76,075        $  6,104        $    --        $  (1,413)       $  80,766
       Other Income - net                             442              --             --               --              442
                                                ---------        --------        -------        ---------        ---------

                                                   76,517           6,104             --           (1,413)          81,208
Cost of Sales                                      55,014           4,918             --           (1,413)          58,519
Selling, General and Administrative
 Expenses                                          13,950           1,121             83               --           15,154
HII Management Fee                                    478              --             --               --              478
Non-Recurring Employee Benefit Costs                  570              --          1,216               --            1,786
                                                ---------        --------        -------        ---------        ---------

Operating Income                                    6,505              65         (1,299)              --            5,271
Interest Income (Expense) - Net
       Affiliates                                  (1,433)            (42)           714               --             (761)
       Third party                                   (186)           (136)        (2,223)              --           (2,545)
                                                ---------        --------        -------        ---------        ---------
Income (Loss) Before Income Taxes,
 Equity in Earnings (Loss) of
 Subsidiaries and Minority Interest                 4,886            (113)        (2,808)              --            1,965
Provision for Income Taxes                           (470)             11             --               --             (459)
Equity in Earnings (Loss) of Subsidiaries             (78)             --          4,338           (4,260)              --
Minority Interest                                      --              --             --               24               24
                                                ---------        --------        -------        ---------        ---------
Net Income (Loss)                               $   4,338        $   (102)       $ 1,530        $  (4,236)       $   1,530
                                                =========        ========        =======        =========        =========


                                              FOR THE THREE MONTHS ENDED APRIL 30, 1998
                                           ----------------------------------------------
                                                                             Combined/
                                                                            Consolidated
                                                  MMH                          MMH
                                             Holdings, Inc.  Eliminations  Holdings, Inc.
                                            ---------------  ------------  --------------
Revenues
       Net Sales                                  $   --       $      --        $  80,766
       Other Income - net                             --              --              442
                                                               ---------        ---------
                                                      --              --           81,208
Cost of Sales                                         --              --           58,519
Selling, General and Administrative
 Expenses                                             --              --           15,154
HII Management Fee                                    --              --              478
Non-Recurring Employee Benefit Costs                  --              --            1,786
                                                  ------       ---------        ---------
Operating Income                                      --              --            5,271
Interest Income (Expense) - Net
       Affiliates                                     --              --             (761)
       Third party                                    --              --           (2,545)
                                                  ------       ---------        ---------
Income (Loss) Before Income Taxes,
 Equity in Earnings (Loss) of
 Subsidiaries and Minority Interest                   --              --            1,965
Provision for Income Taxes                            --              --             (459)
Equity in Earnings (Loss) of Subsidiaries          1,530          (1,530)              --
Minority Interest                                     --              --               24
                                                  ------       ---------        ---------
Net Income (Loss)                                 $1,530       $  (1,530)       $   1,530
                                                  ======       =========        =========

                               MMH HOLDINGS, INC.

              SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME
                                   (UNAUDITED)
                             (Dollars in Thousands)



                                                               FOR THE SIX MONTHS ENDED APRIL 30, 1997
                                                    -----------------------------------------------------------
                                                                        Non-
                                                    Guarantor        Guarantor
                                                  Subsidiaries      Subsidiaries     Eliminations      Combined
                                                  ------------      ------------     ------------     ----------
Revenues
       Net Sales                                    $ 167,335        $ 11,060        $  (1,341)       $ 177,054
       Other Income - Net                               1,501              --               --            1,501
                                                    ---------        --------        ---------        ---------
                                                      168,836          11,060           (1,341)         178,555
Cost of Sales                                         126,189           8,784           (1,341)         133,632
Selling, General and Administrative
 Expenses                                              25,207           2,065               --           27,272
HII Management Fee                                      1,434              --               --            1,434
                                                    ---------        --------        ---------        ---------
Operating Income                                       16,006             211               --           16,217
Interest (Expense) Income - Net
       Affiliates                                          32            (101)              --              (69)
       Third party                                          8            (167)              --             (159)
                                                    ---------        --------        ---------        ---------
Income Before Income Taxes, Equity in Loss of
 Combined Affiliates and Minority Interest             16,046             (57)              --           15,989
Provision for Income Taxes                             (6,301)            (83)              --           (6,384)
Equity in Loss of Combined Affiliates                    (143)             --              143               --
Minority Interest                                          --              --               (3)              (3)
                                                    ---------        --------        ---------        ---------
Net Income (Loss)                                   $   9,602        $   (140)       $     140        $   9,602
                                                    =========        ========        =========        =========

                                                                FOR THE THREE MONTHS ENDED APRIL 30, 1997
                                                    -----------------------------------------------------------
                                                                        Non-
                                                    Guarantor        Guarantor
                                                  Subsidiaries      Subsidiaries     Eliminations      Combined
                                                  ------------      ------------     ------------     ----------
Revenues
       Net Sales                                    $  91,791        $  5,761        $    (480)       $  97,072
       Other Income - Net                                 247              --               --              247
                                                    ---------        --------        ---------        ---------
                                                       92,038           5,761             (480)          97,319
Cost of Sales                                          68,587           4,733             (480)          72,840
Selling, General and Administrative
 Expenses                                              13,020           1,004               --           14,024
HII Management Fee                                        786              --               --              786
                                                    ---------        --------        ---------        ---------
Operating Income                                        9,645              24               --            9,669
Interest Expense - Net
       Affiliates                                        (208)            (51)              --             (259)
       Third party                                        (20)            (91)              --             (111)
                                                    ---------        --------        ---------        ---------
Income Before Income Taxes, Equity in Loss of
 Combined Affiliates and Minority Interest              9,417            (118)              --            9,299
Provision for Income Taxes                             (3,646)            (67)              --           (3,713)
Equity in Loss of Combined Affiliates                    (180)             --              180               --
Minority Interest                                          --              --                5                5
                                                    ---------        --------        ---------        ---------
Net Income (Loss)                                   $   5,591        $   (185)       $     185        $   5,591
                                                    =========        ========        =========        =========

                               MMH HOLDINGS, INC.

     SUPPLEMENTAL CONDENSED COMBINING/CONSOLIDATING STATEMENTS OF CASH FLOW
                     FOR THE SIX MONTHS ENDED APRIL 30, 1998
                                   (UNAUDITED)
                             (Dollars in Thousands)

                                                                                                                  Combined/
                                                                       Non-           Morris                    Consolidated
                                                       Guarantor    Guarantor        Material                   Morris Material
                                                     Subsidiaries  Subsidiaries   Handling, Inc. Eliminations    Handling, Inc.
                                                    -------------  ------------   -------------- ------------   ---------------
Operating Activities
       Net income (loss)                               $ 6,477       $  (251)      $   3,669       $(6,226)      $   3,669
       Add/(deduct)-items not affecting cash
         provided by operating activities:
            Depreciation and amortization                3,101           226              81            --           3,408
            Equity in (earnings) loss
              of subsidiaries                              213            --          (6,477)        6,264              --
            Minority interest                               --            --              --           (38)            (38)
            Deferred income taxes - net                     57            --              --            --              57
            Divestiture bonus                               --            --           1,216            --           1,216
       Changes in working capital, excluding the
         effects of acquisition opening
         balance sheets:
            Accounts receivable                          2,121         1,525              --            --           3,646
            Inventories                                 (3,507)        1,539              --            --          (1,968)
            Other current assets                           (14)       (1,182)           (707)           --          (1,903)
            Trade accounts payable and
              bank overdrafts                           (8,012)       (3,567)             --            --         (11,579)
            Other current liabilities                   (3,669)        1,752           2,142            --             225
            Activity with parent and
              other affiliates - net                     1,479           448            (714)           --           1,213
                                                       -------       -------       ---------       -------       ---------
       Net cash provided by (used for)
         operating activities                           (1,754)          490            (790)           --          (2,054)
                                                       -------       -------       ---------       -------       ---------

Investment and Other Transactions
       Fixed asset additions - net                      (2,238)         (208)             --            --          (2,446)
       Acquisition of business
          - net of cash received                          (319)           --              --            --            (319)
       Issuance of loans to senior management               --            --            (900)           --            (900)
       Other - net                                          72            --              --            --              72
                                                       -------       -------       ---------       -------       ---------
       Net cash used for investment and other
         transactions                                   (2,485)         (208)           (900)           --          (3,593)
                                                       -------       -------       ---------       -------       ---------

Financing Activities
       Change in short-term notes payable                3,065            --              --            --           3,065
       Proceeds from Senior Note Offering                   --            --         200,000            --         200,000
       Proceeds from New Credit Facility                    --            --          55,000            --          55,000
       Redemption of shares held by Holdings                --            --        (232,845)           --        (232,845)
       Redemption of common stock and
            preferred stock                                 --            --              --            --              --
       Net proceeds from issuance of Series A
        preferred stock and related common shares           --            --              --            --              --
       Stock redemption transaction costs                   --            --              --            --              --
       Debt financing costs                                 --            --         (18,179)           --         (18,179)
       Capital contributions                             2,286            --          (2,286)           --              --
       Proceeds from issuance of debt                      (23)           23              --            --              --
                                                       -------       -------       ---------       -------       ---------
       Net cash provided by financing activities         5,328            23           1,690            --           7,041
                                                       -------       -------       ---------       -------       ---------
Effect of Exchange Rate Changes on Cash
       and cash equivalents                                (78)          (23)             --            --            (101)
                                                       -------       -------       ---------       -------       ---------
Increase in Cash and Cash Equivalents                    1,011           282              --            --           1,293
Cash and Cash Equivalents
       Beginning of Period                               1,393           139              --            --           1,532

                                                       -------       -------       ---------       -------       ---------
       End of Period                                   $ 2,404       $   421       $      --       $    --       $   2,825
                                                       =======       =======       =========       =======       =========

                                                                                      Combined/
                                                                                     Consolidated
                                                            MMH                           MMH
                                                       Holdings, Inc.  Eliminations   Holdings, Inc.
                                                       --------------  ------------- ----------------
Operating Activities
       Net income (loss)                               $   3,669       $(3,669)      $   3,669
       Add/(deduct)-items not affecting cash
         provided by operating activities:
            Depreciation and amortization                     --            --           3,408
            Equity in (earnings) loss
              of subsidiaries                             (3,669)        3,669
            Minority interest                                 --            --             (38)
            Deferred income taxes - net                       --            --              57
            Divestiture bonus                                 --            --           1,216
       Changes in working capital, excluding the
         effects of acquisition opening
         balance sheets:
            Accounts receivable                               --            --           3,646
            Inventories                                       --            --          (1,968)
            Other current assets                              --            --          (1,903)
            Trade accounts payable and
              bank overdrafts                                 --            --         (11,579)
            Other current liabilities                         --            --             225
            Activity with parent and
              other affiliates - net                          --            --           1,213
                                                       ---------       -------       ---------
       Net cash provided by (used for)
         operating activities                                 --            --          (2,054)
                                                       ---------       -------       ---------

Investment and Other Transactions
       Fixed asset additions - net                            --            --          (2,446)
       Acquisition of business
          - net of cash received                              --            --            (319)
       Issuance of loans to senior management                                             (900)
       Other - net                                            --            --              72
                                                       ---------       -------       ---------
       Net cash used for investment and other
         transactions                                         --            --          (3,593)
                                                       ---------       -------       ---------

Financing Activities
       Change in short-term notes payable                     --            --           3,065
       Proceeds from Senior Note Offering                     --            --         200,000
       Proceeds from New Credit Facility                      --            --          55,000
       Redemption of shares held by Holdings             232,845            --              --
       Redemption of common stock and
            preferred stock                             (287,000)           --        (287,000)
       Net proceeds from issuance of Series A
        preferred stock and related common shares         57,094            --          57,094
       Stock redemption transaction costs                 (2,939)           --          (2,939)
       Debt financing costs                                   --            --         (18,179)
       Capital contributions                                  --            --              --
       Proceeds from issuance of debt                         --            --              --
                                                       ---------       -------       ---------
       Net cash provided by financing activities              --            --           7,041
                                                       ---------       -------       ---------
Effect of Exchange Rate Changes on Cash
       and cash equivalents                                   --            --            (101)
                                                       ---------       -------       ---------
Increase in Cash and Cash Equivalents                         --            --           1,293
Cash and Cash Equivalents
       Beginning of Period                                    --            --           1,532

                                                       ---------       -------       ---------
       End of Period                                   $      --       $    --       $   2,825
                                                       =========       =======       =========

                               MMH HOLDINGS, INC.

                  NOTES TO FINANCIAL STATEMENTS - (Concluded)


            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOW
                     FOR THE SIX MONTHS ENDED APRIL 30, 1997
                                   (UNAUDITED)
                             (Dollars in Thousands)

                                                                                     Non-
                                                                   Guarantor      Guarantor
                                                                 Subsidiaries    Subsidiaries     Eliminations      Combined
                                                                 ------------    ------------     ------------     ----------
Operating Activities
       Net income (Loss)                                          $  9,602          $(140)            $ 140          $  9,602
       Add/(deduct)-items not affecting cash provided by
         operating activities:
             Depreciation and amortization                           2,917            168                --             3,085
             Equity in loss of combined affiliates                     143             --              (143)               --
             Minority interest                                          --             --                 3                 3
             Deferred income taxes - net                              (171)            --                --              (171)
             Gain on fire insurance claim                           (1,100)            --                --            (1,100)
             Other                                                    (400)            --                --              (400)
       Changes in working capital, excluding the
         effects of acquisition opening
         balance sheets:
             Accounts receivable                                     5,412            897                --             6,309
             Inventories                                            (1,896)           (64)               --            (1,960)
             Other current assets                                      509           (322)               --               187
             Trade accounts payable and bank overdrafts                110            316                --               426
             Other current liabilities                             (14,254)          (268)               --           (14,522)
             Activity with parent and other affiliates - net        11,409           (345)               --            11,064
                                                                  --------          -----             -----          --------

       Net cash provided by operating activities                    12,281            242                --            12,523
                                                                  --------          -----             -----          --------


Investment and Other Transactions
       Fixed asset additions - net                                  (2,261)          (225)               --            (2,486)
       Acquisition of businesses - net of cash acquired            (11,787)            --                --           (11,787)
       Fire insurance claim activity - net                           1,100             --                --             1,100
       Other - net                                                    (349)            35                --              (314)
                                                                  --------          -----             -----          --------
       Net cash used for investment and other transactions         (13,297)          (190)               --           (13,487)
                                                                  --------          -----             -----          --------

Financing Activities
       Repayments of notes payable                                    (667)            --                --              (667)
       Repayments of debt                                              (18)           (28)               --               (46)
                                                                  --------          -----             -----          --------
       Net cash used for financing activities                         (685)           (28)               --              (713)
                                                                  --------          -----             -----          --------

Effect of Exchange Rate Changes on Cash and Cash Equivalents             4             (2)               --                 2
                                                                  --------          -----             -----          --------

(Decrease)/Increase in Cash and Cash Equivalents                    (1,697)            22                --            (1,675)

Cash and Cash Equivalents
       Beginning of period                                           3,582            239                --             3,821
                                                                  --------          -----             -----          --------
       End of period                                              $  1,885          $ 261             $  --          $  2,146
                                                                  ========          =====             =====          ========

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
   Harnischfeger Industries, Inc.

      In our opinion, the accompanying combined balance sheets and the related combined statements of income and of cash flows present fairly, in all material respects, the financial position of the Material Handling Equipment Business (the "Company") of Harnischfeger Industries, Inc. at October 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
December 30, 1997, except as to Note 13 which is as of March 30, 1998

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

                             COMBINED BALANCE SHEETS

                                                                                  October 31,
                                                                            ----------------------
                                                                               1997        1996
                                                                            ----------   ---------
                                                                            (dollars in thousands)
                                     ASSETS
Current Assets
      Cash and cash equivalents ...........................................   $  1,532   $  3,821
      Accounts receivable--net ............................................     82,209     75,261
      Inventories .........................................................     33,497     37,239
      Other current assets ................................................      4,765      8,044
                                                                              --------   --------
            Total current assets ..........................................    122,003    124,365
                                                                              --------   --------
Property, Plant and Equipment
      Land and improvements ...............................................      3,466      2,490
      Buildings ...........................................................     21,379     17,473
      Machinery and equipment .............................................     35,918     28,564
                                                                              --------   --------
                                                                                60,763     48,527
      Less accumulated depreciation .......................................    (21,396)   (18,340)
                                                                              --------   --------
                                                                                39,367     30,187
                                                                              --------   --------
Other Assets
      Goodwill ............................................................     32,229     28,410
      Other ...............................................................      6,001      6,096
                                                                              --------   --------
                                                                                38,230     34,506
                                                                              --------   --------
            Total assets ..................................................   $199,600   $189,058
                                                                              ========   ========

                    LIABILITIES AND SHAREHOLDER'S INVESTMENT

Current Liabilities
      Short-term notes payable and current portion of long-term obligations   $    752   $    863
      Bank overdrafts .....................................................      4,293         --
      Trade accounts payable ..............................................     32,656     36,921
      Employee compensation and benefits ..................................      8,113      9,265
      Advance payments and progress billings ..............................      7,685     22,586
      Accrued warranties ..................................................      3,998      3,787
      Income taxes payable ................................................      2,393      1,703
      Other current liabilities ...........................................     10,870     14,717
                                                                              --------   --------
            Total current liabilities .....................................     70,760     89,842
                                                                              --------   --------
Long-Term Obligations .....................................................      1,043      1,181
Deferred Income Taxes .....................................................      3,088      3,440
Minority Interest .........................................................        391        394
Shareholder's Investment ..................................................    124,318     94,201
                                                                              --------   --------
            Total liabilities and shareholder's investment ................   $199,600   $189,058
                                                                              ========   ========

    The accompanying notes are an integral part of the financial statements.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

                          COMBINED STATEMENTS OF INCOME



                                                                  Year Ended October 31,
                                                           -----------------------------------
                                                              1997         1996         1995
                                                           ---------    ---------    ---------
                                                                 (dollars in thousands)
Revenues
      Net sales ........................................   $ 353,350    $ 323,735    $ 243,169
      Other income--net ................................       2,649        1,149        3,766
                                                           ---------    ---------    ---------
                                                             355,999      324,884      246,935
Cost of Sales ..........................................     260,794      247,559      186,404
Selling, General and Administrative Expenses ...........      56,806       44,968       36,931
Parent Management Fee ..................................       2,862        2,341        1,878
                                                           ---------    ---------    ---------
      Operating income .................................      35,537       30,016       21,722
Interest (Expense)/Income--Net
      Affiliates .......................................        (394)         163          379
      Third party ......................................        (398)        (245)        (200)
                                                           ---------    ---------    ---------
Income Before Income Taxes and Minority Interest .......      34,745       29,934       21,901
Provision for Income Taxes .............................     (13,874)     (11,488)      (8,425)
Minority Interest ......................................         (18)          --           --
                                                           ---------    ---------    ---------
      Net income .......................................   $  20,853    $  18,446    $  13,476
                                                           =========    =========    =========



    The accompanying notes are an integral part of the financial statements.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended October 31,
                                                                                 --------------------------------
                                                                                   1997        1996        1995
                                                                                 --------    --------    --------
                                                                                      (dollars in thousands)
Operating Activities
      Net income .............................................................   $ 20,853    $ 18,446    $ 13,476
      Add/(deduct)--items not affecting cash provided by operating activities:
            Depreciation and amortization ....................................      6,736       5,292       3,800
            Minority interest ................................................        (18)         --          --
            Deferred income taxes--net .......................................         89       1,347       1,083
            Gain on fire insurance claim .....................................     (2,011)         --      (2,343)
            Other ............................................................       (800)       (750)       (750)
      Changes in working capital, excluding the effects of acquisition opening balance sheets:
            Accounts receivable ..............................................     (3,656)     (7,217)    (19,363)
            Inventories ......................................................      6,044      (8,651)      1,962
            Other current assets .............................................      2,077        (530)     (1,939)
            Trade accounts payable and bank overdrafts .......................     (2,852)        130       9,100
            Employee compensation and benefits ...............................     (1,293)      1,399       2,487
            Advance payments and progress billings ...........................    (16,056)      3,460       2,760
            Accrued warranties ...............................................        178        (305)        592
            Other current liabilities ........................................     (5,116)      4,047        (236)
            Activity with parent and other affiliates--net ...................      8,724       6,788      (6,876)
                                                                                 --------    --------    --------
Net cash provided by operating activities ....................................     12,899      23,456       3,753
                                                                                 --------    --------    --------
Investment and Other Transactions
      Fixed asset additions--net .............................................     (6,498)     (6,752)     (3,725)
      Acquisition of businesses, net of cash acquired ........................    (11,787)    (15,272)     (3,862)
      Fire insurance claim activity--net .....................................      3,441       1,613        (700)
      Proceeds from sale of facility .........................................         --          --       5,288
      Other--net .............................................................       (103)       (747)        503
                                                                                 --------    --------    --------
Net cash used for investment and other transactions ..........................    (14,947)    (21,158)     (2,496)
                                                                                 --------    --------    --------
Financing Activities
      Repayments of notes payable ............................................        (99)         --          --
      Repayments of debt .....................................................       (155)         --          --
                                                                                 --------    --------    --------
Net cash applied to financing activities .....................................       (254)         --          --
                                                                                 --------    --------    --------
Effect of Exchange Rate Changes on Cash and Cash Equivalents .................         13          39        (201)
                                                                                 --------    --------    --------
(Decrease)/Increase in Cash and Cash Equivalents .............................     (2,289)      2,337       1,056
Cash and Cash Equivalents
      Beginning of year ......................................................      3,821       1,484         428
                                                                                 --------    --------    --------
      End of year ............................................................   $  1,532    $  3,821    $  1,484
                                                                                 ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     (dollars in thousands unless indicated)

Note 1--Significant Accounting Policies

      Description of Business--The Material Handling Equipment Business (the "Company") of Harnischfeger Industries, Inc. designs, manufactures, services and markets overhead cranes, electric wire rope and chain hoists, engineered products, and container cranes and crane modernizations for use worldwide in a variety of industries and applications. In September, 1997, Harnischfeger Industries, Inc., the Company's parent, announced that it was exploring the possible sale of the Company.

      Basis of Presentation--The combined financial statements of the Company include the Material Handling Equipment business in the United States and its affiliates in the United Kingdom, South Africa, Singapore, Canada and Mexico. All significant intercompany balances and transactions have been eliminated. Payables/receivables with the Company's parent or its affiliates are recorded as a component of shareholder's investment.

      Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate realization of assets and settlement of liabilities in the future could differ from those estimates.

      Inventories--Inventories are stated at the lower of cost or market value. Cost is determined by the last-in, first-out (LIFO) method for certain domestic inventories and by the first-in, first-out (FIFO) method for certain domestic inventories and inventories of foreign subsidiaries.



      Revenue Recognition--The majority of the Company's sales of products or services are recorded as products are shipped or services are rendered. Revenue on certain long-term contracts is recorded using the percentage-of-completion method. Losses, if any, are recognized in full as soon as identified. The Company's products are generally under warranty against defects in material and workmanship for a period of 1 to 2 years. The Company generally provides for future warranty costs based upon the relationship of sales in prior periods to actual warranty costs.



      Property, Plant and Equipment--Property, plant and equipment is stated at historical cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs which do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, plant and equipment is depreciated primarily by the straight-line method over the estimated useful lives of the assets. Depreciation claimed for income tax purposes is computed by accelerated methods.

      Cash Equivalents--The Company considers all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase to be cash equivalents.

      Foreign Exchange Contracts--Any gain or loss on forward contracts designated as hedges of commitments is deferred and included in the measurement of the related foreign currency transaction. Foreign exchange contract activity in 1995 through 1997 was not significant.



      Foreign Currency Translation--The assets and liabilities of the Company's international operations are translated at year-end exchange rates; income and expenses are translated at average exchange rates prevailing during the year. For subsidiaries operating in highly inflationary economies, financial statements are re-measured into the United States dollar with adjustments resulting from the translation of monetary assets and liabilities reflected in the combined statements of income.



      For operations whose functional currency is the local currency, translation adjustments are accumulated within shareholder's investment. Transaction gains and losses are reflected in income. Pre-tax foreign exchange gains/(losses) included in operating income were $110, $(167) and $(390) in 1997, 1996 and 1995, respectively.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)




      Goodwill and Intangible Assets--Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies and is amortized on a straight-line basis over periods ranging from 30 to 40 years. The Company assesses the carrying value of goodwill at each balance sheet date. Consistent with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", such assessments include, as appropriate, a comparison of (a) the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the goodwill to (b) the net carrying value of goodwill. The Company recognizes diminution in value of goodwill, if any, on a current basis. Impairment assessments made in accordance with SFAS No. 121 are made in connection with an analysis of related long-lived assets acquired in the respective purchase business combination. Accumulated amortization was $2,268 and $1,199 at October 31, 1997 and 1996, respectively.



      Income Taxes--The Company's domestic income tax provision reflects an intercompany tax allocation arrangement with its parent such that the domestic income taxes payable is recorded as if the Company filed separate income tax returns. The Company records its domestic income taxes payable as an intercompany payable within shareholder's investment. The Company's foreign income tax provision and related income taxes payable are recorded based upon the income tax returns as filed by its foreign affiliates in their respective jurisdictions.

      Domestic and foreign deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and for tax basis carryforwards. A valuation allowance is provided for deferred tax assets where it is considered more likely than not that the Company will not realize the benefit of such assets.

      Fair Value of Financial Instruments--Cash and cash equivalents, accounts receivable and accounts payable recorded in the balance sheets approximate fair value based on the short maturity of these instruments. Amounts recorded for long-term debt are estimated to approximate fair value based on market conditions and interest rates available to the Company for similar financial instruments.

      Research and Development Expenses--Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $1,369, $319 and $493 in 1997, 1996 and 1995, respectively.

      Other Income--Net--Other income--net consists of the following for the years ended October 31:

                                                      1997       1996      1995
                                                     ------     ------    ------
      Gain on fire insurance claim...............    $2,011     $ --      $2,343
      Licensee income............................       524        830       679
      Other......................................       114        319       744
                                                     ------     ------    ------
                                                     $2,649     $1,149    $3,766
                                                     ======     ======    ======

      During 1995, one of the Company's facilities in the United Kingdom experienced a fire which resulted in an insurance claim for property loss and business interruption. A gain on the property loss portion of the claim amounted to $2,343 and was recorded in 1995. The remaining $2,011 gain was recorded in 1997 upon finalization of the property loss and business interruption claims.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

Note 2--Acquisitions

           During 1997, 1996 and 1995, the Company completed several acquisitions for an aggregate purchase price of $11,787, $15,272 and $3,862, respectively, net of cash acquired. These acquisitions were primarily related to the Company's aftermarket business and were accounted for as purchase transactions with the purchase prices allocated to the fair value of specific assets acquired and liabilities assumed. Resultant goodwill is being amortized over 30 to 40 years. With respect to a 1995 acquisition, the Company was required to make contingent consideration payments of $632 and $691 related to 1996 and 1997, respectively; a final contingent consideration payment related to 1998 may be required.

Note 3--Accounts Receivable

      Accounts receivable at October 31 consisted of the following:

                                                         1997         1996
                                                        -------      -------
      Trade receivables..............................   $77,356      $67,818
      Unbilled receivables...........................     6,183        8,851
      Allowance for doubtful accounts................    (1,330)      (1,408)
                                                        -------      -------
                                                        $82,209      $75,261
                                                        =======      =======

      The amount of accounts receivable due beyond one year is not significant.

Note 4--Inventories

      Inventories at October 31 consisted of the following:

                                                               1997       1996
                                                             -------    -------
      Raw material.......................................... $17,391    $22,858
      Work-in-process.......................................  13,654     13,213
      Finished parts........................................  10,704     11,087
                                                              41,749     47,158
      Less excess of current cost over stated LIFO value....  (8,252)    (9,919)
                                                             -------    -------
                                                             $33,497    $37,239
                                                             =======    =======

      Inventories valued using the LIFO method represented approximately 43% and 56% of combined inventories at October 31, 1997 and 1996, respectively. During 1997 and 1995, inventory quantities were reduced, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1997 and 1995 purchases. The effect of this liquidation decreased cost of sales by $1,998 and $698 in 1997 and 1995, respectively.


Note 5--Income Taxes
      The components of income for the Company's domestic and foreign operations for the years ended October 31 were as follows:

                                                   1997        1996       1995
                                                  -------     -------    -------
      Domestic.................................   $28,097     $23,381    $16,017
      Foreign..................................     6,648       6,553      5,884
                                                  -------     -------    -------
                                                  $34,745     $29,934    $21,901
                                                  =======     =======    =======

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

      The provision for income taxes included in the Combined Statements of Income for years ended October 31 consisted of the following:

                                            1997        1996        1995
                                         --------    --------    --------
      Current provision
            Federal and state ........   $ 11,028    $  9,094    $  6,799
            Foreign ..................      2,757       1,047         543
                                         --------    --------    --------
      Total current ..................     13,785      10,141       7,342
                                         --------    --------    --------
      Deferred provision
            Federal and state ........       (137)        (91)       (611)
            Foreign ..................        226       1,438       1,694
                                         --------    --------    --------
      Total deferred .................         89       1,347       1,083
                                         --------    --------    --------
      Provision for income taxes .....   $ 13,874    $ 11,488    $  8,425
                                         ========    ========    ========

      The difference between the U.S. federal statutory tax rate and the effective tax rate for the years ended October 31 are as follows:

                                             1997        1996        1995
                                         --------    --------    --------
      Federal statutory rate .........       35.0%       35.0%       35.0%
      State taxes, net of federal benefit     3.0         3.0         3.0
      Goodwill amortization ..........        2.6         3.0         2.3
      Other ..........................        (.7)       (2.6)       (1.8)
                                         --------    --------    --------
                                             39.9%       38.4%       38.5%
                                         ========    ========    ========

      Foreign income taxes paid were $322, $1,252 and $724 in 1997, 1996 and 1995, respectively.

      U.S. income taxes have not been provided on the undistributed profits of foreign subsidiaries where such profits are expected to be permanently reinvested. Such unremitted earnings of affiliates which are intended to be permanently reinvested were $14,100 at October 31, 1997.

      Temporary differences and carryforwards which gave rise to the net deferred tax asset (liability) at October 31 are as follows:

                                                       1997        1996
                                                     -------      -------
      Reserves not currently deductible ........     $ 2,766      $ 3,280
      Depreciation and amortization ............      (1,897)      (2,479)
      Prepaid pension asset ....................      (1,191)        (961)
      Other--net ...............................         (54)        (127)
                                                     -------      -------
                                                     $  (376)     $  (287)
                                                     =======      =======



      At October 31, 1997, the Company's Mexican affiliate has a net operating loss carryforward approximating $2,550 which expires in 2004 and 2005. A valuation allowance has been recorded against this carryforward for which utilization is uncertain. The amount of valuation allowance recorded against such net operating loss carryforwards which if subsequently recognized would reduce long-lived assets of the acquired entity approximates $230.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

      This net deferred tax asset (liability) is included in the Combined Balance Sheets at October 31 in the following captions:

                                                       1997        1996
                                                     -------      -------
      Other current assets .....................     $ 2,712      $ 3,153
      Deferred income taxes ....................      (3,088)      (3,440)
                                                     -------      -------
                                                     $  (376)     $  (287)
                                                     =======      =======

Note 6--Long-Term Obligations and Bank Credit Facilities

      Long-term obligations at October 31 consisted of the following:

                                                                 1997      1996
                                                                ------    ------
Bank debt, at 7.5% due in installments through 2009 ........    $  748    $  876
Industrial Revenue Bonds, at 5.25% due in installments
   through 2007 ............................................       380       405
                                                                ------    ------
                                                                 1,128     1,281
Less: amounts payable within one year ......................        85       100
                                                                ------    ------
                                                                $1,043    $1,181
                                                                ======    ======

      Installments payable related to the Company's long-term obligations are as follows:

1998 .....................................................................   $85
1999 .....................................................................    70
2000 .....................................................................    73
2001 .....................................................................    82
2002 .....................................................................    85

      At October 31, 1997, short-term bank credit lines of foreign subsidiaries were approximately $2,828. The outstanding borrowings were $667 with a weighted average interest rate of 5.25%. There were no compensating balance requirements under these lines of credit.

Note 7--Employee Benefit Plans

Pensions and Other Employee Benefits

      The Company is a participant in its parent's domestic defined benefit pension plans. Benefits from these plans are based on factors which include various combinations of service, employee compensation during the last years of employment and the recipient's social security benefit. Pension expense is allocated annually by its parent based upon headcount. The Company's pension expense for these domestic defined benefit plans was $1,275, $1,169 and $1,066 in 1997, 1996 and 1995, respectively.

      The Company is also a participant in its parent's qualified profit sharing plan which covers substantially all domestic employees, except employees covered by collective bargaining agreements and employees of affiliates with separate defined contribution plans. Contributions to this plan are based on the Company's "economic value added" performance. The Company's profit sharing expense for this plan and other defined contribution plans was $1,584, $1,226 and $1,516 in 1997, 1996 and 1995, respectively.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

      Pension expense, as determined by the Company's actuaries, for its employee benefit plan in the United Kingdom for years ended October 31 included the components shown below. Pension expense for the Company's other foreign employee benefit plans is not significant.

                                                    1997       1996       1995
                                                  -------    -------    -------
Service cost--benefits earned during the year .   $   782    $   627    $   888
Interest cost on projected benefit obligation .     1,359      1,102      1,080
Actual gain on plan assets ....................    (2,988)    (1,241)    (1,552)
Net amortization and deferral .................     1,186       (259)       223
                                                  -------    -------    -------
                                                  $   339    $   229    $   639
                                                  =======    =======    =======

      The discount rate used for this foreign plan was 7.5% in 1997 and 9.0% in 1996 and 1995. The assumed rate of increase in future compensation of employees was 4.5% in 1997 and 6% in 1996 and 1995. The expected long-term rate of return on assets was 10.25% in 1997 and 10.0% in 1996 and 1995.

      The following table sets forth this foreign plan's funded status at October 31:

                                                              1997         1996
                                                            -------      -------
Actuarial present value of:
      Vested benefits ................................      $19,268      $13,481
                                                            -------      -------
      Accumulated benefits ...........................       19,268       13,481
                                                            -------      -------
      Projected benefits .............................       20,665       16,101
Net assets available for benefits ....................       21,101       17,168
                                                            -------      -------
Plan assets greater than projected benefits ..........          436        1,067
Unrecognized net loss ................................        3,332        2,225
                                                            -------      -------
Prepaid pension asset ................................      $ 3,768      $ 3,292
                                                            =======      =======

Postretirement Benefits Other Than Pensions

      The Company's parent generally provides certain health care and life insurance benefits under various plans for U.S. employees who retire after attaining early retirement eligibility, subject to plan amendments. In 1993, the Board of Directors of its parent approved a general approach that would culminate in the elimination of contributions towards postretirement health care benefits. Increases in costs were capped for certain plans beginning in 1994 extending through 1998 and contributions will be eliminated on January 1, 1999 for most employee groups. As such, negative plan amendments made subsequent to November 1, 1993 are being amortized from the date of the amendment to January 1, 1999. Postretirement benefit expense (income) is allocated annually by its parent based upon headcount. The Company's postretirement benefit (income) was $(1,658), $(1,126) and $(1,253) in 1997, 1996 and 1995, respectively.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)


Note 8--Shareholder's Investment

      The changes within shareholder's investment for the each of the three years in the period ended October 31, 1997 are as follows:

Balance at October 31, 1994 ....................................      $  63,155
      Net income ...............................................         13,476
      Cumulative translation adjustments .......................         (1,229)
      Activity with parent and other affiliates--net ...........         (6,876)
                                                                      ---------
Balance at October 31, 1995 ....................................         68,526
      Net income ...............................................         18,446
      Cumulative translation adjustments .......................            441
      Activity with parent and other affiliates--net ...........          6,788
                                                                      ---------
Balance at October 31, 1996 ....................................         94,201
      Net income ...............................................         20,853
      Cumulative translation adjustments .......................            540
      Activity with parent and other affiliates--net ...........          8,724
                                                                      ---------
Balance at October 31, 1997 ....................................      $ 124,318
                                                                      =========

Note 9--Operating Leases

      The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain of these leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed.

      Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $4,369, $3,328 and $2,359 in 1997, 1996 and 1995,
respectively.

      At October 31, 1997, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance, were as follows:

1998 ..................................................                   $4,054
1999 ..................................................                    2,684
2000 ..................................................                    1,632
2001 ..................................................                      877
2002 ..................................................                      523

Note 10--Commitments and Contingencies

      At October 31, 1997, the Company and/or its parent were contingently liable to financial institutions and others for approximately $54,500 for outstanding letters of credit and surety bonds securing performance of sales contracts related to the Company's operations.

      The Company is party to various litigation matters, including product liability and other claims, which are normal in the course of its operations. Also, as a normal part of its operations, the Company undertakes certain contractual obligations and warranties in connection with the sale of products or services. Although the outcome of these matters cannot be predicted with certainty, management believes that the resolution of such matters will not have a material adverse effect on the Company's combined results of operations, financial position or cash flows.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

      The Company is also involved in proceedings and potential proceedings relating to environmental matters. Although it is difficult to estimate the potential exposure to the Company related to these environmental matters, management believes that these matters will not have a material adverse effect on the Company's combined results of operations, financial position or cash flows.

Note 11--Geographical Information

                                                             Total                   Sales to
                                                              Net      Interarea   Unaffiliated   Operating    Identifiable
                                                             Sales       Sales       Customers      Income        Assets
                                                            --------   ---------       --------     -------      --------
1997
      United States......................................   $205,815   $    --         $205,815     $26,585      $101,159
      Europe.............................................     99,593      (4,667)        94,926       6,662        62,159
      Other Foreign......................................     52,609        --           52,609       2,290        36,282
      Interarea Eliminations.............................     (4,667)      4,667          --           --           --
                                                            --------   ---------       --------     -------      --------
                                                            $353,350   $    --         $353,350     $35,537      $199,600
                                                            ========   =========       ========     =======      ========
1996
      United States......................................   $206,896   $    --         $206,896     $21,978      $ 96,803
      Europe.............................................     79,280      (3,619)        75,661       5,247        59,766
      Other Foreign......................................     41,178        --           41,178       2,791        32,489
      Interarea Eliminations.............................     (3,619)      3,619          --           --           --
                                                            --------   ---------       --------     -------      --------
                                                            $323,735   $    --         $323,735     $30,016      $189,058
                                                            ========   =========       ========     =======      ========
1995
      United States......................................   $147,492   $    --         $147,492     $15,493      $ 80,219
      Europe.............................................     87,437        --           87,437       6,285        55,682
      Other Foreign......................................      8,240        --            8,240         (56)       15,267
                                                            --------   ---------       --------     -------      --------
                                                            $243,169   $    --         $243,169     $21,722      $151,168
                                                            ========   =========       ========     =======      ========

Note 12--Transactions With Parent and Affiliated Companies

      The Company and its parent have entered into a management arrangement whereby the Company is provided with certain services, including, but not limited to, matters of organization and administration, cash management, labor relations, employee benefits, public relations, financial policies and practices, taxation and legal affairs. The annual fee charged the Company for these services reflects its pro rata share of corporate administration costs using an allocation methodology based on consolidated worldwide sales. Company management and its parent believe that the fees charged above are reasonable in light of the level of services provided and such fees totaled $2,862, $2,341 and $1,878 in 1997, 1996 and 1995, respectively.

      Interest income/(expense) on receivables/(payables) with affiliates is charged by/(to) the Company using interest rates tied to LIBOR, the 13-week treasury bill rate or prime rate.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

      In addition, the Company has the following arrangements with its parent or other affiliates for shared facilities and services:

            1. The Company and an affiliate share a parts warehouse for which the Company was charged approximately $1,400, $1,272 and $1,215 in 1997, 1996 and 1995, respectively.

            2. An affiliate provides support to the Company for accounting, credit, traffic and human resource services and charged approximately $756, $784 and $776 to the Company in 1997, 1996 and 1995, respectively. In addition, the Company leases office space from this affiliate at a cost of approximately $120 per year for 1997, 1996 and 1995.

            3. An affiliate manufactures electric motors and performs fabrication and machining on certain cranes for the Company at cost. Company purchases of approximately $10 million per year were made under this arrangement during fiscal 1995 through 1997.

            4. An affiliate provides information systems services to the Company and charged approximately $1,861, $1,022 and $1,070 to the Company in 1997, 1996 and 1995, respectively.

Note 13--Supplemental Condensed Combining Financial Information

      The sale by Harnischfeger Industries, Inc. of a majority interest in the Company to MHE Investments, Inc. was completed on March 30, 1998. The transaction was accounted for as a recapitalization of MMH Holdings, Inc. ("Holdings"), the owner, directly of indirectly, of all of the equity interests of the entities engaged in the Material Handling Equipment Business that were previously owned by Harnsichfeger Industries, Inc. In connection with the transaction, Morris Material Handling, Inc. ("MMH"), a direct wholly-owned subsidiary of Holdings, issued debt securities that are guaranteed by certain of the Company's affiliates (the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a wholly-owned subsidiary, directly or indirectly, of MMH and the guarantees are full, unconditional and joint and several. Both Holdings and MMH are holding companies, with no material operating assets. All of the Company's business operations are conducted through subsidiaries of MMH.



      Separate financial statements of the Guarantor Subsidiaries are not presented because Company management has determined that they would not be material to investors. The following supplemental financial information sets forth balance sheet, statement of operations and cash flow information for the Guarantor Subsidiaries and for the Company's other affiliates (the "Non-Guarantor Subsidiaries"). The supplemental financial information reflects the investments of the Guarantor Subsidiaries in the Non-Guarantor Subsidiaries using the equity method of accounting. For purposes of this presentation, it is assumed that all of the assets of the Company were historically owned by subsidiaries of MMH, which is an entity that was formed by Holdings in connection with the transaction. Accordingly, the historical combined financial statements of MMH and Holdings are identical following completion of the recapitalization.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET
                                October 31, 1997

                                                                     Non-
                                                   Guarantor      Guarantor
                                                  Subsidiaries   Subsidiaries   Eliminations     Combined
                                                  ------------   ------------   ------------     --------
                                     ASSETS
Current Assets
     Cash and cash equivalents                      $   1,393     $     139      $              $   1,532
     Accounts receivable - net                         73,220         8,989                        82,209
     Intercompany accounts receivable                   5,250         1,539         (6,789)            --
     Inventories                                       30,855         2,642                        33,497
     Other current assets                               4,486           279                         4,765
                                                    ---------     ---------      ---------      ---------
                                                      115,204        13,588         (6,789)       122,003
                                                    ---------     ---------      ---------      ---------

Property, Plant and Equipment - net                    36,192         3,175             --         39,367
                                                    ---------     ---------      ---------      ---------

Other Assets
     Goodwill                                          30,368         1,861                        32,229
     Noncurrent intercompany receivables                3,136            --         (3,136)            --
     Investment in affiliates                           1,174            --         (1,174)            --
     Other                                              6,001            --                         6,001
                                                    ---------     ---------      ---------      ---------
                                                       40,679         1,861         (4,310)        38,230
                                                    ---------     ---------      ---------      ---------

                                                    $ 192,075     $  18,624      $ (11,099)     $ 199,600
                                                    =========     =========      =========      =========

                    LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities
     Short-term notes payable and
      current portion of long-term obligations      $     692     $      60      $              $     752
     Bank overdrafts                                    2,076         2,217                         4,293
     Trade accounts payable                            27,824         4,832                        32,656
     Intercompany accounts payable                      1,539         5,250         (6,789)            --
     Employee compensation and benefits                 8,053            60                         8,113
     Advance payments and progress
      billings                                          7,626            59                         7,685
     Accrued warranties                                 3,913            85                         3,998
     Income taxes payable                               1,935           458                         2,393
     Other current liabilities                         10,656           214                        10,870
                                                    ---------     ---------      ---------      ---------
                                                       64,314        13,235         (6,789)        70,760
                                                    ---------     ---------      ---------      ---------

Long-Term Obligations                                     355           688                         1,043
Noncurrent intercompany payables                           --         3,136         (3,136)            --
Deferred Income Taxes                                   3,088            --                         3,088
Minority Interest                                          --            --            391            391
Shareholder's Investment                              124,318         1,565         (1,565)       124,318
                                                    ---------     ---------      ---------      ---------

                                                    $ 192,075     $  18,624      $ (11,099)     $ 199,600
                                                    =========     =========      =========      =========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET
                                October 31, 1996

                                                                     Non-
                                                   Guarantor      Guarantor
                                                  Subsidiaries   Subsidiaries   Eliminations     Combined
                                                  ------------   ------------   ------------     --------
                                     ASSETS
Current Assets
     Cash and cash equivalents                      $   3,582     $     239      $              $   3,821
     Accounts receivable - net                         67,331         7,930                        75,261
     Intercompany accounts receivable                   1,030                       (1,030)            --
     Inventories                                       34,396         2,843                        37,239
     Other current assets                               7,781           263                         8,044
                                                    ---------     ---------      ---------      ---------
                                                      114,120        11,275         (1,030)       124,365
                                                    ---------     ---------      ---------      ---------

Property, Plant and Equipment - net                    26,832         3,355             --         30,187
                                                    ---------     ---------      ---------      ---------

Other Assets
     Goodwill                                          26,433         1,977                        28,410
     Noncurrent intercompany receivables                2,840            --         (2,840)            --
     Investment in affiliates                           3,078            --         (3,078)            --
     Other                                              6,096            --                         6,096
                                                    ---------     ---------      ---------      ---------
                                                       38,447         1,977         (5,918)        34,506
                                                    ---------     ---------      ---------      ---------

                                                    $ 179,399     $  16,607      $  (6,948)     $ 189,058
                                                    =========     =========      =========      =========

                    LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities
     Short-term notes payable and
      current portion of long-term obligations      $     788     $      75      $              $     863
     Trade accounts payable                            29,738         7,183                        36,921
     Intercompany accounts payable                                    1,030         (1,030)            --
     Employee compensation and benefits                 9,218            47                         9,265
     Advance payments and progress
      billings                                         22,385           201                        22,586
     Accrued warranties                                 3,671           116                         3,787
     Income taxes payable                               1,204           499                         1,703
     Other current liabilities                         14,374           343                        14,717
                                                    ---------     ---------      ---------      ---------
                                                       81,378         9,494         (1,030)        89,842
                                                    ---------     ---------      ---------      ---------

Long-Term Obligations                                     380           801                         1,181
Noncurrent intercompany payables                                      2,840         (2,840)            --
Deferred Income Taxes                                   3,440            --                         3,440
Minority Interest                                          --            --            394            394
Shareholder's Investment                               94,201         3,472         (3,472)        94,201
                                                    ---------     ---------      ---------      ---------

                                                    $ 179,399     $  16,607      $  (6,948)     $ 189,058
                                                    =========     =========      =========      =========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

              SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF INCOME
                           Year Ended October 31, 1997



                                                                  Non-
                                               Guarantor       Guarantor
                                              Subsidiaries    Subsidiaries   Eliminations     Combined
                                              ------------    ------------   ------------     --------
Revenues
    Net Sales                                   $ 332,244      $  24,065      $  (2,959)     $ 353,350
    Other Income - Net                              2,563             86                         2,649
                                                ---------      ---------      ---------      ---------

                                                  334,807         24,151         (2,959)       355,999

Cost of Sales                                     243,776         19,977         (2,959)       260,794

Selling, General and Administrative
 Expenses                                          51,954          4,852                        56,806

Parent Management Fee                               2,862             --                         2,862
                                                ---------      ---------      ---------      ---------

Operating Income                                   36,215           (678)            --         35,537

Interest (Expense) Income - Net
    Affiliates                                       (198)          (196)                         (394)
    Third Party                                         8           (406)                         (398)
                                                ---------      ---------      ---------      ---------

Income Before Income Taxes, Equity in Loss of
 Combined Affiliates and Minority Interest         36,025         (1,280)            --         34,745

Provision for Income Taxes                        (13,838)           (36)                      (13,874)

Equity in Loss of Combined Affiliates              (1,334)            --          1,334             --

Minority Interest                                      --             --            (18)           (18)
                                                ---------      ---------      ---------      ---------

Net Income                                      $  20,853      $  (1,316)     $   1,316      $  20,853
                                                =========      =========      =========      =========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

              SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF INCOME
                           Year Ended October 31, 1996



                                                                  Non-
                                               Guarantor       Guarantor
                                              Subsidiaries    Subsidiaries   Eliminations     Combined
                                              ------------    ------------   ------------     --------
Revenues
     Net Sales                                  $ 303,449      $  23,755      $  (3,469)     $ 323,735
     Other Income - Net                             1,149             --                         1,149
                                                ---------      ---------      ---------      ---------

                                                  304,598         23,755         (3,469)       324,884

Cost of Sales                                     232,952         18,076         (3,469)       247,559

Selling, General and Administrative
 Expenses                                          40,727          4,241                        44,968

Parent Management Fee                               2,341             --                         2,341
                                                ---------      ---------      ---------      ---------

Operating Income                                   28,578          1,438             --         30,016

Interest (Expense) Income - Net
     Affiliates                                       369           (206)                          163
     Third Party                                      (25)          (220)                         (245)
                                                ---------      ---------      ---------      ---------

Income Before Income Taxes, Equity in Income of
 Combined Affiliates and Minority Interest         28,922          1,012             --         29,934

Provision for Income Taxes                        (11,150)          (338)                      (11,488)

Equity in Income of Combined Affiliates               674             --           (674)            --
                                                ---------      ---------      ---------      ---------

Net Income                                      $  18,446      $     674      $    (674)     $  18,446
                                                =========      =========      =========      =========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

              SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF INCOME
                           Year Ended October 31, 1995



                                                                  Non-
                                               Guarantor       Guarantor
                                              Subsidiaries    Subsidiaries   Eliminations     Combined
                                              ------------    ------------   ------------     --------
Revenues
     Net Sales                                  $ 227,038      $  17,291      $  (1,160)     $ 243,169
     Other Income - Net                             3,766             --                         3,766
                                                ---------      ---------      ---------      ---------

                                                  230,804         17,291         (1,160)       246,935

Cost of Sales                                     174,558         13,006         (1,160)       186,404

Selling, General and Administrative
 Expenses                                          33,776          3,155                        36,931

Parent Management Fee                               1,878             --                         1,878
                                                ---------      ---------      ---------      ---------

Operating Income                                   20,592          1,130             --         21,722

Interest (Expense) Income - Net
     Affiliates                                       600           (221)                          379
     Third Party                                     (191)            (9)                         (200)
                                                ---------      ---------      ---------      ---------

Income Before Income Taxes, Equity in Income of
 Combined Affiliates and Minority Interest         21,001            900             --         21,901

Provision for Income Taxes                         (8,095)          (330)                       (8,425)

Equity in Income of Combined Affiliates               570             --           (570)            --
                                                ---------      ---------      ---------      ---------

Net Income                                      $  13,476      $     570      $    (570)     $  13,476
                                                =========      =========      =========      =========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF CASH FLOWS
                           Year Ended October 31, 1997

                                                                               Non-
                                                              Guarantor      Guarantor
                                                             Subsidiaries   Subsidiaries   Eliminations     Combined
                                                             ------------   ------------   ------------     --------
                                                                              (Dollars in thousands)
Operating Activities
     Net income                                                $ 20,853       $ (1,316)      $  1,316       $ 20,853
     Add/(deduct)-items not affecting cash provided by
       operating activities:
         Depreciation and amortization                            6,400            336                         6,736
         Equity in loss of combined affiliates                    1,334                        (1,334)            --
         Minority interest                                           --                           (18)           (18)
         Deferred income taxes - net                                 89                                           89
         Gain on fire insurance claim                            (2,011)                                      (2,011)
         Other                                                     (800)                                        (800)
     Changes in working capital, excluding the effects of
       acquisition opening balance sheets:
         Accounts receivable                                     (2,318)        (1,338)                       (3,656)
         Inventories                                              5,984             60                         6,044
         Other current assets                                     2,113            (36)                        2,077
         Trade accounts payable and bank overdrafts              (3,026)           174                        (2,852)
         Other current liabilities                              (22,071)          (252)            36        (22,287)
         Activity with parent and other affiliates - net          5,976          2,748                         8,724
                                                               --------       --------       --------       --------
Net cash provided by operating activities                        12,523            376             --         12,899
                                                               --------       --------       --------       --------

Investment and Other Transactions
     Fixed asset additions - net                                 (6,117)          (381)                       (6,498)
     Acquisition of businesses, net of cash acquired            (11,787)                                     (11,787)
     Fire insurance claim activity - net                          3,441                                        3,441
     Other - net                                                    (70)           (33)                         (103)
                                                               --------       --------       --------       --------
Net cash used for investment and other transactions             (14,533)          (414)            --        (14,947)
                                                               --------       --------       --------       --------

Financing Activities
     Repayments of notes payable                                    (99)                                         (99)
     Repayments of debt                                            (101)           (54)                         (155)
                                                               --------       --------       --------       --------
Net cash applied to financing activities                           (200)           (54)            --           (254)
                                                               --------       --------       --------       --------

Effect of Exchange Rate Changes on Cash and Cash Equivalents         21             (8)                           13
                                                               --------       --------       --------       --------

Decrease in Cash and Cash Equivalents                            (2,189)          (100)            --         (2,289)

Cash and Cash Equivalents
     Beginning of year                                            3,582            239                         3,821
                                                               --------       --------       --------       --------
     End of year                                               $  1,393       $    139       $     --       $  1,532
                                                               ========       ========       ========       ========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                     (dollars in thousands unless indicated)

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF CASH FLOWS
                           Year Ended October 31, 1996

                                                                               Non-
                                                              Guarantor      Guarantor
                                                             Subsidiaries   Subsidiaries   Eliminations     Combined
                                                             ------------   ------------   ------------     --------
                                                                              (Dollars in thousands)
Operating Activities
  Net income                                                   $ 18,446       $    674       $   (674)      $ 18,446
  Add/(deduct)-items not affecting cash provided by
    operating activities:
       Depreciation and amortization                              4,944            348                         5,292
       Equity in income of combined affiliates                     (674)                          674             --
       Deferred income taxes - net                                1,347                                        1,347
       Other                                                       (750)                                        (750)
  Changes in working capital, excluding the effects of
    acquisition opening balance sheets:
       Accounts receivable                                       (4,252)        (2,965)                       (7,217)
       Inventories                                               (7,281)        (1,370)                       (8,651)
       Other current assets                                        (410)          (120)                         (530)
       Trade accounts payable and bank overdrafts                (2,825)         2,955                           130
       Other current liabilities                                  8,482            119                         8,601
       Activity with parent and other affiliates - net            6,230            558                         6,788
                                                               --------       --------       --------       --------
Net cash provided by operating activities                        23,257            199             --         23,456
                                                               --------       --------       --------       --------

Investment and Other Transactions
  Fixed asset additions - net                                    (6,373)          (379)                       (6,752)
  Acquisition of businesses, net of cash acquired               (15,272)                                     (15,272)
  Fire insurance claim activity - net                             1,613                                        1,613
  Other - net                                                      (629)          (118)                         (747)
                                                               --------       --------       --------       --------
Net cash used for investment and other transactions             (20,661)          (497)            --        (21,158)
                                                               --------       --------       --------       --------

Effect of Exchange Rate Changes on Cash and Cash Equivalents        168           (129)                           39
                                                               --------       --------       --------       --------

Increase/(Decrease) in Cash and Cash Equivalents                  2,764           (427)            --          2,337

Cash and Cash Equivalents
  Beginning of year                                                 818            666                         1,484
                                                               --------       --------       --------       --------
  End of year                                                  $  3,582       $    239       $     --       $  3,821
                                                               ========       ========       ========       ========

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Concluded)
                     (dollars in thousands unless indicated)

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF CASH FLOWS
                           Year Ended October 31, 1995

                                                                               Non-
                                                              Guarantor      Guarantor
                                                             Subsidiaries   Subsidiaries   Eliminations     Combined
                                                             ------------   ------------   ------------     --------
                                                                              (Dollars in thousands)
Operating Activities
      Net income                                               $ 13,476       $    570       $   (570)      $ 13,476
      Add/(deduct)-items not affecting cash provided by
        operating activities:
          Depreciation and amortization                           3,643            157                         3,800
          Equity in income of combined affiliates                  (570)                          570             --
          Deferred income taxes - net                             1,083                                        1,083
          Gain on fire insurance claim                           (2,343)                                      (2,343)
          Other                                                    (750)                                        (750)
      Changes in working capital, excluding the effects of
        acquisition opening balance sheets:
          Accounts receivable                                   (17,767)        (1,596)                      (19,363)
          Inventories                                             2,386           (424)                        1,962
          Other current assets                                   (1,904)           (35)                       (1,939)
          Trade accounts payable and bank overdrafts              7,680          1,420                         9,100
          Other current liabilities                               5,147            456                         5,603
          Activity with parent and other affiliates - net        (6,733)          (143)                       (6,876)
                                                               --------       --------       --------       --------
Net cash provided by operating activities                         3,348            405             --          3,753
                                                               --------       --------       --------       --------

Investment and Other Transactions
      Fixed asset additions - net                                (3,625)          (100)                       (3,725)
      Acquisition of businesses, net of cash acquired            (3,862)                                      (3,862)
      Fire insurance claim activity - net                          (700)                                        (700)
      Proceeds from sale of facility                              5,288                                        5,288
      Other - net                                                   551            (48)                          503
                                                               --------       --------       --------       --------
Net cash used for investment and other transactions              (2,348)          (148)            --         (2,496)
                                                               --------       --------       --------       --------

Effect of Exchange Rate Changes on Cash and Cash Equivalents       (182)           (19)                         (201)
                                                               --------       --------       --------       --------

Increase in Cash and Cash Equivalents                               818            238             --          1,056

Cash and Cash Equivalents
      Beginning of year                                              --            428                           428
                                                               --------       --------       --------       --------
      End of year                                              $    818       $    666       $     --       $  1,484
                                                               ========       ========       ========       ========

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Section 20. Indemnification of Directors and Officers

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Seventh of Holdings' Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") (incorporated by reference as Exhibit 3.1 to this Registration Statement), eliminates the liability of Holdings' directors to Holdings or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

      Section 145 of the DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.

      Article Eighth of the Certificate of Incorporation provides that Holdings shall indemnify any current or former director or officer to the fullest extent permitted by the DGCL. Article V of Holdings' Bylaws provides that Holdings shall indemnify to the fullest extent permitted by DGCL its current and former directors and officers and persons serving as directors and officers of any corporation at the request of Holdings. Holdings also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of Holdings may incur in such capacities.

      Reference is made to the Exchange Offer Registration Rights Agreement filed as Exhibit 4.1 to this Registration Statement which provides for indemnification for the officers and directors of Holdings signing a Registration Statement and certain control persons of Holdings against certain liabilities, including those arising under the Securities Act in certain circumstances by selling holders.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number                         Exhibit
--------------                         -------


    1.1(aa) Securities Purchase Agreement, dated March 23, 1998, between MMH
            Holdings, Inc. and CIBC Oppenheimer Corp.


    2.1(aa) Recapitalization Agreement, dated January 28, 1998, among
            Harnischfeger Corporation, the sellers named therein and MHE Investments, Inc., as amended.

    3.1(aa) Second Amended and Restated Certificate of Incorporation of MMH
            Holdings, Inc.

    3.2(aa)   Bylaws of MMH Holdings, Inc.

    3.3(aa) Certificate of Designations of the Powers, Preferences and Relative,
            Participating, Optional and Other Special Rights of 12% Series A Senior Exchangeable Preferred Stock, and Qualifications, Limitations and Restrictions Thereof.

    3.4(aa) Certificate of Designations of the Powers, Preferences and Relative,
            Participating, Optional and Other Special Rights of 12 1/4% Series B Junior Exchangeable Preferred Stock, and Qualifications, Limitations and Restrictions Thereof.

    3.5(aa) Certificate of Designations of the Powers, Preferences and Relative,
            Participating, Optional and Other Special Rights of 12 1/2% Series C Junior Preferred Stock, and Qualifications, Limitations and Restrictions Thereof.

    4.1(aa) Preferred Stock Registration Rights Agreement, dated as of March 30,
            1998, by and among MMH Holdings, Inc. and CIBC Oppenheimer Corp.

    4.2(aa) Common Stock Registration Rights and Stockholders Agreement, dated as of March 30, 1998, among MMH Holdings, Inc., Chartwell, L.P. and CIBC Oppenheimer Corp.

    4.3* Credit Agreement, dated March 30, 1998, among MMH Holdings, Inc., Morris Material Handling, Inc., Material Handling, LLC, Morris Material Handling, Ltd., Mondel ULC, Kaverit Steel and Crane ULC and Canadian Imperial Bank of Commerce, as Administrative Agent, Credit Agricole Indosuez, as Syndication Agent, BankBoston, N.A., as Documentation Agent, and the Lending Institutions listed therein.

    4.4(aa) Guarantee, dated as of March 30, 1998, by MMH Holdings, Inc., in favor and for the benefit of Canadian Imperial Bank of Commerce.

    4.5(aa) Guarantee, dated as of March 30, 1998, by each of the subsidiary
            Guarantors named therein, in favor and for the benefit of Canadian Imperial Bank of Commerce.

    4.6(aa) Stockholders and Registration Rights Agreement, dated as of March
            30, 1998, by and among MMH Holdings, Inc., MHE Investments, Inc. and Harnischfeger Corporation.

    4.7(aa) Form of Indenture dated as of ______, among MMH Holdings, Inc., as the Issuer, and ________, as the Trustee for $________ 12% Exchange Debentures due 2009.

    4.8(aa) Form of 12% Exchange Debenture due 2009.

    5.1 Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning the legality of the Preferred Stock (to be filed by amendment).

   8.1 Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning certain tax matters (to be filed by amendment).

Exhibit Number                         Exhibit
--------------                         -------

   10.1(aa) Surety Arrangement, dated March 30, 1998, among Reliance Insurance
            Companies, MMH Holdings, Inc., Morris Material Handling, Inc. and certain of their subsidiaries.

   10.2(aa) Credit Indemnification Agreement between Harnischfeger Industries,
            Inc. and Morris Material Handling, Inc., dated as of March 30, 1998.

   10.3(aa) Tax Sharing Agreement between MHE Investments, Inc., MMH Holdings,
            Inc. and certain of MMH Holdings, Inc.'s subsidiaries, dated March 30, 1998.

   10.4(aa) Component and Manufactured Products Supply Agreement between HarnCo and Morris Material Handling, Inc., dated as of March 30, 1998.

   10.5(aa) Transition Services Agreement between HarnCo and Morris Material
            Handling, Inc., dated as of March 30, 1998.

   10.6(aa) Trademark License Agreement between Harnischfeger Technologies, Inc.
            and Morris Material Handling, Inc., dated as of March 30, 1998.

   10.7(aa) Management Consulting Agreement between Morris Material Handling,
            Inc. and Chartwell Investments Inc., dated March 30, 1998.

   10.8(aa) Financial Advisory Agreement between Morris Material Handling, Inc.
            and Chartwell Investments Inc., dated March 30, 1998.

   10.9(aa) Separation Agreement, dated October 26, 1997, between Harnischfeger
            Corporation and Material Handling, LLC.

   10.10(aa)Share and Asset Purchase Agreement between PHMH Holding Company,
            James Gann, Sr., James Gann, Jr. and Gail Gann, dated February 14, 1997.

   10.11* Employment Agreement, dated March 30, 1998, between Morris Material Handling, Inc. and Michael S. Erwin.

   10.12* Employment Agreement, dated March 30, 1998, between Morris Material Handling, Inc. and David D. Smith.

   10.13* Employment Agreement, dated March 30, 1998, between Morris Material Handling, Inc. and Martin L. Ditkof.

   10.14* Employment Agreement, dated March 30, 1998, between Morris Material Handling, Inc. and Richard J. Niespodziani.

   10.15* Employment Agreement, dated March 30, 1998, between Morris Material Handling, Inc. and Peter A. Kerrick.

Exhibit Number                         Exhibit
--------------                         -------

   10.16* Employment Agreement, dated March 30, 1998, between Morris Material Handling, Inc. and Edward J. Doolan.

   10.17* Service Agreement, dated March 30, 1998, between Morris Mechanical Handling Limited and M J Maddock.

   10.18* Service Agreement, dated March 30, 1998, between Morris Mechanical Handling Limited and K B Norridge.

   10.19* Form of Promissory Note, dated March 30, 1998, between Michael S. Erwin and Morris Material Handling, Inc.

   10.20* Form of Promissory Note, dated March 30, 1998, between David D. Smith and Morris Material Handling, Inc.

   10.21* Form of Promissory Note, dated March 30, 1998, between Martin L. Ditkof and Morris Material Handling, Inc.

   10.22* Form of Promissory Note, dated March 30, 1998, between Richard J. Niespodziani and Morris Material Handling, Inc.

   10.23* Form of Promissory Note, dated March 30, 1998, between Peter A. Kerrick and Morris Material Handling, Inc.

   10.24* Form of Promissory Note, dated March 30, 1998, between MJ Maddock and Morris Material Handling, Inc.

   10.25* Form of Promissory Note, dated March 30, 1998, between KB Norridge and Morris Material Handling, Inc.

   12.*     Statement of Computation of Financial Ratios.

   21.(aa)  Subsidiaries of MMH Holdings, Inc.

   23.1*    Consent of Independent Accountants.

   23.2     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
            Exhibit 5.1).

   25.(aa)  Statement of Eligibility of Trustee.

   27.*     Financial Data Schedule.

   99.1     Letter of Transmittal (to be filed by amendment).

   99.2     Notice of Guaranteed Delivery (to be filed by amendment).

--------------
   (aa) Incorporated by reference to the Company's Registration Statement on Form S-4 (Registration No. 333-52529) filed with the Commission on May 13, 1998.

   *     Filed herewith.

                      MATERIAL HANDLING EQUIPMENT BUSINESS
                        OF HARNISCHFEGER INDUSTRIES, INC.
                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS
                             (Thousands of Dollars)

                                     Balance at   Additions                  Currency       Balance
                                     Beginning    Charged                   Translation     at End
        Classification                of Year    to Expense  Deductions(1)    Effects       of Year
-----------------------------------  ----------  ----------  -------------  -----------     -------
Allowance Deducted in Balance Sheet
  from Accounts Receivable:

For the year ended October 31, 1997
     Doubtful accounts                $1,408      $  439        $ (537)        $   20       $1,330
                                      ======      ======        ======         ======       ======


For the year ended October 31, 1996
     Doubtful accounts                $1,520      $  354        $ (515)        $   49       $1,408
                                      ======      ======        ======         ======       ======


For the year ended October 31, 1995
     Doubtful accounts                $1,077      $  706        $ (238)        $  (25)      $1,520
                                      ======      ======        ======         ======       ======


(1)   Represents write-off of bad debts, net of recoveries.

Item 22. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of July, 1998.


                                MMH HOLDINGS, INC.


                             By: /s/ TODD R. BERMAN
                                --------------------------------
                                Todd R. Berman
                                Chairman



            Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                       Title                           Date
        ---------                       -----                           ----


 /s/ TODD R. BERMAN       Chairman of the Board of Directors       July 22, 1998
------------------------
Todd R. Berman

 /s/ MICHAEL S. ERWIN*    President, Chief Executive Officer       July 22, 1998
------------------------  and Director (Principal Executive
Michael S. Erwin          Officer)

 /s/ DAVID D. SMITH*      Vice President and Director              July 22, 1998
------------------------  (Principal Financial and Accounting
David D. Smith            Officer)

 /s/ MICHAEL S. SHEIN     Vice President and Director              July 22, 1998
------------------------
Michael S. Shein

 /s/ JAY R. BLOOM*        Director                                 July 22, 1998
------------------------
Jay R. Bloom

 /s/ ROBERT W. HALE*      Director                                 July 22, 1998
------------------------
Robert W. Hale

 /s/ MICHAEL R. YOUNG*    Director                                 July 22, 1998
------------------------
Michael R. Young

 /s/ LARRY ZINE*          Director                                 July 22, 1998
------------------------
Larry Zine


 /s/ MICHAEL S. SHEIN
------------------------
* By Michael S. Shein, by power of attorney